As filed with the Securities and Exchange Commission on May 16, 2003.

Registration No. 333-104141

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

REMINGTON ARMS COMPANY, INC.

(Exact name of Registrant as specified in its charter)

Delaware	3484	51-0350935
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

870 Remington Drive

P.O. Box 700

Madison, North Carolina 27025-0700

(336) 548-8700

(Address, including zip code, and telephone number,

including area code, of Registrant’s principal executive offices)

Mark A. Little

Executive Vice President, Chief Financial Officer, Chief Administrative Officer and Treasurer

Remington Arms Company, Inc.

870 Remington Drive

P.O. Box 700

Madison, North Carolina 27025-0700

(336) 548-8700

(Name, address, including zip code, and telephone number, including area code, of Registrant’s agent for service)

With copy to:

David A. Brittenham, Esq.

Debevoise & Plimpton

919 Third Avenue

New York, New York 10022

(212) 909-6000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Security(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

10½% Senior Notes Due 2011	$200,000,000	100%	$200,000,000	$16,180(2)

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 promulgated under the Securities Act of 1933, as amended.
(2)	Previously paid in connection with the initial filing of this registration statement on March 31, 2003.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

OTHER REGISTRANTS

Name of Registrant	Jurisdiction of Organization	Primary Standard Industrial Classification Code	IRS Employee Identification Number	Address of Principal Executive Office
RBC Holding, Inc.	Delaware	3484	33-1005135	870 Remington Drive P.O. Box 700 Madison, North Carolina 27025 (336) 548-8700

RA Brands, L.L.C.	Delaware	3484	56-2201477	870 Remington Drive P.O. Box 700 Madison, North Carolina 27025 (336) 548-8700

RA Factors, Inc.	Delaware	3484	56-2205484	870 Remington Drive P.O. Box 700 Madison, North Carolina 27025 (336) 548-8700

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED                    , 2003

PROSPECTUS

Remington Arms Company, Inc.

Offer to Exchange $200,000,000 Outstanding

10½% Senior Notes due 2011

for $200,000,000 Registered

10½% Senior Notes due 2011

Guaranteed By

RBC Holding, Inc.

RA Brands, L.L.C.

RA Factors, Inc.

The New Notes:

•	The terms of the new notes are identical to the terms of the old notes except that the new notes are registered under the Securities Act of 1933 and will not contain restrictions on transfer or provisions relating to additional interest and will contain different administrative terms.

Investing in the new notes involves risks. You should carefully review the risk factors beginning on page 10 of this prospectus.

The Exchange Offer:

•	Our offer to exchange old notes for new notes will be open until 5:00 p.m., New York City time, on , 2003, unless we extend the offer.

•	No public market currently exists for the notes.

The Guarantees:

•	RBC Holding, Inc., RA Brands, L.L.C. and RA Factors, Inc. will fully and unconditionally guarantee our payment obligations under the new notes on a senior unsecured basis, subject to release as provided for in the indenture for the notes.

•	RBC Holding, Inc., RA Brands, L.L.C. and RA Factors, Inc. are wholly-owned subsidiaries of Remington Arms Company, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                    , 2003.

WHERE YOU CAN FIND MORE INFORMATION

In connection with the exchange offer, we have filed with the Securities and Exchange Commission, or the SEC, a registration statement on Form S-4 under the Securities Act of 1933 relating to the new notes to be issued in the exchange offer. As permitted by SEC rules, this prospectus omits information included in the registration statement. For a more complete understanding of this exchange offer, you should refer to the registration statement, including its exhibits. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and, in each instance, in the contract or document is filed as an exhibit, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by that reference.

The indenture pursuant to which the notes are issued require us to distribute to the holders of the notes annual reports containing our financial statements audited by our independent public accountants and quarterly reports containing unaudited condensed consolidated financial statements for the first three quarters of each fiscal year. Following completion of the exchange offer, we will file annual, quarterly and current reports and other information with the SEC. Our parent, RACI Holding, Inc., filed annual and quarterly reports and other information with the SEC from prior to 1998 through the fiscal quarter ended September 30, 2002. The public may read and copy any reports or other information that we file with the SEC or that our parent RACI Holding, Inc. filed with the SEC at the SEC’s public reference room, Room 1024 at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, or at the SEC’s regional offices located at 233 Broadway, New York, New York 10279, and Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. These documents are also available to the public at the web site maintained by the SEC at http://www.sec.gov. You may also obtain a copy of the exchange offer registration statement at no cost by writing or telephoning us at the following address:

Remington Arms Company, Inc.

870 Remington Drive

P.O. Box 700

Madison, North Carolina 27025-0700

Attention: Mark A. Little

Telephone: (336) 548-8700

E-mail: mark.little@remington.com

IN ORDER TO OBTAIN TIMELY DELIVERY, YOU MUST REQUEST DOCUMENTS FROM US NO LATER THAN [            ], 2003, WHICH IS FIVE DAYS BEFORE THE EXPIRATION DATE OF THE EXCHANGE OFFER ON [            ], 2003.

i

We have not authorized anyone to give you any information or to make any representations about the transactions we discuss in this prospectus other than those contained in the prospectus. If you are given any information or representation about these matters that is not discussed, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer to sell securities under applicable law.

IN MAKING AN INVESTMENT DECISION INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE ISSUER AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED. THESE SECURITIES HAVE NOT BEEN RECOMMENDED BY ANY FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

ii

MARKET AND INDUSTRY DATA

Market data used throughout this prospectus, including information relating to our relative position in the shooting sports industry, is based on the good faith estimates of management, which in turn are based upon management’s review of internal company surveys, independent industry surveys and publications and other publicly available information, including reports and information prepared by American Sports Data, Inc., the National Sporting Goods Association, and the Sports Marketing Research Group. Although such data is inherently imprecise, based on management’s understanding of the markets in which we compete, management believes that such data is generally indicative of our relative market share and competitive position.

TRADEMARKS AND TRADE NAMES

We own or have rights to trademarks or trade names that we use in conjunction with the operation of our business. In addition, our name, logo and website name and address are our service marks or trademarks. Each trademark, trade name or service mark by any other company appearing in this prospectus belongs to its holder. Some of the more important trademarks that we use include Remington®, Stren®, Blue Rock®, Peters®, UMC®, Premier®, Express®, Ultra-Mag™, Hevi Shot™, Core-Lokt Ultra™, Fireball™, Model 870™, Model 1100™, Model 11-87™, Model 11-87 Super Magnum™, Model 700™, Model 700 Etron X™, Model Seven™, Model 7400™, Model 7600™, Model 597™, Model 300™, Ideal™, M-27™ and Model 597™.

iii

SUMMARY

The following summary highlights certain material information from this prospectus. In addition to reading this summary, you should carefully review the entire prospectus, especially the “Risk Factors” section. Unless the context otherwise requires, in this prospectus, references to “Remington”, “we”, “us” and “our” mean collectively Remington Arms Company, Inc. and its direct and indirect subsidiaries, and references to “Holding” mean our parent, RACI Holding, Inc. References to the “old notes” are to Remington’s existing 10 1/2% Senior Notes due 2011 and references to the “new notes” are to the notes offered hereby.

Company Overview

We design, manufacture and market a comprehensive line of sporting goods products for the global hunting and shooting sports marketplace under the Remington brand name and for the fishing marketplace under the Stren and Remington brand names. Our 186-year history gives us a long-established reputation in the marketplace for our products. We believe that the Remington and Stren names are two of the most powerful brands in the broader U.S. sporting goods and outdoor recreation markets and that our products are recognized by sportsmen worldwide for their superior value, performance and durability.

In the hunting and shooting sports marketplace, our product lines consist of shotguns, rifles, ammunition, hunting and gun care accessories and clay targets, while in the fishing market, our product line consists of a broad range of fishing line. We also manufacture and market commercial metal parts for various industries. We hold a leadership position in each of our major markets, with the #1 U.S. market share position in shotguns, rifles and ammunition and the #2 U.S. market share position in fishing line in 2001, according to the National Sporting Goods Association, or NSGA, and the Sports Marketing Research Group, or SMRG. In 2001, we estimate that 93% of our domestic sales came from product categories where we held the #1 or #2 U.S. market share position. We are the only major U.S. manufacturer of both firearms and ammunition. For the year ended December 31, 2002, we had consolidated sales of $403.0 million, and net income of $20.0 million. For the three months ended March 31, 2003, we had consolidated sales of $85.8 million and a net loss of $4.2 million.

The market for our products is large, broad and diverse. The estimated U.S. market size for our products was $1.7 billion in 2001, according to the NSGA and SMRG, and we have an international presence with customers in over 60 countries. Our customers are people of all ages, educational backgrounds and income levels. According to American Sports Data, Inc., or ASDI, approximately 27 million people in the United States enjoy shooting sports. Although purchasers of hunting and shooting sports products have historically been predominantly male, women are increasingly becoming involved in shooting sports, particularly sport and target shooting. In addition, we believe that a number of other developments in the industry are broadening consumer interest in hunting and shooting sports, including an increase in sporting clay courses and product offerings designed to introduce new shooters to hunting and shooting. According to ASDI, approximately 54 million people in the United States consider themselves anglers. Fishing is generally an inexpensive sport that can be enjoyed by people of widely varying ages, skills and abilities.

Recent Developments

In connection with the offering of the old notes, Remington and Holding completed the following transactions, or the Transactions:

(1)

The refinancing by Remington of substantially all of our then-existing indebtedness through (i) the repayment of all amounts outstanding under our old credit agreement concurrently with the termination of all commitments thereunder, and (ii) the redemption of all of Remington’s 9½% Senior Subordinated Notes due 2003, at a redemption price equal to 100% of the aggregate principal amount of Remington’s 9½% Senior Subordinated Notes due 2003 then outstanding, plus accrued and unpaid interest and (iii) the closing by Remington of a new working capital facility, under which up to $125.0 million of revolving credit commitments are available to us, subject to borrowing base and other limitations. The foregoing transactions are referred to in this prospectus as the “Refinancing”.

(2)	The issuance and sale by Holding, for approximately $30.0 million, of shares of common stock of Holding to Bruckmann, Rosser, Sherrill & Co. II, L.P., or the BRS Fund, a private equity investment fund. The foregoing transaction is referred to in this prospectus as the “BRS Investment”.

(3)	The repurchase by Holding of a portion of the outstanding shares of common stock of Holding and the cancellation or repurchase of options and deferred shares in respect of common stock of Holding, in an aggregate amount of approximately $163.7 million, for cash and approximately $32.9 million aggregate principal amount of senior notes of Holding, or the Holding Notes. The Clayton & Dubilier Private Equity Fund IV Limited Partnership, or the C&D Fund, holds all of the Holding Notes. The foregoing transaction is referred to in this prospectus as the “Repurchase”.

(4)	The payment of related transaction fees and expenses.

The Refinancing occurred concurrently with the issuance of the old notes, while the BRS Investment and the Repurchase occurred on February 12, 2003.

As a result of the Transactions, the C&D Fund currently owns 27.4% and the BRS Fund currently owns 63.2% of the outstanding common stock of Holding on a fully-diluted basis including all options and deferred shares.

*    *    *

Remington’s principal executive offices are located at 870 Remington Drive, P.O. Box 700, Madison, North Carolina 27025-0700. Its phone number is (336) 548-8700.

Summary of the Terms of the Exchange Offer

On January 24, 2003, we completed a private offering of $200,000,000 principal amount of 10½% senior notes. In this prospectus, we refer to (1) the old notes sold in the original offering as the old notes, (2) the notes offered hereby in exchange for the old notes as the new notes and (3) the old notes and the new notes together as the notes.

The Exchange Offer	You may exchange old notes for new notes.

Resale of New Notes

We believe the new notes that will be issued in this exchange offer may be resold by most investors without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to certain conditions. You should read the discussion under the heading “The Exchange Offer” for further information regarding the exchange offer and resale of the new notes.

Registration Rights Agreement

We have undertaken this exchange offer pursuant to the terms of a registration rights agreement entered into with the initial purchasers of the old notes. See “The Exchange Offer” and “Description of Notes—Registration Rights; Exchange Offer”.

Consequence of Failure to Exchange Old Notes	You will continue to hold old notes that remain subject to their existing transfer restrictions if:

• you do not tender your old notes or

• you tender your old notes and they are not accepted for exchange.

With some limited exceptions, we will have no obligation to register the old notes after we consummate the exchange offer. See “The Exchange Offer—Terms of the Exchange Offer” and “—Consequences of Failure to Exchange”.

Expiration Date

The exchange offer will expire at 5:00 p.m., New York City time, on [            ], 2003 (the “Expiration Date”), unless we extend it, in which case “Expiration Date” means the latest date and time to which the exchange offer is extended.

Interest on the New Notes

The new notes will accrue interest from the most recent date to which interest has been paid or provided for on the old notes or, if no interest has been paid on the old notes, from the date of original issue of the old notes.

Conditions to the Exchange Offer

The exchange offer is subject to several customary conditions, which we may waive. We will not be required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer if:

•      we determine in our reasonable judgment that the exchange offer violates applicable law, any applicable interpretation of the SEC or its staff or any order of any governmental agency or court of competent jurisdiction;

•      at any time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part; or

•      at any time any stop order is threatened or in effect with respect to the qualification of the indenture governing the notes under the Trust Indenture Act of 1939, as amended.

See “The Exchange Offer—Conditions”. We reserve the right to terminate or amend the exchange offer at any time prior to the applicable expiration date upon the occurrence of any of the foregoing events.

Procedures for Tendering Old Notes

If you wish to accept the exchange offer, you must submit required documentation and effect a tender of old notes pursuant to the procedures for book-entry transfer (or other applicable procedures) all in accordance with the instructions described in this prospectus and in the relevant letter of transmittal. See “The Exchange Offer—Procedures for Tendering”, “—Book Entry Transfer”, and “—Guaranteed Delivery Procedures”.

Guaranteed Delivery Procedures

If you wish to tender your old notes, but cannot properly do so prior to the expiration date, you may tender your old notes according to the guaranteed delivery procedures set forth in “The Exchange Offer—Guaranteed Delivery Procedures”.

Withdrawal Rights

Tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date. To withdraw a tender of old notes, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in “The Exchange Offer—Exchange Agent” prior to 5:00 p.m. on the expiration date.

Acceptance of Old Notes and Delivery of New Notes

Except in some circumstances, any and all old notes that are validly tendered in the exchange offer prior to 5:00 p.m., New York City time, on the expiration date will be accepted for exchange. The new notes issued pursuant to the exchange offer will be delivered promptly following the expiration date. See “The Exchange Offer—Terms of the Exchange Offer”.

Certain U.S. Federal Tax Considerations	We believe that the exchange of the old notes for new notes will not constitute a taxable exchange for U.S. federal income tax purposes. See “Certain United States Federal Tax Considerations.”

Exchange Agent	U.S. Bank National Association is serving as exchange agent.

Summary of the Terms of the New Notes

The terms of the new notes are identical in all material respects to the terms of the old notes except that the new notes:

•	Are registered under the Securities Act, and therefore will not be subject to restrictions on transfer,

•	Will not be subject to provisions relating to additional interest, and

•	Will be subject to terms relating to book-entry procedures and administrative terms relating to transfers that differ from those of the old notes.

Maturity Date	February 1, 2011.

Interest Payment Dates	We will pay interest on the notes semi-annually on June 1 and December 1 of each year, beginning on June 1, 2003.

Optional Redemption	We may redeem the notes, in whole or in part, at our option at any time on or after February 1, 2007, at the redemption prices listed in the “Description of Notes—Optional Redemption”.

In addition, on or before February 1, 2006, we may, at our option and subject to certain requirements, redeem notes in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the notes originally issued at a redemption price of 110.5% of the principal amount of the notes, plus accrued and unpaid interest thereon, if any, with net proceeds of one or more equity offerings meeting specified conditions. See “Description of Notes—Optional Redemption”.

Change of Control Offer

If we go through a change of control, we may be required to make an offer to purchase each holder’s notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. We may not have sufficient funds to repurchase the notes at the time of such a change of control.

Ranking	The notes will be:

• senior unsecured obligations and will be equal in right of payment with all of our existing and future unsecured senior indebtedness and that of the guarantors;

• senior to all of our existing and future subordinated obligations and those of the guarantors; and

•      effectively subordinated to our secured indebtedness and that of the guarantors to the extent of the collateral securing the secured indebtedness.

As of March 31, 2003, we had $69.1 million of secured indebtedness outstanding and our guarantor subsidiaries had no secured indebtedness outstanding. We do not have any non-guarantor subsidiaries.

Guarantees

Each of our subsidiaries that guarantee certain of our other debt will guarantee our obligations under the notes on a senior unsecured basis, subject to release as provided in the indenture for the notes. On the issue date for the notes, each of our domestic subsidiaries will guarantee our obligations under the notes on a senior unsecured basis, subject to release as provided in the indenture for the notes.

Asset Sale Proceeds

We may be obligated to offer to purchase notes at a redemption price of 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, with the net cash proceeds of certain sales or other dispositions of assets. See “Description of Notes—Certain Covenants—Limitation on Sale of Assets”.

Certain Covenants	The indenture contains covenants that limit our ability and that of our restricted subsidiaries to:
• incur additional indebtedness;

• pay dividends or distributions on, or redeem or repurchase, our capital stock;

• make investments;

• engage in transactions with affiliates;

• transfer or sell assets;

• create liens;

• restrict dividend or other payments to us from our subsidiaries;

• consolidate, merge or transfer all or substantially all of our assets and the assets of our restricted subsidiaries; and

• guarantee indebtedness.

These covenants are subject to important exceptions and qualifications. See “Description of Notes—Certain Covenants”.

Risk Factors

You should refer to the section entitled “Risk Factors” beginning on page 10 for an explanation of some of the risks relating to us, our business, and an investment in the notes.

Summary Consolidated Financial Data

The summary historical financial data below for each of the years in the five-year period ended December 31, 2002 are derived from the consolidated financial statements of Remington. Those consolidated financial statements have been audited by PricewaterhouseCoopers LLP, independent accountants. The summary unaudited historical financial data below for the three months ended March 31, 2002 and 2003 are derived from the unaudited consolidated financial statements of Remington. Results for the quarter ended March 31, 2003 are not necessarily indicative of results that can be expected for the year ended December 31, 2003. You should read the following audited and unaudited summary historical financial data of Remington in conjunction with the historical financial statements and other financial information appearing elsewhere in this prospectus, including “Capitalization”, “Selected Historical Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

	Year Ended December 31,					Three Month ended March 31,
						(Unaudited)
	1998	1999	2000	2001	2002	2002	2003
	(dollars in millions, except per share data)
Income Statement and Other Data
Net Sales(1)
Hunting/Shooting Sports(2)	$333.9	$354.0	$345.1	$340.3	$357.9	$84.5	$75.5
All Other (including Fishing)(3)	51.9	49.1	43.6	42.8	45.1	11.9	10.3

Total Sales	385.8	403.1	388.7	383.1	403.0	96.4	85.8
Gross Profit
Hunting/Shooting Sports	102.3	109.0	115.1	93.3	103.3	24.2	20.0
All Other (including Fishing)	20.7	20.9	17.7	16.5	19.1	5.4	4.2

Total Gross Profit	123.0	129.9	132.8	109.8	122.4	29.6	24.2
Selling, General and Administrative Expenses	64.6	64.9	68.3	63.3	65.9	16.2	17.3
Depreciation and Amortization(4)	15.9	16.0	16.4	16.9	10.0	3.0	2.4
Interest Expense(4)	19.2	14.1	15.6	15.3	12.3	3.0	5.3
Operating Profit	47.5	51.8	48.0	37.5	47.6	11.8	(1.5)
Net Income(5)	17.2	23.0	19.9	13.7	20.0	4.0	(4.2)
Capital Expenditures	$8.5	$13.0	$17.4	$4.2	$7.5	$0.6	$1.3

	Year ended December 31,					Three Months ended March 31,
						(Unaudited)
	1998	1999	2000	2001	2002	2002	2003
	(dollars in millions, except per share data)
Balance Sheet Data (end of period):
Working Capital(6)	$92.6	$91.0	$115.8	$96.5	$95.6	$147.4	$162.8
Total Assets	354.4	358.8	361.9	332.1	334.6	383.2	408.1
Total Debt(7)	148.7	120.5	157.0	115.3	101.1	155.1	272.1
Shareholders’ Equity	102.5	125.1	90.1	103.6	112.2	109.5	11.9

	Year Ended December 31,												Three Months ended March 31, 2003

	1998		1999		2000		2001		2002				(Unaudited)
									Actual		Pro Forma		Actual		Pro Forma
	(dollars in millions, except per share data)
Consolidated EBITDA (as defined in the indenture) and Credit Statistics:
Consolidated EBITDA (as defined in the indenture)(8)(10)	$64.2		$74.0		$73.0		$56.8		$61.1		$61.1		$8.3		$8.3

Ratio of Earnings to Fixed Charges(9)(10)	2.5	x	3.7	x	3.0	x	2.4	x	3.7	x	1.8	x	—	x	—	x

(1)	Presented net of federal excise taxes. Federal excise taxes were $31.5 million, $33.8 million, $33.2 million, $32.8 million and $34.3 million for the years ended December 31, 1998, 1999, 2000, 2001 and 2002, respectively, and $7.7 million and $6.9 million for the three months ended March 31, 2002 and 2003, respectively.

(2)	Consists of sales of recreational shotguns and rifles, sporting ammunition and ammunition reloading components.

(3)	Consists of sales of fishing products, clay targets, and the marketing of hunting/gun care accessories and powdered metal products.

(4)	Excludes amortization of deferred financing costs of $2.0 million, $1.8 million, $2.0 million, $1.7 million and $1.9 million for the years ended December 31, 1998, 1999, 2000, 2001, 2002, respectively, and $0.4 million and $0.4 million for the three months ended March 31, 2002 and 2003, respectively, which is included in interest expense.

(5)	Reflects Change in Accounting Principle of $1.4 million, net of tax for the year ended December 31, 2002, relating to the adoption of SFAS 142.

(6)	Defined as total current assets less total current liabilities. Our typical working capital cycle involves an increase in accounts receivable in the first quarter with a peak early in the second quarter. Inventories build throughout the first half of the year and tend to peak by the end of the second quarter. The increase in current assets is accompanied by a corresponding short-term increase in borrowings under the revolving credit facility under our old credit agreement. By the end of the fourth quarter, accounts receivable are largely converted into cash and borrowings under the revolving credit facility under our old credit agreement are correspondingly reduced.

(7)	Consists of short-term and long-term debt, current portion of long-term debt, note payable to Holding and capital lease obligations.

(8)	“Consolidated EBITDA” as presented herein is a financial measure that is used in the indenture for the notes as a component of a coverage ratio that is used to test whether a variety of transactions are permitted. Consolidated EBITDA (as defined in the indenture) differs from the term “EBITDA” as it is commonly used. In addition to adjusting net income to exclude income taxes, interest expense, and depreciation and amortization, Consolidated EBITDA (as defined in the indenture) also adjusts net income by excluding items or expenses not typically excluded in the calculation of “EBITDA”. See “Description of Notes—Certain Definitions”. For the three months ended March 31, 2003, “EBITDA” as that term is commonly used was $0.9 million. To calculate Consolidated EBITDA (as defined in the indenture) for the same three month period, we also excluded Other Noncash Charges of $0.5 million, Non-recurring Charges of $0.2 million, Special Payments of $4.5 million, $0.7 million of additional interest costs for early redemption of the old 9 1/2% Senior Subordinated Notes due 2001, and $1.5 million expensed for the unamortized debt acquisitions costs related to the old credit agreement. See “Selected Historical Consolidated Financial Data” for a presentation of Other Noncash Charges, Non-recurring Charges and Special Payments for each of years in the five-year period ended December 31, 2003 and the three month periods ended March 31, 2002 and 2003.

The indenture provides that, in order to enter into the following types of transactions, in addition to other applicable requirements, the ratio of Consolidated EBITDA (as defined in the indenture) to Remington’s consolidated interest expense (subject to certain adjustments as provided in the indenture) must be greater than 2.25 to 1.00 for the four most recent quarters for which financial statements are available, after giving pro forma effect to the transaction being tested:

•	The incurrence of indebtedness in addition to limited specified categories of permitted indebtedness that are enumerated in the indenture governing the notes.

•	Mergers and consolidations involving Remington.

•	Dividends, investments and other restricted payments in addition to limited specified categories of permitted restricted payments and investments that are enumerated in the indenture governing the notes.

•	The re-designation of an unrestricted subsidiary as a restricted subsidiary for the purposes of the indenture.

See “Description of Notes—Consolidation, Merger, Sale of Assets”; “Description of Notes—Certain Covenants—Limitation on Indebtedness”; “Description of Notes—Certain Covenants—Limitation on Restricted Payments”; and “Description of Notes—Certain Definitions—‘Unrestricted Subsidiary’”.

(9)	For purposes of computing this ratio, earnings consists of earnings before income taxes and fixed charges, excluding capitalized interest. Fixed charges consist of interest expense, capitalized interest, amortization of discount on indebtedness and one-third of rental expense (the portion deemed representative of the interest factor). For the actual and pro forma ratios for the period ended March 31, 2003, earnings were insufficient to cover fixed charges by $1.4 million for both calculations and consequently have not been presented.

(10)	The pro forma calculations assume the Transactions occurred as of January 1, 2002 for the calculations relating to the year ended December 31, 2002, and assume the Transactions occurred as of January 1, 2003 for the calculations relating to the three months ended March 31, 2003. For the year ended December 31, 2002, the pro forma adjustments increased interest expense by $12.9 million and reduced net income by $7.8 million, after taking into consideration the incremental tax benefit of the increased interest expense. For the three months ended March 31, 2003, the pro forma adjustments increased interest expense by $0.9 million and reduced net income by $0.6 million, after taking into consideration the incremental tax benefit of the increased interest expense. The foregoing pro forma adjustments take into consideration the increased outstanding indebtedness and the increased interest rates resulting from the Transactions. The Transactions did not have any other significant impact on our results of operations.

RISK FACTORS

You should read and carefully consider each of the following factors, as well as the other information contained in or incorporated by reference into this prospectus, before making an investment decision.

Any of the following risks could materially and adversely affect our business, financial condition, results of operations or ability to pay principal or interest on the notes. In such case, you may lose all or part of your original investment.

Risks Related to Our Substantial Debt

Our substantial indebtedness could have a material adverse effect on our financial health and our ability to obtain financing in the future and to react to changes in our business.

We have a significant amount of debt. On March 31, 2003, we had approximately $272.1 million of debt outstanding and our interest expense for the year ended December 31, 2002 would have been approximately $25.0 million on a pro forma basis assuming that the Transactions occurred on January 1, 2002. Our significant amount of debt could limit our ability to satisfy our obligations to you, limit our ability to operate our business and impair our competitive position. For example, it could:

•	make it more difficult for us to satisfy our obligations to you under the notes and to the lenders under our new working capital facility;

•	increase our vulnerability to adverse economic and general industry conditions, including interest rate fluctuations, because a significant portion of our borrowings are and will continue to be at variable rates of interest;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, which would reduce the availability of our cash flow from operations to fund working capital, capital expenditures or other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and industry;

•	place us at a disadvantage compared to competitors that have proportionately less debt;

•	limit our ability to borrow additional funds in the future, if we need them, due to applicable financial and restrictive covenants in our debt; and

•	prevent us from obtaining financing to repurchase the notes from you upon a change of control or otherwise limit our ability to make such repurchase.

The agreements and instruments governing our debt will not prohibit us from incurring additional debt, although they will place specified limitations on incurrence of additional debt.

Despite current indebtedness levels, we and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture governing the notes and the terms of the new working capital facility limit but do not prohibit us from doing so, and the new working capital facility provides for additional borrowings of up to $125 million, subject to borrowing base and other limitations. All of those borrowings would be secured and effectively senior to the notes and the guarantees to the extent of the collateral securing such borrowings. If new debt is added to our and our subsidiaries’ current debt levels, the related risks that we and they now face would intensify.

Our ability to generate the significant amount of cash needed to make payments on and repay the notes and our other debt and to operate our business depends on many factors beyond our control.

Our ability to make payments on the notes and our other debt and to fund working capital needs and planned capital expenditures will depend on our ability to generate cash and secure financing in the future. This ability, to an extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors beyond our control. If our business does not generate sufficient cash flow from operations, and sufficient future borrowings are not available to us under our new working capital facility or from other sources of financing, we may not be able to repay the notes or our other debt, operate our business or fund our other liquidity needs. We may not be able to obtain additional financing, particularly because of our anticipated high levels of debt and the debt incurrence restrictions imposed by the agreements governing our debt. If we cannot meet or refinance our obligations when they are due, we may have to sell assets, reduce capital expenditures or take other actions which could have a material adverse effect on us.

The agreements and instruments governing our debt contain restrictions and limitations which could significantly impact the holders of the notes and our ability to operate our business.

The new working capital facility and the indenture governing the notes contain a number of significant covenants that could adversely impact the holders of the notes and our business by limiting our ability to obtain future financing, make acquisitions or needed capital expenditures, withstand a future downturn in our business or the economy in general, conduct operations or otherwise take advantage of business opportunities that may arise. These covenants, among other things, restrict our ability and the ability of our subsidiaries to:

•	pay dividends or make other distributions;

•	make certain investments or acquisitions;

•	enter into transactions with affiliates;

•	dispose of assets or enter into business combinations;

•	incur or guarantee additional debt;

•	issue equity;

•	repurchase or redeem equity interests and debt;

•	create or permit to exist certain liens; and

•	pledge assets.

Furthermore, our new working capital facility requires us to meet specified financial ratios and tests. Our ability to comply with these provisions may be affected by events beyond our control. The breach of any of these covenants will result in a default under our new working capital facility, which could place us in default under the indenture governing the notes.

If we default under our new working capital facility, we may not have the ability to make payments on the notes.

In the event of a default under our working capital facility, the lenders could elect to declare all amounts borrowed, together with accrued and unpaid interest and other fees, to be due and payable. If such an acceleration occurs, thereby causing an acceleration of amounts outstanding under the notes, we may not be able to repay the amounts due under our working capital facility or the notes. This could have serious consequences to the holders of the notes and to our financial condition and results of operations, and could cause us to become bankrupt or insolvent.

Risks Related to the Notes

The notes and guarantees are effectively junior to all of our and the guarantors’ existing and future senior secured debt to the extent of the collateral.

The notes and the guarantees provided by the guarantors will be general unsecured obligations. This means that you will have no recourse to our or the guarantors’ specific assets upon any event of default under the indenture governing the notes and the guarantees. Accordingly, the notes and the guarantees will be effectively subordinated to any of our and the guarantors’ secured obligations to the extent of the value of the assets securing such obligations, including our obligations under the new working capital facility. Under certain circumstances, we may also incur secured debt owing to other creditors that will have the right to be repaid out of specific property. We and the guarantors may also issue additional unsecured and unsubordinated debt, which will also rank equally with your right to be repaid under the notes and the guarantees.

If we default on the notes, become bankrupt, liquidate or reorganize:

•	you will be entitled to be repaid from our remaining assets only after any secured creditors have been paid out of proceeds from the sale of their collateral; and

•	to the extent there are assets available after all of the foregoing creditors have been paid, then you will be entitled to be repaid on a pro rata basis with and only to the extent that there are sufficient assets to repay any other obligations of Remington and the guarantors that rank equally with the notes in right of payment.

If, at the time of a bankruptcy, liquidation, reorganization or similar proceeding relating to us or the guarantors, we and the guarantors have no secured debt, holders of the notes will participate ratably with all of our and the guarantors’ other unsecured and unsubordinated creditors, including unsecured trade creditors and tort claimants, in our and the guarantors’ assets.

As of March 31, 2003, the notes and the guarantees were effectively subordinated to approximately $69.1 million of secured debt. Under the terms of the indenture governing the notes and the terms of the new working capital facility, we will be permitted to borrow substantial additional indebtedness, including secured debt, in the future, subject to borrowing base and other limitations in the case of borrowings under the new working capital facility.

The instruments governing our debt contain cross default provisions that may cause all of the debt issued under such instruments to become immediately due and payable as a result of a default under an unrelated debt instrument.

The indenture governing the notes contains numerous operating covenants, and the new working capital facility contains numerous operating covenants and require us and our subsidiaries to meet certain financial ratios and tests. Our failure to comply with the obligations contained in the indenture, the new working capital facility or other instruments governing our indebtedness could result in an event of default under the applicable instrument, which could result in the related debt and the debt issued under other instruments becoming immediately due and payable. In such event, we would need to raise funds from alternative sources, which funds may not be available to us on favorable terms, on a timely basis or at all. Alternatively, such a default could require us to sell our assets and otherwise curtail operations in order to pay our creditors.

We may not have the funds to purchase the notes upon a change of control as required by the indenture for the notes.

The source of funds for any purchase of the notes would be our available cash or cash generated from other sources, including borrowings, sales of assets, sales of equity or funds provided by our existing or new equityholders. These sources may not be available, and may not be sufficient to fund the required change of control offer upon a change of control. Upon the occurrence of a change of control event, we may seek to refinance the indebtedness outstanding under our new working capital facility and the notes. However, it is possible that we will not be able to complete such refinancing on commercially reasonable terms or at all. In such event, we would not have the funds necessary to finance the required change of control offer. See “Description of Notes—Certain Covenants—Purchase of Notes Upon a Change of Control”.

The restrictive covenants under the indenture are subject to significant exceptions that may permit us to engage in transactions that are detrimental to the holders of the notes.

We and our equityholders may have interests that conflict with your interests as a holder of the notes, and may engage in transactions pursuant to exceptions to the restrictive covenants under the indenture that would otherwise be within the scope of the limitations imposed by such covenants. For example:

•

Certain transactions will not constitute a Change of Control (as defined in the indenture for the notes) that would otherwise entitle a holder of notes to require us to purchase notes, including acquisitions of common stock by the C&D Fund, the BRS Fund, or certain affiliates thereof; certain acquisitions of common stock not exceeding a specified ownership threshold; and certain changes in Holding’s board of directors approved by certain incumbent directors. See “Description of Notes—Certain Covenants—Purchase of Notes Upon a Change of Control”.

•	We will be permitted to merge with or consolidate with another entity if certain requirements are met, including that the surviving entity is Remington or is a qualifying entity and assumes the indenture, and that, on a pro forma basis, the surviving entity could incur indebtedness by meeting a coverage ratio test. See “Description of Notes—Consolidation, Merger, Sale of Assets”.

•	If we meet certain financial tests, we will be permitted to incur additional indebtedness, to pay dividends or distributions to stockholders and effect certain other restricted payments or transactions, including payments to Holding to enable it to make payments of principal and interest on the Holding Notes. See “Description of Notes—Certain Covenants—Limitation on Indebtedness” and “—Certain Covenants—Limitation on Restricted Payments”.

•	We will be permitted to enter into most transactions with certain affiliates on a specified arms-length basis, or by meeting certain other criteria, or by obtaining the approval of a majority of Remington’s directors who have no material related financial interest. See “Description of Notes—Certain Covenants—Limitation on Transactions with Affiliates”. The indenture’s covenants and other provisions accordingly may have limited applicability to some transactions, such as certain leveraged recapitalizations or restructurings not involving a change of control.

Federal and state statutes allow courts, under specific circumstances, to void notes and guarantees and require noteholders to return payments received from issuers and guarantors.

If, under relevant federal and state fraudulent transfer and conveyance statutes, in a bankruptcy or reorganization case or a lawsuit by or on behalf of unpaid creditors of Remington or the guarantors, a court were to find that the issuance of the notes or the relevant guarantee constituted a fraudulent transfer or conveyance, such court could avoid or subordinate the notes or the relevant guarantee to presently existing and future indebtedness of Remington or the guarantors, as the case may be, and take other action detrimental to the holders of the notes, including, under certain circumstances, invalidating the notes or the guarantees.

A court could take such action if, among other things, the court finds that at the time any notes were issued by Remington or guaranteed by the guarantors:

•	Remington issued the notes or a guarantor guaranteed the notes with the intent of hindering, delaying or defrauding current or future creditors, or Remington or the guarantors received less than reasonably equivalent value or fair consideration for issuing or guaranteeing the notes, as applicable; and

•	Remington or a guarantor, as the case may be:

—	was insolvent or was rendered insolvent by reason of the incurrence or guarantee, as applicable, of the indebtedness constituting the notes;

—	was engaged, or about to engage, in a business or transaction for which its assets constituted unreasonably small capital;

—	intended to incur, or believed that it would incur, debts beyond its ability to pay as those debts matured (as all of the foregoing terms are defined in or interpreted under the relevant fraudulent transfer or conveyance statutes); or

—	was a defendant in an action for money damages, or had a judgment for money damages docketed against it (if, in either case, after final judgment the judgment is unsatisfied);

We and the guarantors believe that at the time the old notes were, or the new notes are, initially issued by Remington and guaranteed by the guarantors, Remington and the guarantors were, and will be neither insolvent nor rendered insolvent thereby, were, and will be in possession of sufficient capital to run their respective businesses effectively and incurring debts within their respective abilities to pay as the same mature or become due and will have sufficient assets to satisfy any probable money judgment against them in any pending action. In reaching the foregoing conclusions, Remington and the guarantors have relied upon their analyses of internal cash flow projections and estimated values of assets and liabilities. There can be no assurance, however, that a court passing on such questions would reach the same conclusions.

There may be no public trading market for the notes, and your ability to transfer them is limited. In addition, the notes may, if traded at all, trade at a discount from their initial offering price.

No active trading market currently exists for the notes. If these securities are traded after we issue them, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities and other factors, including general economic conditions and our financial condition, performance and prospects, as well as recommendations of securities analysts. We cannot assure you that an active trading market for the notes will develop or, if one does develop, that it will be sustained. The liquidity of, and the trading market for, the notes may also be impacted by declines in the market for high yield securities generally. Such a decline may materially and adversely affect any liquidity and trading of the notes independent of our financial performance and prospects.

Risks Related to Our Business and Industry

Because of the potential nature of injuries relating to firearms and ammunition, certain public perceptions of our products, and recent efforts to expand liability of manufacturers of firearms and ammunition, product liability cases and claims, and insurance costs associated with such cases and claims, may cause us to incur significant costs.

We are currently defending product liability litigation involving Remington brand firearms and our ammunition products (including ammunition manufactured under the UMC and Peters names). As of May 1, 2003, approximately 18 individual bodily injury cases or claims were pending, primarily alleging defective product design, defective manufacture and/or failure to provide adequate warnings. Some of these cases seek punitive as well as compensatory damages. As a manufacturer of shotguns and rifles, we have been named in three cases (including one voluntarily dismissed by plaintiffs) of the lawsuits brought by some 30 municipalities and other governmental entities, primarily against manufacturers and sellers of handguns.

In part because the nature and extent of liability based on the manufacture and/or sale of allegedly defective products is uncertain, particularly as to firearms and ammunition, our resources may not be adequate to cover pending and/or future product liability occurrences, cases or claims, in the aggregate, and such cases and claims may have a material adverse effect upon our business, financial condition or results of operations. In addition, insurance coverage for these risks may not continue to be available or, if available, we may not be able to obtain it at a reasonable cost. See “Business—Legal Proceedings”.

Our business is subject to extensive governmental legislation and regulation that may restrict our operation, increase our costs of operations, or adversely affect the demand for our products by limiting the availability and/or increasing the cost of our products.

The manufacture, sale and purchase of firearms and ammunition are subject to extensive federal, state and local governmental regulation. Although we do not believe that current regulations have had such an impact to date, future regulations may adversely affect our operations by limiting the types of product that we can manufacture and/or sell, or imposing additional costs to us or to our customers in connection with the manufacture and/or sale of our products. Such regulations may also adversely affect demand for our products by imposing limitations that increase the costs of our products, making it more difficult or cumbersome for our distributors or end users to transfer and own our products, or creating negative consumer perceptions with respect to our products.

Current federal regulations include:

•	Licensing requirements for the manufacture and/or sale of firearms and ammunition.

•	A national system of instant background checks for all purchases of firearms from federal license holders, including purchases of our firearms products.

In addition, bills have been introduced in Congress to establish, and to consider the feasibility of establishing, a nationwide database recording so-called “ballistic images” of ammunition fired from new guns. Should such a mandatory database be established, the cost to Remington, its distributors and its customers could be significant, depending on the type of firearms and ballistic information included in the database. Bills have also been introduced in Congress in the past several years that would affect the manufacture and sale of ammunition, including bills to regulate the manufacture, importation and sale of armor-piercing bullets, to prohibit the manufacture, transfer or importation of .25 caliber, .32 caliber and 9mm handgun ammunition, and to increase or impose new taxes on the sales of certain types of ammunition, as well as bills addressing the use of lead in ammunition. Certain of these bills would apply to ammunition of the kind we produce, and accordingly, if enacted, could have a material adverse effect on our business.

State and local laws and regulations may place additional restrictions on gun ownership and transfer:

•	Some states have recently enacted, and others are considering, legislation restricting or prohibiting the ownership, use or sale of specified categories of firearms and ammunition. Many states currently have mandatory waiting period laws in effect for the purchase of firearms, including rifles and shotguns. Although there are few restrictive state or local regulations applicable to ammunition, several jurisdictions are considering such restrictions on a variety of bases.

•	Some states have enacted regulations prohibiting the sale of firearms unless accompanied by an internal and/or external locking device. In several states, this requirement is imposed on both handguns and long guns. Some states are also considering mandating the inclusion of various design features on safety grounds. Most of these regulations as currently contemplated would be applicable only to handguns.

•	To date, two states have established registries of so-called “ballistic images” of ammunition fired from new guns. Although neither state’s law mandates the inclusion of such “imaging” data from long guns in their registries, these or other states may do so in the future. Proposed legislation in at least one other state would be applicable to Remington rifles, and would call for “imaging” of both cartridges and projectiles.

We believe that existing federal and state legislation relating to the regulation of firearms and ammunition has not had a material adverse effect on our sales of these products. However, the regulation of firearms and ammunition may become more restrictive in the future and any such development might have a material adverse effect on our business, financial condition or results of operations. In addition, regulatory proposals, even if never enacted, may affect firearms or ammunition sales as a result of consumer perceptions. See “Business—Regulation”.

Environmental litigation and regulations may restrict or increase the cost of our operations and/or impair our financial condition.

We are subject to a variety of federal, state and local environmental laws and regulations which govern, among other things, the discharge of hazardous materials into the air and water, the handling, treatment, storage and disposal of such materials, as well as remediation of contaminated soil and groundwater. We have programs in place that monitor compliance with those requirements and believe that our operations are in material compliance with them. In the normal course of our manufacturing operations, we are subject to occasional governmental proceedings and orders pertaining to waste disposal, air emissions and water discharges into the environment.

Based on information known to us, we do not expect current environmental regulations or environmental proceedings and claims to have a material adverse effect on our results of operations or financial condition. However, it is not possible to predict with certainty the impact on us of future environmental compliance requirements or of the cost of resolution of future environmental proceedings and claims, in part because the scope of the remedies that may be required is not certain, liability under federal environmental laws is, under certain circumstances, joint and several in nature, and environmental laws and regulations are subject to modifications and changes in interpretation. Environmental regulations may become more burdensome in the future and any such development, or discovery of unknown conditions, may require us to make material expenditures or otherwise materially adversely affect the way we operate our business, as well as have a material adverse effect on our results of operations and financial condition. See “Business—Environmental Matters”.

Unfavorable market trends and social and political concerns could adversely affect demand for our products and our business.

We believe that a number of trends currently exist that are potentially significant to the hunting and shooting sports market:

•	We believe that the development of rural property in many locations has curtailed or eliminated access to private and public lands previously available for hunting and shooting sports.

•	Environmental issues, such as concern about lead in the environment, may also adversely affect the industry.

•	Although we are a manufacturer of long guns, the trends regarding firearms regulations, as well as the pending industry litigation, and the consumer perception of such developments, may adversely affect sales of firearms, ammunition and other shooting-related products, including by increasing costs of production and/or reducing the number of distribution outlets for our products.

These trends may have a material adverse effect on our business by impairing industry sales of firearms, ammunition and other shooting-related products.

Our business is affected by seasonal fluctuations in business; inventory management practices have had an effect on our business.

Many of our firearms products are purchased in anticipation of use during the fall hunting season. In an effort to reduce the effect of seasonality on our business, we allow these products to be purchased under an early order or “dating” plan. Under the dating plan, a distributor may purchase these products beginning in December (the start of our dating plan year) and pay for them on extended terms. Discounts are offered for early payment under this plan. Historically, use of the dating plan has had the effect of shifting some firearms sales from the second and third quarters to the first quarter. Beginning in 1998, we instituted a discount program which allows customers an additional 30 days to pay for ammunition purchased prior to April 1 of each year. Beginning in 2000, as a competitive measure, we also began offering extended payment terms on select ammunition purchases. Use of the dating plan and the extended payment terms results in significant deferral of collection of accounts receivable until the latter part of the year. As a result of the seasonal nature of our sales and the extended payment terms under our dating plan billing practices, our working capital financing needs may significantly exceed cash provided by operations during certain periods in a year.

A substantial amount of our business comes from one ‘national account’ customer. Loss of business from that customer could adversely affect our revenues.

Our in-house sales force markets our products directly to national accounts (consisting primarily of mass merchandisers) and to federal, state and local government agencies. Approximately 21% of our total 2002 sales and approximately 19% of our 2002 hunting/shooting sports sales consisted of sales made to one national account, Wal-Mart Stores, Inc. Our sales to Wal-Mart are generally not governed by a written agreement. In the event that Wal-Mart significantly reduces or terminates its purchases of firearms and/or ammunition from us, our revenue could be adversely affected.

We are dependent on a number of key suppliers. Loss or damage to our relationships with these suppliers could have a material adverse effect on our business, financial condition and results of operations.

To manufacture our various products, we use many raw materials, including steel, lead, brass, plastics and wood, as well as manufactured parts purchased from independent manufacturers. An extended interruption in the supply of these or other raw materials or in the supply of suitable substitute materials would disrupt our operations, which could have a material adverse effect on our business, financial condition and results of operations. Furthermore, we may incur additional costs in sourcing raw materials from alternative producers.

For a number of our raw materials, we rely on one or a few suppliers. Alternative sources, many of which are foreign, exist for each of these materials. We do not, however, currently have significant supply relationships with any of these alternative sources. We cannot estimate with any certainty the length of time that would be required to establish alternative supply relationships, or whether the quantity or quality of materials that could be so obtained would be sufficient. For example, while any combination of two out of the three North American sources of smokeless powder (an indispensable component of our ammunition) could supply all of our requirements, given the complex formulas and production processes involved in manufacturing the powder mixtures that we use, obtaining powder from sources other than these three may not be feasible.

If we are unable to retain key management personnel, our business could be adversely effected.

Our success is dependent to a large degree upon the continued service of key members of our management, particularly Thomas L. Millner, our President and Chief Executive Officer, Ronald H. Bristol II, our Executive Vice President and Chief Operating Officer, and Mark A. Little, our Executive Vice President, Chief Financial Officer, Chief Administrative Officer and Treasurer. We have entered into employment agreements with Mr. Millner, Mr. Bristol and Mr. Little. The loss of Mr. Millner, Mr. Bristol or Mr. Little could have a material adverse effect on our business, financial condition and results of operations. We do not maintain “key person” life insurance policies with respect to any personnel.

If we do not successfully compete within our highly competitive markets, we may not be able to repay the notes.

The markets in which we operate are highly competitive. Product image, quality and innovation are the primary competitive factors in the firearms industry. Product differentiation exists to a much lesser extent in the ammunition industry, where price is the primary competitive factor. Reductions in price by our competitors in the ammunition industry could force us to reduce prices or otherwise alter terms of sale as a competitive measure, which could adversely affect our business.

Our competitors vary by product line. Some of our competitors are subsidiaries of large corporations with substantially greater financial resources than us. Although we believe that we compete effectively with all of our present competitors, we may not continue to do so, and our ability to compete could be adversely affected by our leveraged condition. See “Business—Competition”.

Our business is subject to economic, market and other factors beyond our control or ability to predict.

The sale of hunting and shooting sports and fishing products depends upon a number of factors related to the level of consumer spending, including the general state of the economy and the willingness of consumers to spend on discretionary items. Historically, the general level of economic activity has significantly affected the demand for sporting goods products in the hunting and shooting sports and related markets. As economic activity slows, as it did beginning in the fourth quarter of 2000, consumer confidence and discretionary spending by consumers declines. We believe that the current economic slowdown affected sales in the fourth quarter of 2000 and continued to have an effect through 2001 and 2002. Competitive pressures arising from any significant or prolonged economic downturn could have a material adverse impact on our financial condition and results of operations, and such impact could be intensified by our leveraged condition.

Moreover, additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business and operations.

We will have controlling shareholders, who may have interests that conflict with your interests.

As a result of the Transactions, the C&D Fund presently owns 27.4% and the BRS Fund presently owns 63.2% of the outstanding common stock of Holding on a fully-diluted basis including all options and deferred shares. Holding in turn owns 100% of the outstanding capital stock of Remington. Accordingly, the C&D Fund and the BRS Fund exercise significant influence over our board of directors and business and operations. The interests of the C&D Fund, the BRS Fund and their affiliates could conflict with your interests as a holder of the notes. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, their interests as equity holders might conflict with your interests as a holder of notes.

FORWARD LOOKING STATEMENTS

This prospectus contains “forward looking statements”. You should not place undue reliance on these statements. Forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategies. These statements often includes words such as “believe”, “expect”, “anticipate”, “intend”, “plan”, “estimate”, “seek”, “will”, “may” or similar expressions. These statements are based on certain assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances. As you read and consider this prospectus, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties and assumptions. Many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. Some important factors include:

•	operations and prospects;

•	business and financing plans;

•	funding needs and financing sources;

•	the outcome of product liability litigation;

•	future growth of the hunting and shooting sports and related markets;

•	characteristics of competition;

•	actions of third parties, such as legislative bodies and government regulatory agencies; and

•	various other factors beyond our control.

In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur and you should not place undue reliance upon them. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

THE EXCHANGE OFFER

The following contains a summary of the material provisions of the registration rights agreement. It does not contain all of the information that may be important to an investor in the notes. Reference is made to the provisions of the registration rights agreement, which has been filed as an exhibit to the registration statement. Copies are available as set forth under the heading “Where You Can Find More Information.”

Terms of the Exchange Offer

General.    In connection with the issuance of the old notes pursuant to a purchase agreement, dated as of January 17, 2003, between Remington and the initial purchasers, the initial purchasers and their respective assignees became entitled to the benefits of the registration rights agreement.

Under the registration rights agreement, we have agreed (1) to use our reasonable best efforts to cause to be filed with the SEC the registration statement of which this prospectus is a part with respect to a registered offer to exchange the old notes for the new notes and (2) to use our reasonable best efforts to cause the registration statement to be declared effective under the Securities Act within 150 calendar days after the date on which the initial purchasers purchased the old notes. We will keep the exchange offer open for the period required by applicable law, but in any event for at least 20 business days after the date notice of the exchange offer is mailed to holders of the old notes.

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, all old notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date will be accepted for exchange. New notes will be issued in exchange for an equal principal amount of outstanding old notes accepted in the exchange offer. Old notes may be tendered only in integral multiples of $1,000. This prospectus, together with the letter of transmittal, is being sent to all registered holders as of [            ], 2003. The exchange offer is not conditioned upon any minimum principal amount of old notes being tendered for exchange. However, the obligation to accept old notes for exchange pursuant to the exchange offer is subject to certain customary conditions as set forth herein under “—Conditions”.

Old notes shall be deemed to have been accepted as validly tendered when, as and if we have given oral or written notice of such acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders of old notes for the purposes of receiving the new notes and delivering new notes to such holders.

Based on interpretations by the Staff of the Commission as set forth in no-action letters issued to third parties (including Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991), K-III Communications Corporation (available May 14, 1993) and Shearman & Sterling (available July 2, 1993)) we believe that the new notes issued pursuant to the exchange offer may be offered for resale, resold and otherwise transferred any holder of such new notes, other than any such holder that is a broker-dealer or an “affiliate” of us within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	such new notes are acquired in the ordinary course of business,

•	at the time of the commencement of the exchange offer such holder has no arrangement or understanding with any person to participate in a distribution of such new notes, and

•	such holder is not engaged in, and does not intend to engage in, a distribution of such new notes.

We have not sought, and do not intend to seek, a no-action letter from the Commission with respect to the effects of the exchange offer, and there can be no assurance that the Staff would make a similar determination with respect to the new notes as it has in such no-action letters.

By tendering old notes in exchange for new notes and executing the letter of transmittal, each holder will represent to us that:

•	any new notes to be received by it will be acquired in the ordinary course of business,

•	it has no arrangements or understandings with any person to participate in the distribution of the old notes or new notes within the meaning of the Securities Act, and

•	it is not our “affiliate,” as defined in Rule 405 under the Securities Act.

If such holder is a broker-dealer, it will also be required to represent that it will receive the new notes for its own account in exchange for old notes acquired as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with any resale of new notes. See “Plan of Distribution.” If such holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of the new notes. Each holder, whether or not it is a broker-dealer, shall also represent that it is not acting on behalf of any person that could not truthfully make any of the foregoing representations contained in this paragraph. If a holder of old notes is unable to make the foregoing representations, such holder may not rely on the applicable interpretations of the Staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction unless such sale is made pursuant to an exemption from such requirements.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 90 days after the Expiration Date (as defined herein), we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

Upon consummation of the exchange offer, any old notes not tendered will remain outstanding and continue to accrue interest at the rate of 10½% but, with limited exceptions, holders of old notes who do not exchange their old notes for new notes in the exchange offer will no longer be entitled to registration rights and will not be able to offer or sell their old notes, unless such old notes are subsequently registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. With limited exceptions, we will have no obligation to effect a subsequent registration of the old notes.

Expiration Date; Extensions; Amendments; Termination.    The Expiration Date shall be [            ], unless Remington, in its sole discretion, extends the exchange offer, in which case the Expiration Date shall be the latest date to which the exchange offer is extended.

To extend the Expiration Date, we will notify the exchange agent of any extension by oral or written notice and will notify the holders of old notes by means of a press release or other public announcement prior to 9:00 AM., New York City time, on the next business day after the previously scheduled Expiration Date. Such announcement may state that we are extending the exchange offer for a specified period of time.

We reserve the right

(1)	to delay acceptance of any old notes, to extend the exchange offer or to terminate the exchange offer and not permit acceptance of old notes not previously accepted if any of the conditions set forth under “—Conditions” shall have occurred and shall not have been waived by us prior to the Expiration Date, by giving oral or written notice of such delay, extension or termination to the exchange agent, or

(2)	to amend the terms of the exchange offer in any manner deemed by us to be advantageous to the holders of the old notes.

Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice of such delay, extension or termination or amendment to the exchange agent. If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the old notes of such amendment.

Without limiting the manner in which we may choose to make public announcement of any delay, extension or termination of the exchange offer, we shall have no obligations to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

Interest on the New Notes

Each new note will accrue interest at the rate of 10½% per annum from the last interest payment date on which interest was paid on the old note surrendered in exchange for such new note to the day before the consummation of the exchange offer and thereafter, at the rate of 10½% per annum, provided, that if an old note is surrendered for exchange on or after a record date for an interest payment date that will occur on or after the date of such exchange and as to which interest will be paid, interest on the new note received in exchange for such old note will accrue from the date of such interest payment date. Interest on the new notes is payable on June 1 and December 1 of each year. No additional interest will be paid on old notes tendered and accepted for exchange.

Procedures for Tendering

To tender in the exchange offer, a holder must complete, sign and date the letter of transmittal, or a facsimile of such letter of transmittal, have the signatures on such letter of transmittal guaranteed if required by such letter of transmittal, and mail or otherwise deliver such letter of transmittal or such facsimile, together with any other required documents, to the exchange agent prior to 5:00p.m., New York City time, on the Expiration Date. In addition, either

•	certificates of old notes must be received by the exchange agent along with the applicable letter of transmittal, or

•	a timely confirmation of a book-entry transfer of such old notes, if such procedure is available, into the exchange agent’s account at the book-entry transfer facility, The Depository Trust Company, pursuant to the procedure for book-entry transfer described below, must be received by the exchange agent prior to the Expiration Date with the applicable letter of transmittal, or

•	the holder must comply with the guaranteed delivery procedures described below.

We will only issue new notes in exchange for old notes that are timely and properly tendered. The method of delivery of old notes, letter of transmittal and all other required documents is at the election and risk of the note holders. If such delivery is by mail, it is recommended that registered mail, properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to assure timely delivery and you should carefully follow the instructions on how to tender the old notes. No old notes, letters of transmittal or other required documents should be sent to us. Delivery of all old notes (if applicable), letters of transmittal and other documents must be made to the exchange agent at its address set forth below. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender for such holders. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your old notes.

The tender by a holder of old notes will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the applicable letter of transmittal. Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on his behalf.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by any member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an “eligible guarantor” institution within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934 (each an “Eligible Institution”) unless the old notes tendered pursuant to such letter of transmittal or notice of withdrawal, as the case may be are tendered (1) by a registered holder of old notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal or (2) for the account of an Eligible Institution.

If a letter of transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such person should so indicate when signing, and unless waived by us, provide evidence satisfactory to us of their authority to so act must be submitted with such letter of transmittal.

All questions as to the validity, form, eligibility, time of receipt and withdrawal of the tendered old notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes which, if accepted, would, in the opinion of counsel for us, be unlawful. We also reserve the absolute right to waive any irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Neither we, the exchange agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of old notes, nor shall any of them incur any liability for failure to give such notification. Tenders of old notes will not be deemed to have been made until such irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to such holder by the exchange agent, unless otherwise provided in the letter of transmittal, promptly after the Expiration Date.

In addition, we reserve the right in our sole discretion, subject to the provisions of the indenture pursuant to which the notes are issued,

•	to purchase or make offers for any old notes, that remain outstanding subsequent to the Expiration Date or, as set forth under “—Conditions,” to terminate the exchange offer,

•	to redeem old notes as a whole or in part at any time and from time to time, as set forth under “Description of Notes—Optional Redemption,” and

•	to the extent permitted under applicable law, to purchase old notes in the open market, in privately negotiated transactions or otherwise.

The terms of any such purchases or offers could differ from the terms of the exchange offer.

Acceptance of Old Notes for Exchange; Delivery of New Notes

Upon satisfaction or waiver of all of the conditions to the exchange offer, all old notes properly tendered will be accepted promptly after the Expiration Date, and the new notes will be issued promptly after acceptance of the old notes. See “—Conditions.” For purposes of the exchange offer, old notes shall be deemed to have been accepted as validly tendered for exchange when, as and if we have given oral or written notice thereof to the exchange agent. For each old note accepted for exchange, the holder of such old note will receive a new note having a principal amount equal to that of the surrendered old note.

In all cases, issuance of new notes for old notes that are accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of

•	certificates for such old notes or a timely book-entry confirmation of such old notes into the exchange agent’s account at the applicable book-entry transfer facility,

•	a properly completed and duly executed letter of transmittal, and

•	all other required documents.

If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer, such unaccepted or such non-exchanged old notes will be returned without expense to the tendering holder of such notes, if in certificated form, or credited to an account maintained with such book-entry transfer facility as promptly as practicable after the expiration or termination of the exchange offer.

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the old notes at the  book-entry transfer facility for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in the book-entry transfer facility’s systems may make book-entry delivery of old notes by causing the book-entry transfer facility to transfer such old notes into the exchange agent’s account at the book-entry transfer facility in accordance with such book-entry transfer facility’s procedures for transfer. However, although delivery of old notes may be effected through book-entry transfer at the book-entry transfer facility, the letter of transmittal or facsimile thereof with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the exchange agent at one of the addresses set forth below under “—Exchange Agent” on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

Exchanging Book-Entry Notes

The exchange agent and the book-entry transfer facility have confirmed that any financial institution that is a participant in the book-entry transfer facility may utilize the book-entry transfer facility Automated Tender Offer Program (“ATOP”) procedures to tender old notes.

Any participant in the book-entry transfer facility may make book-entry delivery of old notes by causing the book-entry transfer facility to transfer such old notes into the exchange agent’s account in accordance with the book-entry transfer facility’s ATOP procedures for transfer. However, the exchange for the old notes so tendered will only be made after a book-entry confirmation of the book-entry transfer of old notes into the exchange agent’s account, and timely receipt by the exchange agent of an agent’s message and any other documents required by the letter of transmittal. The term “agent’s message” means a message, transmitted by the book-entry transfer facility and received by the exchange agent and forming part of a book-entry confirmation, which states that the book-entry transfer facility has received an express acknowledgement from a participant tendering old notes that are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant.

Guaranteed Delivery Procedures

If the procedures for book-entry transfer cannot be completed on a timely basis, a tender may be effected if

•	the tender is made through an Eligible Institution,

•	prior to the Expiration Date, the exchange agent receives by facsimile transmission, mail or hand delivery from such Eligible Institution a properly completed and duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us, which

(1)	sets forth the name and address of the holder of old notes and the amount of old notes tendered,

(2)	states the tender is being made thereby, and

(3)	guarantees that within three New York Stock Exchange (“NYSE”) trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the Eligible Institution with the exchange agent, and

•	the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal of Tenders

Tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent prior to 5:00 p.m., New York City time, on the Expiration Date at the address set forth below under “—Exchange Agent.” Any such notice of withdrawal must

•	specify the name of the person having tendered the old notes to be withdrawn,

•	identify the old notes to be withdrawn, including the principal amount of such old notes,

•	in the case of old notes tendered by book-entry transfer, specify the number of the account at the book-entry transfer facility from which the old notes were tendered and specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn old notes and otherwise comply with the procedures of such facility,

•	contain a statement that such holder is withdrawing its election to have such old notes exchanged,

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which such old notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the old notes register the transfer of such old notes in the name of the person withdrawing the tender, and

•	specify the name in which such old notes are registered, if different from the person who tendered such old notes.

All questions as to the validity, form, eligibility and time of receipt of such notice will be determined by us, which determination shall be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the tendering holder of such notes without cost to such holder, in the case of physically tendered old notes, or credited to an account maintained with the book-entry transfer facility for the old notes promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under “—Procedures for Tendering” and —Book-Entry Transfer” above at any time on or prior to 5:00 p.m., New York City time, on the Expiration Date.

Conditions

Notwithstanding any other provision of the exchange offer, we shall not be required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer if at any time prior to 5:00 p.m., New York City time, on the Expiration Date, we determine in our reasonable judgment that the exchange offer violates applicable law, any applicable interpretation of the Staff of the Commission or any order of any governmental agency or court of competent jurisdiction.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at anytime and from time to time in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any such old notes, if at any such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture governing the notes under the Trust Indenture Act of 1939, as amended. We are required to use every reasonable effort to obtain the withdrawal of any order suspending the effectiveness of the registration statement at the earliest possible time.

Exchange Agent

U.S. Bank National Association has been appointed as exchange agent for the exchange offer. Questions and requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

By Mail, Hand Delivery or Overnight Courier:	For Information Call: (800) 934-6802

U.S. Bank National Association 180 East 5th Street St. Paul, Minnesota 55101 Attn: Specialized Finance Department	Transmission Number: (651) 244-1537 Confirm by Telephone: (800) 934-6802

Fees and Expenses

The expenses of soliciting tenders pursuant to the exchange offer will be borne by us. The principal solicitation for tenders pursuant to the exchange offer is being made by mail; however, additional solicitations may be made by telegraph, telephone, telecopy or in person by our officers and regular employees.

We will not make any payments to of any commissions or concessions to any broker or dealers. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection therewith. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of the prospectus and related documents to the beneficial owners of the old notes, and in handling or forwarding tenders for exchange.

The expenses to be incurred by us in connection with the exchange offer will be paid by us, including fees and expenses of the exchange agent and trustee and accounting, legal, printing and related fees and expenses.

We will pay all transfer taxes, if any, applicable to the exchange of old notes pursuant to the exchange offer. If, however, new notes or old notes for principal amounts not tendered or accepted for exchange are to be registered or issued in the name of any person other than the registered holder of the old notes tendered, or if tendered old notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of old notes pursuant to the exchange offer, then the amount of any such transfer taxes imposed on the registered holder or any other persons will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Consequences of Failure to Exchange

Holders of old notes who do not exchange their old notes for new notes pursuant to the exchange offer will continue to be subject to the restrictions on transfer of such old notes as set forth in the legend on the old notes as a consequence of the issuance of the old notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the old notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Remington does not currently anticipate that it will register the old notes under the Securities Act. To the extent that old notes are tendered and accepted in the exchange offer, the trading market for untendered and tendered but unaccepted old notes could be adversely affected because the liquidity of this market will be diminished and their restrictions on transfer will make them less attractive to potential investors than the new notes. In addition, if a large number of old notes are not tendered or are tendered improperly, the limited amount of new notes that would be issued and outstanding after we consummate the exchange offer could lower the market price of the new notes.

Regulatory Requirements

Following the effectiveness of the registration statement covering the exchange offer, no material federal or state regulatory requirement must be complied with in connection with this exchange offer.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the new notes under the exchange offer. In consideration for issuing the exchange notes as contemplated by this prospectus, we will receive the old notes in like principal amount, the terms of which are identical in all material respects to the new notes. The old notes surrendered in exchange for the new notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the new notes will not result in any increase in our indebtedness or capital stock.

The net proceeds from the original offering were $194.0 million, after deducting discounts and commissions. We used the proceeds from the original offering, together with drawings under our new working capital facility, to:

(1)	redeem all of Remington’s 9½% Senior Subordinated Notes due 2003, at a redemption price equal to 100% of the aggregate principal amount of Remington’s 9½% Senior Subordinated Notes due 2003 outstanding, plus accrued and unpaid interest;

(2)	repay all amounts outstanding under our old credit agreement concurrently with the termination of all commitments thereunder;

(3)	make a $100.0 million distribution to Holding, which Holding used, together with the proceeds of the BRS Investment and the issuance of the Holding Notes, to repurchase and cancel approximately $161.0 million of Holding’s common stock and other equity interests; and

(4)	pay related transaction fees and expenses.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2003. This table should be read in conjunction with the audited and unaudited financial statements and other financial information appearing elsewhere in this prospectus.

As of March 31, 2003
(in millions)
Total debt:
Short-term debt	$ 4.1
New working capital facility	69.1
Capital leases	2.0
Note Payable to Holding	1.0
10½% Senior Notes due 2011	200.0

Total debt	$276.2
Total shareholders’ equity	11.9

Total capitalization(1)	$288.1

(1)	The Transactions are already reflected in our actual capitalization at March 31, 2003, as shown above. Consequently, no pro forma information is shown.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The selected historical financial data below for each of the years in the five-year period ended December 31, 2002 are derived from the consolidated financial statements of Remington. Those consolidated financial statements have been audited by PricewaterhouseCoopers LLP, independent accountants. The selected unaudited historical financial data below for the three months ended March 31, 2002 and 2003 are derived from the unaudited consolidated financial statements of Remington. Results for the quarter ended March 31, 2003 are not necessarily indicative of results that can be expected for the year ended December 31, 2003. You should read the following audited and unaudited summary historical financial data of Remington in conjunction with the historical financial statements and other financial information appearing elsewhere in this prospectus, including “Prospectus Summary—Summary Consolidated Financial Data”, “Capitalization” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

						Three Month Data (Unaudited)
	Year Ended December 31,					Three Months ended March 31, 2002	Three Months ended March 31, 2003
	1998	1999	2000	2001	2002
	(dollars in millions)
Income Statement Data:
Net Sales(1)	$385.8	$403.1	$388.7	$383.1	$403.0	$96.4	$85.8
Gross Profit	123.0	129.9	132.8	109.8	122.4	29.6	24.2
Operating Expenses	75.5	78.1	84.8	72.3	74.8	17.8	25.7
Operating Profit	47.5	51.8	48.0	37.5	47.6	11.8	(1.5)
Interest Expense	19.2	14.1	15.6	15.3	12.3	3.0	5.3
Income before Taxes	28.3	37.7	32.4	22.2	35.3	8.8	(6.8)
Net Income(2)	17.2	23.0	19.9	13.7	20.0	4.0	(4.2)

Operating and Other Financial Data:
Depreciation and Amortization(3)	$15.9	$16.0	$16.4	$16.9	$10.0	$3.0	$2.4
Other Non-Cash Charges(4)	1.1	6.2	1.2	1.1	1.0	0.1	0.5
Nonrecurring and Restructuring Items(5)	(0.3)	—	0.5	1.3	2.1	1.4	0.2
Special Payment(6)	—	—	6.9	—	1.8	—	4.5
Capital Expenditures	$8.5	$13.0	$17.4	$4.2	$7.5	0.6	1.3
Cash flows provided by (used in):
Operating activities	$60.9	$65.2	$22.3	$50.9	$14.1	$(51.6)	$(54.1)
Investing activities	(8.5)	(13.0)	(17.4)	(4.2)	(7.5)	(0.6)	(1.3)
Financing activities	(48.2)	(30.8)	(28.5)	(35.9)	(19.6)	39.4	55.2

Balance Sheet Data (end of period):
Working Capital(7)	$92.6	$91.0	$115.8	$96.5	$95.6	$147.3	$162.8
Total Assets	354.4	358.8	361.9	332.1	334.6	383.2	408.1
Total Debt(8)	148.7	120.5	157.0	115.3	101.1	155.1	272.1
Shareholders’ Equity	102.5	125.1	90.1	103.6	112.2	109.5	11.9

	Year Ended December 31,												Three months ended March 31, 2003
	1998		1999		2000		2001		2002				(Unaudited)
									Actual		Pro Forma		Actual		Pro Forma
	(dollars in millions, except per share data)
Consolidated EBITDA (as defined in the indenture) and Credit Statistics:
Consolidated EBITDA (as defined in the indenture)(9)(11)	$64.2		$74.0		$73.0		$56.8		$61.1		$61.1		$8.3		$8.3

Ratio of Earnings to Fixed Charges(10)(11)	2.5	x	3.7	x	3.0	x	2.4	x	3.7	x	1.8	x	—	x	—	x

(1)	Presented net of federal excise taxes. Federal excise taxes were $31.5 million, $33.8 million, $33.2 million, $32.8 million and $34.3 million for the years ended December 31, 1998, 1999, 2000, 2001 and 2002, respectively, and $7.7 million and $6.9 million for the three months ended March 31, 2002 and 2003, respectively.

(2)	Reflects Change in Accounting Principle of $1.4 million, net of tax, for the year ended December 31, 2002 relating to the adoption of SFAS 142.

(3)	Excludes amortization of deferred financing costs of $2.0 million, $1.8 million, $2.0 million, $1.7 million and $1.9 million for the years ended 1998, 1999, 2000, 2001 and 2002, respectively, and $0.4 million and $0.4 million for the three months ended March 31, 2002 and 2003, respectively, which is included in interest expense.

(4)	Non-cash charges consist of the following: (a) for the year ended December 31, 1998, a pension accrual of $0.4 million and a $0.7 million loss on disposal of assets; (b) for the year ended December 31, 1999, a $3.8 million stock based compensation expense, a $1.8 million pension accrual and a $0.6 million loss on disposal of assets; (c) for the year ended December 31, 2000, a $0.5 million loss on disposal of assets, a $0.6 million accrual for executive pension and a $0.1 million expense for other postretirement benefits; (d) for the year ended December 31, 2001, a $0.4 million loss on disposal of assets, a $0.5 million accrual for executive pension and a $0.2 million retiree benefit accrual; (e) for the year ended December 31, 2002, a $0.8 million accrual for retiree benefits and a $0.2 million loss on disposal of assets; (f) for the three months ended March 31, 2002, a $0.1 million accrual for executive pension; and (g) for the three months ended March 31, 2003, a $0.1 million accrual for executive pension and a $0.4 million expense for other postretirement benefits.

(5)	Nonrecurring and restructuring expenses consist of the following: (a) for the year ended December 31, 1998, nonrecurring legal charges of $0.4 million and restructuring accrual adjustments of $(0.7) million; (b) for the year ended December 31, 2000, nonrecurring professional fees of $0.5 million related to establishment of subsidiaries; (c) for the year ended December 31, 2001, $0.6 million of nonrecurring legal and professional fees and $0.7 million of severance and relocation costs; (d) for the year ended December 31, 2002, $1.4 million of Cumulative Effect of Change in Accounting Principle, net of tax, and $0.3 million of nonrecurring legal fees and $0.4 million associated with marking redeemable deferred shares to market (e) for the three months ended March 31, 2002, $1.4 million of Cumulative Effect of Change in Accounting Principle, net of tax; and (f) for the three months ended March 31, 2003, $0.2 million of severance costs.

(6)	In April 2000, Holding distributed on behalf of Remington a special payment to holders of all stock options and deferred shares of approximately $63.93 per share, in an aggregate amount of $6.1 million. In October 2000, Holding distributed on behalf of Remington a special payment to holders of all stock options and deferred shares of approximately $8.00 per share, in an aggregate amount of $0.8 million. In August 2002, Holding distributed on behalf of Remington a special payment to holders of all stock options and deferred shares of approximately $19.54 per share, in an aggregate amount of $1.8 million. In February 2003, Holding distributed on behalf of Remington a special payment to holders of all stock options (in connection with the acceleration and resulting cancellation of the options) of approximately $220.31 per share, in an aggregate amount of $4.5 million. All of these special payments are treated as compensation expense by Remington.

(7)

Defined as total current assets less total current liabilities. Our typical working capital cycle involves an increase in accounts receivable in the first quarter with a peak early in the second quarter. Inventories build  throughout the first half of the year and tend to peak by the end of the second quarter. The increase in current assets is accompanied by a corresponding short-term increase in borrowings under the revolving credit facility under our old credit agreement. By the end of the fourth quarter, accounts receivable are largely converted into cash and borrowings under the revolving credit facility under our old credit agreement are correspondingly reduced.

(8)	Consists of short-term and long-term debt, current portion of long-term debt, note payable to Holding and capital lease obligations.

(9)	“Consolidated EBITDA” as presented herein is a financial measure that is used in the indenture for the notes as a component of a coverage ratio that is used to test whether a variety of transactions are permitted. Consolidated EBITDA (as defined in the indenture) differs from the term “EBITDA” as it is commonly used. In addition to adjusting net income to exclude income taxes, interest expense, and depreciation and amortization, Consolidated EBITDA (as defined in the indenture) also adjusts net income by excluding items or expenses not typically excluded in the calculation of “EBITDA”. See “Description of Notes—Certain Definitions”. For the three months ended March 31, 2003, “EBITDA” as that term is commonly used was $0.9 million. To calculate Consolidated EBITDA (as defined in the indenture) for the same three month period, we also excluded Other Noncash Charges of $0.5 million, Non-recurring Charges of $0.2 million, Special Payments of $4.5 million, $0.7 million of additional interest costs for early redemption of the old 9 1/2% Senior Subordinated Notes due 2003, and $1.5 million expensed for the unamortized debt acquisition costs related to the old credit agreement. See “Selected Historical Consolidated Financial Data” for a presentation of Other Noncash Charges, Non-recurring Charges and Special Payments for each of years in the five-year period ended December 31, 2003 and the three month periods ended March 31, 2002 and 2003.

The indenture provides that, in order to enter into the following types of transactions, in addition to other applicable requirements, the ratio of Consolidated EBITDA (as defined in the indenture) to Remington’s consolidated interest expense (subject to certain adjustments as provided in the indenture) must be greater than 2.25 to 1.00 for the four most recent quarters for which financial statements are available, after giving pro forma effect to the transaction being tested:

•	The incurrence of indebtedness in addition to limited specified categories of permitted indebtedness that are enumerated in the indenture governing the notes.

•	Mergers and consolidations involving Remington.

•	Dividends, investments and other restricted payments in addition to limited specified categories of permitted restricted payments and investments that are enumerated in the indenture governing the notes.

•	The re-designation of an unrestricted subsidiary as a restricted subsidiary for the purposes of the indenture.

See “Description of Notes—Consolidation, Merger, Sale of Assets”; “Description of Notes—Certain Covenants—Limitation on Indebtedness”; “Description of Notes—Certain Covenants—Limitation on Restricted Payments”; and “Description of Notes—Certain Definitions—Unrestricted Subsidiary”.

(10)	For purposes of computing this ratio, earnings consists of earnings before income taxes and fixed charges, excluding capitalized interest. Fixed charges consist of interest expense, capitalized interest, amortization of discount on indebtedness and one-third of rental expense (the portion deemed representative of the interest factor). For the actual and pro forma ratios for the period ended March 31, 2003, earnings were insufficient to cover fixed charges by $1.4 million for both calculations and consequently have not been presented.

(11)	The pro forma calculations assume the Transactions occurred as of January 1, 2002 for the calculations relating to the year ended December 31, 2002, and assume the Transactions occurred as of January 1, 2003 for the calculations relating to the three months ended March 31, 2003. For the year ended December 31, 2002, the pro forma adjustments increased interest expense by $12.9 million and reduced net income by $7.8 million, after taking into consideration the incremental tax benefit of the increased interest expense. For the three months ended March 31, 2003, the pro forma adjustments increased interest expense by $0.9 million and reduced net income by $0.6 million, after taking into consideration the incremental tax benefit of the increased interest expense. The foregoing pro forma adjustments take into consideration the increased outstanding indebtedness and the increased interest rates resulting from the Transactions. The Transactions did not have any other significant impact on our results of operations.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the historical financial statements and other financial information appearing elsewhere in this prospectus, including “Prospectus Summary—Summary Consolidated Financial Data”, “Capitalization”, “Selected Historical Consolidated Financial Data” and the financial information incorporated by reference to this prospectus.

Introduction

General

The following discussion and analysis discusses the financial condition and results of operations of Remington and its subsidiaries Remington International, Ltd. (now dissolved), RBC Holding, Inc., RA Brands, L.L.C. and RA Factors, Inc. on a consolidated basis, unless otherwise indicated.

Founded originally in 1816 as a manufacturer of firearms, we were organized in our present form in connection with the acquisition of our current business from Dupont in 1993, or the Acquisition. Remington and its parent Holding are Delaware corporations organized at the direction of CD&R for the purposes of making the Acquisition. Holding has virtually no operations and its only significant asset is its investment in Remington. Remington International, Ltd. was a foreign sales corporation without significant operations and was dissolved in December 2002. RBC Holding, Inc. and RA Factors, Inc. are each a direct, wholly owned subsidiary of Remington. RBC Holding, Inc. owns 1% of RA Brands, L.L.C., while Remington directly owns 99%. RBC Holding, Inc. has no operations and its only asset is its investment in RA Brands, L.L.C. RA Brands, L.L.C. acts as a holding company for our intellectual property and other intangible assets, and RA Factors, Inc. acts as a factoring subsidiary for our receivables.

Our revenues are derived primarily from sales of hunting/shooting sports products. This segment accounted for approximately 89% of our sales in each of 2002, 2001 and 2000. We are the only domestic manufacturer of both firearms and ammunition. Our other product lines include firearm-related accessories, clay targets and fishing line products. Our sales are moderately seasonal due to the need to meet customer requirements for hunting/shooting sports products during the primary hunting season. Sales in the second and third quarters are generally higher, and sales in the fourth quarter generally lower than sales in other quarters.

Business Trends and Initiatives

The sale of hunting/shooting sports and fishing products depends upon a number of factors related to the level of consumer spending, including the general state of the economy and the willingness of consumers to spend on discretionary items. Historically, the general level of economic activity has significantly affected the demand for sporting goods products in the hunting/shooting sports and related markets. As economic activity slowed, as it did beginning in the fourth quarter of 2000, confidence and discretionary spending by consumers declined. Management believes that if the general level of economic activity continues to decline, it could have a negative impact on sales of our products, and that competitive pressures arising from any significant or prolonged economic downturn could have a material adverse impact on our financial condition, results of operations or cash flows.

Although we experienced a decrease in demand that coincided with the economic downturn that began in the fourth quarter of 2000 and continued through all of 2001, we also experienced an increased demand for our hunting/shooting sports products beginning in the fourth quarter of 2001, which continued to have an impact through the first nine months of 2002. Management believes that this increase in demand was attributable, at least in part, to the impact on consumers and government agencies resulting from the terrorist attacks on New York and Washington on September 11, 2001. Because the longer-term effects of such events and other geopolitical events, such as those in the Middle East, are inherently unpredictable, management cannot determine with certainty the impact of these or similar events on future demand. Management believes that the demand for hunting/shooting sports products depends on a number of factors, including the general state of the economy, and we can not predict the impact of geopolitical or other world events on demand for our products. Beginning in the fourth quarter of 2002, we experienced another decrease in demand that has continued through the first quarter of 2003. We believe that weak economic conditions, as well as economic and geopolitical uncertainty, caused consumers and dealers to defer or decrease purchases of our products during that period.

Although we believe that regulation of firearms and ammunition, and consumer concerns about such regulation, have not had a significant adverse influence on the market for our firearms and ammunition products for the periods presented herein, there can be no assurance that the regulation of firearms and ammunition will not become more restrictive in the future or that any such development would not adversely affect these markets. See “Business—Regulation” and “Business—Legal Proceedings”.

We believe that the market for hunting/shooting sports products is a large, mature market that will remain relatively flat in the near future. In light of modest sales growth opportunities and the working capital needs imposed by the seasonality of our business, our focus for increasing profitability, in addition to increasing brand name awareness and new product introductions, has been on containing costs. We have undertaken a number of cost containment initiatives, strengthened our management team and invested capital to continue improvement in operating efficiencies at our manufacturing facilities. Our management team will continue to review all aspects of operations with a view to controlling costs in response to competitive pressures.

Outlook

Management believes that the demand for hunting/shooting sports products depends on a number of factors, including the general state of the economy, which in turn may be impacted by geopolitical or other world events. While the volatile nature of the current economic and geopolitical environment makes it difficult to forecast our outlook for the remainder of 2003, management does not expect any significant improvement in general economic conditions in the markets in which we operate, and believes that the softening of demand for our products that we experienced beginning in the fourth quarter of 2002 and continuing into the first quarter of 2003 may continue through the remainder of 2003.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates, including those related to inventories, supplies, accounts receivable, warranties, long-lived assets, product liability, revenue recognition, advertising and promotional costs, self-insurance, and pension and post-retirement benefits. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. As noted below, in some cases, our estimates are also based in part on the findings of independent advisors. Actual results may differ from these estimates under different assumptions or conditions.

The SEC has issued two releases, FR 60 and 61, relating to critical accounting policies and financial statement disclosures. Management has addressed and reviewed our critical accounting policies and considers them appropriate. We believe the following critical policies utilize significant judgments and estimates used in the preparation of our consolidated financial statements:

Inventories.    Our inventories are valued at the lower of cost or market. We evaluate the quantities of inventory held against past and future demand and market conditions to determine excess or slow moving inventory. For those units of inventory identified, we estimate their market value based on current and projected selling prices. If the projected market value is less than cost, we provide an allowance to reflect the lower value of that inventory. This methodology recognizes projected inventory losses at the time such losses are evident rather than at the time goods are actually sold.

Allowance for doubtful accounts.    We maintain an allowance for doubtful receivables for estimated losses resulting from the inability of our trade customers to make required payments. We provide an allowance for specific customer accounts where collection is doubtful and also provide a general allowance for other accounts based on historical collection and write-off experience. Additional allowances would be required if the financial conditions of our customers deteriorated.

Long-lived assets.    We periodically review our property, plant and equipment and intangible assets for possible impairment whenever facts and circumstances indicate that the carrying amount may not be fully recoverable. Assumptions and estimates used in the evaluation of impairment may affect the carrying value of long-lived assets which could result in impairment charges in future periods. We adopted the provisions of SFAS 142, “Goodwill and Other Intangible Assets”, effective January 1, 2002. Adoption of this new standard also requires a review of the carrying amount of our goodwill. Adoption of the standard, while requiring a non-cash charge, did not have a significant impact on our financial condition. A decline in the future performance of certain business units in comparison to the related goodwill of such business units could result in future non-cash charges. In addition, our depreciation and amortization policies reflect judgments on the estimated useful lives of assets.

Reserves for product liability.    We provide for estimated defense and settlement costs related to product liabilities when it becomes probable that a liability has been incurred and reasonable estimates of such costs are available. Product liabilities are not recorded net of recoveries that are probable of realization. Estimates for accruals for product liability matters are based on historical patterns of the number of occurrences, costs incurred and a range of potential outcomes. We also utilize independent advisors to assist in analyzing the adequacy of such reserves. Due to the inherently unpredictable nature of litigation, actual results will likely differ  from estimates.

Revenue recognition.    Sales, net of an estimate for discounts, returns and allowances, and related cost of sales are recorded in income when goods are shipped, at which time risk of loss and title transfers to the customer. We continually evaluate our sales terms against criteria outlined in SEC Staff Accounting Bulletin 101. We follow the industry practice of selling firearms pursuant to a “dating” plan allowing the customer to purchase these products commencing in December (the start of our dating plan year) and to pay for them on extended terms. Discounts are offered for early payment under this plan. We believe that allowing extended payment terms for early orders helps to level out the demand for these otherwise seasonal products throughout the year. Historically, use of the dating plan has had the effect of shifting some firearms sales from the second and third quarters to the first quarter. We believe that the dating plan helps facilitate a more efficient manufacturing schedule. As a competitive measure, we also offer extended terms on select ammunition purchases. However, use of the dating plans also results in significant deferral of collection of accounts receivable until the latter part of the year. Customers do not have the right to return unsold product. Management uses historical trend information as well as other economic data to estimate future discounts, returns  and allowances.

Results of Operations

The following table shows, for the periods indicated, the percentage relationships to sales of selected financial data. Our management’s discussion and analysis of our results of operations compares results for the three months ended March 31, 2003 to the three months ended March 31, 2002, the year ended December 31, 2002 to the year ended December 31, 2001, and the year ended December 31, 2001 to the year ended December 31, 2000.

				Three Months ended March 31,
	Year Ended December 31,			Unaudited
	2000	2001	2002	2002	2003
Sales	100%	100%	100%	100.0%	100.0%
Cost of Goods Sold	66	71	70	69.3	71.8
Gross Profit	34	29	30	30.7	28.2
Operating Expenses	22	19	18	18.5	29.9
Operating Profit	12	10	12	12.2	(1.7)
Net Income	5	4	5	4.1	(4.9)

Three Months Ended March 31, 2003 as Compared to the Three Months Ended March 31, 2002

Sales.    Consolidated sales for the quarter ended March 31, 2003 decreased $10.6 million or 11.0% from the quarter ended March 31, 2002 for the reasons discussed below. The following table compares net sales by segment for each of the periods ended March 31:

	Three Months Ended March 31, (Dollars in Millions)
	2003	Percent of Total	2002	Percent of Total
Net Sales
Hunting/Shooting Sports	$75.5	88%	$84.5	88%
All Other	10.3	12%	11.9	12%

Consolidated Net Sales	$85.8	100%	$96.4	100%

Hunting/shooting sports net sales decreased $9.0 million or 10.7% in the first quarter of 2003 as compared to the same period in 2002. Firearm net sales of $44.9 million for the quarter ended March 31, 2003 decreased $7.0 million or 13.5% from the quarter ended March 31, 2002. Higher priced bolt-action centerfire rifles were most affected as consumers and dealers deferred purchases of discretionary items amid economic uncertainty and geopolitical concerns. We experienced a $5.2 million decrease in sales volumes of centerfire rifles, especially the Model 700 and the M-24 military rifle system, as well as a $1.3 million decrease in sales volumes of the 870 Express shotgun, slightly offset by higher pricing in those firearms product lines. Management believes that to a lesser degree, firearms sales were impacted negatively by the shifting by most distribution channels of deliveries from the first quarter to later periods in the year, closer to the fall hunting season.

Ammunition net sales of $30.6 million for the quarter ended March 31, 2003 decreased slightly by $2.0 million or 6.2% from the same quarter in 2002. Management believes that sales of ammunition, which have a lower price per unit than firearms, are less affected by overall economic or geo-political events. Hence, revenue declines were minimal and were, in the view of management, principally due to a combination of harsh weather on the east coast during February and March 2003, and, to a lesser degree, the shifting by most distribution channels of deliveries from the first quarter to later periods in the year, closer to the fall hunting season.

Net sales of all other products, including fishline, accessories, targets and powder metal products decreased period over period by $1.6 million or 13.4%, primarily attributable to a decline in sales volumes in fishline products and in accessories products, mainly gun parts and safes.

Cost of Goods Sold.    The table below depicts the cost of goods sold by segment for the three months ended March 31, 2003 and 2002:

	Three Months Ended March 31, (Dollars in Millions)
	2003	Percent of Net Sales	2002	Percent of Net Sales
Cost of Goods Sold
Hunting/Shooting Sports	$55.6	73.6%	$60.2	71.2%
All Other	6.0	58.3%	6.6	55.5%

Consolidated Net Sales	$61.6	71.8%	$66.8	69.3%

Cost of goods sold of $61.6 million for the quarter ended March 31, 2003 decreased $5.2 million or 7.8% from the 2002 level of $66.8 million, due primarily to the lower sales volumes in both the hunting/shooting segment and the all other segment. With respect to the hunting/shooting segment, the decrease resulted primarily from lower sales volumes of centerfire rifles and shotguns combined with lower ammunition sales volumes. The decrease in cost of goods sold in the all other segment resulted primarily from lower sales levels of gun safes and gun parts in the accessories business as well as lower sales volumes of fishline product.

As a percentage of sales, cost of goods sold increased to 71.8% for the quarter ended March 31, 2003 from 69.3% for the same quarter in 2002, due primarily to a combination of lower sales of high margin products (including centerfire rifles and ammunition, gun safes and gun parts), higher retiree benefit accruals and recognition of production inefficiencies at the firearms facility in Ilion, New York. We estimate that lower sales of high margin products resulted in approximately $1.5 million of the increase in the percentage of cost of goods sold. In addition, retiree benefits for the quarter ended March 31, 2003 increased $0.5 million from the March 31, 2002 level and we recognized $0.8 million of costs relating to production inefficiencies at the Ilion, New York facility in the first quarter of 2003. We have initiated a program to reduce such inefficiencies, although there can be no assurance such initiatives will be successful.

Operating Expenses.    Operating expenses consist of selling, general and administrative expenses, research and development expense and other expense. Operating expenses for the quarter ended March 31, 2003 were $23.5 million, an increase of $5.7 million, or 32.0%, from $17.8 million for the same period in 2002.

Selling, general and administrative expenses for the quarter ended March 31, 2003 were $17.3 million, an increase of $1.1 million, or 6.8% from $16.2 million for quarter ended March 31, 2002. The increase between the two periods was primarily attributable to severance costs of $0.2 million associated with the retirement of an executive officer, the timing of FICA taxes related to the acceleration and cancellation of stock options associated with the Transactions (resulting in an increase of $0.2 million in the accruals for such taxes), combined with a $0.4 million reduction of licensing income due to gains recognized related to royalty audits conducted in the prior year, slightly increased bad debt expense and an increase of $0.1 million in insurance premiums.

Other unusual charges for the quarter ended March 31, 2003 increased $6.7 million from the same quarter in 2002 due to a $4.5 million compensation expense related to the acceleration and resulting cancellation of stock options associated with the repurchase, the expensing of $1.5 million of unamortized financing fees associated with the old credit agreement and additional interest of $0.7 million resulting from the early redemption of the refinanced notes. All of the above were recorded in other unusual charges in the statement of operations.

Interest Expense.    Interest expense for the quarter ended March 31, 2003 was $5.3 million, an increase of $2.3 million, or 76.6%, from the same period ended March 31, 2002. The increase in interest expense between periods resulted from higher borrowings and higher interest rates on the new notes.

Year Ended December 31, 2002 as Compared to the Year Ended December 31, 2001

Sales.    Consolidated sales for the year ended December 31, 2002 increased $19.9 million or 5.2% from the year ended December 31, 2001. The following table compares sales by segment for the years ended December 31, 2002 and 2001:

	Year Ended December 31, 2002	Percent of Total	Year Ended December 31, 2001	Percent of Total
	(dollars in millions)
Sales
Hunting/Shooting Sports	$357.9	89%	$340.3	89%
All Other	45.1	11	42.8	11

Consolidated Sales	$403.0	100%	$383.1	100%

Hunting/shooting sports sales for the year ended December 31, 2002 increased $17.6 million or 5.2% from the year ended December 31, 2001. Management estimates that approximately 90% of this increase resulted from higher sales volumes and 10% of this increase was attributable to higher pricing.

Firearms sales of $194.0 million for the year ended December 31, 2002 increased $8.6 million or 4.6% from the year ended December 31, 2001, resulting primarily from higher sales volumes in shotguns and centerfire rifles, mainly the 870 Express series of shotguns, the Model 700, the Model 710 centerfire rifles and the M-24 military rifle system, combined with higher pricing in both the centerfire and shotgun product lines.

Ammunition sales were $163.9 million for the year ended December 31, 2002, an increase of $9.0 million, or 5.8%, from the year ended December 31, 2001. This increase was primarily attributable to higher sales volumes across all product categories, especially the new tungsten-nickel iron alloy shotshell product and  rimfire ammunition.

Management believes that a portion of the increase in sales in the hunting/shooting sports segment for 2002 can be attributed to the lower shipment levels in the first three quarters of 2001. This lower level of shipments was due in part to a decrease in demand for hunting/shooting sports products in such period, which management believes was related to the economic slowdown in 2001. We experienced an increased demand for our hunting/shooting sports products in the fourth quarter of 2001, which continued to have an impact through the first nine months of 2002.

Sales of all other products, including fishline, accessories, targets and powder metal products for the year ended December 31, 2002 were $45.1 million, or 5.4% higher than the year ended December 31, 2001, resulting from higher sales volumes of fishline, target products and powdered metal products.

Cost of Goods Sold.    The table below depicts the cost of goods sold by segment for the years ended December 31, 2002 and 2001:

	Three Months Ended December 31, (Dollars in Millions)
	2002	Percent of Net Sales	2001	Percent of Net Sales
Cost of Goods Sold
Hunting/Shooting Sports	$254.6	71.1%	$246.9	72.6%
All Other	26.0	57.6%	26.4	61.7%

Consolidated Net Sales	$280.6	69.6%	$273.3	71.3%

For the year ended December 31, 2002, cost of goods sold increased $7.3 million, or 2.7%, from the year ended December 31, 2001, primarily due to higher sales volumes in the hunting/shooting segment including centerfire rifles and shotguns combined with higher overall ammunition sales volumes.

As a percentage of sales, cost of goods sold for 2002 decreased to 69.6% from 71.3% in 2001, due primarily to a combination of higher sales volumes of high margin products (including centerfire rifles such as the M-24 and the Model 700, and ammunition, targets and fishline products), a decrease of approximately $8.4 million in manufacturing costs associated with higher production levels and a reduction in shutdown time at the ammunition facility, and a decrease of $4.1 million in depreciation expense, slightly offset by higher retiree benefits costs and workers compensation expense of $4.4 million.

Operating Expenses.    Operating expenses consist of selling, general and administrative expense, research and development expense and other expense. Operating expenses for the year ended December 31, 2002 were $74.8 million, an increase of $2.5 million, or 3.5%, from the year ended December 31, 2001, due primarily to the factors discussed below.

Selling, general and administrative expense for 2002 was $65.9 million, a $2.6 million or 4.1% increase from 2001. The increase from the prior year period was primarily attributable to increases in variable administrative expense and insurance premiums of approximately $6.4 million, offset by a reduction in distribution and bad debt expense of $2.1 million and an increase of $0.7 million in licensing income.

Other expense for the year ended December 31, 2002 decreased $0.3 million from the year ended December 31, 2001. The decrease was due to the elimination of the amortization of certain intangibles under SFAS 142 of approximately $2.4 million, offset by a special payment made to holders of options and deferred stock of Holding during the third quarter of approximately $1.8 million, and marking deferred shares of Holding to market during the fourth quarter as part of the Transaction of approximately $0.3 million.

Interest Expense.    Interest expense for the year ended December 31, 2002 was $12.3 million, a decrease of $3.0 million, or 19.6% from the year ended December 31, 2001. The decrease in interest expense resulted from a decrease in interest rates combined with a decrease in average outstanding debt under our old credit agreement. See “—Liquidity and Capital Resources”.

Change in Accounting Principle.    Effective January 1, 2002, the Company adopted SFAS No. 142, Goodwill and Other Intangible Assets. The Company recognized an impairment loss, net of tax, of $1.4 million, in two business units in the all other segment. The Company continues to monitor one of the business units in the all other segment for possible impairment. The assessment of the relevant facts and circumstances is ongoing, and a triggering event may occur in future periods in which case non-cash impairment charges may be necessary.

Year Ended December 31, 2001 as Compared to Year Ended December 31, 2000

Sales.    Consolidated sales for the year ended December 31, 2001 decreased $5.6 million or 1.4% from the year ended December 31, 2000 for the reasons discussed below. The following table compares sales by segment for each of the years in the two-year period ended December 31, 2001:

	Year Ended December 31, 2001	Percent of Total	Year Ended December 31, 2000	Percent of Total
	(dollars in millions)
Sales
Hunting/Shooting Sports	$340.3	89%	$345.1	89%
All Other	42.8	11%	43.6	11%

Consolidated Sales	$383.1	100%	$388.7	100%

Hunting/shooting sports sales, including both firearms and ammunition, decreased $4.8 million or 1.4% in 2001 as compared to 2000. Firearms sales of $185.4 million for the year ended December 31, 2001 increased $1.3 million or 0.7% from the year ended December 31, 2000, primarily due to higher sales volumes of the Model 700 rifle combined with the introduction of the Model 710 rifle, which together generated a $16.0 million increase in sales, offset by a reduction in shotgun sales volumes of $14.4 million.

Ammunition sales of $154.9 million for the year ended December 31, 2001 decreased $6.1 million or 3.8% from 2000. Management estimates that approximately 65.6% of this increase was due to lower sales volumes in all ammunition categories (with the exception of rimfire cartridges) and approximately 34.4% of this increase was attributable to lower overall pricing in all ammunition categories (with the exception of centerfire rifle cartridges). The overall decrease in ammunition sales in 2001 is largely attributable to the economic conditions experienced during the year and competitive price reductions in many of the ammunition products.

Sales of all other products, including fishline, accessories, targets and powder metal products declined year over year by $0.8 million or 1.8%, primarily as a result of lower demand for certain fishline and target products, slightly offset by higher sales of accessories (mainly hearing protection and gun care products).

While economic activity slowed during 2001, we did experience an increased demand for our hunting/shooting sports products in fourth quarter 2001 as compared to fourth quarter 2000. See “—Business Trends  and Initiatives”.

Cost of Goods Sold.    The table below depicts the cost of goods sold by segment for the years ended December 31, 2001 and 2000:

	Three months ended December 31, (Dollars in Millions)
	2001	Percent of Net Sales	2000	Percent of Net Sales
Cost of Goods Sold
Hunting/Shooting Sports	$246.9	72.6%	$229.9	66.6%
All Other	26.4	61.7%	26.0	59.6%

Consolidated Net Sales	$273.3	71.3%	$255.9	65.9%

Cost of goods sold for 2001 increased to $273.3 million, an increase of $17.4 million or 6.8% from the 2000 level of $255.9 million. As a percentage of sales, cost of goods sold increased to 71.3% in 2001 from 65.8% in 2000.

The increase in cost of goods sold in the hunting/shooting segment is primarily due to a combination of lower overall pricing in ammunition, higher sales volumes of lower margin products and higher manufacturing costs primarily associated with lower ammunition production levels and production inefficiencies at the firearms facility in Ilion, New York. Management believes that lower overall ammunition pricing resulted in approximately $2.1 million of the increase in cost of goods sold and that inefficiencies at the Ilion, New York facility resulted in approximately $4.2 million in additional costs in 2001. During this period we also experienced an approximately $5.6 million increase in manufacturing costs at the Lonoke facility, including $1.2 million of shutdown expense as a result of lower production levels in April, July and September 2001.

Operating Expenses.    Operating expenses consist of selling, general and administrative expense, research and development expense and other expense. Operating expenses for 2001 were $72.3 million, a decrease of $12.5 million, or 14.7%, from $84.8 million for 2000.

Selling, general and administrative expense for 2001 was $63.3 million, a decrease of $5.0 million, or 7.3%, from $68.3 million for 2000. The decrease between the two periods was primarily attributable to a combination of lower variable administrative expenses of $2.9 million, a reduction in bad debt expense of $2.3 million due to the partial recovery of a prior year debt and a decrease of current year provisions for bad debt, partially offset by higher distribution costs of $1.2 million, including start-up costs associated with the new distribution center leased in Memphis, Tennessee. Research and development expenses were $5.9 million for 2001, a $0.5 million, or 7.8%, decrease from $6.4 million in 2000. Other expense of $10.1 million in 2000 includes two special payments totaling $6.9 million to holders of all stock options and deferred shares in respect of Holding common stock. No such expense was incurred in 2001.

Interest Expense.    Interest expense in 2001 was $15.3 million, a decrease of $0.3 million, or 1.9%, from the 2000 level of $15.6 million. The decrease in interest expense was primarily a result of lower interest rates incurred, partially offset by an increase in average borrowings under our old credit agreement.

Purchasing Patterns; Seasonality

We produce and market a broad range of firearms and ammunition products used in various shooting sports. Several models of our shotguns and several types of ammunition are intended for target shooting that generally occurs in the “off season”. The majority of our firearms and ammunition products, however, are manufactured for hunting use. As a result, sales of our products are seasonal and concentrated toward the fall hunting season. We follow the industry practice of selling firearms pursuant to a “dating plan” allowing the customer to buy the products commencing at the beginning of our dating plan year and pay for them on extended terms. As a competitive measure, the Company also began offering extended payment terms on selected ammunition purchases. Discounts amounting to $5.7 million, $5.6 million and $5.0 million were given in 2002, 2001 and 2000, respectively. We believe that the dating plan has partially offset the seasonality of our business by shifting some firearms and ammunition sales to the first quarter.

We believe that the weak economic conditions and the economic and geopolitical uncertainty experienced beginning in the fourth quarter of 2002 and continuing through the first quarter of 2003 has caused consumers and dealers to defer their purchases and temporarily shift the company back into a more seasonal business, with the effect of shifting more sales from the first quarter closer to the fall hunting season.

We generally sell ammunition products on standard terms of 90 days or less and offer discounts for earlier payments. As a competitive measure, the Company offers extended payment terms on select ammunition purchases. Also, an early order program allows customers an additional 30 days to pay for ammunition purchased prior to April 1 of each year.

As a result of the seasonal nature of our sales and the extended payment terms under our dating plan billing practices, our working capital financing needs generally have significantly exceeded cash provided by operations during the middle of a year, until our extended accounts receivable were collected in the third and fourth quarters. As a result, our working capital financing needs tend to be greatest during the spring and summer months, decreasing during the fall and reaching their lowest point during the winter.

Liquidity and Capital Resources

Overview

We have historically funded expenditures for operations, administrative expenses, capital expenditures and debt service obligations with internally generated funds from operations, with working capital needs being satisfied from time to time with borrowings under our senior secured credit facility. We believe that we will be able to meet our debt service obligations and fund our operating requirements in the future with cash flow from operations and borrowings under our new working capital facility prior to the maturity of that working capital facility, although no assurance can be given in this regard. We continue to focus on working capital management, including the collection of accounts receivable, decreasing inventory levels to bring them in line with sales projections and management of accounts payable.

Liquidity

As of March 31, 2003, we had outstanding approximately $272.1 million of indebtedness, consisting of approximately $200.0 million aggregate principal amount of the notes, $69.1 million in borrowings under the new working capital facility, $2.0 million in capital lease obligations and a $1.0 million note payable to Holding. As of March 31, 2003, we also had aggregate letters of credit outstanding of $5.6 million. In connection with the Transactions on January 24, 2003 and as discussed in Note 14 to our financial statements, all of our indebtedness under our 9½% Senior Subordinated Notes due 2003 and under our old credit agreement was refinanced and Remington distributed a dividend to Holding of approximately $100 million with the net proceeds from the offering of the old notes and borrowings under our new working capital facility. As a result of the Transactions, we expect to experience higher levels of interest expense, which may result in lower net income. At present, the principal sources of liquidity for our business and operating needs are internally generated funds from our operations and revolving credit borrowings under the new working capital facility. We believe that we will be able to meet our debt service obligations and fund our operating requirements with cash flow from operations and revolving credit borrowings under our new working capital facility, although no assurance can be given in this regard. We continue to focus on working capital management, including the collection of accounts receivable, decreasing inventory levels to bring them in line with sales projections and management of accounts payable.

Our new working capital facility provides for aggregate borrowings of up to $125.0 million, subject to borrowing base and other limitations, under a revolving credit facility through January 23, 2008. As of March 31, 2003, approximately $69.1 million in borrowings were outstanding under the new working capital facility, and approximately $50.3 million in additional borrowings were available.

As a result of plan performance, Remington will be required to make contributions of approximately $4.5 million to plan assets under its defined-benefits pension plan. Remington expects the contributions to be made in several installments through January 2004. A $1.0 million installment of the $4.5 million in total additional contributions to plan assets was made during the first quarter of 2003.

Contractual Obligations and Commercial Commitments

We have various purchase commitments for services incidental to the ordinary conduct of business, including for services relating to our E-Commerce activities and our NASCAR sponsorship. Such commitments are not at prices in excess of current market prices. We have purchase contracts with certain raw materials suppliers, for periods ranging from one to seven years, some of which contain firm commitments to purchase minimum specified quantities. However, such contracts had no significant impact on the financial condition or results of operations during the reporting period.

In recognition of and support of certain legal and legislative initiatives, the firearms industry has established The Hunting and Shooting Sports Heritage Fund of which we are a member. During 2002, we contributed a percentage of our domestic sales of firearms and select accessory products to this organization. Contributions in 2002 and 2001 were $0.8 million and $1.7 million, respectively. During 2003, we will contribute 0.5% of our domestic net revenue from sales of our firearms and select accessory products to this organization.

We support service and repair facilities for all of our firearm products in order to meet the service needs of our distributors, customers and consumers nationwide. We provide consumer warranties against manufacturing defects in all firearm products we sell in North America. Estimated future warranty costs are accrued at the time of sale. Product modifications or corrections are voluntary steps taken by us to assure proper usage or performance of a product by consumers. The cost associated with product modifications and or corrections are recognized in accordance with SFAS No. 5, Accounting for Contingencies, and charged to operations. The cost of these programs is not expected to have a material adverse impact on our operations, liquidity or capital resources.

The following represents our contractual obligations and other commercial commitments as of  March 31, 2003:

	Payments Due by Period
	Total Amounts Committed	Less Than 1 Year	1-3 Years	4-5 Years	Over 5 Years
	(dollars in millions)
Contractual Obligations:
10½% Senior Notes due 2011	$200.0	—	—	—	$200.0
New Working Capital Facility Borrowings	69.1	—	—	69.1	—
Capital Lease Obligations	2.0	1.0	1.0	—	—
Operating Leases	4.8	—	3.0	0.6	—
Other Long-term Obligations	11.7	8.4	3.3	—	—

Total Contractual Cash Obligations	$287.6	$10.6	$7.3	$69.7	$200.0
Other Commercial Commitments:
Standby Letters of Credit	$5.6	$5.6	—	—	—

Total Commercial Commitments	$5.6	$5.6	—	—	—

Cash Flows

Net cash used in operating activities was $54.1 million and $51.6 million for the three month periods ended March 31, 2003 and 2002, respectively. The increase in cash used in operating activities resulted primarily from an anticipated increase in working capital components, combined with a decrease in earnings. Accounts receivable increased $46.0 million from December 31, 2002 to $104.6 million at March 31, 2003 primarily as a result of approximately $63.1 million of firearms and ammunition sales on extended terms. Consistent with prior years, some of these terms provide cash discount incentives and require payment by April and May 2003 for firearms and by September 2003 for ammunition. Inventories increased $14.1 million from December 31, 2002 to $104.5 million at March 31, 2003, primarily as a result of the seasonality of the business. See “—Purchasing

Patterns; Seasonality”. Accounts payable increased $9.6 million from December 31, 2002 to $29.5 million at March 31, 2003, primarily as a result of managing the accounts payable function with extended terms. Net cash used in investing activities in the first three months ended March 31, 2003 and 2002 were $1.3 million and $0.6 million, respectively. The $1.3 million of expenditures in the first three months ended March 31, 2003 consisted of capital expenditures primarily used for new equipment related to the manufacture of firearms and maintenance of existing facilities. Net cash provided by financing activities during the first three months of 2003 and 2002 was $55.2 million and $39.4 million respectively. The increase in cash provided by financing activities primarily resulted from higher borrowings under the revolving credit facility and an increase in short-term insurance slightly offset by a decrease in book overdraft and debt issuance costs.

Working Capital

Working capital increased to $162.8 million at March 31, 2003 from $95.6 million at December 31, 2002, primarily as a result of expected seasonal increases in accounts receivable and inventories partially offset by an increase in accounts payable. See “—Cash Flows.” The seasonality of the Company’s business causes accounts receivable and inventories generally to be higher in the first three quarters of the year. See “—Seasonality.”

Capital Expenditures

Capital expenditures for the three months ended March 31, 2003 were $1.3 million, primarily for new equipment related to the manufacture of firearms and maintenance of existing facilities. We expect capital expenditures for 2003 to be approximately $10.0 million.

Indebtedness

As of March 31, 2003, we had outstanding $272.1 million of indebtedness, consisting of $200.0 million aggregate principal amount of the notes, $69.1 million in revolving credit borrowings under our new working capital facility, $2.0 million in capital lease obligations, and a $1.0 million note payable to Holding. As of March 31, 2003, we also had aggregate letters of credit outstanding of approximately $5.6 million, and approximately $50.3 million in additional borrowings were available under the new working capital facility.

New Working Capital Facility.    Our new working capital facility provides $125.0 million of revolving credit agreements under an asset-based senior secured revolving credit facility. Amounts available under the new working capital facility are subject to a borrowing base limitation based on certain percentages of eligible accounts receivable and eligible inventory and an amortizing sublimit related to eligible machinery and equipment. The new working capital facility also includes a letter of credit subfacility of up to $15,000,000.

Under the terms of the new working capital facility:

•	All of Remington’s existing and future domestic subsidiaries are either co-borrowers under, or guarantors of, the facility. The facility is secured by substantially all of our real and personal property, including without limitation the capital stock of our subsidiaries.

•	Amounts outstanding under the facility bear interest at a rate equal to, at our option, (1) an alternate base rate plus 1.25% or (2) a reserve adjusted LIBOR rate plus an applicable margin. This applicable margin is currently 2.50%, and is subject to periodic adjustment based on certain levels of financial performance.

•	The facility contains financial covenants and other customary affirmative and negative covenants, including but not limited to:

(1) a required leverage ratio, consisting of the ratio of average consolidated net funded debt to EBITDA (as defined in the credit agreement for the new working capital facility), of no more than 5.0 to 1.0;

(2) a minimum consolidated fixed charge coverage ratio requirement for the four consecutive fiscal quarters ending on the last day of each fiscal quarter of at least 1.1 to 1.0;

(3) limitations on capital expenditures exceeding $12,500,000 during any fiscal year; and

(4) limitations on indebtedness, liens, investments, mergers and other acquisitions, asset dispositions, transactions with affiliates, and dividends and other distributions.

•	The facility contains customary events of default.

•	We are required to pay certain fees in connection with the facility, including (1) letter of credit fees, (2) agency fees and (3) an unused commitment fee equal to 0.375% per annum of the average unused amount of the facility.

As a result of our performance under the leverage ratio requirement through the first quarter of 2003, the interest rate margin on borrowings under the new credit facility will increase by 0.25% effective as of the date of delivery of financial statements for the three months ended March 31, 2003 to the lenders. As of March 31, 2003, we were in compliance in all material respects with the financial covenants under the new working capital facility.

10½% Senior Notes due 2011.    The old notes were issued on January 24, 2003 in an aggregate principal amount of $200.0 million in connection with the Transactions. The notes are senior unsecured obligations of Remington guaranteed by each of Remington’s existing domestic subsidiaries. The indenture for the notes contains restrictive covenants that, among other things, limit the incurrence of debt by Remington and its subsidiaries, the payment of dividends to Holding, the use of proceeds of specified asset sales and transactions with affiliates. As of March 31, 2003, $200.0 million aggregate principal amount of old notes was outstanding.

Financial Instruments

We have only limited involvement with financial instruments and do not use them for trading purposes. Financial instruments, which are a type of financial derivative instrument, are used to manage well-defined interest rate and commodity price risks. The criteria to qualify for hedge accounting are that the instrument must be related to an asset, liability, firm commitment or anticipated transaction that is probable and whose characteristics and terms have been identified. In addition, the investment must reduce the risks of commodity price movements or change the character of the interest rate.

We employ various strategies, including call options, zero cost collars and futures to hedge the price risk related to firm commitments and anticipated purchases of lead and copper to be used in the manufacturing process. We buy call options for an up front fee for the right to purchase a specified amount of metal at a  pre-determined price and date. On occasion, zero cost collars are created by selling put options for quantities and timing identical to the call options, which in effect pay for the call options. These put options give a third party the right to sell to us a specified amount of metal at a price which is below the call option price on a pre-determined date. This zero cost collar results in no up front fee and insures that we can purchase a specified amount of metal within a specified price range on a pre-determined date. Futures are a commitment to purchase a given amount of metal at an agreed upon price on a future date with a settlement between the contract price and the market price at the expiration of the contract. Hedging gains and losses are offset against purchase price variances on physical purchases of the commodities. The amounts of premiums paid for commodity contracts outstanding at December 31, 2002 and 2001 were $0.6 million and $0.4 million, respectively. The amounts of premiums paid for commodity contracts outstanding at December 31, 2000 was $0.7 million. The amount of premiums paid for commodity contracts outstanding at March 31, 2003 was $0.5 million. At December 31, 2002, 2001 and 2000, the market value of our outstanding contracts relating to firm commitments and anticipated purchases up to one year from the respective date was $0.2 million, $0.2 million and $0.3 million, respectively. The market value of such contracts at March 31, 2003 was $0.2 million. Such market values have been determined by an independent broker. Net losses of $0.2 million, $0.3 million and $0.3 million on derivative instruments were reclassified to earnings and recorded in accumulated other comprehensive income (loss), respectively, during the years ended December 31, 2002, 2001 and 2000. A net loss of $0.1 million on derivative instruments was reclassified to earnings and also recorded in accumulated other comprehensive income (loss) during the twelve months ended March 31, 2003. See Note 17 to our consolidated financial statements for the year ended December 31, 2002 appearing elsewhere in this prospectus and Note 11 to our unaudited consolidated financial statements for the three months ended March 31, 2003 appearing elsewhere in this prospectus.

We were not a party to any interest rate cap, hedging or other protection arrangements with respect to our variable rate indebtedness as of December 31, 2002, December 31, 2001, December 31, 2000 or March 31, 2003. See Note 18 to our consolidated financial statements for the year ended December 31, 2002 appearing elsewhere in this prospectus.

Both the estimated value and carrying value of our debt at December 31, 2002 was $101.1 million. The estimated value of our debt at December 31, 2001 was $119.7 million compared to a carrying value of $122.1 million. All fixed rate indebtedness was valued based on current market quotes. At March 31, 2003, the estimated value of our debt was $290.1 million compared to a carrying value of $272.1 million. All variable rate indebtedness is assumed at market.

Product Liability

For information concerning product liability cases and claims involving us, see “Business—Legal Proceedings”. Because our assumption of financial responsibility for certain product liability cases and claims involving pre-Acquisition occurrences was limited to an amount that has now been fully paid, with the sellers retaining liability in excess of that amount and indemnifying us in respect thereof, and because of the passage of time, we believe that product liability cases and claims involving occurrences arising prior to the Acquisition are not likely to have a material adverse effect upon our financial condition or results of operations. See “Business—Certain Indemnities”.

While it is difficult to forecast the outcome of litigation, we do not believe, in light of relevant circumstances (including the current availability of insurance for personal injury and property damage with respect to cases and claims involving occurrences arising after the Acquisition, our accruals for the uninsured costs of such cases and claims and the sellers’ agreement to bear partial responsibility for certain post-Acquisition shotgun-related product liability costs, as well as the type of firearms products we make), that the outcome of all pending product liability cases and claims will be likely to have a material adverse effect upon our financial condition or results of operations. However, in part because of the uncertainty as to the nature and extent of manufacturer responsibility for product liability allegations, especially as to firearms, as well as the potential nature of firearms-related injuries, there can be no assurance that our resources will be adequate to cover both pending and future product liability occurrences, cases or claims, in the aggregate, or that such a material adverse effect will not result therefrom. Because of the nature of our products, we anticipate that we will continue to be involved in product liability cases and claims in the future.

Since December 1, 1993, we have maintained insurance coverage for product liability claims for personal injury or property damage relating to occurrences after the Acquisition, subject to certain self-insured retentions on a per-occurrence basis. The current insurance policy extends through November 30, 2003. Certain of our current excess insurance coverage expressly excludes actions brought by municipalities as described in “Business—Legal Proceedings”. We paid $4.4 million, $2.1 million and $2.6 million in connection with product liability cases and claims in the years ended December 31, 2002, 2001 and 2000, respectively. At December 31, 2002, our accrual for product liability cases and claims was $6.4 million. The amount of our accrual for product liability cases and claims is based upon estimates developed by outside advisors. With the assistance of counsel, we establish reserves for anticipated defense and disposition costs to us of those pending cases and claims for which we are financially responsible. Based on those estimates and an actuarial analysis of actual defense and disposition costs incurred by us with respect to product liability cases and claims in recent years, our outside actuarial advisors provide us with estimated defense and disposition costs for unasserted product liability cases and claims. We combine the estimated defense and disposition costs for both pending and unasserted cases and claims to determine the amount of our accrual for product liability cases and claims.

Quantitative and Qualitative Disclosures About Market Risk

Certain of our financial instruments are subject to market risks, including interest rate risk. We were not a party to any interest rate cap or other protection arrangements with respect to our variable rate indebtedness as of March 31, 2003. We use commodity futures contracts to hedge against the risk of increased prices for lead and copper to be used in the manufacture of our products. At March 31, 2003, the market value of our outstanding contracts relating to firm commitments and anticipated purchases up to one year from the respective balance sheet date was $0.2 million. We believe that a near-term change in commodity prices will not materially impact our consolidated financial position, results of operations, future earnings, fair value or cash flows. Additionally, we believe that we do not have a material exposure to fluctuations in foreign currencies. We do not hold or issue financial instruments for trading purposes. See “—Liquidity & Capital Resources—Financial Instruments.”

BUSINESS

Company Overview

Founded in 1816, we design, manufacture and market a comprehensive line of sporting goods products for the global hunting and shooting sports marketplace under the Remington brand name and for the fishing marketplace under the Stren and Remington brand names. Our 187-year history gives us a long-established reputation in the marketplace for our products. We believe that the Remington and Stren names are two of the most powerful brands in the broader U.S. sporting goods and outdoor recreation markets and that our products are recognized by sportsmen worldwide for their superior value, performance and durability.

In the hunting and shooting sports marketplace, our product lines consist of shotguns, rifles, ammunition, hunting and gun care accessories and clay targets, while in the fishing market, our product line consists of a broad range of fishing line. We also manufacture and market commercial metal parts for various industries. We hold a leadership position in each of our major markets, with the #1 U.S. market share position in shotguns, rifles and ammunition and the #2 U.S. market share position in fishing line in 2001, according to the National Sporting Goods Association, or NSGA, and the Sports Marketing Research Group, or SMRG. In 2001, we estimate that 93% of our domestic sales came from product categories where we held the #1 or #2 U.S. market share position. We are the only major U.S. manufacturer of both firearms and ammunition. For the year ended December 31, 2002, we had consolidated sales of $403.0 million and net income of $20.0 million. For the three months ended March 31, 2003, we had consolidated sales of $85.8 million and a net loss of $4.2 million.

Our products are sold through an extensive distribution network in the United States and abroad, primarily through independent wholesalers, independent dealers, mass merchandisers such as Wal-Mart, sporting goods chains such as Bass Pro Shops, Academy, Dick’s Clothing & Sporting and Big Five, and dealer buying groups. Five independent sales representative agencies handle distribution to wholesalers, dealers, sporting goods chains and dealer buying groups, while our internal sales force markets and distributes directly to mass merchandisers and other buyers.

Segment Overview

We participate in two separate operating segments: (1) our ‘hunting/shooting sports’ segment, which includes both firearms and ammunition and (2) our ‘other products’ segment, which includes fishing products, accessories, clay targets and commercial powder metal product parts. The following table sets forth our sales for our aggregated operating segments for the periods shown:

	Year Ended December 31,			Three Months Ended March 31,
	2000	2001	2002	2002	2003
	(dollars in millions)
Hunting/Shooting Sports
Firearms	$184.1	$185.4	$194.0	$51.9	$44.9
Ammunition	161.0	154.9	163.9	32.6	30.6

Subtotal	345.1	340.3	357.9	84.5	75.5
Other	43.6	42.8	45.1	11.9	10.3

	$388.7	$383.1	$403.0	$96.4	$85.8

Hunting/Shooting Sports

Overview

According to the ASDI, approximately 27 million people in the United States enjoy shooting sports. We believe that the hunting and shooting sports industry is stable and mature. According to the NSGA, total U.S. consumer expenditures for the shooting sports industry in 2001 were approximately $1.6 billion, comprised of expenditures on shotguns ($382 million), rifles ($444 million) and ammunition ($798 million).

We are the only domestic manufacturer of both firearms and ammunition and, according to the NSGA, were one of the largest U.S. manufacturers of rifles and shotguns in 2001. We enjoy a strong domestic market position in all of our major product categories:

Firearms.    According to the NSGA, we had the #1 market share position in the U.S. retail market for rifles in 2001. Based on sales volume, our U.S. market share was approximately 26.1%, with our nearest competitor holding a U.S. market share of approximately 14.8%. Sales of rifles for the year ended December 31, 2002 were $106.2 million. We had the #1 market share position in the U.S. retail shotgun market in 2001 according to the NSGA. Based on sales volume, our market share was approximately 31.6%, with our leading competitor holding a U.S. market share of approximately 18.4%. Sales of shotguns for the year ended December 31, 2002 were $87.8 million.

Ammunition.    According to the SMRG, we had the #1 market share position in the U.S. ammunition market in 2001. Based on sales volume, our market share was approximately 32.5%, with our nearest competitor holding a market share of approximately 27.1%.

Products

Our hunting/shooting sports product offerings include a comprehensive line of sporting shotguns and rifles, sporting ammunition and ammunition reloading components, marketed predominantly under the Remington brand name. Our goal has been to market a broad assortment of general-purpose firearms together with more specialized products that embody Remington’s emphasis on value, performance and design. In addition, we produce custom-made shotguns and rifles in the custom shop at our Ilion, New York facility.

Firearms.    Our most popular shotguns are the Model 870 pump-action shotgun, and the Model 1100 and Model 11-87 auto-loading shotguns. Remington shotguns are offered in versions that are marketed to both novices and experienced gun owners. Specialty shotguns focus on the deer, turkey and other specialized hunting markets, recreational and competitive clay target shooting, and various law enforcement applications. Retail list prices for our most popular shotguns range from approximately $230 to $800.

Our most popular rifles are the Model 700, Model Seven, Model 7400 and Model 7600 centerfire rifles and the family of Model 597 rimfire rifles. To appeal to a broad range of shooters, we manufacture these rifles in a wide variety of calibers, configurations and finishes. We presently manufacture three types of centerfire rifles: bolt-action, pump-action and auto-loading. In addition, we produce bolt-action, pump-action and auto-loading .22 caliber rimfire rifles. Our bolt-action Model 700 rifle is widely considered the standard in the industry, and we offer versions utilizing stainless steel barrels and synthetic stocks for weather durability. Retail list prices for our most popular rifles range from approximately $350 to $850.

We focus our product development efforts on introducing new products that satisfy the need for specialized, high-performance firearms and ammunition. In 2002, we introduced the Model 332 over/under shotgun, 16-gauge pump-action shotguns and Model Seven bolt action rifle in short action ultra-mag calibers. In 2003, the Model 672 Guide Gun, a short-action bolt-action rifle was introduced along with various short-action ultra mag calibers in the Model 700 line.

Ammunition.    We design, manufacture and market a complete line of sporting ammunition products under the brand names Remington, Peters and UMC, including shotgun shells, metallic centerfire ammunition for use in rifles and handguns, and .22 caliber rimfire ammunition. We also produce and market sporting ammunition components used by smaller ammunition manufacturers, as well as by private consumers engaged in the practice of reloading centerfire cases or shotgun shells. In general, Remington branded products compete in both the middle and high performance categories, while the UMC and Peters brands are used for popularly  priced ammunition.

A proprietary high density, non-toxic product, Premier Hevi-Shot was launched in 2002 delivering an enhanced performing shotshell for turkey and waterfowl hunting. In 2003, we introduced the .17 caliber HMR V-Max Boat Tail, which is used in both hunting and shooting sports.

Competition

Each of the markets in which we operate is highly competitive. Our competitors vary according to product line. Certain of these competitors are subsidiaries of large corporations with substantially greater financial resources than we have. We believe that we compete effectively with all of our present competitors. However, there can be no assurance that we will continue to do so, and our ability to compete could be adversely affected by our leveraged condition. See “Risk Factors—Risks Related to Our Business and Industry—If we do not successfully compete within our highly competitive markets, we may not be able to repay the notes”.

Firearms.    Product image, quality and innovation are the primary competitive factors in the firearms industry, with price and customer service also being factors. Our shotgun products compete with products offered by O. F. Mossberg & Sons, Inc., USRAC (which produces Winchester firearms) and Browning (like USRAC, owned by the Walloon regional government of Belgium). Our rifles compete with products offered by Marlin Firearms Co., Sturm, Ruger & Co., Inc., USRAC, Savage Arms, Inc. and Browning.

Ammunition.    Price is the primary competitive factor in the ammunition industry. In the ammunition market, we compete with the Winchester unit of Olin Corporation, and the Federal Cartridge Co. and CCI units of Alliant Techsystems, Inc.

Fishline.    Our fishing line products compete primarily with products offered by Pure Fishing, formerly Berkley, Inc., JWA Fishing and private label products.

Manufacturing

We currently manufacture our hunting and shooting sports products at three plants located within the United States.

Firearms.    Our facility in Ilion, New York manufactures shotguns, rifles, powder metal parts and accessories such as extra barrels, and also houses a portion of our gunsmith repair services and our custom gun shop. Our facility in Mayfield, Kentucky manufactures rimfire and centerfire rifles. To manufacture our various firearm models, we utilize a combination of parts manufactured from raw materials at the Ilion and Mayfield facilities and components purchased from independent manufacturers. Quality control processes are employed throughout the production process, utilizing specifically tailored testing procedures and analyses. We believe that our firearm manufacturing safety record is excellent.

Ammunition.    Our facility in Lonoke, Arkansas manufactures ammunition and ammunition components. Primer mixture manufactured on site is combined with parts and raw materials to produce centerfire ammunition, rimfire ammunition and shotshell. Some parts are manufactured on site, while other components are purchased from independent manufacturers. Throughout the various processes, our technicians continuously monitor and test the velocity, pressure and accuracy levels of the ammunition. We believe that our ammunition manufacturing safety record is among the best in the U.S. ammunition industry.

Supply of Raw Materials

To manufacture our various products, we utilize numerous raw materials, including steel, lead, brass, powder, plastics and wood, as well as manufactured parts purchased from independent manufacturers. For a number of our raw materials, we rely on one or a few suppliers. For example, our requirements for brass strip and walnut gun stock blanks are each currently being met by a single vendor, and our requirements for smokeless powder (an indispensable component of our ammunition) are met by three suppliers, who are the only sources of smokeless powder in the United States and Canada. We also purchase a number of stamped parts from a single vendor. Generally, we have had satisfactory, long-term relationships with these suppliers. We have written purchase contracts with some, but not all, of these suppliers. Any disruption in our relationships with any of these vendors or reductions in the production of the material supplied could, in each case, adversely affect our ability to obtain an adequate supply of the material and could impose additional operational costs associated with sourcing raw materials from new suppliers. We believe that we have a good relationship with each of these vendors and do not currently anticipate any material shortages or disruptions in supply from these vendors. Alternative sources, many of which are foreign, exist for each of these materials from which we could obtain such raw materials. Nonetheless, we do not currently have significant supply relationships with any of these alternative sources and cannot estimate with any certainty the length of time that would be required to establish such a supply relationship, or the sufficiency of the quantity or quality of materials that could be so obtained.  See “Risk Factors—Risks Related to Our Business and Industry—We are dependent on a number of  key suppliers. Loss or damage to our relationships with these suppliers could have a material adverse effect on our business, financial condition and results of operations”.

The price and availability of raw materials are affected by a wide variety of interrelated economic and other factors, including alternative uses of materials and their components, changes in production capacity, energy prices and governmental regulations. Industry competition and the timing of price increases by suppliers limits to some extent our ability and the ability of other industry participants to pass raw material cost increases on to customers. We use commodity options and futures contracts to hedge against the risk of increased prices for raw materials. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Financial Instruments”.

Service and Warranty

We support service and repair facilities for all of our firearms products in order to meet the service needs of our distributors, customers and consumers nationwide. New Remington firearms products purchased in North America are warranted to the original purchaser to be free from defects in material and workmanship for a period of two years from the registered date of purchase. Warranty expense was $2.9 million in 2001, $3.2 million in the year ended December 31, 2002 and $0.8 million in the three months ended March 31, 2003. Such levels of warranty expense were consistent with our historical experience.

Market Trends

A number of current trends are potentially significant to the hunting and shooting sports market.

We believe that the number of private hunting facilities is increasing, as is the availability of alternatives to traditional hunting activities, such as sporting clays and other target sports. On the other hand, we believe that the development of rural property in many locations has curtailed or eliminated access by hunters to private and public lands.

Environmental issues, such as concern about lead in the environment, may adversely affect the industry. We have developed a line of shotshells that use steel shot instead of the industry standard lead shot. These shotshells are intended to reduce the amount of lead being introduced into the environment and to appeal not only to the shooter legally required to use steel shot, but also to the environmentally concerned shooter.

We believe that hunting and shooting safety is an important issue that affects sales of firearms, ammunition and other shooting-related products. We have focused on safety education. Such instruction is also provided through an interactive safety training course on our Internet web site. We also provide substantial amounts of information regarding our products, their safe use and handling, and general shooting and outdoors information on our website, at www.remington.com, which we believe to be the most comprehensive web site in the industry. We also work through industry trade groups and hunter safety organizations to teach both novices and experienced gun owners the safe use, care and handling of firearms. Since early 2000, a majority of the firearms that we have shipped have included a unique built-in internal locking mechanism. We believe that we were among the first long gun manufacturer to have included such an internal locking mechanism in a majority of its firearms.

We believe that trends regarding firearms regulatory proposals, as well as pending municipal litigation (or consumer perceptions of these developments) could adversely affect the firearms and ammunition market. We produce firearms and ammunition that are used by hunters and sporting enthusiasts, and to a lesser extent, by law enforcement agencies. We do not produce “assault weapons” as defined in the federal law enacted in 1994. We do not produce handguns and no Remington brand handguns (as that term is conventionally used) have been produced since before World War II. We do, however, produce handgun ammunition. See “—Regulation”.

Although we believe that these trends have not had a material adverse effect on our business in the past, there can be no assurance that they will not do so in the future, or that industry sales (or the number of retail outlets available for such sales) of firearms, ammunition and other shooting-related products will not decline.

Other Product Lines

According to the ASDI, approximately 54 million people in the United States consider themselves anglers. Fishing is generally considered an inexpensive sport that can be enjoyed by people of widely varying ages, skills and abilities. We distribute a range of monofilament fishing line under the brand names Stren and Remington, offering eight families of fishing line for the recreational fisherman. The SMRG estimates that the U.S. retail market for recreational fishing line was approximately $66 million in 2001, of which we had a 27% U.S. market share based on sales dollars. Our fishing line products compete primarily with products offered by Pure Fishing (formerly Berkley, Inc.), JWA Fishing, and private labels. In December 2001, we entered into an agreement with Wal-Mart to produce and sell monofilament fishing line to be marketed as a private label product by Wal-Mart.

We purchase a significant amount of fishing line for our product lines from DuPont under a supply agreement that is automatically renewed annually unless either party notifies the other of its intent to terminate. Any disruption in our relationship with DuPont, or reductions in fishing line production by DuPont, could adversely affect our ability to obtain an adequate supply of fishing line on favorable terms. Alternative sources, many of which are foreign, exist from which we could obtain such supply. Although we currently have supply relationships with some of these alternative sources, we cannot estimate with any certainty the sufficiency of the quantity or quality of materials that could be so obtained. In addition, we may incur additional costs in sourcing raw materials from alternative producers.

We produce a complete line of clay targets for use in trap, skeet and sporting clays shooting activities, marketed under the Blue Rock brand name. Our clay targets are manufactured at two facilities located at Ada, Oklahoma and Findlay, Ohio. Targets are manufactured from a mixture of limestone and petroleum pitch.

We also market hunting and shooting accessories (including safety and security products, parts, gun care and cleaning products, belts, clips and folding and collectible knives) and commercial powder metal parts for the automotive, sporting goods, office equipment, hardware, medical and communication industries. We have licensed the Remington mark to certain third parties that manufacture and market sporting and outdoor products that complement our product line. See “—Licensing”.

Marketing and Distribution

Our products are distributed throughout the United States and in over 60 other countries. In the United States, Remington products are distributed primarily through a network of wholesalers and retailers who purchase the product directly from us for resale predominantly to gun dealers and end users, respectively. The end users include sportsmen, hunters, target shooters, gun collectors, and law enforcement and other  government organizations.

Our products are marketed primarily through manufacturer’s sales representatives. In 2002, approximately 61% of our sales consisted of sales made through our five manufacturer’s sales representative groups, who market principally to wholesalers, dealers and regional chains. These sales representatives are prohibited from selling competing goods from other manufacturers and are paid variable commissions based on the type of products that are sold. The customers to which the sales representatives market our products are authorized to carry specified types of Remington products for a non-exclusive one-year term, though not all carry the full range of products. These customers generally carry broader lines of merchandise than do the mass merchandisers and are less seasonal in sales.

Our in-house sales force markets our product lines directly to national accounts (consisting primarily of mass merchandisers) and to federal, state and local government agencies. Approximately 21% of our total 2002 sales and approximately 19% of our 2002 hunting and shooting sports sales consisted of sales made to a national account, Wal-Mart. National accounts generally provide convenient access for hunting and shooting consumers to our products but carry a more limited array of products and are more seasonal in sales. Our sales to Wal-Mart are generally not governed by written contracts. Although we believe our relationship with Wal-Mart is good, the loss of this customer or a substantial reduction in sales to this customer could adversely affect our financial condition or results of operations. No other single customer comprises more than 10% of sales. No material portion of our business is subject to renegotiation of profits or termination of contracts at the election of a governmental purchaser. See “Risk Factors—Risks Related to Our Business and Industry—A substantial amount of our business comes from one ‘national account’ customer. Loss of business from that customer could adversely affect our revenues”.

Foreign sales were approximately 6% for 2002, 7% for 2001 and 6% for 2000, respectively, of our total sales. Hunting/shooting sports foreign sales were approximately 7% for 2002, 2001 and 2000, respectively, of our total hunting/shooting sports sales. Our sales personnel and manufacturer’s sales representatives market to foreign distributors generally on a nonexclusive basis and for a one-year term.

Because our firearms products are generally used during the fall hunting season, many of firearms products are sold pursuant to a “dating plan” which allows the purchasing distributor to buy the products commencing at the beginning of our dating plan year in December, and pay for them on extended terms. Discounts are offered for early payment under this plan. In the first quarter of each dating plan year, we receive orders from our customers, which are designated as firm orders, although we may permit adjustments in outstanding unfilled orders. We also follow industry practice in canceling most firearms orders from our distributors that remain unfilled at the end of each dating plan year. We also maintain a dating plan relating to ammunition that offers discounts for payment prior to our usual 90-day payment period. In addition, beginning in 2000, we also began offering extended payment terms on select ammunition purchases as a competitive measure. For further discussion of seasonality and related matters, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Purchasing Patterns; Seasonality”. The backlog of unfilled total orders was approximately $104.5 million as of March 31, 2003, compared to $130.1 million as of March 31, 2002. The backlog of unfilled hunting and shooting sports orders was approximately $101.2 million as of March 31, 2003, compared to $124.9 million as of March 31, 2002.

Research and Development

We maintain an ongoing research and development program, with approximately 47 employees engaged in these efforts as of March 31, 2003. New products and improvements to existing products are developed based upon the perceived needs and demands of consumers, as well as successful products introduced to the market by our competitors. Our research and development program involves an in-house team of engineers, draftsmen, product testers and marketing managers using tools such as computer-assisted design and a variety of consumer research techniques. Research and plant technical staff then collaborate to produce an experimental prototype, ensuring that products and manufacturing processes are concurrently designed. Following a successful prototype, a pilot run is commenced to ensure that plant personnel and equipment can manufacture the product efficiently. We continue to introduce new products employing innovations in design and manufacturing in both firearms and ammunition.

Recent product line expansions include new versions of the Model Seven centerfire rifle in various Ultra-Magnum calibers and new versions in short-action ultra mag calibers of the Model 700 centerfire rifle. The

Model 673 Guide Gun was introduced in 2003. Recent new ammunition developments include a new line of high performance, bonded rifle bullets marketed under the Core-Lokt Ultra brand. Two new Ultra Mag cartridges, the 300 & 7mm Remington Short Action Ultra Mag were launched, expanding Remington’s franchise in the heavy magnum product arena, while the ..221 Fireball cartridge was reintroduced, complementing the Model 700 Classic firearm offering. The UMC category was expanded to include Jacketed Hollow Point bullet specifications in the pistol and revolver category. A proprietary high density, non-toxic product, Premier Hevi Shot, was launched delivering an enhanced performing shotshell for turkey and waterfowl hunting. We also developed the Core-Lokt Ultra slug, which provides superior performance for shotgun deer hunters. In the rimfire category, the .17 caliber HMR V-Max was introduced.

Research and development expenditures for our continuing operations in the three months ended March 31, 2003 and 2002, and the years ended December 31, 2002, 2001, and 2000, amounted to approximately $1.4 million, $1.5 million, $6.1 million, $5.9 million, and $6.4 million, respectively.

Patents and Trademarks

Our operations are not dependent to any significant extent upon any single or related group of patents. We do not believe that the expiration of any of our patents will have a material adverse effect on our financial condition or our results of operations. Our operations are not dependent upon any single trademark other than the Remington word mark, the Remington logo mark, and, to a lesser extent, the Stren mark. Some of the other trademarks that we use, however, are nonetheless identified with and important to the sale of our products.

In June 2000, we formed RA Brands, L.L.C., a Delaware limited liability company and wholly-owned subsidiary of Remington to which Remington transferred ownership of all of its patents, trademarks and copyrights. RA Brands, L.L.C. owns all of the above-referenced trademarks and licenses them to Remington. We believe that we have adequate policies and procedures in place to protect our intellectual property.

While we own the Remington marks (and registrations thereof) for use in our firearms and ammunition product lines and certain related products associated with hunting, wildlife and the outdoors, Remington Products Company LLC, an unrelated company, claims rights to the mark with respect to certain other product areas, particularly personal care products (including electric razors). Pursuant to a Trademark Settlement Agreement, dated December 5, 1986, between us and Remington Products, we agreed with Remington Products as follows:

•	Remington Licensing Corporation, a Delaware corporation owned equally by us and Remington Products, owns the Remington marks in the United States with respect to products of mutual interest to us and to Remington Products.

•	Remington Licensing Corporation licenses the Remington marks on a royalty-free basis to us and Remington Products for products in our and their respective markets.

•	We are restricted in our ability to expand our use of the Remington mark into product areas claimed by Remington Products, particularly personal care products.

•	We have the right to use the Remington mark with respect to certain product areas for which we do not own the mark, including certain knives and other merchandising items.

•	If certain bankruptcy or insolvency-related events occur with respect to either us or Remington Products, the bankrupt or insolvent party may be contractually required to sell its interest in Remington Licensing corporation to the other party at book value or fair market value, depending on the circumstances. While in some cases this requirement may not be enforceable under the U.S. Bankruptcy Code, if Remington Products came to own all of Remington Licensing Corporation, that could provide Remington Products with greater leverage over our licensing relationship with Remington Licensing Corporation for the ancillary products discussed above.

We do not own any patents or other intellectual property with respect to the manufacture of the nylon monofilament fishing line products that we market and distribute. We purchase a significant amount of our fishing line requirements under a supply agreement with DuPont. See “—Other Product Lines”.

Licensing

We license the Remington and Stren marks to companies that manufacture and market products that we believe complement our product line. Currently, the Remington mark is licensed for use on, among other things, sporting and outdoor apparel, caps, gun cases, fishing rods and reels, non-prescription sun, shooting and safety glasses, tree stands, wildlife feeders and various other nostalgia/novelty goods. The Stren mark is licensed for use on sunglasses, wildlife feeders and caps. We strive to ensure that the quality, image and appeal of these licensed products are consistent with the high-quality image of our core products. These licenses generally grant an exclusive right to sell a specific product category, with the standard term being five years. We believe that these licenses increase the market recognition of the Remington and Stren trademarks and enhance our ability to market core products and that licensing facilitates new cross-marketing promotional opportunities and generates income. Some of our licensing efforts are carried out under terms established in the trademark settlement agreement described above.

Regulation

The manufacture, sale and purchase of firearms are subject to extensive federal, state and local governmental regulation. The basic federal laws are the National Firearms Act and the Federal Firearms Act, which were originally enacted in the 1930s and which have been amended from time to time. Federal laws generally prohibit the private ownership of fully automatic weapons and place certain restrictions on the interstate sale of firearms unless certain licenses are obtained. We do not manufacture fully automatic weapons. We possess valid federal licenses for all of our owned and leased sites to manufacture and/or sell firearms and ammunition.

In 1994, a federal law with a ten-year term was enacted that generally prohibits the manufacture of certain firearms defined under that statute as “assault weapons” as well as the sale or possession of “assault weapons” except for those that, prior to the law’s enactment, were legally in the owner’s possession. This law expressly exempts approximately 650 models of firearms that are generally used by hunters and sporting enthusiasts. None of our current firearms products are considered to be “assault weapons” under current federal or state law. Various bills have been introduced in Congress in recent years to repeal bans on semi-automatic assault weapons and large-capacity ammunition feeding devices; the likelihood of their passage is uncertain, as are the prospects that the “assault weapon” ban will be renewed (or otherwise modified) when its provisions expire in September 2004. Another federal law, enacted in 1993 and extended in 1998, the so-called “Brady Bill”, mandates a national system of instant background checks for all firearms purchases from federally-licensed firearms retail dealers. Legislation has been proposed to further extend this system to sales made by non-retail sellers at gun shows.

Bills have been introduced in Congress to establish, and to consider the feasibility of establishing, a nationwide database recording so-called “ballistic images” of ammunition fired from new guns. Should such a mandatory database be established, the cost to Remington and its customers could be significant, depending on the type of firearms and ballistic information included in the database. To date, only two states have established such registries, and neither state includes such “imaging” data from long guns, although there can be no assurance that these (or other states) will not require the inclusion of such imaging in the future. Proposed legislation in at least one other state would be applicable to Remington rifles, and would call for “imaging” of both cartridges and projectiles. In addition, bills have been introduced in Congress in the past several years that would affect the manufacture and sale of handgun ammunition, including bills to regulate the manufacture, importation and sale of any projectile that is capable of penetrating body armor, to impose a tax and import controls on bullets designed to penetrate bullet-proof vests, to prohibit the manufacture, transfer or importation of .25 caliber, .32 caliber and 9mm handgun ammunition, to increase the tax on handgun ammunition, to impose a special occupational tax and registration requirements on manufacturers of handgun ammunition, and to drastically increase the tax on certain handgun ammunition, such as 9mm, .25 caliber, and .32 caliber bullets. Some of these bills would apply to ammunition of the kind we produce, and accordingly, if enacted, could have a material adverse effect on our business. We believe that existing regulations applicable to ammunition have not had such an effect.

State and local laws and regulations may place additional restrictions on gun ownership and transfer which vary significantly in the level of restriction imposed from jurisdiction to jurisdiction. Some states have recently enacted, and others are considering, legislation restricting or prohibiting the ownership, use or sale of certain categories of firearms and/or ammunition. Although numerous jurisdictions presently have mandatory waiting periods for the sale of handguns (and some for the sale of long guns as well), there are currently few restrictive state regulations applicable to handgun ammunition. However, Remington firearms are covered under several recently enacted state regulations requiring guns to be sold with internal or external locking mechanisms. Some states are considering mandating certain design features on safety grounds, most of which would be applicable only to handguns. We believe that hunting safety issues may affect sales of firearms, ammunition and other shooting-related products. In the northeastern United States, for example, some communities permit deer hunters to use only shotguns (which have a shorter average range than rifles) to minimize the possibility of shooting accidents in more densely populated areas. We market specialized ammunition, our Premier® Copper Solid™ sabot slug, intended for use in a shotgun, which is designed to give hunters the accuracy and effectiveness of a rifle.

We believe that existing federal and state regulation regarding firearms and ammunition has not had a material adverse effect on our sales of these products to date. See “Business—Regulation”. However, there can be no assurance that federal, state, local or foreign regulation of firearms and/or ammunition will not become more restrictive in the future and that any such development would not have a material adverse effect on our business whether directly or by placing additional burdens on those who distribute and sell our products. See “Risk Factors—Risks Related to Our Business and Industry. Our business is subject to extensive governmental legislation and regulation that may restrict our operation, increase our costs of operations, or adversely affect the demand for our products by limiting the availability and/or increasing the cost to manufacture, distribute or sell our products”.

Environmental Matters

Our operations are subject to a variety of federal, state and local environmental laws and regulations which govern, among other things, the discharge of hazardous materials to the air and water, handling, treatment, storage and disposal of such materials, as well as remediation of contaminated soil and groundwater. We have in place programs that monitor compliance with these requirements and believe our operations are in material compliance with them. In the normal course of our manufacturing operations, we are subject to occasional governmental proceedings and orders pertaining to waste disposal, air emissions and water discharges into the environment. We believe that we are in compliance with applicable environmental regulations in all material respects, and that the outcome of any such proceedings and orders will not have a material adverse effect on our business.

On June 7, 1999, we were informed that we are a potentially responsible party in a case involving the RSR Corporation (RSR) Superfund site in Dallas, Texas. We shipped lead waste to this facility in the 1980s. DuPont accepted responsibility for this liability under the terms of an agreement with us. See “—Certain Indemnities”.

On January 6, 2000, we received a request for information related to shipments of used drums to Container Recycling Inc., a Superfund site in Kansas City, Kansas. Shipments were made in 1994 by us, and we, as well as DuPont and others, have been identified as potentially responsible parties. Based upon the limited number of containers shipped to this site, we believe that our costs to resolve the matter will not be significant.

On March 5, 2001, we received a request for information relating to any use of the Agriculture Street Landfill, a Superfund site in New Orleans, LA. DuPont has accepted responsibility for this site under terms of its agreement with us, and responded to EPA. We have identified no contribution to or use of this site on our part.

On February 21, 2002, we received a request for information regarding the Peters Cartridge Company’s Kings Mills Technical Center, in Warren County, Ohio. While Peters Cartridge Company was owned by Dupont, the only assets relating to Peters Cartridge Company transferred to Remington as part of the Acquisition was the Peters trademark. Dupont has informed the Environmental Protection Agency that it is responsible for this site. See “—Certain Indemnities”.

We are currently conducting groundwater monitoring at our facilities in Lonoke, Arkansas and Ilion, New York for remediation projects for which DuPont has accepted responsibility for the cost under our agreement with DuPont. With respect to the Lonoke facility, DuPont and Remington have developed a remediation plan which was approved in April 2003, and has been published for notice and comment. DuPont has accepted responsibility for the cost of the remediation plan.

Based on information known to us, we do not expect current environmental regulations or environmental proceedings and claims to have a material adverse effect on our results of operations or financial condition. However, it is not possible to predict with certainty the impact of future environmental compliance requirements or of the cost of resolution of any future environmental proceedings and claims, in part because the scope of the remedies that may be required is not certain, liability under some federal environmental laws is under certain circumstances joint and several in nature, and environmental laws and regulations are subject to modification and changes in interpretation. There can be no assurance that environmental regulation will not become more burdensome in the future or that unknown conditions will not be discovered and that any such development would not have a material adverse effect on our business.

Legal Proceedings

Under the terms of the asset purchase agreement pursuant to which Holding and Remington acquired the business in 1993 from DuPont (the “Purchase Agreement”), the sellers retained liability for, and are required to indemnify us against:

•	all product liability cases and claims involving products that had not been discontinued as of the Acquisition but relating to occurrences that took place prior to the Acquisition;

•	all product liability cases and claims (whenever they may arise) involving discontinued products; and

•	environmental liabilities based on conditions existing at the time of the Acquisition.

These indemnification obligations of the sellers are not subject to any survival period limitation. We have no current information on the extent, if any, to which the sellers have insured these indemnification obligations. Except for certain cases and claims relating to shotguns as described below, and except for all cases and claims relating to products discontinued prior to the Acquisition, we generally bear financial responsibility for the costs of product liability cases and claims relating to occurrences after the Acquisition and are required to indemnify the sellers against such cases and claims. See “—Certain Indemnities”.

Since December 1, 1993, we have maintained insurance coverage for product liability claims subject to certain self-insured retentions on a per-occurrence basis for personal injury or property damage relating to occurrences arising after the Acquisition. We believe that our current product liability insurance coverage for personal injury and property damage is adequate for our needs. Our current product liability insurance policy runs from December 1, 2002 through November 30, 2003 and provides for a self-insured retention of $0.5 million per occurrence (plus pro-rata legal expenses). The current policy has a batch clause endorsement, which in general provides that if a batch of our products were to be defective, our liability for product liability expenses and damages related to the entire batch would be capped at the amount of self-insured retention for a single occurrence. The policy excludes from coverage any pollution-related liability. Based in part on the nature of our products, and the impact on the insurance market of the events of September 11, 2001, there can be no assurance that we will be able to obtain adequate product liability insurance coverage upon the expiration of the current policy. Certain of our current excess insurance coverage expressly excludes actions brought by municipalities as described below.

As a result of contractual arrangements, we manage the joint defense of product liability litigation involving Remington brand firearms and our ammunition products for both Remington and the sellers. As of May 1, 2003, approximately 18 individual bodily injury cases and claims were pending, primarily alleging defective product design, defective manufacture and/or failure to provide adequate warnings; some of these cases seek punitive as well as compensatory damages. We have previously disposed of a number of other cases involving post-Acquisition occurrences by settlement. Of the individual cases and claims pending as of May 1, 2003, approximately three involve matters for which the sellers retained liability and are required to indemnify us. The remaining approximately 15 pending cases involve post-Acquisition occurrences for which we bear responsibility under the Purchase Agreement; the sellers have some responsibility for the costs of approximately one of these cases involving certain shotguns, as described below.

The number of cases listed above do not include Joe Luna, et al. v. Remington Arms Company, Inc. and E.I. du Pont de Nemours and Company et al., which was first filed in 1989 in Texas district court in Jim Wells County. The plaintiffs sought certification of a class consisting of all Texas owners of Model 700 bolt-action rifles seeking as damages the cost of repair. In June 1996, the district court certified for class treatment certain limited issues; this ruling was reversed on appeal in 1998. Remington was not named as a defendant until July 1996, and was not a party to the appeal, although the appellate courts’ decisions should govern class action claims against Remington as well. There has been no activity in this case since 1998. The three individual plaintiffs claimed repair costs of less than $100 per rifle, plus exemplary damages and attorney’s fees. The sellers’ obligations with respect to Luna include a requirement that they indemnify Remington against claims for economic loss involving Model 700 rifles shipped prior to the end of May 1997. Claims involving Model 700 rifles shipped thereafter would be our responsibility and, to the extent that they do not involve personal injury or property damage, would not be covered by Remington’s product liability insurance.

At December 31, 2002, our accrual for product liability cases and claims was $6.4 million. The amount of our accrual for product liability cases and claims is based upon estimates developed by outside advisors. With the assistance of counsel, we establish reserves for anticipated defense and disposition costs to us of those pending cases and claims for which we are financially responsible. Based on those estimates and an actuarial analysis of actual defense and disposition costs incurred by us with respect to product liability cases and claims in recent years, our outside actuarial advisors provide us with estimated defense and disposition costs for unasserted product liability cases and claims. We combine the estimated defense and disposition costs for both pending and unasserted cases and claims to determine the amount of our accrual for product liability cases and claims.

A recently resolved case for which Remington bore financial responsibility involved the accidental fatal shooting in October 2000 of a nine-year-old boy, Gus Barber, with a Remington Model 700 bolt-action rifle being unloaded by his mother after a hunting trip in Montana. This tragedy was the focus of repeated local and national media attention, and the subject of a lawsuit filed in December 2001, in federal district court in Montana naming Remington and the sellers as defendants. The lawsuit was resolved at a May 2002 mediation and was thereafter formally dismissed. Like many Remington bolt-action centerfire firearms made before 1982, the Barber rifle was manufactured with a feature known as a ‘bolt-lock’, which requires the manual safety to be moved to the ‘fire’ position to begin the process of unloading the rifle. Partly in response to this accident, in early March 2002, we initiated a nationwide product safety program under which we offered to clean, inspect and modify such centerfire firearms to remove the bolt-lock feature for $20. Participating customers received a transferable $20 rebate coupon on the purchase of specified Remington safety products. Although this offer was originally intended to expire on December 31, 2002, we have decided to continue this program at least until December 31, 2003. Approximately 2.5 million guns manufactured prior to 1982 were eligible for the offer. Although due to various uncertainties (including the number of participating customers and the condition of their guns), we cannot estimate the ultimate cost of the program, based in part on customer responses to date, and the length of time since the products were manufactured, we do not believe the safety program will have a material adverse effect on our financial condition or liquidity, although there can be no assurances given in that regard. As of March 31, 2003, our accrual for the costs of the product safety program (consisting of product modification costs and rebate costs) was less than $0.1 million. The accrual for those costs was based on the number of firearms submitted for modification and the number of rebate coupons redeemed during the relevant period.

In addition to these individual cases, as a manufacturer of shotguns and rifles, Remington has been named in only three of the actions brought by approximately 30 municipalities, primarily against manufacturers, distributors and sellers of handguns: (i) City of Boston, et al. v. Smith & Wesson, et al., No. 99-2590 (Suffolk Super Ct.); (ii) City of St. Louis, Missouri v. Henry Cernicek, et al., No. 992-01209 (Cir. Ct. St. Louis) & 00 Civil 1895 (U.S. Dist. Ct E.D. Missouri); and (iii) City of New York, et al. v. B.L. Jennings, Inc., et al., 00 Civil 3641 (JBW) (U.S. Dist. Ct. E.D.N.Y.). As a general matter, these lawsuits name several dozens of firearm industry participants as defendants, and claim that the defendants’ distribution practices allegedly permitted their products to enter a secondary market, from which guns can be obtained by unauthorized users; that defendants fail to include adequate safety devices in their firearms to prevent unauthorized use and accidental misuse; and that defendants’ conduct has created a public nuisance. Plaintiffs generally seek injunctive relief and money damages (consisting of the cost of providing certain city services and lost tax and other revenues), and in some cases, punitive damages, as well.

In City of Boston, first filed in 1999, an order granting plaintiff’s March 27, 2002 request to dismiss the case with prejudice as to all defendants was entered on April 1, 2002.

In City of New York, the New York City Health and Hospitals Corp., and certain city officials filed an Amended Complaint, dated September 1, 2000, in the U.S. District Court for the Eastern District of New York naming Remington and other entities and asserting claims similar to those in City of Boston. Remington answered on December 1, 2000. Plaintiffs’ and defendants’ initial discovery requests were served in June 2001. In August 2001, the City indicated its intention to file a second amended complaint. However, in part as a result of the events of September 11, the court has granted the City’s request that the case be put on hold pending the appeal by the State of New York of the dismissal of its separate lawsuit against handgun manufacturers (in which we are not a defendant).

In City of St. Louis, a First Amended Complaint naming Remington and other entities was filed on August 15, 2000, in Circuit Court of the City of St. Louis. The case was removed on November 29, 2000, to the U.S. District Court for the Eastern District of Missouri by third-party defendant, Denel (Pty) Ltd., a firearms manufacturer majority-owned by the Republic of South Africa. Removal was made pursuant to Title 28, section 1330, of the United States Code, as an action involving a foreign state. On September 25, 2001, the federal court remanded the case to state court (where motions to dismiss are pending). On March 1, 2002, the St. Louis City court granted the defendants’ motion to transfer venue to the Circuit Court for St. Louis County. Plaintiffs’ challenge to that ruling was rejected, and defendants’ motion to dismiss in this new venue was argued on February 28, 2003. To date, the court has not issued a ruling with respect to defendants’ motion to dismiss. The City of St. Louis seeks an unspecified amount in compensatory damages, and also seeks punitive damages.

To date, nine municipal lawsuits (including City of Boston) have been dismissed and are not on appeal. Five more dismissals, including that involving local California governments, are on appeal, and another case is on partial appeal. The remaining lawsuits are in various stages of motion practice and discovery. A majority of states have enacted some limitation on the ability of local governments to file such lawsuits against firearms manufacturers. Both houses of the Missouri legislature have approved a preemption bill, which if signed by the governor, would apply to the St. Louis lawsuit. In addition, similar legislation limiting such lawsuits on a federal level has been proposed in both houses of Congress. At the federal level, in April, the House of Representatives approved legislation that would limit lawsuits against firearms manufacturers based on the criminal or unlawful acts of third parties. Similar legislation is pending in the Senate, and if enacted, would prohibit litigation of the type filed by the municipalities.

In the spring of 2000, the Federal Trade Commission and the attorneys general of several states instituted investigations into allegations of anticompetitive retaliation against Smith & Wesson by other participants in the firearms industry. In 2000 and 2001, Remington received and replied to civil investigative demands and subpoenae duces tecum and other discovery requests from the State of Connecticut and the Federal Trade Commission. Remington, which makes only long guns, does not compete with Smith & Wesson, which makes handguns.

In recognition of and support of certain legal and legislative initiatives, the firearms industry has established the Hunting and Shooting Sports Heritage Fund of which we are a member. During 2003, we expect to contribute 0.5% of our domestic net revenue from sales of our firearms and select accessory products to this organization. A portion of the Fund’s revenues are used to pay costs associated with litigation brought against the industry. Contributions in 2002 and 2001 were $0.8 million and $1.7 million, respectively.

Because our assumption of financial responsibility for certain product liability cases and claims involving pre-Acquisition occurrences was limited to an amount that has now been fully paid, with the sellers retaining liability in excess of that amount and indemnifying us in respect of such liabilities, and because of our accruals with respect to such cases and claims, we believe that product liability cases and claims involving occurrences arising prior to the Acquisition are not likely to have a material adverse effect upon our financial condition or results of operations. Moreover, although it is difficult to forecast the outcome of litigation, we do not believe, in light of relevant circumstances (including the current availability of insurance for personal injury and property damage with respect to cases and claims involving occurrences arising after the Acquisition, our accruals for the uninsured costs of such cases and claims and the sellers’ agreement to be responsible for a portion of certain post-Acquisition shotgun-related product liability costs, as well as the type of firearms products that we make), that the outcome of all pending post-Acquisition product liability cases and claims will be likely to have a material adverse effect upon our financial condition or results of operations. Nonetheless, in part because the nature and extent of liability based on the manufacture and/or sale of allegedly defective products (particularly as to firearms and ammunition) is uncertain, there can be no assurance that our resources will be adequate to cover pending and future product liability occurrences, cases or claims, in the aggregate, or that a material adverse effect upon our financial condition or results of operations will not result therefrom. Because of the nature of our products, we anticipate that we will continue to be involved in product liability litigation in the future. See “Risk Factors—Risks Related to Our Business and Industry. Because of the potential nature of injuries relating to firearms and ammunition, certain public perceptions of our products, and recent efforts to expand liability of manufacturers of firearms and ammunition, product liability cases and claims, and insurance costs associated with such cases and claims, may cause us to incur significant costs”.

Certain Indemnities

As of the closing of the Acquisition in December 1993 under the Purchase Agreement, we assumed:

•	a number of specified liabilities, including certain trade payables and contractual obligations of the sellers;

•	limited financial responsibility for specified product liability claims relating to disclosed occurrences arising prior to the Acquisition;

•	limited financial responsibility for environmental claims relating to the operation of the business prior to the Acquisition; and

•	liabilities for product liability claims relating to occurrences after the Acquisition, except for claims involving discontinued products.

All other liabilities relating to or arising out of the operation of the business prior to the Acquisition are excluded liabilities (the “Excluded Liabilities”), which the sellers retained. The sellers are required to indemnify Remington and its affiliates in respect of the Excluded Liabilities, which include, among other liabilities:

•	liability in excess of our limited financial responsibility for environmental claims and disclosed product liability claims relating to pre-closing occurrences;

•	liability for product liability litigation related to discontinued products; and

•	certain tax liabilities, and employee and retiree compensation and benefit liabilities.

The sellers’ overall liability in respect of their representations, covenants and the Excluded Liabilities under the Purchase Agreement, excluding environmental liabilities and product liability matters relating to events occurring prior to the purchase but not disclosed, or relating to discontinued products, is limited to $324.8 million. With a few exceptions, the sellers’ representations under the Purchase Agreement have expired. We made claims for indemnification involving product liability issues prior to such expiration. See “—Legal Proceedings”.

In addition, the sellers agreed in 1996 to indemnify us against a portion of certain product liability costs involving various shotguns manufactured prior to 1995 and arising from occurrences on or prior to November 30, 1999. These indemnification obligations of the sellers relating to product liability and environmental matters (subject to a limited exception) are not subject to any survival period limitation, deductible or other dollar threshold or cap. We and the sellers are also party to separate agreements setting forth agreed procedures for the management and disposition of environmental and product liability claims and proceedings relating to the operation or ownership of the business prior to the Acquisition, and are currently engaged in the joint defense of certain product liability claims and proceedings. See “—Legal Proceedings”.

Employees

As of March 31, 2003, we employed approximately 2,352 full-time employees of whom nearly 2,122 were engaged in manufacturing, approximately 183 in sales and general administration and approximately 47 in research and development. An additional work force of temporary employees is engaged during peak production schedules.

The United Mine Workers of America (“UMWA”) represents approximately 952 hourly employees at our plant in Ilion, New York. The collective bargaining agreement with UMWA was renegotiated effective October 2002 with the contract expiring in September 2007. We also have a labor agreement with Local 2021 of the United Automobile, Aircraft and Agricultural Implement Workers of America, U.A.W., which represents approximately 4 hourly employees at our plant in Findlay, Ohio, which agreement is terminable by either party on notice. Employees at our Lonoke, Arkansas, Mayfield, Kentucky and Ada, Oklahoma facilities are not represented by unions. There have been no significant interruptions or curtailments of operations due to labor disputes since prior to 1968 and we believe that our relations with our employees are satisfactory.

Properties

Our manufacturing operations are currently conducted at five owned facilities. The following table sets forth selected information regarding each of these facilities:

Plant	Product	Square Feet (in thousands)
Ilion, New York	Shotguns; centerfire and rimfire rifles	1,000
Lonoke, Arkansas	Shotshell; rimfire and centerfire ammunition	750
Mayfield, Kentucky	Rimfire rifles and centerfire rifles	44
Findlay, Ohio	Clay targets	40
Ada, Oklahoma	Clay targets	21

We believe that these facilities are suitable for the manufacturing conducted therein and have capacities appropriate to meet existing production requirements. The Ilion, Lonoke and Mayfield facilities each contain enclosed ranges for testing firearms and ammunition.

Our headquarters and related operations are conducted in an office building that we own in Madison, North Carolina. Research and development is conducted at a facility that we own in Elizabethtown, Kentucky. All of the real property owned by us has been mortgaged to secure our obligations under our credit agreement. We also lease or contract for services from various warehouses and are a party to a leasing arrangement involving a facility operated by a third party contractor.

MANAGEMENT

The names, ages and positions of the directors and executive officers of Remington are set forth below. All directors are elected annually and hold office until their successors are elected and qualified, or until their earlier removal or resignation.

Name	Age	Position
Leon J. Hendrix, Jr.(a)(b)(d)(e)(f)	61	Director, Chairman
B. Charles Ames	77	Director
Michael G. Babiarz(a)(c)(e)(f)	37	Director
Bobby R. Brown(b)(c)	70	Director
Richard A. Gilleland(b)(c)(d)	58	Director
Richard E. Heckert(b)(c)(d)	79	Director
Hubbard C. Howe(c)(e)(f)	74	Director
Thomas E. Ireland(b)(e)(f)	53	Director
Harold O. Rosser	54	Director
H. Norman Schwarzkopf(b)(d)	68	Director
Stephen C. Sherrill(a)(d)(e)(f)	50	Director
Thomas L. Millner(a)(b)	49	Director, President and Chief Executive Officer
Ronald H. Bristol, II	40	Executive Vice President and Chief Operating Officer
Mark A. Little(e)(f)	55	Executive Vice President, Chief Financial Officer, Chief Administrative Officer and Treasurer
Paul L. Cahan	62	Senior Vice President—Manufacturing
Jay M. Bunting, Jr.	45	Vice President—Sales, Marketing and Product Development—Firearms and Accessories
John M. Dwyer, Jr.	44	Vice President—Sales, Marketing and Product Development—Ammunition, Clay Targets and Law Enforcement
Samuel G. Grecco(e)(f)	49	Vice President—E-Business and E-Commerce, and Corporate Secretary

(a)	Member, Executive Committee

(b)	Member, Public Policy Committee

(c)	Member, Audit Committee

(d)	Member, Compensation Committee

(e)	Member, Benefits Committee

(f)	Member, Investment Committee

Each of our officers is elected by the Board of Directors to hold office until the next succeeding annual meeting of the Board of Directors.

None of our officers has any family relationship with any director or other officer. “Family relationship” for this purpose means any relationship by blood, marriage or adoption, not more remote than first cousin.

The business experience during the past five years of each of the directors and executive officers listed above is as follows:

Leon J. (Bill) Hendrix, Jr. has been a director and Chairman of Remington and Holding since prior to 1998. In November 2000, Mr. Hendrix retired as a principal of CD&R and became an outside director and paid Chairman of Remington. From prior to 1998 until April 1999, Mr. Hendrix was Chief Executive Officer. From prior to 1998 until November 2000, Mr. Hendrix was a principal of CD&R. In November 2000, Mr. Hendrix became an employee of the Company, retaining his title of Chairman. Mr. Hendrix currently serves as a director of Keithley Instruments, NACCO Industries, Inc. and Cambrex Corp. He is also a director of Riverwood International Corporation, and its parents RIC Holding, Inc. and Riverwood Holding, Inc., corporations in which an investment partnership managed by CD&R has an investment. Mr. Hendrix serves on the compensation committees of Keithley Instruments and Riverwood International Corporation.

B. Charles Ames was elected to the Board of Directors of Remington and Holding prior to 1998. Mr. Ames is a professional employee, and since prior to 1998, has been a principal of CD&R and a general partner of Clayton & Dubilier Associates IV Limited Partnership (“Associates IV”), the general partner of the C&D Fund. Mr. Ames is also a director of Schulte Bautechnik GmbH, a director and Chairman of the Board of Riverwood International Corporation and its parents RIC Holding, Inc. and Riverwood Holding, Inc., corporations in which an investment partnership managed by CD&R has an investment. Mr. Ames also serves on the Boards of Directors of The Progressive Corporation and Lexmark International, Inc. Mr. Ames serves on the compensation committees of the Boards of Directors of Riverwood International Corporation and Lexmark International, Inc.

Michael G. Babiarz was elected to the Board of Directors of Remington and Holding in October 1998. He has been a principal of CD&R since prior to 1998. Mr. Babiarz currently serves as a director of SIRVA, Inc., a corporation in which an investment partnership managed by CD&R has an investment.

Bobby R. Brown has been a director of Remington and Holding since prior to 1998. From prior to 1998 to January 1998, Mr. Brown was President, Chairman and Chief Executive Officer of CONSOL Inc. and its parent CONSOL Energy Inc., the parents of Consolidation Coal Company, a coal mining company. Mr. Brown was the Chairman of CONSOL Inc. and CONSOL Energy Inc. from prior to 1998 to February 1999. Mr. Brown was a director of CONSOL Inc. and CONSOL Energy Inc. from prior to 1998 to February 2000. Mr. Brown currently serves as a director of Delta Trust and Bank and Horizon Natural Resources. Mr. Brown serves on the compensation committee of Delta Trust and Bank and Horizon Natural Resources.

Richard A. Gilleland has been a director of Remington and Holding since prior to 1998. From October 1998 to March 1999, Mr. Gilleland was CEO and President of Tyco Healthcare Group, a medical supplies company. He was Chairman and Chief Executive Officer of Physicians Resource Group, Inc., which provides management services to physicians and clinics, from prior to 1998 to October 1998. Mr. Gilleland was a director of Tyco International, Ltd. from prior to 1998 to July 1999.

Richard E. Heckert has been a director of Remington and Holding since prior to 1998. Mr. Heckert has been retired since prior to 1998.

Hubbard C. Howe has been a director of Remington and Holding since prior to 1998. Mr. Howe has served as Chairman and as a director since prior to 1998 of A.P.S., Inc., a distributor of automotive replacement parts, and its parent, APS Holding Corporation, corporations in which an investment partnership managed by CD&R had an investment. From prior to 1998 until January 1998, Mr. Howe served as the interim Chief Executive Officer of APS Holding Corporation and A.P.S., Inc. On February 2, 1998, A.P.S., Inc. and several of its direct and indirect subsidiaries filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code with the U.S. Bankruptcy Court for the District of Delaware. A.P.S., Inc. was liquidated in 1999. Mr. Howe currently serves as a director of Western Industries Inc., Natural Pharmaceuticals Inc. and Riverwood International Corporation and its parents RIC Holding, Inc. and Riverwood Holding, Inc.

Thomas E. Ireland has been a director of Remington and Holding since May 2001. He has been a principal of CD&R since prior to 1998. Mr. Ireland is also a director of Jafra Cosmetics International, Inc. its parent CDJR Investments (LUX) S.A., and Jafra Cosmetics International, S.A. de C.V. corporations in which an investment partnership managed by CD&R has an investment.

Harold O. Rosser was elected to the Board of Remington and Holding in February 2003. Since prior to 1998, he has been a managing director of BRS, of which he is a founding member. Mr. Rosser currently serves as a director of California Pizza Kitchen, Inc., American Paper Group, Inc., American Paper Holdings, Inc.,

Acapulco Restaurants, Inc., Penhall International, Inc., H&E Equipment Services, Inc., O’Sullivan Industries, Inc., Il Fornaio (America) Corporation, Au Bon Pain, Inc. and McCormick & Schmick Restaurant Corporation. Mr. Rosser serves on the compensation committees of Acapulco Restaurants, Inc., California Pizza Kitchen, Inc., Il Fornaio (America) Corporation, McCormick & Schmick Restaurant Corporation, O’Sullivan Industries, Inc., H&E Equipment Services, Inc. and Penhall International, Inc.

H. Norman Schwarzkopf has been a director of Remington and Holding since prior to 1998. From prior to 1998 he has been a commentator for NBC, as well as a lecturer and author. He currently serves as a director of USA Interactive and Endur, and served as a director of Burns International Services, Inc. from prior to 1998 until April 2000. General Schwarzkopf is also a member of the University of Richmond Board of Trustees and the Nature Conservancy’s President’s Council.

Stephen C. Sherrill was elected to the Board of Remington and Holding in February 2003. Since prior to 1998, he has been a managing director of BRS, of which he is a founding member. Mr. Sherrill currently serves as a director of Alliance Laundry Systems, Inc., B&G Foods, Inc., Doane Pet Care Company, Eurofresh, Inc., HealthEssentials, Inc., HealthPlus Corporation, MWI Veterinary, Inc. and Galey & Lord, Inc. Mr. Sherrill serves on the compensation committees of B&G Foods, Inc. and HealthPlus Corporation.

Thomas L. Millner was President and Chief Operating Officer of Remington since prior to 1998 until April 1999, and in April 1999 became President and Chief Executive Officer. Mr. Millner has been a director of Remington and Holding since prior to 1997. Mr. Millner currently serves on the Board of Directors of Stanley Furniture Co., Inc., Old London Foods and Atlanta Belting.

Ronald H. Bristol, II joined Remington prior to 1998, had served as Vice President and General Manager—Firearms since prior to 1998, and became Executive Vice President and Chief Operating Officer in April 2000.

Mark A. Little was Vice President, Chief Financial Officer and Controller from prior to 1998 to September 1999. In September 1999, he became Vice President, Chief Financial Officer and Treasurer. In April 2000, he became Executive Vice President, Chief Financial Officer and Chief Administrative Officer and in December 2002, he re-assumed the additional position of Treasurer.

Paul L. Cahan joined Remington prior to 1998 as Vice President—Ammunition and in January 1998 became Vice President and General Manager—Ammunition. In August 2001, he became Senior Vice President—Manufacturing.

Jay M. Bunting, Jr. joined Remington prior to 1998 as Director of Firearms, Marketing and in January 2000 became Director of Sales. In August 2001, he became Vice President—Sales, Marketing and Product Development for Firearms and Accessories.

John M. Dwyer, Jr. joined Remington prior to 1998 as Director of Product Development—Ammunition and in July 2001 became Vice President—Sales, Marketing, and Product Development for Ammunition, Clay Targets and Law Enforcement.

Samuel G. Grecco was Vice President—Business Development and Corporate Secretary since prior to 1998 and became Vice President—E-Commerce and E-Business and Corporate Secretary in April 2000.

Shareholders’ Agreement

In connection with the Transactions, the C&D Fund and the BRS Fund entered into a shareholders’ agreement which governs certain aspects of the relationships among Holding, Remington, the C&D Fund and the BRS Fund, and sets forth certain arrangement with respect to the corporate governance of Remington and Holding.

Pursuant to the terms of the shareholders’ agreement, Remington’s board of directors must consist of the same members as the board of directors of Holding. The shareholders’ agreement further provides that the board of directors of Holding will initially consist of twelve directors (subject to adjustment upon the occurrence of specified events), including two nominees of the C&D Fund, two nominees of the BRS Fund, four existing directors and four directors mutually agreed to by the C&D Fund and the BRS Fund. These rights of designation held by the C&D Fund and the BRS Fund are keyed to specified ownership levels, and will be reduced and/or cancelled if the C&D Fund’s or the BRS Fund’s ownership levels fall below thresholds specified in the shareholders’ agreement.

The shareholders’ agreement provides that the board may generally approve corporate actions through the approval of a majority of the directors present at any duly convened board meeting or by unanimous written consent of the directors without a meeting. However, the board of directors may not take certain significant actions without the prior written approval of each shareholder owning at least 5% of Holding’s common stock. Among the board actions generally requiring such prior written approval of shareholders are:

(i)	a sale of more than 50% of Holding’s outstanding voting securities, a merger or business combination, a recapitalization or a sale of all or substantially all of the assets of Holding or Remington and their respective subsidiaries;

(ii)	the appointment or termination of the Chief Executive Officer of Holding or Remington;

(iii)	any amendment to the Certificate of Incorporation or By-Laws of Remington or Holding, or any amendment to the shareholders’ agreement;

(iv)	any increase or decrease in the number of directors of Remington or Holding;

(v)	subject to certain exceptions, any transaction between Holding or its subsidiaries, on the one hand, and any shareholder, director or officer of Holding or any of its subsidiaries or affiliates of any such persons, on the other hand, having a value in excess of $500,000; and

(vi)	the termination or amendment of the C&D Fund’s consulting agreement or the BRS Fund’s consulting agreement.

Except for items (iii) and (v), these actions will cease to require the C&D Fund’s prior written approval upon repayment in full of the Holding Notes.

The shareholders’ agreement also requires enhanced voting requirements for board approval of particular matters, including, among other things:

(i)	the entry by Holding or its subsidiaries into a line of business unrelated to the existing lines of business of Holding or Remington;

(ii)	the incurrence by Holding or its subsidiaries of indebtedness in excess of $5 million at any time outstanding;

(iii)	the acquisition or disposition by Holding or its subsidiaries of any assets outside of the ordinary course of business, having a value in excess of $5 million;

(iv)	any voluntary liquidation or dissolution of Holding or Remington;

(v)	any issuance of shares of capital stock or securities convertible into shares of capital stock, stock appreciation rights, profit participation interests or other similar rights of Holding or its subsidiaries to any person, except pursuant to any management stock option plan approved by a supermajority of the board of directors of Holding;

(vi)	subject to certain exceptions, the declaration of dividends or other distributions or repurchases or redemptions of capital stock or options by Holding or Remington;

(vii)	the appointment or termination of senior management, other than Chief Executive Officer, of Holding or Remington; and

(viii)	the creation of any compensation or option plan and the setting of annual compensation for any members of senior management of Holding and its subsidiaries. Under the shareholders’ agreement, the approval of these matters will require either

(a)	the affirmative vote of nine directors or

(b)	the affirmative vote of a majority of directors present at any duly convened board meeting, which majority must include one director nominated by the C&D Fund and one director nominated by the BRS Fund for so long as the C&D Fund or the BRS Fund, as applicable, along with certain affiliates, hold at least 5% of the then outstanding shares of common stock of Holding.

Compensation of Directors

Members of the Boards of Directors of Remington who are not employees of Remington, Holding, CD&R or BRS (each, an “Eligible Director”) receive a per meeting fee of $1,000 for each Remington board and committee meeting attended and an annual retainer of $25,000. An additional fee of $1,000 per meeting is paid to the chairman of each committee. All directors are reimbursed for reasonable travel and lodging expenses incurred to attend meetings. Each Eligible Director was also eligible to participate in the RACI Holding, Inc. 1994 Directors’ Stock Plan (the “1994 Directors’ Plan”) under which a director could forego part or all of the annual retainer and meeting fee payable to him for calendar years 1995-1997 in exchange for shares of the Holding’s common stock. The number of shares payable was determined by dividing (i) the amount of cash retainer fees foregone with respect to services provided during a calendar year by (ii) the greater of (x) the fair market value of a share of Common Stock as of the last day of such calendar year and (y) $100. Under this Plan, 1,800 shares of common stock have been issued. The 1994 Directors’ Plan terminated in 1998. Effective July 1, 1997 under the RACI Holding, Inc. Director Stock Purchase Plan (the “1997 Directors’ Plan”), we offered each Eligible Director the opportunity to purchase up to 2,500 shares of common stock at a purchase price per share of $100. The 1997 Directors’ Plan terminated on July 1, 2002. As of the date of this prospectus, 11,250 shares and 1,250 matching deferred shares of common stock were issued under the 1997 Directors’ Plan.

Compensation of Executive Officers

The following table summarizes the compensation paid by Remington to its Chief Executive Officer and to each of our four other most highly compensated executive officers (the “Named Executive Officers”) during or with respect to the 2000, 2001 and 2002 fiscal years for services in all capacities rendered to us for such fiscal years.

	Annual Compensation			Long Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)(1)		Securities Underlying Options (#)	All Other Compensation

Thomas L. Millner President and Chief Executive Officer	2000 2001 2002	419,167 435,000 480,000	350,200 — 480,000	— — —		881 — —	2,165,423 17,201 499,374	(2)

Ronald H. Bristol, II Executive Vice President and Chief Operating Officer	2000 2001 2002	219,167 235,000 260,000	87,680 — 117,015	— — —		— — —	501,998 7,050 252,968	(3)

Mark A. Little Executive Vice President, Chief Financial Officer, Chief Administrative Officer and Treasurer	2000 2001 2002	208,917 220,000 245,000	159,400 — 220,500	— — —		122 — —	652,837 10,451 177,385	(2)

Robert L. Euritt (7) Vice President—Human Resources	2000 2001 2002	173,000 178,667 190,000	111,400 — 152,000	52,971 61,009 51,595	(4) (4) (4)	— — —	697,150 5,360 200,711	(5)

Samuel G. Grecco Vice President—E-Business and E-Commerce and Corporate Secretary	2000 2001 2002	172,333 173,000 185,000	111,400 — 148,000	— — —		— — —	559,385 5,190 163,121	(6)

(1)	Excludes perquisites and other personal benefits if the aggregate amount thereof is less than $50,000 or 10% of the Named Executive Officer’s salary and bonus.

(2)	Amount reflects premiums paid by the Company for a Disability Insurance Policy, Remington’s matching contributions on behalf of the Named Executive Officer to the Remington Savings and Investment Plans in the amounts of $11,671 and $4,244 for Messrs. Millner and Little, respectively, special bonus payments (made in connection with dividends) of $19.54 per unit paid on each option and deferred share that was held by the Named Executive Officer on the respective record dates and a special award payment of $10,000.

(3)	Amount reflects Remington’s matching contributions on behalf of the Named Executive Officer to the Remington Savings and Investment Plans in the amount of $4,874, $116,985 of deferred share awards (valued at $220.31 per share), special bonus payments (made in connection with dividends) of $19.54 per unit paid on each option and deferred share that was held by the Named Executive Officer on the respective record dates, a special award payment of $10,000.

(4)	Amount reflects reimbursements for temporary living expenses incurred by the Named Executive Officer of $52,971, $61,009 and $40,616 in 2000, 2001 and 2002, respectively.

(5)	Amount reflects Remington’s matching contributions on behalf of the Named Executive Officer to the Remington Savings and Investment Plans in the amount of $2,736, special bonus payment (made in connection with dividends) of $19.54 per unit paid on each option and deferred share that was held by the Named Executive Officer on the respective record dates and a special award payment of $10,000.

(6)	Amount reflects Remington’s matching contributions on behalf of the Named Executive Officer to the Remington Savings and Investment Plans in the amount of $2,565, special bonus payment (made in connection with dividends) of $19.54 per unit paid on each option and deferred share that was held by the Named Executive Officer on the respective record dates and a special award payment of $10,000.

(7)	Mr. Euritt retired from Remington effective as of March 31, 2003.

Aggregated Option Exercises and FY-End Option Value Table(1)

Name	Shares Acquired on Exercise (#)	Value Realized	Number of Securities Underlying Unexercised Options at FY-End Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at FY-End Exercisable/Unexercisable (2)
Thomas L. Millner	—	—	11,683 / 4,474	$976,538 / 83,718
Ronald H. Bristol, II	—	—	3,005 / 1,158	248,532 / 23,519
Mark A. Little	—	—	3,194 / 2,183	163,388 / 43,342
Robert L. Euritt	—	—	5,090 / 2,000	337,378 / 40,620
Samuel G. Grecco	—	—	4,158 / 1,017	326,949 / 20,655

(1)	In connection with the Transactions, all outstanding options were accelerated and cancelled in exchange for a payment equal to the excess, if any, of the exercise price $220.31.

(2)	Calculated based on a per share price of Holding Common Stock of $220.31, the estimated fair value as of December 31, 2002, less the exercise price for the option.

Pension and Retirement Plan

The Remington Arms Company, Inc. Pension and Retirement Plan was established effective December 1, 1993 to provide retirement income and survivor benefits to Remington’s employees and their beneficiaries through a tax qualified program. Pension benefits under the Retirement Plan are limited in accordance with the provision of the Internal Revenue Code of 1986, as amended (the “Code”), governing tax qualified pension plans. We adopted a Supplemental Pension Plan effective January 1, 1998 (the “Supplemental Plan” and, together with the Pension and Retirement Plan, the “Pension Plans”) that provides for payment to participants of retirement benefits equal to the excess, if any, of 2% of the participant’s average monthly pay multiplied by such participant’s years of service over the amount actually earned by such participant under the Pension and Retirement Plan. Each of the Named Executive Officers is eligible to participate in the Pension Plans. Benefits under the Supplemental Plan are not pre-funded; such benefits are paid by Remington when due.

Retirement benefits under the Pension Plans are generally based on an employee’s years of benefit service and highest final average compensation. Generally, an employee’s benefit service under the Pension Plans includes all of his service with Remington and his service, if any, with DuPont prior to the Acquisition. DuPont service is not recognized for benefit accrual or early retirement eligibility, however, in the case of eligible employees who elected to retire from DuPont and commence receiving retirement income from the DuPont retirement plan in connection with the Acquisition. Retirement benefits are generally paid in annuity form, for life, commencing at the employee’s 65th birthday, although longer service employees may elect to commence receiving retirement income at an earlier age.

	Estimated Annual Retirement Benefits Based on Service of
Salary and 50% of Incentive Compensation	15 Years	20 Years	25 Years	30 Years	35 Years
$175,000	$52,500	$70,000	$87,500	$105,000	$122,500
200,000	60,000	80,000	100,000	120,000	140,000
225,000	67,500	90,000	112,500	135,000	157,500
250,000	75,000	100,000	125,000	150,000	175,000
300,000	90,000	120,000	150,000	180,000	210,000
400,000	120,000	160,000	200,000	240,000	280,000
450,000	135,000	180,000	225,000	270,000	315,000
500,000	150,000	200,000	250,000	300,000	350,000
550,000	165,000	220,000	275,000	330,000	385,000

The above table illustrates the estimated annual amounts payable under the Pension Plans, including the Supplemental Plan, in the form of a straight life annuity to employees retiring at age 65 in 2002. Compensation recognized under the Pension Plans generally includes an employee’s average compensation for the three consecutive year period in the employee’s final ten years of service for which such compensation was the highest. Compensation for this purpose includes overtime, shift differentials and 50% of any incentive compensation award. Compensation does not include awards and payments under any other special compensation plans, payments for severance, relocation or other special payments.

The years of benefit service and average monthly pay (expressed as an annual amount), recognized as of December 31, 2002, under the Pension Plans for each eligible Named Executive Officer are as follows:

Name	Years of Service	Average Pay
Thomas L. Millner	8.6	$639,884
Ronald H. Bristol, II	7.5	$311,725
Mark A. Little	6.5	$298,617
Robert L. Euritt	8.3	$251,761
Samuel G. Grecco	26.7	$242,444

On July 25, 2001, the Board of Directors of Remington amended the Health and Welfare Benefit Plan (“Medical Plan”) to allow outside directors under the age of 65 to participate in the Medical Plan. Presently, one outside director is enrolled in the Medical Plan and reimburses Remington at the same cost as an active employee.

On January 23, 2002, the Board of Directors of Remington extended medical coverage to certain key employees and outside directors under the age of 65 (collectively, the “Participants”), which allows them to continue to participate in the Medical Plan under certain circumstances. In the event of a change of control, or in the case of a key Participant’s retirement, resignation or termination (except in the case of termination for cause), the Participants will be entitled to continue to participate in the Medical Plan or any successor plans, at a cost equal to the cost for active Remington employees and on the same basis.

Executive Employment Agreements

In June 1999, we entered into Executive Employment Agreements with each of the Named Executive Officers. The agreements provide continued employment terms and severance terms if employment is terminated under certain conditions. In the event of a termination of the Named Executive Officer’s employment by us without “cause” (as defined in the agreement) or by such Named Executive Officer for “good reason” (as defined in the agreement), the Named Executive Officer will receive his base salary (as defined in the agreement) for the longer of one year or the period from such date of termination through the end of the term, and a portion of incentive compensation that would have been payable for the calendar year in which his employment terminates. Messrs. Millner and Little will also receive service credit under Remington’s pension plans through the end of the term. Our Executive Employment Agreements with our Named Executive Officers are without a fixed term. Following a termination of the Named Executive Officer’s employment agreement by Remington without cause or by such officer for good reason, Messrs. Millner and Little are entitled to severance for three and two years, respectively, and Messrs. Euritt, Bristol, and Grecco are entitled to severance for one year. The agreements also contain certain non-competition and non-solicitation provisions and provide for the termination of previously existing employment and severance agreements and arrangements.

Robert L. Euritt retired from Remington effective as of March 31, 2003. In connection with his retirement, he entered into a Retirement Agreement with Remington pursuant to which Mr. Euritt will receive continued payments of his base salary for one year following his retirement, continued benefits, and a pro-rata portion of his annual bonus. Mr. Euritt has agreed to provide consulting services to Remington for one year following his retirement (extendable at Remington’s option for an additional 12 months) for a monthly consulting fee of $3,000. In addition, Mr. Euritt signed a General Release of All Claims in favor of Remington and its affiliates and has also agreed to sell back to Holding the 336 shares of Holding common stock that he currently holds at a price of $220.31 per share.

Compensation Committee Interlocks and Insider Participation

The Board of Directors of Remington established a Compensation Committee to review all compensation arrangements for executive officers of Remington. The individuals serving on the Compensation Committee during 2001 were Richard A. Gilleland, Chairman, Leon J. Hendrix, Jr., H. Norman Schwarzkopf and Richard E. Heckert. Mr. Hendrix has served as Chairman of Remington and Holding since December 1997 and Chief Executive Officer from December 1997 to April 1999. Mr. Hendrix was also a principal of CD&R until his retirement in 2000. In November 2000, Mr. Hendrix became an employee of Remington, retaining the title of Chairman. Mr. Hendrix continues to serve as a director of Remington and Holding and as a member of the Compensation Committee. CD&R receives an annual fee for management and financial consulting services to us and reimbursement of out-of-pocket expenses. The consulting fees paid to CD&R were $500,000 for 2002 and 2001 and $400,000 for 2000. Such consulting fees are reviewed on an annual basis. Remington has also agreed to indemnify the members of the boards employed by CD&R and CD&R against certain liabilities incurred under the federal securities laws, other laws regulating our business and certain other claims and liabilities with respect to their services for Remington.

In connection with the BRS Investment, the BRS Fund entered into consulting and indemnification agreements with Holding and Remington on substantially the same terms as the existing CD&R consulting and indemnification agreements. The consulting and indemnification agreements with the C&D Fund and the BRS Fund provide for a $500,000 annual fee to each of the C&D Fund and the BRS Fund.

As part of the Transactions, the C&D Fund sold 690,990 shares of common stock of Holding to Holding for an aggregate purchase price of $152,232,006.90 in cash plus $32,891,480.11 aggregate principal amount of Holding Notes. In addition, Messrs. Gilleland, Schwarzkopf and Heckert (or affiliated trusts) sold 2,487, 2,671 and 2,487 shares of common stock of Holding, respectively, to Holding at a cash purchase price of $220.31 per share.

OWNERSHIP OF CAPITAL STOCK

Holding owns all of the outstanding common stock of Remington. Each share of common stock is entitled to one vote. The following table sets forth the beneficial ownership, as of the date of this prospectus, of common stock of Holding by each director of Remington, by all directors and executive officers of Remington as a group, by each Named Executive Officer, and by each person who owns beneficially more than five percent of the outstanding shares of common stock of Holding:

Name of Beneficial Owner	Number of Shares	Percent of Class(1)
Bruckmann, Rosser, Sherrill & Co. II, L.P(2)	135,954	66.5%
The Clayton & Dubilier Private Equity Fund IV Limited Partnership(3)	59,010	28.9%
B. Charles Ames(4)(5)(6)	4,539	2.2%
Michael G. Babiarz(4)(6)	—	—
Hubbard C. Howe(6)	—	—
Thomas E. Ireland(4)	—	—
Bobby R. Brown	900	*
Richard A. Gilleland	213	*
Richard E. Heckert	213	*
Harold O. Rosser(7)(8)	217	—
H. Norman Schwarzkopf(9)	229	*
Stephen C. Sherrill(7)(8)	217	—
Leon J. Hendrix, Jr.(6)(10)	1,400	*
Thomas L. Millner(11)	3,762	1.8%
Ronald H. Bristol, II(11)	922	*
Samuel G. Grecco(11)	2,607	1.3%
Mark A. Little(11)	1,198	*
Executive officers and directors as a group (5)(6)(7)(8)(9)(10)(11)(12)	17,284	8.5%

*	Less than 1%

(1)	For purposes of calculating the percentage of ownership held by each beneficial owner, deferred shares are not included in the total number of shares outstanding, but are included in the number of shares owned by such beneficial owner.

(2)	BRSE, L.L.C. (“BRSE”) is the general partner of the BRS Fund and by virtue of such status may be deemed to be the beneficial owner of the shares owned by the BRS Fund. BRSE has the power to direct the BRS Fund as to the voting and disposition of shares held by the BRS Fund. No single person controls the voting and dispositive power of BRSE with respect to the shares owned by the BRS Fund. BRSE expressly disclaims beneficial ownership of the shares owned by the BRS Fund. The business address for each of the BRS Fund and BRSE is 126 East 56th Street, New York, New York, 10022.

(3)	Clayton & Dubilier Associates IV Limited Partnership (“Associates IV”) is the general partner of the C&D Fund and by virtue of such status may be deemed to be the beneficial owner of the shares owned by the C&D Fund. Associates IV has the power to direct the C&D Fund as to the voting and disposition of shares held by the C&D Fund. Includes 26,802 shares held by limited partners of the C&D Fund, including 4,627 shares held by Mr. Ames, 4,627 shares held by the B. Charles Ames Family 2003 Trust, 2,314 shares held by Mr. Babiarz, 1,735 shares held by Mr. Hendrix, 578 shares held by the Leon J. Hendrix Family 1993 Trust and 9,255 shares held by Mr. Howe, as to which Associates IV has both investment and dispositive power. No person controls the voting and dispositive power of Associates IV with respect to the shares owned by the C&D Fund. Associates IV expressly disclaims beneficial ownership of the shares owned by the C&D Fund. The business address for each of the C&D Fund and Associates IV is 270 Greenwich Avenue, Greenwich, Connecticut 06830.

(4)	Does not include the 59,010 shares owned by the C&D Fund. Messrs. Ames, Babiarz and Ireland may be deemed to share beneficial ownership of the shares owned of record by the C&D Fund by virtue of their status as partners of Associates IV and Mr. Ames may be deemed to share beneficial ownership of the shares owned of record by the C&D Fund by virtue of his status as general partner of Associates IV, but each expressly disclaims such beneficial ownership of the shares owned by the C&D Fund. The voting stockholders of Associates IV share investment and voting power with respect to securities owned by the C&D Fund but no individual controls such investment or voting power.

(5)	Includes shares held by the B. Charles Ames Family 2003 Trust and the B. Charles Ames TOD to B. Charles Ames Trust UAD August 26, 2002.

(6)	Excludes shares held by the director as to which Associates IV has both investment and dispositive power. See footnote (3) above.

(7)	Includes 177 shares held by Julie Frist (“Frist”) and 40 shares held by Marilena Tibrea (“Tibrea”) in his capacity as a power of attorney holder from each of Frist and Tibrea.

(8)	Does not include 135,954 shares of common stock owned by the BRS Fund. Messrs. Rosser and Sherrill may be deemed to share beneficial ownership of the shares owned of record by the BRS Fund by virtue of their status as members and managers of BRSE, but each expressly disclaims such beneficial ownership of the shares owned by the BRS Fund. The members and managers of BRSE share investment and voting power with respect to securities owned by the BRS Fund, but no individual controls such investment or voting power.

(9)	All shares are held by H. Norman Schwarzkopf Revocable Trust of 1992.

(10)	Includes 256 deferred shares held by Mr. Hendrix, director, Chairman.

(11)	Includes 3,393, 781, 1,000, and 2,530 deferred shares of common stock held by Messrs. Millner, Bristol, Little, and Grecco, respectively.

(12)	Includes 8,721 deferred shares of common stock held by the directors and executive officers as a group.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Principal Shareholders

The C&D Fund, which currently holds, on a fully diluted basis taking into account all options and deferred shares, 27.4% of the outstanding common stock of Holding, is a private investment fund managed by Clayton, Dubilier & Rice, Inc., or CD&R. The general partner of the C&D Fund is Associates IV. Leon J. Hendrix, Jr., formerly a principal of CD&R, is a director of Holding and Remington and has served as Chairman since December 1997. In November 2000, Mr. Hendrix became an employee of Remington, retaining the title of Chairman. B. Charles Ames is a principal of CD&R, general partner of Associates IV, and a director of Remington and Holding. Michael G. Babiarz and Thomas E. Ireland are principals and stockholders of CD&R and directors of Remington and Holding. Hubbard C. Howe is a director of Remington and a former principal of CD&R. As part of the Transactions, the C&D Fund sold 690,990 shares of common stock of Holding to Holding for an aggregate purchase price of $152,232,006.90 in cash plus $32,891,480.11 aggregate principal amount of Holding Notes. Also in connection with the Transactions, Mr. Ames and certain affiliated family trusts purchased 3,646 newly issued shares of common stock of Holding for an aggregate purchase price of $803,250.26. In addition, Messrs. Bechtel, Brown, Dresdale, Gilleland, Heckert and Schwarzkopf (or affiliated trusts) sold 2,303, 1,800, 737, 2,487, 2,487 and 2,671 shares of common stock of Holding, respectively, to Holding for a purchase price of $220.31 per share in cash.

The BRS Fund, which currently owns, on a fully diluted basis taking into account all options and deferred shares, 63.2% of the capital stock of Holding on a fully-diluted basis, is a private equity investment fund managed by Bruckmann, Rosser, Sherrill & Co, Inc., or BRS. The general partner of the BRS Fund is BRSE, L.L.C. Harold O. Rosser and Stephen C. Sherrill, both principals of BRS, are directors of Remington and Holding.

Pursuant to consulting agreements Holding and Remington have entered into with CD&R and BRS, CD&R and BRS receive annual fees for management and financial consulting services provided to us and reimbursement of out-of-pocket expenses. Such consulting services include helping us to establish effective banking, legal and other business relationships, and assisting management in developing and implementing strategies for improving our operational, marketing and financial performance. The consulting agreements currently provide for annual fees of $0.5 million to each of CD&R and BRS, which may be adjusted, subject to the approval of both the C&D Fund and the BRS Fund, at the discretion of a majority of the directors of Remington and Holding not affiliated with CD&R or BRS, respectively. In addition, the consulting agreements also provide that if an employee of CD&R or BRS is appointed to an executive management position (or position of comparable responsibility) with us, the annual fee will be increased by an amount to be determined by CD&R or BRS, the amount of such increase not to exceed 100% of the existing annual fee in effect at that time. However, any increase in the annual fee is subject to applicable limitations under our existing and future debt. We paid to CD&R an annual fee of $0.5 million in each of 2002 and 2001 and an annual fee of $0.4 million in 2000. The consulting agreements also provides that CD&R and BRS will perform financial advisory, investment banking and similar services with respect to proposals for an acquisition, merger, recapitalization, or any other similar transaction directly or indirectly involving Holding, Remington and their subsidiaries. The fee for such services in connection with future transactions would be an amount equal to 1% of the transaction value for the transaction to which such fee relates. The amount of the transaction fee may be increased if approved by a majority of the directors of Remington not affiliated with CD&R or BRS, as applicable, and by both the C&D Fund and the BRS Fund.

Holding and Remington have entered into indemnification agreements with both CD&R and the C&D Fund and BRS and the BRS Fund, pursuant to which Holding and Remington have agreed to indemnify CD&R, the C&D Fund, BRS and the BRS Fund and each of their respective directors, officers, partners, employees, agents and controlling persons, against certain liabilities arising under the federal securities laws, other laws regulating our business and certain other claims and liabilities. The C&D Fund and Holding have entered into a registration rights agreement that, among other things, provides the C&D Fund and will provide certain other Holding equity holders with certain registration rights with respect to their Common Stock. The BRS Fund will also be a beneficiary and be bound by the terms of the registration rights agreement.

We paid fees to the law firm of Debevoise & Plimpton during 2002 for legal services rendered. Franci J. Blassberg, Esq., a member of Debevoise & Plimpton, is married to Joseph L. Rice, III, a general partner of Associates IV. Fees and expenses paid to Debevoise & Plimpton for 2002, 2001 and 2000 were $1.5 million, $1.7 million and $2.0 million, respectively, and were $1.8 million for the three months ended March 31, 2003, a portion of which consisted of fees and expenses related to the Transactions and the offering of the old notes.

Stock Option and Purchase Plans

As of December 31, 2002, we had reserved 184,580 shares of Holding’s Common Stock for issuance in accordance with the terms of the Amended and Restated RACI Holding, Inc. Stock Option Plan (the “Option Plan”), the RACI Holding, Inc. Stock Purchase Plan (the “Purchase Plan”), the RACI Holding, Inc. 1994 Director Stock Plan (the “1994 Director Plan”), the RACI Holding, Inc. Director Plan (the “Director Plan”), the RACI Holding, Inc. Director Stock Option Plan (the “Director Stock Option Plan”) and the RACI Holding, Inc. Stock Incentive Plan (the “1999 Stock Incentive Plan”). As of December 31, 2002, 30,516 options were granted under the Option Plan and 2,000 options were converted to Common Stock; 1,800 shares have been issued under the 1994 Director Plan; 11,250 shares and 1,250 deferred matching shares of Common Stock have been issued under the 1997 Director Plan; 6,789 shares have been issued, 22,941 deferred shares were awarded and 35,012 options were granted under the 1999 Stock Incentive Plan and no shares of Common Stock have been issued under the Purchase Plan. As of December 31, 2002, 73,022 shares of Common Stock remained available for grant under the above mentioned plans. In connection with the Transactions, 15,970 shares of common stock were distributed in respect of an equal number of deferred shares held under the 1999 Stock Incentive Plan and the 1997 Directors Plan. Currently, 9,596 deferred shares are outstanding under the 1999 Stock Incentive Plan. Also in connection with the Transactions, all outstanding options were accelerated and canceled in exchange for a payment equal to the excess, if any, of the exercise price for the option over $220.31. Messrs. Millner, Bristol, Euritt, Grecco and Little, and the executive officers and directors as a group, received cancellation payments equal to $1,060,256, $272,051, $377,998, $347,604, $206,729 and $2,849,558 respectively as a result of the Transactions.

As part of the Repurchase, Messrs. Millner, Bristol, Euritt, Grecco and Little, and the executive officers and directors as a group, sold an aggregate of 4,316, 1,644, 3,914, 893, 2,302 and 26,262 shares of common stock of Holding, respectively, at a sale price of $220.31 per share. In connection with Mr. Euritt’s retirement, Holding is repurchasing his remaining 336 shares at a purchase price of $220.31 per share.

In March 2002, certain members of management acquired an aggregate of 891 redeemable shares of Holding at a purchase price of $185 per share and were granted options to purchase 891 shares of Holding’s common stock, under the 1999 Stock Incentive Plan at an exercise price of $185 per share.

In March 2003, certain members of management acquired an aggregate of 1,375 redeemable deferred shares of Holding at a purchase price of $220.31 per share and were granted options to purchase 844 shares of Holding’s common stock at an exercise price of $220.31 per share.

At March 31, 2003, options to purchase 844 shares of Common Stock were outstanding, at a per share exercise price of $185, of which no options were exercisable.

DESCRIPTION OF OTHER INDEBTEDNESS

The following summary is a description of the the principal terms of the new working capital facility and the related documents governing the facility. The credit facility and related documents governing the facility have been filed as exhibits to the registration statement of which this prospectus is a part. These documents are available as set forth under the heading “Where You Can Find More Information”.

New Working Capital Facility

On January 24, 2003, we entered into a new five year $125,000,000 asset-based senior secured revolving credit facility with a syndicate of financial institutions and Wachovia Bank, National Association as the administrative agent. Amounts available under this facility are subject to a borrowing base limitation based on certain percentages of eligible accounts receivable and eligible inventory and an amortizing sublimit related to eligible machinery and equipment. This facility includes a letter of credit sub-facility of up to $15,000,000.

Guarantee and Security.    All of Remington’s existing and future domestic subsidiaries are either co-borrowers under, or guarantors of, this facility. This facility would be secured by substantially all of our real and personal property, including without limitation the capital stock of our subsidiaries.

Interest; Fees; Maturity.    Loans under the credit facility will mature on January 23, 2008. The loans under the facility generally bear interest, at our option, at a variable rate equal to either:

•	the applicable margin plus the alternative base rate in effect from time to time or

•	the applicable margin plus the relevant adjusted London Interbank Offered Rate.

This applicable margin is currently 2.50%, and is subject to periodic adjustment based on certain levels of financial performance.

We are required to pay certain fees in connection with this facility, including (1) letter of credit fees, (2) audit and appraisal fees and (3) an unused commitment fee expected to be equal to 0.375% per annum of the average unused amount of the facility.

Covenants and Events of Default.    This facility contains financial covenants and other customary affirmative and negative covenants, including but not limited to:

(1)	an average consolidated net funded debt to EBITDA (as defined in the credit agreement) ratio of no more than 5.0 to 1.0;

(2)	a minimum consolidated fixed charge coverage ratio for the four consecutive fiscal quarters ending on the last day of each fiscal quarter of at least 1.1 to 1;

(3)	limitations on aggregate capital expenditures in excess of $12,500,000 during any fiscal year; and

(4)	limitations on indebtedness, liens, investments, mergers and other acquisitions, asset dispositions, transactions with affiliates, and dividends and other distributions.

DESCRIPTION OF NOTES

Remington issued the old notes, and will issue the new notes, under an indenture dated as of January 24, 2003 (the “Indenture”) among itself, as issuer, the Subsidiary Guarantors, and U.S. Bank National Association, as trustee (the “Trustee”). The terms of the new notes are identical in all material respects to the terms of the old notes, except that the new notes will be registered under the Securities Act, and therefore will not contain restrictions on transfer, will not contain provisions relating to additional interest, and will contain terms of an administrative nature that differ from the old notes. New notes will otherwise be treated as notes for purposes of the indenture.

The following description is a summary of the material provisions of the Indenture. This summary does not contain all of the information that may be important to an investor in the notes. It is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including terms defined in the Indenture and provisions of the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). Whenever particular defined terms of the Indenture not otherwise defined here are referred to, those defined terms are incorporated by reference. We urge you to read the Indenture and the notes because they, and not this description, will define your rights as holders of these notes. The indenture has been filed as an exhibit to the registration statement of which this prospectus is a part. It is available as set forth under the heading “Where You Can Find More Information”. For definitions of certain capitalized terms used in the following summary, see “—Certain Definitions.” References in this “Description of Notes” section to “the Company” are to Remington and not its subsidiaries.

GENERAL

The Notes will be unsecured senior obligations of the Company and will mature on February 1, 2011. Notes in an aggregate principal amount of $200 million will be issued in this offering. Additional Notes (the “Additional Notes”) may be issued from time to time under the Indenture in an unlimited amount, subject to the limitations set forth under “—Certain Covenants—Limitation on Indebtedness” below. The Notes offered hereby and any such Additional Notes will be treated as a single class for all purposes under the Indenture. The Notes will bear interest from the date of initial issuance at the rate per annum shown on the cover page of this prospectus. Interest will be payable semiannually in arrears on June 1 and December 1 each year, commencing June 1, 2003 to the Person in whose name the Note (or any predecessor Note) is registered at the close of business on the May 15 or November 15 next preceding such interest payment date. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.

The Notes will be unsecured senior obligations of the Company, ranking equal in right of payment with all existing and future senior indebtedness of the Company, including its Indebtedness under the initial Credit Facility, and ranking senior in right of payment to all existing and future Subordinated Indebtedness of the Company. The Notes will be effectively subordinated to secured Indebtedness of the Company, including its Indebtedness under the initial Credit Facility, to the extent of the assets securing such Indebtedness. The Notes will also be effectively subordinated to all existing and future liabilities, including Indebtedness, of the Subsidiaries of the Company that are not Subsidiary Guarantors. Claims of creditors of such Subsidiaries, including trade creditors, will generally have priority as to the assets of such Subsidiaries over the claims of the holders of the Company’s Indebtedness, including the Notes. As of the date of issuance of the Notes, all of the Company’s subsidiaries will initially be Subsidiary Guarantors. As of March 31, 2003, we had $69.1 million of secured indebtedness outstanding and our guarantor subsidiaries had no secured indebtedness outstanding.

Principal of, and premium, if any, and interest and any additional interest payable pursuant to the Registration Rights Agreement (“Additional Interest”) on, the Notes will be payable, and the Notes will be exchangeable and transferable (subject to compliance with transfer restrictions imposed by applicable securities laws for so long as the Notes are not registered for resale under the Securities Act), at the office or agency of the Company in the City of New York maintained for such purposes; provided, however, that payment of interest may be made at the option of the Company by check mailed to the Person entitled thereto as shown on the security register. The Notes will be issuable only in fully registered form without coupons, in denominations of $1,000 and integral multiples thereof. No service charge will be made for any registration of transfer, exchange or redemption of Notes, except in certain circumstances for any tax or other governmental charge that may be imposed in connection therewith.

Payment of the Notes will be fully and unconditionally guaranteed on a joint and several basis by all Subsidiaries that guarantee certain other Indebtedness of the Company. See “—Certain Covenants—Limitation on Issuances of Guarantees of Indebtedness.” The Guarantee of each Subsidiary Guarantor will be an unsecured senior obligation of that Subsidiary Guarantor, ranking equal in right of payment with all existing and future unsubordinated obligations of that Subsidiary Guarantor, including any guarantee of Indebtedness under the initial Credit Facility, and ranking senior in right of payment to all existing and future Subordinated Indebtedness of such Subsidiary Guarantor. The Guarantees will be effectively subordinated to secured Indebtedness of the Subsidiary Guarantors, including guarantees under the initial Credit Facility, to the extent of the assets securing such Indebtedness. The Guarantees will also be effectively subordinated to all existing and future liabilities, including Indebtedness, of the Subsidiaries of the Subsidiary Guarantors that are not themselves Subsidiary Guarantors. Claims of creditors of such Subsidiaries, including trade creditors, will generally have priority as to the assets of such Subsidiaries over the claims of the holders of the Subsidiary Guarantors’ Indebtedness, including the Guarantees.

The obligations of each Subsidiary Guarantor under its Guarantee will be limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor, will result in the obligations of such Subsidiary Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law, or being void or unenforceable under any law relating to insolvency of debtors. Each Subsidiary Guarantor that makes a payment or distribution under a Guarantee will be entitled to seek contribution from each other Subsidiary Guarantor.

A Guarantor will be released from all of its obligations under its Guarantee if all of its assets or Capital Stock is sold, or the Guarantor merges with or into or consolidates with, or transfers all or substantially all of its assets, in each case if such transaction is made in compliance with the terms of the Indenture, or if at the time the Guarantor does not guarantee certain other Indebtedness of the Company, and under certain other circumstances.

OPTIONAL REDEMPTION

The Notes will be subject to redemption at any time on or after February 1, 2007, at the option of the Company, in whole or in part, on not less than 30 nor more than 60 days’ prior notice in amounts of $1,000 or an integral multiple thereof at the following redemption prices (expressed as percentages of the principal amount), if redeemed during the 12-month period beginning February 1 of the years indicated below:

Year	Redemption Price
2007	105.250%
2008	102.625%
2009 and thereafter	100.000%

and thereafter at 100% of the principal amount, in each case together with accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on relevant record dates to receive interest due on relevant interest payment dates). Any such redemption and notice may, in the Company’s discretion, be subject to the satisfaction of one or more conditions precedent.

In addition, at any time and from time to time prior to February 1, 2006, the Company at its option may redeem Notes in an aggregate principal amount equal to up to 35% of the original aggregate principal amount of the Notes (including the principal amount of any Additional Notes), with funds in an aggregate amount (the

“Redemption Amount”) not exceeding the aggregate proceeds of one or more Equity Offerings (as defined below) at a redemption price (expressed as a percentage of principal amount thereof) of 110.5% plus accrued interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that an aggregate principal amount of Notes equal to at least 65% of the original aggregate principal amount of the Notes (including the principal amount of any Additional Notes) must remain outstanding after each such redemption. “Equity Offering” means a sale of Capital Stock (x) that is a sale of Qualified Capital Stock of the Company, or (y) proceeds of which in an amount equal to or exceeding the Redemption Amount are contributed to the Company or any of its Subsidiaries. The Company may make such redemption upon notice not less than 30 nor more than 60 days prior to the redemption date. Any such notice may be given prior to the completion of the related Equity Offering, and any such redemption or notice may, at the Company’s discretion, be subject to the satisfaction of one or more conditions precedent, including but not limited to the completion of the related Equity Offering.

If less than all of the Notes are to be redeemed in the case of any of the foregoing redemptions, the Trustee shall select the Notes or the portion thereof to be redeemed pro rata, by lot or by any other method the Trustee shall deem fair and reasonable.

MANDATORY PURCHASE UPON A CHANGE OF CONTROL

Each holder of Notes will have certain rights to require the Company to purchase such Notes upon the occurrence of a Change of Control. See “—Certain Covenants—Purchase of Notes Upon a Change of Control.”

SINKING FUND

The Notes will not be entitled to the benefit of any sinking fund.

CERTAIN COVENANTS

The Indenture will contain, among others, the following covenants:

Limitation on Indebtedness

The Company will not, and will not permit any of its Subsidiaries to, create, issue, assume, enter into any guarantee of, or otherwise in any manner become directly or indirectly liable for the payment of or otherwise incur (collectively, “incur”) any Indebtedness (including any Acquired Indebtedness but excluding any Permitted Indebtedness); provided that the Company or a Subsidiary Guarantor may incur Indebtedness (including any Acquired Indebtedness) and a Subsidiary that is not a Subsidiary Guarantor may incur Acquired Indebtedness, in each case if, at the date of such incurrence and after giving effect thereto, the Consolidated Coverage Ratio for the Company is at least equal to 2.25:1.0.

Limitation on Restricted Payments

(a)	The Company will not, and will not permit any Subsidiary to, directly or indirectly:

(1)	declare or pay any dividend on, or make any distribution to holders of, the Company’s Capital Stock (other than dividends or distributions payable in the Qualified Capital Stock of the Company or Holding or in options, warrants or other rights to acquire such Qualified Capital Stock);

(2)	purchase, redeem or otherwise acquire or retire for value, directly or indirectly, the Company’s Capital Stock or options, warrants or other rights to acquire such Capital Stock;

(3)	make any voluntary principal payment on, or voluntarily repurchase, redeem, defease, retire or otherwise acquire for value, prior to any scheduled principal payment, any scheduled sinking fund payment or maturity, any Subordinated Indebtedness (other than in anticipation of satisfying a principal payment, sinking fund payment or maturity, in each case due within one year of such voluntary payment, repurchase, redemption, defeasance, retirement or acquisition);

(4)	declare or pay any dividend or distribution on any Capital Stock of any Subsidiary to any Person (other than any payable solely in Qualified Capital Stock of such Subsidiary and other than

(x)	with respect to any such Capital Stock held by the Company or any of its Subsidiaries or

(y)	with respect to Capital Stock held by any other Person made on no more than a pro rata basis (measured by value) consistent with the ownership interests in such Capital Stock, to the owners of such Capital Stock); or

(5)	make any Investment in any Person (other than any Permitted Investments);

(any of the foregoing payments described in clauses (1) through (5), collectively, “Restricted Payments”) unless after giving effect to the proposed Restricted Payment (the amount of any such Restricted Payment, if other than cash, being the Fair Market Value thereof as determined by the Board of Directors, whose determination shall be conclusive and evidenced by a board resolution),

(A)	no Default or Event of Default shall have occurred and be continuing;

(B)	immediately after giving effect to such transaction on a pro forma basis, the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the provisions described under “—Limitation on Indebtedness”; and

(C)	the aggregate amount of all such Restricted Payments declared or made after the date of the Indenture (and not repaid or rescinded) does not exceed the sum of:

(i)	50% of the aggregate cumulative Consolidated Net Income of the Company accrued on a cumulative basis during the period beginning on October 1, 2002 and ending on the last day of the Company’s last fiscal quarter ending prior to the date of the Restricted Payment for which consolidated financial statements of the Company are available (or, if such aggregate cumulative Consolidated Net Income shall be a loss, minus 100% of such loss);

(ii)	the aggregate Net Cash Proceeds (other than Excluded Contributions) received after the date of the Indenture by the Company as capital contributions to the Company;

(iii)	the aggregate Net Cash Proceeds (other than Excluded Contributions) received after the date of the Indenture by the Company from the issuance or sale (other than to any of its Subsidiaries) of shares of its Qualified Capital Stock or any option, warrants or rights to acquire shares of such Qualified Capital Stock of the Company (except, in each case, to the extent such proceeds are used to purchase, redeem or otherwise retire Capital Stock or Subordinated Indebtedness as set forth in clause (2) or (3) of paragraph (b) below);

(iv)	the aggregate Net Cash Proceeds received after the date of the Indenture by the Company (other than from any of its Subsidiaries) upon the exercise of any options, warrants or rights to acquire shares of Qualified Capital Stock of the Company;

(v)	the aggregate Net Cash Proceeds received after the date of the Indenture by the Company from Indebtedness or Redeemable Capital Stock that has been converted into or exchanged for Qualified Capital Stock of the Company or Holding to the extent of the amount of cash or Cash Equivalents received from the sale of such Indebtedness or Redeemable Capital Stock, including payments in respect of deferred payment obligations when received in the form of, or stock or assets when disposed for, cash or Cash Equivalents, plus the aggregate Net Cash Proceeds received by the Company at the time of such conversion or exchange from the holder of such Indebtedness or Redeemable Capital Stock;

(vi)

an amount equal to the net reduction in Investments in Unrestricted Subsidiaries resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Company or any Subsidiary from Unrestricted Subsidiaries, from termination or reduction of guarantees by the Company or any Subsidiary or from redesignations of Unrestricted Subsidiaries (valued in each case as provided in the definition of “Investments”), or resulting from the receipt of proceeds from the sale or other disposition of an

Unrestricted Subsidiary, not to exceed in the case of any Unrestricted Subsidiary the amount of Investments previously made by the Company or any Subsidiary in such Unrestricted Subsidiary which were treated as a Restricted Payment; and

(vii)	in the case of any disposition or repayment of any Investment constituting a Restricted Payment (without duplication of any amount deducted in calculating the amount of Investments at any time outstanding included in the amount of Restricted Payments), an amount in the aggregate equal to the lesser of the return of capital, repayment or other proceeds with respect to all such Investments and the initial amount of all such Investments;

provided that for the purpose of clause (C)(i) of this paragraph, there shall be excluded from Consolidated Net Income (without duplication) any amount that would otherwise be included therein that is applied by the Company (at its option) to increase the amount of Restricted Payments permitted under this paragraph pursuant to clause (C)(vi) or (vii) hereof.

In calculating the amount of Restricted Payments for purposes of clause (C) hereof at any time,

(i)	the amount of any Investment included in such calculation shall be the amount thereof outstanding at that time,
(ii)	the amount of any Restricted Payment previously made pursuant to clause (1), (6) or (8) of paragraph (b) below shall be included in such calculation and

(iii)	the amount of any Restricted Payment made pursuant to any other provision of paragraph (b) below shall be excluded from such calculation.

(b)	Notwithstanding the foregoing, and, in the case of clauses (2), (3), (4), (6) and (8) below, so long as there is no Default or Event of Default continuing, the foregoing provisions shall not prohibit the following actions (the actions taken in all the clauses set forth below being referred to as “Permitted Payments”):

(1)	the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at such date of declaration such payment would be permitted by the provisions of paragraph (a) of this Section and such payment shall be deemed to have been paid on such date of declaration for purposes of the calculation required by paragraph (a) of this Section;

(2)	the repurchase, redemption, or other acquisition or retirement of any shares of any class of Capital Stock of the Company in exchange for (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares or scrip), or out of the proceeds of a capital contribution to the Company, or a substantially concurrent issuance and sale for cash (other than to a Subsidiary) of, other shares of Qualified Capital Stock of the Company; provided that the Net Cash Proceeds from the issuance of such shares of Qualified Capital Stock are excluded from clause (C)(iii), (iv) and (v) of paragraph (a) of this Section to the extent so applied to such repurchase, redemption or other acquisition or retirement;

(3)	the repurchase, redemption, defeasance, retirement or acquisition for value or payment of principal of any Subordinated Indebtedness out of the proceeds of a capital contribution to the Company, or in exchange for, or in an amount not in excess of the net proceeds of, a substantially concurrent issuance and sale (other than to a Subsidiary) of shares of any class of Qualified Capital Stock of the Company; provided that the Net Cash Proceeds from the issuance of such shares of Qualified Capital Stock are excluded from clause (C)(iii), (iv) and (v) of paragraph (a) of this Section to the extent so applied to such repurchase, redemption or other acquisition or retirement;

(4)	the repurchase, redemption, defeasance, retirement, refinancing, acquisition for value or payment of principal of any Subordinated Indebtedness (other than Redeemable Capital Stock) (for purposes of this clause (4), a “refinancing”) through the issuance of new Subordinated Indebtedness; provided that any such new Indebtedness

(x)	shall be in a principal amount that does not exceed the principal amount so refinanced (or, if such Subordinated Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration or acceleration thereof, then such lesser amount calculated as of the date of determination), plus the amount of premium or other payment actually paid at such time to refinance the Indebtedness, plus, in either case, the amount of expenses of the Company incurred in connection with such refinancing;

(y)	has a Stated Maturity for its final scheduled principal payment not earlier than the Stated Maturity of the Indebtedness so refinanced (or, if shorter, the Notes); and

(z)	is expressly subordinated in right of payment to the Notes at least to the same extent as the Subordinated Indebtedness to be refinanced;

(5) (x)	loans, advances, dividends or distributions by the Company to Holding not to exceed an amount necessary to permit Holding to pay

(I)	its costs (including all professional fees and expenses) incurred to comply with its reporting obligations under federal or state laws or under the Indenture, including as described under “Provision of Financial Statements,” or in connection with any Credit Facility or any other agreement or instrument relating to Indebtedness of the Company or any Subsidiary, or otherwise incurred in connection with compliance with applicable laws or applicable rules of any governmental, regulatory or self-regulatory body or stock exchange, including in respect of reports filed with respect to the Securities Act, the Exchange Act or the respective rules and regulations promulgated thereunder,

(II)	its expenses incurred in connection with any public offering of equity securities or of Indebtedness which has been terminated by the Board of Directors of Holding, in each case, the net proceeds of which were specifically intended to be contributed or loaned to the Company, and

(III)	its other operational expenses incurred in the ordinary course of business, and

(y)	loans, advances, dividends or distributions by the Company to Holding not to exceed an amount necessary to permit Holding to pay its interim expenses incurred in connection with any public offering of equity securities or of Indebtedness, the proceeds of which are specifically intended to be contributed or loaned to the Company, which, unless such offering shall have been terminated by the Board of Directors of Holding, shall be repaid to the Company promptly out of the proceeds of such offering;

(6)	loans, advances, dividends or distributions by the Company to Holding in order for Holding to repurchase or otherwise acquire shares of Holding Common Stock or options, warrants or rights to acquire in respect thereto, or the repurchase or other acquisition by the Company or any Subsidiary of shares of Holding Common Stock or options, warrants or rights to acquire in respect thereto, from Management Investors, but in any event in an amount not in excess of the sum of

(x)	$3,000,000 in any fiscal year, plus

(y)	any portion of the $3,000,000 available under the preceding clause (x) in the prior fiscal year that was not utilized, plus

(z)	the Net Cash Proceeds received during such fiscal year by the Company from Holding as an equity contribution out of the proceeds of the sale of Management Stock to any Management Investors;

(7)	payments by the Company to Holding to pay

(x)	any taxes, charges or assessments (other than federal income taxes and withholding imposed on payments made by Holding) required to be paid by Holding by virtue of its being incorporated or having capital stock outstanding (but not by virtue of owning stock of any corporation other than the Company), or being a holding company parent of the Company or receiving dividends from or other distributions in respect of the stock of the Company, or having guaranteed any obligations of the Company or any Subsidiary, or having made any payment in respect to any of the items for which the Company is permitted to make payments to Holding pursuant to this covenant or

(y)	any other taxes for which Holding is liable up to an amount not to exceed the amount of any such taxes which the Company would have been required to pay on a separate company basis or on a consolidated basis if the Company had filed a consolidated return on behalf of an affiliated group (as defined in Section 1504 of the Internal Revenue Code of 1986, as amended, or an analogous provision of state, local or foreign law) of which it were the common parent, or with respect to state and local taxes, on a combined basis if the Company had filed a combined return on behalf of an affiliated group of which it were a member;

(8)	loans, advances, dividends or distributions by the Company to Holding to pay dividends on the Holding Common Stock following an initial public offering of the Holding Common Stock in an amount not to exceed 6% per annum of the aggregate net proceeds received by Holding in such public offering or any additional public offerings (or if the Company and Holding have merged, payment of such dividends by the Company);

(9) (x)	guarantees in respect of up to $5,000,000 of Indebtedness incurred by the Management Investors to purchase Holding Common Stock and
(y)	payments in discharge thereof;

(10)	guarantees in respect of Indebtedness incurred by officers or employees of the Company or any Subsidiary in the ordinary course of business and payments in discharge thereof;

(11)	payments by the Company to Holding not to exceed an amount necessary to permit Holding to

(x)	make payments in respect of its indemnification obligations owing to directors, officers or other Persons under Holding’s charter or by-laws or pursuant to written agreements with any such Person, or obligations in respect of director and officer insurance (including premiums therefor),

(y)	satisfy its obligations, or by the Company to satisfy its obligations, under the Equity Registration Rights Agreement, the Consulting Agreements and the Indemnification Agreements or

(z)	make payments in respect of indemnification obligations of Holding in connection with any offering of Holding Common Stock;

(12)	the repurchase, redemption, defeasance, retirement, refinancing, acquisition for value or payment of principal of any Subordinated Indebtedness

(x)	in the event of a Change of Control (or any similar event); provided that prior to such repurchase the Company has made the Change of Control Offer as provided under “—Purchase of Notes Upon a Change of Control” and has repurchased all Notes validly tendered for payment in connection with such Change of Control Offer,

(y)	from amounts equal to Net Cash Proceeds in the event of an Asset Sale; provided that prior to such repurchase the Company has made an Offer as provided under “—Limitation on Sale of Assets” and has repurchased all Notes validly tendered for payment in connection with such Asset Sale or

(z)	constituting Acquired Indebtedness;

(13)	Restricted Payments (including loans or advances) in an aggregate amount outstanding at any time not to exceed $5,000,000 (net of repayments of any such loans or advances); and

(14)	any Restricted Payments in connection with the Transaction; provided that the payment of a dividend or distribution by the Company of up to $100,000,000 as part of the Transaction may not be made to Holding at any time prior to the date on which the Company obtains a Credit Facility from one or more lenders (other than lenders that at such time are Affiliates of the Company) providing one or more commitments for borrowings by the Company of not less than $100,000,000.

Limitation on Transactions with Affiliates

The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Affiliate of the Company (other than the Company or a Subsidiary) unless

(1)	such transaction or series of transactions is on terms that are no less favorable to the Company or such Subsidiary, as the case may be, than would be available in a comparable transaction in arm’s-length dealings with an unrelated third party and

(2)	with respect to any transaction or series of related transactions involving aggregate payments in excess of $2,000,000, the Company delivers an officers’ certificate to the Trustee certifying that such transaction or series of related transactions complies with clause (1) above and such transaction or series of related transactions is or has been approved by a majority of the Disinterested Directors;

provided, however, in the event no members of the Board of Directors are Disinterested Directors with respect to such transaction or series of transactions, the Company delivers to the Trustee a written opinion of a nationally recognized investment banking or accounting firm or independent appraiser stating that such transaction or transactions is fair to the Company from a financial point of view;

provided, further, that this provision shall not apply to

(a)	any transaction with an employee, officer or member of the Board of Directors of Holding, the Company or any Subsidiary entered into in the ordinary course of business (including compensation or employee benefit arrangements with any employee, officer or member of the Board of Directors of Holding, the Company or any Subsidiary);

(b)	any transaction arising out of agreements in existence on the date of the Indenture;

(c)	any transaction permitted under “—Limitation on Restricted Payments” (including but not limited to any Permitted Investment, Permitted Payment or other transaction excluded from the definition of “Restricted Payment”);

(d)	payment to any of the Sponsors and their respective Affiliates of fees in an aggregate amount not to exceed $1,000,000 in any fiscal year plus all reasonable out-of-pocket expenses incurred by any of the Sponsors and their respective Affiliates in connection with its performance of management consulting, monitoring, financial advisory or other services with respect to Holding, the Company and its Subsidiaries;

(e)	the Consulting Agreements and the Indemnification Agreements (in each case as in effect on, or entered into after, the Issue Date or as subsequently amended, waived, supplemented or otherwise modified in accordance with the requirements of this paragraph (excluding this clause (e)) and any payments made pursuant thereto;

(f)	the Transaction and all transactions in connection therewith (including but not limited to the financing thereof);

(g)	loans and advances (or guarantees in respect thereof and payments thereunder) made to officers or employees of Holding, the Company or any Subsidiary, or guarantees made on their behalf (and payments thereunder)

(x)	in respect of travel, entertainment and moving-related expenses incurred in the ordinary course of business, or

(y)	in respect of moving-related expenses incurred in connection with any closing or consolidation of any facility; and

(h)	transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture, which are fair to the Company or the relevant Subsidiary in the reasonable determination of the Board of Directors or senior management thereof, or are on terms no less favorable than would be available in a comparable transaction in arm’s-length dealings with an unrelated third party.

For purposes of this paragraph, any transaction or series of related transactions with any Affiliate shall be deemed to have satisfied the standards set forth in clause (1) of this paragraph if such transaction or series of related transactions is approved by a majority of the Disinterested Directors.

Limitation on Liens

(a)	The Company will not, and will not permit any Subsidiary to, create, incur, affirm or suffer to exist any Lien of any kind securing Indebtedness (or securing the payment of any assumption, guarantee or other incurrence of liability with respect thereto by any Subsidiary) upon any property or assets (including any intercompany notes) of the Company or any Subsidiary owned on the date of the Indenture or acquired after the date of the Indenture, or any income or profits therefrom, unless the Notes or the Guarantee of such Subsidiary, as the case may be, are secured equally and ratably with (or, in the case of Subordinated Indebtedness, prior or senior thereto) the obligation or liability secured by such Lien; provided that the foregoing shall not apply to any Permitted Lien.

(b)	Notwithstanding the foregoing, any Lien created for the benefit of the holders of the Notes pursuant to the foregoing paragraph (a) shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon

(1)	any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Capital Stock held by the Company or any Subsidiary in, or all or substantially all the assets of, any Subsidiary creating such Lien, which is in compliance with the Indenture or

(2)	the release by the holders of the Indebtedness described in paragraph (a) of their Lien (including any deemed release upon payment in full of all obligations under such Indebtedness), which release occurs at a time when

(A)	no other Indebtedness of the Company remains secured by the Company or such Subsidiary, as the case may be (other than as described in the proviso to paragraph (a) above), or

(B)	the holders of all such other Indebtedness which is secured by the Company or such Subsidiary (other than as described in the proviso to paragraph (a) above) also release their security interest in the Company or such Subsidiary (including any deemed release upon payment in full of all obligations under such Indebtedness).

Limitation on Issuances of Guarantees of Indebtedness

(a)

The Company will not permit any Subsidiary, directly or indirectly, to enter into any guarantee of, assume or in any other manner become liable with respect to any Indebtedness of the Company unless such Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a guarantee of the Notes on terms provided for in the Indenture or substantially similar to the guarantee of such Indebtedness, except that if such Indebtedness is by its express terms subordinated in right of payment to the Notes, any such assumption, guarantee or other liability of such Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Subsidiary’s assumption, guarantee or other liability with respect to the Notes substantially to the same extent as such Indebtedness is subordinated to the Notes. Any such Guarantee shall be the senior obligation of the Guarantor and rank senior in right of payment to all existing and future Subordinated Indebtedness of such Guarantor.

(b)	Notwithstanding any other provision of the Indenture, any Guarantee by a Subsidiary of the Notes shall provide by its terms that such Guarantee shall be automatically and unconditionally released and discharged upon

(i)	any sale, exchange or transfer of all of the Capital Stock held by the Company or any Subsidiary in, or all or substantially all the assets of, such Subsidiary, or any other sale or disposition (by merger or otherwise) of such Subsidiary or any interest therein following which such Person is no longer a Subsidiary, which is in compliance with the Indenture,

(ii)	the release by the holders of the Indebtedness of the Company described in paragraph (a) above of their guarantee by such Subsidiary (including any deemed release upon payment in full of all obligations under such Indebtedness), which release occurs at a time when

(A)	no other Indebtedness of the Company remains guaranteed by such Subsidiary, as the case may be, or

(B)	the holders of all such other Indebtedness which is guaranteed by such Subsidiary also release their guarantee by such Subsidiary (including any deemed release upon payment in full of all obligations under such Indebtedness),

(iii)	merger or consolidation of such Subsidiary with and into the Company or another Guarantor,

(iv)	defeasance of the Company’s obligations, or satisfaction and discharge of the Indenture, or

(v)	subject to customary reinstatement provisions, payment in full of the aggregate principal amount of the Notes then outstanding and any interest then accrued thereon and unpaid. In addition, the Company will have the right, upon 30 days’ notice to the Trustee, to cause any Guarantor that does not guarantee payment by the Company of any other Indebtedness of the Company to be unconditionally released from all obligations under its Guarantee, and such Guarantee shall thereupon terminate and be discharged and of no further force or effect. Upon any such occurrence specified in this paragraph, the Trustee shall execute any documents reasonably required in order to evidence such release, discharge and termination in respect of such Guarantee.

(c)	Neither the Company nor any such Guarantor shall be required to make a notation on the Notes to reflect any such Guarantee or any such release, termination or discharge.

(d)	The obligations of each Guarantor under its Guarantee will be limited to the maximum amount, as will, after giving effect to all other contingent and fixed liabilities of such Guarantor, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law, or being void or unenforceable under any law relating to insolvency of debtors.

Limitation on Sale of Assets

(a)	The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, consummate an Asset Sale unless

(1)	at least 75% of the proceeds from such Asset Sale are received in cash and Cash Equivalents, and

(2)	the Company or such Subsidiary receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Sale at least equal to the fair market value of the shares or assets sold (as determined by the Board of Directors, whose determination shall be conclusive, and, in the case of an Asset Sale in excess of $1,000,000, evidenced in a board resolution).

(b)	If all or a portion of the Net Cash Proceeds of any Asset Sale is not required to be applied to repay permanently any secured Indebtedness then outstanding as required by the terms thereof, or the Company determines not to apply such Net Cash Proceeds to the permanent prepayment of any secured Indebtedness or if no such secured Indebtedness is then outstanding, then the Company or a Subsidiary may invest an amount equal to such Net Cash Proceeds in properties and assets that replace the properties and assets that were the subject of the Asset Sale or in properties and assets that will be used in the businesses of the Company or its Subsidiaries existing on the date of the Indenture or in businesses reasonably related thereto within 365 days after the date of such Asset Sale, or, if such investment in properties or assets is a project that is authorized by the Board of Directors that will take longer than 365 days to complete, within the period of time necessary to complete such project. An amount equal to the amount of such Net Cash Proceeds neither used to permanently repay or prepay secured Indebtedness nor used or invested as set forth in this paragraph constitutes “Excess Proceeds.”

(c)	When the aggregate amount of Excess Proceeds equals $10,000,000 or more, the Company shall apply the Excess Proceeds to the repayment of the Notes and any Pari Passu Indebtedness required to be repurchased under the instrument governing such Pari Passu Indebtedness as follows:

(1)	the Company shall make an offer to purchase (an “Offer”) from all holders of the Notes in accordance with the procedures set forth in the Indenture in the maximum principal amount (expressed as a multiple of $1,000) of Notes that may be purchased out of an amount (the “Note Amount”) equal to the product of such Excess Proceeds multiplied by a fraction, the numerator of which is the outstanding principal amount of the Notes, and the denominator of which is the sum of the outstanding principal amount of the Notes and such Pari Passu Indebtedness (subject to proration in the event such Note Amount is less than the aggregate Offered Price (as defined herein) of all Notes tendered) and

(2)	to the extent required by such Pari Passu Indebtedness to permanently reduce the principal amount of such Pari Passu Indebtedness, the Company may make an offer to purchase or otherwise repurchase or redeem Pari Passu Indebtedness (a “Pari Passu Offer”) in an amount (the “Pari Passu Debt Amount”) equal to the excess of the Excess Proceeds over the Note Amount. The Offer price for the Notes shall be payable in cash in an amount equal to 100% of the principal amount of the Notes plus accrued and unpaid interest, if any (the “Offered Price”), to the date (the “Offer Date”) such Offer is consummated, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate Offered Price of the Notes tendered pursuant to the Offer is less than the Note Amount relating thereto or the aggregate amount of Pari Passu Indebtedness that is purchased is less than the Pari Passu Debt Amount (the amount of such shortfall, if any, in either case constituting a “Deficiency”), the Company may use such Deficiency in any manner. Upon completion of the purchase of all the Notes tendered pursuant to an Offer (if any) and repurchase of the Pari Passu Indebtedness pursuant to a Pari Passu Offer (if any), the amount of Excess Proceeds, if any, shall be reset at zero.

(d)	For purposes of clause (1) of paragraph (a) above, the following are deemed to be cash:

(1)	the assumption of Indebtedness of the Company (other than Redeemable Stock of the Company) or any Subsidiary and the release of the Company or such Subsidiary from all liability on payment of the principal amount of such Indebtedness in connection with such Asset Sale,

(2)	Indebtedness of any Subsidiary that is no longer a Subsidiary as a result of such Asset Sale, to the extent that the Company and each other Subsidiary are released from any guarantee of payment of the principal amount of such Indebtedness in connection with such Asset Sale,

(3)	securities received by the Company or any Subsidiary from the transferee that are converted by the Company or such Subsidiary into cash and

(4)	consideration consisting of Indebtedness of the Company or any Subsidiary.

(e)	If the Company becomes obligated to make an Offer pursuant to paragraph (c) above, the Notes tendered shall be purchased by the Company, at the option of the holders thereof, in whole or in part, in integral multiples of $1,000, on a date that is not earlier than 45 days and not later than 60 days from the date the notice is given to holders, or such later date as may be necessary for the Company to comply with the requirements under the Exchange Act or any other applicable securities laws or regulations, subject to proration in the event the Note Amount is less than the aggregate Offered Price of all Notes tendered.

(f)	The Company will be required to comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws or regulations in connection with an Offer. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

Purchase of Notes Upon a Change of Control

If a Change of Control shall occur at any time, then each holder of Notes shall have the right to require that the Company purchase such holder’s Notes, in whole or in part, in integral multiples of $1,000, at a purchase price (the “Change of Control Purchase Price”) in cash in an amount equal to 101% of the principal amount of such Notes, plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Purchase Date”), pursuant to the offer described below (the “Change of Control Offer”) and the other procedures set forth in the Indenture; provided, however, that the Company shall not be obligated to repurchase Notes pursuant to this covenant in the event that it has exercised its right to redeem all of the Notes as described under “—Optional Redemption.”

Within 15 days following any Change of Control, the Company shall notify the Trustee thereof and give written notice of such Change of Control to each holder of Notes, by first-class mail, postage prepaid, at his address appearing in the security register, stating, among other things,

(1)	the purchase price;

(2)	that the purchase date shall be a Business Day no earlier than 45 days nor later than 60 days from the date such notice is mailed, or such later date as is necessary to comply with requirements under the Exchange Act or any applicable securities laws or regulations;

(3)	that any Note not tendered will continue to accrue interest;

(4)	that, unless the Company defaults in the payment of the purchase price, any Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Purchase Date; and

(5)	certain other procedures that a holder of Notes must follow to accept a Change of Control Offer or to withdraw such acceptance.

The Company will be required to comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws or regulation in connection with a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

If a Change of Control occurs, whether or not a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control Purchase Price for all of the

Notes that might be delivered by holders of the Notes seeking to accept the Change of Control Offer. The failure of the Company to make or consummate the Change of Control Offer or pay the Change of Control Purchase Price when due will give the Trustee and the holders of the Notes the rights described under “—Events of Default.”

A Change of Control can occur as a result of a single transaction or a series of transactions, whether related or unrelated. Under the definition of a Change of Control, set forth in “Certain Definitions” below, certain transactions will not constitute or result in a Change of Control, including

(1)	acquisitions of beneficial ownership of Voting Stock of the Company or Holding by Permitted Holders;

(2)	acquisitions of beneficial ownership of Voting Stock of the Company or Holding by other persons or entities that do not exceed the specified ownership threshold;

(3)	certain changes in the composition of the Board of Directors (whether in connection with a proxy contest or otherwise) that receive requisite approval of certain incumbent directors or that do not result in a change in a majority of such Board; and

(4)	certain mergers of, or transfers of substantially all assets by, the Company, where its Voting Stock is changed into or exchanged for qualifying Voting Stock of the surviving corporation, or permissible amounts of other assets, and no person or entity other than Permitted Holders beneficially owns Voting Stock of the surviving corporation in excess of the specified ownership thresholds.

The term “all or substantially all” as used in the definition of “Change of Control” has not been interpreted under New York law (which is the governing law of the Indenture) to represent a specific quantitative test. As a consequence, in the event the holders of the Notes elected to exercise their rights under the Indenture and the Company elected to contest such election, there could be no assurance as to how a court interpreting New York law would interpret the phrase.

The existence of a holder’s right to require the Company to repurchase such holder’s Notes upon a Change of Control may deter a third party from acquiring the Company in a transaction which constitutes a Change of Control.

In addition to the obligations of the Company under the Indenture with respect to the Notes in the event of a Change of Control, the occurrence of a Change of Control may constitute an event of default under, or give rise to prepayment requirements or other consequences under, a Credit Facility. Moreover, a Credit Facility may restrict or prohibit the repayment of the Notes prior to maturity. Accordingly, the Company would either be required to obtain the consent of the lenders under that Credit Facility for the repayment of the Notes upon a Change of Control or be in default thereunder.

Limitation on Preferred Stock of Subsidiaries

The Company will not permit

(1)	any Subsidiary to issue any Preferred Stock (other than to the Company or any Subsidiary) or

(2)	any Person (other than the Company or a Subsidiary) to acquire any Preferred Stock of any Subsidiary from the Company or any Subsidiary except upon the sale of all the outstanding Capital Stock of such Subsidiary in accordance with the terms of the Indenture;

provided that the foregoing provisions shall not apply to Permitted Subsidiary Preferred Stock.

Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries

The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to

(a)	pay dividends or make any other distribution on its Capital Stock to the Company or any other Subsidiary,

(b)	pay any Indebtedness owed to the Company or a Subsidiary,

(c)	make any Investment in the Company or (d) transfer any of its properties or assets to the Company or any Subsidiary, except for

(1)	any encumbrance or restriction pursuant to

(x)	any Credit Facility or

(y)	an agreement or instrument in effect on the date of the Indenture;

(2)	any encumbrance or restriction

(x)	with respect to a Subsidiary that is not a Subsidiary of the Company on the date of the Indenture, in existence at the time such Person becomes a Subsidiary of the Company and not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or

(y)	with respect to any asset acquired, in existence at the time of such acquisition and not incurred in connection with or in contemplation of such acquisition;

(3)	any encumbrance or restriction

(A)	that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any lease, license or other contract,

(B)	by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Subsidiary not otherwise prohibited by the Indenture,

(C)	contained in mortgages, pledges or other security agreements securing Indebtedness of a Subsidiary to the extent restricting the transfer of the property or assets subject thereto,

(D)	pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Subsidiary,

(E)	pursuant to Purchase Money Indebtedness that impose encumbrances or restrictions on the property or assets so acquired,

(F)	on cash or other deposits or net worth imposed by customers under agreements entered into in the ordinary course of business,

(G)	pursuant to customary provisions contained in agreements and instruments entered into in the ordinary course of business (including but not limited to leases and joint venture and other similar agreements entered into in the ordinary course of business) or

(H)	that arises or is agreed to in the ordinary course of business and does not detract from the value of property or assets of the Company or any Subsidiary in any manner material to the Company or such Subsidiary;

(4)	any encumbrance or restriction with respect to a Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of all or substantially all the Capital Stock or assets of such Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

(5)	any encumbrance or restriction pursuant to any agreement or instrument relating to any sale of receivables by or any foreign Indebtedness incurred by any Non-U.S. Subsidiary;

(6)	any encumbrance or restriction by reason of any applicable law, rule, regulation or order or required by any regulatory authority having jurisdiction over the Company or any Subsidiary or any of their businesses; and

(7)	any encumbrance or restriction under any agreement or instrument that extends, renews, refinances or replaces any of the agreements or instruments containing any of the encumbrances or restrictions described in the foregoing clauses (1) and (2); provided that the terms and conditions of any such encumbrances or restrictions are not materially less favorable to the holders of the Notes than those under or pursuant to the agreement or instrument so extended, renewed, refinanced or replaced (as determined in good faith by the Company).

Provision of Financial Statements

Whether or not the Company is subject to Section 13(a) or 15(d) of the Exchange Act, the Company will, to the extent permitted under the Exchange Act, file with the Commission the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to such Section 13(a) or 15(d) if the Company were so subject, such documents to be filed with the Commission on or prior to the respective dates (the “Required Filing Dates”) by which the Company would have been required so to file such documents if the Company were so subject. The Company will also in any event within 15 days of each Required Filing Date (or, if later, 120 days after the date of the Indenture) (i) transmit by mail to all holders of Notes, as their names and addresses appear in the security register, without cost to such holders of Notes, and (ii) file with the Trustee, copies of the annual reports, quarterly reports and other documents (without exhibits) which the Company has filed with the Commission or would have been required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act if the Company were subject to such Sections (or in lieu of any thereof, a registration statement filed with the Commission under the Securities Act, or any amendment thereto, that contains the information that would have been included therein). If any Guarantor’s financial statements would be required to be included in the financial statements filed or delivered pursuant hereto if the Company were subject to Section 13(a) or 15(d) of the Exchange Act, the Company shall include such Guarantor’s financial statements in any filing or delivery pursuant hereto. The Company will be deemed to have satisfied the requirements set forth above if (a) Holding prepares, files, mails and supplies reports and other documents prepared on a consolidated basis of the types required above, in each case within the applicable time periods and (b) the Company is not required to file such reports and other documents separately under the applicable rules and regulations of the Commission (after giving effect to any exemptive relief) because of the filings by Holding.

Additional Covenants

The Indenture will also contain covenants with respect to the following matters:

(1)    payment of principal, premium and interest;

(2)    maintenance of an office or agency in the City of New York;

(3)    arrangements regarding the handling of money held in trust; and

(4)    maintenance of corporate existence.

CONSOLIDATION, MERGER, SALE OF ASSETS

The Company shall not, in a single transaction or a series of related transactions, consolidate with or merge with or into any other Person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any Person or group of affiliated Persons, or permit any of its Subsidiaries to enter into any such transaction or transactions if such transaction or transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of the Company and its Subsidiaries on a consolidated basis to any other Person or group of affiliated Persons, unless:

(1)	at the time of and immediately after giving effect to such transaction, either

(a)	the Company shall be the continuing Person or

(b)	the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, conveyance, transfer, lease or disposition all or substantially all of the properties and assets of the Company and its Subsidiaries on a consolidated basis (the “Surviving Entity”) shall be duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia, and such Person assumes by a supplemental indenture in a form reasonably satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture, and the Indenture shall remain in full force and effect;

(2)	immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default shall have occurred and be continuing;

(3)	immediately after giving effect to such transaction on a pro forma basis (on the assumption that the transaction occurred on the first day of the four-fiscal quarter period ending prior to the consummation of such transaction for which consolidated financial statements of the Company are available with the appropriate adjustments with respect to the transaction being included in such pro forma calculation), the Company (or the Surviving Entity if the Company is not the continuing obligor under the Indenture) could incur $1.00 of additional Indebtedness under the provisions of “—Certain Covenants—Limitation on Indebtedness” (other than Permitted Indebtedness);

(4)	each Guarantor, if any, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under the Indenture and the Notes;

(5)	if any of the property or assets of the Company or any of its Subsidiaries would thereupon become subject to any Lien, the provisions of “—Certain Covenants—Limitation on Liens” are complied with; and

(6)	the Company or the Surviving Entity shall have delivered, or caused to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers’ certificate and an opinion of counsel, each to the effect that such consolidation, merger, transfer, sale, assignment, lease or other transaction and the supplemental indenture in respect thereto comply with the provisions described herein and that all conditions precedent herein provided for relating to such transaction have been complied with.

Each Guarantor shall not, and the Company will not permit a Guarantor to, in a single transaction or series of related transactions, merge or consolidate with or into any other Person (other than the Company or any other Guarantor), or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets on a consolidated basis to any Person (other than the Company or any other Guarantor) unless:

(1)	either

(a)	such Guarantor shall be the continuing Person or

(b)	the Person (if other than such Guarantor) formed by such consolidation or into which such Guarantor is merged or the Person which acquires by sale, assignment, conveyance, transfer, lease or disposition all or substantially all of the properties and assets of such Guarantor shall be duly organized and validly existing under the laws of the United States, any state thereof or the District of Columbia and (unless such Person is the Company or any other Guarantor) shall expressly assume by a supplemental indenture, executed and delivered to the Trustee, in a form reasonably satisfactory to the Trustee, all the obligations of such Guarantor under its Guarantee and the Indenture;

(2)	immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default shall have occurred and be continuing; and

(3)	such Guarantor shall have delivered, or caused to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers’ certificate and an opinion of counsel, each to the effect that such consolidation, merger, sale, assignment, conveyance, transfer, lease or disposition and such supplemental indenture comply with the Indenture, and thereafter all obligations of the predecessor shall terminate.

In the event of any transaction (other than a lease) described in and complying with the conditions listed in the two preceding paragraphs in which the Company or any Guarantor is not the continuing Person, the successor Person formed or remaining shall succeed to, and be substituted for, and may exercise every right and power of, the Company or such Guarantor, as the case may be, and the Company or such Guarantor, as the case may be, shall be discharged from all obligations and covenants under the Indenture and the Notes (and in the case of such Guarantor, its Guarantee).

Notwithstanding the foregoing, any Guarantee by a Subsidiary of the Notes shall provide by its terms that it shall be automatically and unconditionally released in certain circumstances as described in paragraph (b) under “—Certain Covenants—Limitation on Issuances of Guarantees of Indebtedness,” and the foregoing paragraphs shall not be applicable in such event.

None of the foregoing provisions shall be deemed to prohibit or restrict any Subsidiary from merging or consolidating with or into, or selling or otherwise disposing of all or substantially all of its assets to, any other Subsidiary or the Company, or to be applicable in any such event.

EVENTS OF DEFAULT

An Event of Default will occur under the Indenture if:

(1)	there shall be a default in the payment of any interest on any Note when it becomes due and payable, and such default shall continue for a period of 30 days;

(2)	there shall be a default in the payment of the principal of (or premium, if any, on) any Note when and as the same shall become due as payable at maturity, upon acceleration, optional or mandatory redemption, required repurchase or otherwise;

(3)	(a) there shall be a default in the performance, or a breach, of any covenant or agreement of the Company or any Guarantor under the Indenture (other than a default in the performance, or a breach, of a covenant or agreement which is specifically addressed in clause (1) or (2) above or in clauses (b), (c) and (d) of this clause (3)) and such default or breach shall continue for a period of 30 days after written notice has been given, by certified mail,

(x)	to the Company by the Trustee, or

(y)	to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the outstanding Notes;

(b)	there shall be a default in the performance or a breach of the provisions described in “—Consolidation, Merger, Sale of Assets”;

(c)	the Company shall have failed to make or consummate an Offer in accordance with the provisions of “—Certain Covenants—Limitation on Sale of Assets”; or

(d)	the Company shall have failed to make or consummate a Change of Control Offer in accordance with the provisions of “—Certain Covenants—Purchase of Notes Upon a Change of Control”;

(4)	one or more defaults shall have occurred under any agreements, indentures or instruments under which the Company or any Subsidiary then has outstanding Indebtedness in excess of $7,500,000 in the aggregate and, if not already matured at its final maturity in accordance with its terms, such Indebtedness shall have been accelerated;

(5)	any Guarantee issued by a Material Subsidiary shall for any reason cease to be, or be asserted in writing by such Subsidiary or the Company not to be, in full force and effect, enforceable in accordance with its terms, for a period of 10 days, except to the extent contemplated by the Indenture and any such Guarantee;

(6)	one or more judgments, orders or decrees for the payment of money in excess of $7,500,000, either individually or in the aggregate (net of amounts paid within 20 days of any such judgment, order or decree under any insurance, indemnity, bond, surety or similar instrument), shall be entered against the Company or any Subsidiary or any of their respective properties and shall not be discharged and either

(a)	any creditor shall have commenced an enforcement proceeding upon such judgment, order or decree, or

(b)	there shall have been a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of an appeal or otherwise, shall not be in effect;

(7)	there shall have been the entry by a court of competent jurisdiction of

(a)	a decree or order for relief in respect of the Company, any Guarantor or any Material Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law, or

(b)	a decree or order adjudging the Company, any Guarantor or any Material Subsidiary bankrupt or insolvent, or seeking reorganization, arrangement, adjustment or composition of or in respect of the Company, any Guarantor or any Material Subsidiary under any applicable Federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company, any Guarantor or any Material Subsidiary or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order for relief shall continue to be in effect, or any such other decree or order shall be unstayed and in effect, for a period of 60 consecutive days; or

(8)	(a) the Company, any Guarantor or any Material Subsidiary commences a voluntary case or proceeding under any applicable Bankruptcy Law or any other case or proceeding to be adjudicated bankrupt or insolvent,

(b)	the Company, any Guarantor or any Material Subsidiary consents to the entry of a decree or order for relief in respect of such Person in an involuntary case or proceeding under any applicable Bankruptcy Law or to the commencement of any bankruptcy or insolvency case or proceeding against it,

(c)	the Company, any Guarantor or any Material Subsidiary files a petition or answer or consent seeking reorganization or relief under any applicable federal or state law,

(d)	the Company, any Guarantor or any Material Subsidiary

(x)	consents to the filing of such petition or the appointment of, or taking possession by, a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company, any Guarantor or such Material Subsidiary or of any substantial part of its property,

(y)	makes a general assignment for the benefit of creditors or

(z)	admits in writing its inability to pay its debts generally as they become due, or

(e)	the Company, any Guarantor or any Material Subsidiary takes any corporate action in furtherance of any such actions described above in this clause (8).

If an Event of Default (other than as specified in clauses (7) and (8) of the prior paragraph that occurs with respect to the Company) shall occur and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding may declare the Notes due and payable immediately at their principal amount together with accrued and unpaid interest, if any, to the date the Notes become due and payable and thereupon the Trustee may, at its discretion, proceed to protect and enforce the rights of the holders of Notes by appropriate judicial proceedings. If an Event of Default specified in clause (7) or (8) of the prior paragraph occurs with respect to the Company and is continuing, then all the Notes shall ipso facto become and be immediately due and payable, in an amount equal to the principal amount of the Notes, together with accrued and unpaid interest, if any, to the date the Notes become due and payable, without any declaration or other act on the part of the Trustee or any holder.

After a declaration of acceleration has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of greater than 50% in aggregate principal amount of Notes outstanding, by written notice to the Company and the Trustee, may annul such declaration and its consequences if

(a)	the Company has paid or deposited with the Trustee a sum sufficient to pay

(1)	all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel,

(2)	all overdue interest and principal, if any, on all Notes, and

(3)	to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the Notes; and

(b)	all Events of Default, other than the non-payment of principal of the Notes which have become due solely by such declaration of acceleration, have been cured or waived.

The holders of greater than 50% in aggregate principal amount of the Notes outstanding may on behalf of the holders of all the Notes waive any past default under the Indenture and its consequences, except a default in the payment of the principal of, or premium, if any, or interest on any Note, or in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each Note outstanding and affected by such modification or amendment.

The Company is also required to notify the Trustee within ten business days of the occurrence of any Default.

The Trust Indenture Act contains limitations on the rights of the Trustee, should it become a creditor of the Company or any Guarantor, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions, provided that if it acquires any conflicting interest it must eliminate such conflict upon the occurrence of an Event of Default or else resign.

DEFEASANCE OR COVENANT DEFEASANCE OF INDENTURE

The Company may, at its option and at any time, elect to have the obligations of the Company and any Guarantor discharged with respect to the outstanding Notes (“defeasance”). Such defeasance means that the Company and any Guarantor shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, except for

(1)	the rights of holders of outstanding Notes to receive payments, solely from the trust fund described in the immediately succeeding paragraph, in respect of the principal of, premium, if any, and interest on such Notes when such payments are due,

(2)	the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes, and the maintenance of an office or agency for payment and money for security payments held in trust,

(3)	the rights, powers, trusts, duties, indemnities and immunities of the Trustee, and

(4)	the defeasance provisions of the Indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and any Guarantor released with respect to certain covenants that are described in the Indenture (“covenant defeasance”) and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Notes. In the event covenant defeasance occurs, certain events (not including non-payment, enforceability of any Guarantee, bankruptcy and insolvency events) described under “—Events of Default” will no longer constitute an Event of Default with respect to the Notes.

Either option may be exercised to any redemption date or to the maturity date for the Notes. In order to exercise either defeasance or covenant defeasance,

(1)	the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes, cash in United States dollars, U.S. Government Obligations (as defined in the Indenture), or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay and discharge the principal of, and premium, if any, and interest on the outstanding Notes (except lost, stolen or destroyed Notes which have been replaced or repaid) until maturity or redemption, as the case may be;

(2)	in the case of defeasance, the Company shall have delivered to the Trustee an opinion of independent counsel in the United States stating that

(A)	the Company has received from, or there has been published by, the Internal Revenue Service a ruling or

(B)	since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel in the United States shall confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred;

(3)	in the case of covenant defeasance, the Company shall have delivered to the Trustee an opinion of independent counsel in the United States to the effect that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

(4)	no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default with respect to the Indenture resulting from the incurrence of Indebtedness, all or a portion of which will be used to defease the Notes concurrently with such incurrence);

(5)	such defeasance or covenant defeasance shall not result in a material breach or violation of, or constitute a default under, any other material agreement or instrument to which either the Company or any Guarantor is a party or by which it is bound;

(6)

in the case of defeasance or covenant defeasance, the Company shall have delivered to the Trustee an opinion of independent counsel in the United States to the effect that, assuming no intervening bankruptcy of the Company between the date of deposit and the 91st day following the date of deposit and no holder of Notes is an insider of the Company, after the 91st day following the deposit or after the date such opinion is delivered, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(7)	the Company shall have delivered to the Trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the holders of the Notes or of any Guarantee over the other creditors of either the Company or any Guarantor with the intent of hindering, delaying or defrauding creditors of either the Company or any Guarantor; and

(8)	the Company shall have delivered to the Trustee an officers’ certificate and an opinion of independent counsel, each to the effect that all conditions precedent provided for relating to either the defeasance or the covenant defeasance, as the case may be, have been complied with.

Notwithstanding the foregoing, the opinion of counsel required by clause (2) above with respect to a defeasance need not be delivered if all Notes not theretofore delivered to the Trustee for cancellation

(a)	have become due and payable or

(b)	will become due and payable on the maturity date within one year, or are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

SATISFACTION AND DISCHARGE

The Indenture will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when:

(1)	either

(a)	all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid) have been delivered to the Trustee for cancellation or

(b)	all Notes not theretofore delivered to the Trustee for cancellation

(x)	have become due and payable,

(y)	will become due and payable at their Stated Maturity within one year or

(z)	are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense of, the Company and any Guarantor and, in each case, either the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the Notes (except lost, stolen or destroyed Notes which have been replaced or paid) not theretofore delivered to the Trustee for cancellation, including principal, premium, if any, and interest at such Stated Maturity or redemption date;

(2)	either the Company or any Guarantor or Guarantors or any combination thereof has paid all other sums payable under the Indenture by the Company and any Guarantor; and

(3)	the Company and any Guarantor have delivered to the Trustee an officers’ certificate and an opinion of counsel each to the effect that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

MODIFICATIONS AND AMENDMENTS

Modifications and amendments of the Indenture may be made by the Company, any Guarantor, if any, and the Trustee with the consent of the holders of greater than 50% in aggregate principal amount of the Notes then outstanding; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Note affected thereby:

(1)	change the Stated Maturity of the principal of, or any installment of interest on, any Note or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change the coin or currency in which the principal of any Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof;

(2)	after a Change of Control has occurred and the Company’s obligation to purchase Notes arises thereunder, amend, change or modify the obligation of the Company to make and consummate a Change of Control Offer with respect to such Change of Control in accordance with the covenant described under “—Certain Covenants—Purchase of Notes Upon a Change of Control,” including amending, changing or modifying any definitions with respect thereto;

(3)	reduce the percentage in principal amount of outstanding Notes, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver;

(4)	modify any of the provisions relating to supplemental indentures requiring the consent of holders or relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of outstanding Notes required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each Note affected thereby; or

(5)	except as otherwise permitted under the provisions described under “—Consolidation, Merger, Sale of Assets,” consent to the assignment or transfer by either the Company or any Guarantor of any of its rights and obligations under the Indenture.

Notwithstanding the foregoing, without the consent of any holders of the Notes, the Company, any Guarantor and the Trustee may modify or amend the Indenture

(a)	to evidence the succession of another Person to the Company or a Guarantor, and the assumption by any such successor of the covenants of the Company or such Guarantor in the Indenture and in the Notes and in any Guarantee in accordance with the provisions described under “—Consolidation, Merger, Sale of Assets”;

(b)	to add to the covenants of the Company or any Guarantor for the benefit of the holders of the Notes, or to surrender any right or power conferred upon the Company or any Guarantor, as applicable, in the Indenture, in the Notes or in any Guarantee;

(c)	to cure any ambiguity, or to correct or supplement any provision in the Indenture, the Notes or any Guarantee which may be defective or inconsistent with any other provision in the Indenture, the Notes or any Guarantee;

(d)	to make any other provisions with respect to matters or questions arising under the Indenture, the Notes or any Guarantee; provided that, in each case, such provisions shall not adversely affect the interests of the holders of the Notes;

(e)	to comply with the requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(f)	to add a Guarantor (or any other Person providing a guarantee of the Notes) under the Indenture;

(g)	to evidence and provide the acceptance of the appointment of a successor Trustee under the Indenture; or

(h)	to mortgage, pledge, hypothecate or grant a security interest in favor of the Trustee for the benefit of the holders of the Notes as additional security for the payment and performance of the obligations under the Indenture, in any property, or assets, including any of which that are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to the Trustee, pursuant to the Indenture or otherwise.

The holders of greater than 50% in aggregate principal amount of the Notes outstanding will be permitted to waive compliance with certain restrictive covenants and provisions of the Indenture.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES, INCORPORATORS OR STOCKHOLDERS

A director, officer, employee, incorporator or stockholder, as such, of the Company, any Guarantor or any other obligor on the Notes shall not have any liability for any obligations of the Company, any Guarantor or any other obligor, as the case may be, under the Notes, the Indenture or any Guarantee or for any claim based on, in respect of or by reason of such obligations or their creation.

THE TRUSTEE

The Indenture will provide that, except during the continuance of a Default or an Event of Default, the Trustee need perform only those duties as are specifically set forth in the Indenture. If a Default or an Event of Default has occurred and is continuing, the Trustee shall exercise the rights and powers vested in it by the Indenture and use the same degree of care and skill in its exercise thereof as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

GOVERNING LAW

The Indenture and the Notes will be governed by, and construed in accordance with, the law of the State of New York.

CERTAIN DEFINITIONS

“Acquired Indebtedness” means Indebtedness of a Person

(1)	existing at the time such Person becomes a Subsidiary or

(2)	assumed in connection with the acquisition of assets from such Person, in each case other than Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.

“Affiliate” means, with respect to any specified Person,

(1)	any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person or

(2)	any other Person that owns, directly or indirectly, 10% or more of such Person’s Voting Stock or any executive officer or director of either of such other Persons.

For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Asset Sale” means any sale, issuance, conveyance, transfer, lease or other disposition (including, without limitation, by way of merger, consolidation or sale and leaseback transaction) (collectively, a “transfer”), directly or indirectly, in one or a series of related transactions, of

(1)	any Capital Stock of any Subsidiary;

(2)	all or substantially all of the properties and assets of any division or line of business of the Company or its Subsidiaries; or

(3)	any other properties or assets of the Company or any Subsidiary, other than in the ordinary course of business.

For the purposes of this definition, the term “Asset Sale” shall not include any transfer of

(A)	properties and assets that is governed by the provisions described under the first and second paragraphs of “—Consolidation, Merger, Sale of Assets”;

(B)	properties and assets of the Company to any Subsidiary of the Company, or of any Subsidiary to the Company or any other Subsidiary;

(C)	Capital Stock of a Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Company or a Subsidiary) from whom such Subsidiary was acquired, or from whom such Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), entered into in connection with such acquisition;

(D)	not more than five percent of the outstanding Capital Stock of a Non-U.S. Subsidiary pursuant to an agreement or arrangement with an officer, employee or member of the management of such Non-U.S. Subsidiary that has been approved by the Board of Directors;

(E)	properties and assets by the Company or any Subsidiary in accordance with the covenant described under “—Certain Covenants—Limitation on Restricted Payments”;

(F)	accounts receivable or notes receivable (by sale or discount, with or without recourse, and on customary or commercially reasonable terms as determined in good faith by the Company), or the conversion or exchange of accounts receivable for notes receivable;

(G)	arising from foreclosure, condemnation or similar action with respect to any property or assets; or

(H)	in addition to any transfers excluded from the definition of “Asset Sale” by any of the foregoing clauses (A) through (G), properties or assets, the net proceeds of which do not exceed $1,000,000 per transaction or series of related transactions in any fiscal year.

“Bank Indebtedness” means any and all amounts, whether outstanding on the date of the Indenture or thereafter incurred, payable under or in respect of any Credit Facility, including without limitation principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any Subsidiary whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees, other monetary obligations of any nature and all other amounts payable thereunder or in respect thereof; provided that Bank Indebtedness shall not include any Securities Offering.

“Bankruptcy Law” means Title 11 of the United States Code, as amended, or any similar United States Federal or state law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law.

“Board of Directors” means, unless otherwise specified, the board of directors of the Company or any duly authorized committee of such board.

“BRS” means Bruckmann Rosser Sherrill Co., Inc.

“BRS Fund II” means Bruckmann Rosser Sherrill & Co. II, L.P., a Delaware limited partnership, and any successor in interest thereto.

“BRS Investment Agreement” means the Investment Agreement, dated as of December 19, 2002, among Holding, C&D Fund IV, BRS Fund II and certain other parties, as amended, waived, supplemented or otherwise modified from time to time.

“C&D Fund IV” means The Clayton & Dubilier Private Equity Fund IV Limited Partnership, a Connecticut limited partnership, and any successor in interest thereto.

“CD&R” means Clayton, Dubilier & Rice, Inc.

“Capital Lease Obligation” of any Person means any obligations of such Person and its consolidated Subsidiaries on a consolidated basis under any capital lease of real or personal property which, in accordance with GAAP, has been recorded as a capitalized lease obligation.

“Capital Stock” of any Person means any and all shares, interests, participations or other equivalents (however designated) of such Person’s capital stock, including any Preferred Stock.

“Cash Equivalents” means

(1)	any security, maturing not more than six months after the date of acquisition, issued by the United States of America, or an instrumentality or agency thereof and guaranteed fully as to principal, premium, if any, and interest by the United States of America,

(2)	any certificate of deposit, time deposit or bankers’ acceptance, maturing not more than six months after the day of acquisition, issued by any commercial banking institution that is a member of the Federal Reserve System or a commercial banking institution organized and located in a country recognized by the United States of America, in each case having combined capital and surplus and undivided profits of not less than $500,000,000 (or the equivalent thereof), whose short-term debt (other than short-term debt of a lender under any Credit Facility) has a rating, at the time as of which any investment therein is made, of “P-1” (or higher) according to Moody’s Investors Service, Inc. or any successor rating agency (“Moody’s”), or “A-1” (or higher) according to Standard & Poor’s Ratings Group or any successor rating agency (“S&P”),

(3)	commercial paper maturing not more than three months after the date of acquisition, issued by a corporation (other than an Affiliate or Subsidiary of the Company) organized and existing under the laws of the United States of America with a rating, at the time as of which any investment therein is made, of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P, or

(4)	any money market deposit accounts issued or offered by a domestic commercial bank having capital and surplus in excess of $500,000,000 (or the equivalent thereof).

“Change of Control” means

(i)	any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders or Holding, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company; provided that so long as the Company is a Subsidiary Person of Holding, no Person shall be deemed to be or become a “beneficial owner” of more than 50% of the total voting power of the Voting Stock of the Company unless such Person shall be or become a “beneficial owner” of more than 50% of the total voting power of the Voting Stock of Holding;

(ii)	the Company merges or consolidates with or into, or sells or transfers (in one or a series of related transactions) all or substantially all of the assets of the Company and its Subsidiaries to, another Person (other than one or more Permitted Holders) and any “person” (as defined in clause (i) above), other than one or more Permitted Holders or Holding, is or becomes the “beneficial owner” (as so defined), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the surviving Person in such merger or consolidation, or the transferee Person in such sale or transfer of assets, as the case may be; provided that so long as such surviving or transferee Person is a Subsidiary Person of a parent Person, no Person shall be deemed to be or become a “beneficial owner” of more than 50% of the total voting power of the Voting Stock of such surviving or transferee Person unless such Person shall be or become a “beneficial owner” of more than 50% of the total voting power of the Voting Stock of such parent Person; or

(iii)	during any period of two consecutive years (during which period the Company has been a party to the Indenture), individuals who at the beginning of such period were members of the board of directors of the Company (together with any new members thereof whose election by such board of directors or whose nomination for election by holders of Capital Stock of the Company was approved by one or more Permitted Holders or by a vote of a majority of the members of such board of directors then still in office who were either members thereof at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of such board of directors then in office.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or if at any time after the execution of the Indenture such Commission is not existing and performing the duties now assigned to it under the Trust Indenture Act, then the body performing such duties at such time.

“Commodities Agreements” means one or more of the following agreements which shall be entered into by one or more financial institutions: commodity future contracts, forward contracts, options or other similar agreements or arrangements designed to protect against fluctuations in the price of, or the shortage of supply of, commodities from time to time.

“Company” or “Remington” means Remington Arms Company, Inc., a Delaware corporation, until a successor Person shall have become such pursuant to the applicable provisions of the Indenture, and thereafter “Company” shall mean such successor Person.

“Consolidated Coverage Ratio” as of any date of determination means the ratio of (i) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Company are available to (ii) Consolidated Interest Expense for such four fiscal quarters; provided that

(1)	if since the beginning of such period the Company or any Subsidiary has incurred any Indebtedness that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an incurrence of Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation shall be computed based on

(A)	the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or

(B)	if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation),

(2)	if since the beginning of such period the Company or any Subsidiary has repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged any Indebtedness (each, a “Discharge”) or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a Discharge of Indebtedness (in each case other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid), Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such Discharge had occurred on the first day of such period,

(3)	if since the beginning of such period the Company or any Subsidiary shall have disposed of any company, any business or any group of assets constituting an operating unit of a business (any such disposition, a “Sale”), the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to

(A)	the Consolidated Interest Expense attributable to any Indebtedness of the Company or any Subsidiary repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged with respect to the Company and its continuing Subsidiaries in connection with such Sale for such period (including but not limited to through the assumption of such Indebtedness by another Person) plus

(B)	if the Capital Stock of any Subsidiary is sold, the Consolidated Interest Expense for such period attributable to the Indebtedness of such Subsidiary to the extent the Company and its continuing Subsidiaries are no longer liable for such Indebtedness after such Sale,

(4)	if since the beginning of such period the Company or any Subsidiary (by merger, consolidation or otherwise) shall have made an Investment in any Person that thereby becomes a Subsidiary, or otherwise acquired any company, any business or any group of assets constituting an operating unit of a business, including any such Investment or acquisition occurring in connection with a transaction causing a calculation to be made hereunder (any such Investment or acquisition, a “Purchase”), Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the incurrence of any related Indebtedness) as if such Purchase occurred on the first day of such period, and

(5)	if since the beginning of such period any Person became a Subsidiary or was merged or consolidated with or into the Company or any Subsidiary, and since the beginning of such period such Person shall have Discharged any Indebtedness or made any Sale or Purchase that would have required an adjustment pursuant to clause (2), (3) or (4) above if made by the Company or a Subsidiary during such period, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Discharge, Sale or Purchase occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness incurred or repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged in connection therewith, the pro forma calculations in respect thereof (including without limitation in respect of anticipated cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by a responsible financial or accounting officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness). If any Indebtedness bears, at the option of the Company or a Subsidiary, a rate of interest based on a prime or similar rate, a eurocurrency interbank offered rate or other fixed or floating rate, and such Indebtedness is being given pro forma effect, the interest expense on such Indebtedness shall be calculated by applying such optional rate as the Company or such Subsidiary may designate. If any Indebtedness that is being given pro forma effect was incurred under a revolving credit facility, the interest expense on such Indebtedness shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate determined in good faith by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP.

“Consolidated EBITDA” means, for any period, the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income:

(i)	provision for all taxes (whether or not paid, estimated or accrued) based on income, profits or capital,

(ii)	Consolidated Interest Expense,

(iii)	depreciation, amortization (including but not limited to amortization of goodwill and intangibles and amortization and write-off of financing costs) and all other non-cash charges or non-cash losses,

(iv)	any expenses or charges related to any Equity Offering, Investment or Indebtedness permitted by the Indenture (whether or not consummated or incurred) and

(v)	the amount of any minority interest expense.

“Consolidated Interest Expense” means, for any period,

(i)	the total interest expense of the Company and its Subsidiaries to the extent deducted in calculating Consolidated Net Income, net of any interest income of the Company and its Subsidiaries, including without limitation any such interest expense consisting of

(a)	interest expense attributable to Capital Lease Obligations,

(b)	amortization of debt discount,

(c)	interest in respect of Indebtedness of any other Person that has been guaranteed by the Company or any Subsidiary, but only to the extent that such interest is actually paid by the Company or any Subsidiary,

(d)	non-cash interest expense,

(e)	the interest portion of any deferred payment obligation, and

(f)	commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing,

plus

(ii)	Preferred Stock dividends paid in cash in respect of Redeemable Capital Stock of the Company held by Persons other than the Company or a Subsidiary and minus

(iii)	to the extent otherwise included in such interest expense referred to in clause (i) above, amortization or write-off of financing costs,

in each case under clauses (i) through (iii) as determined on a consolidated basis in accordance with GAAP; provided that gross interest expense shall be determined after giving effect to any net payments made or received by the Company and its Subsidiaries with respect to Interest Rate Agreements.

“Consolidated Net Income” means, for any period, the net income (loss) of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP and before any reduction in respect of Preferred Stock dividends; provided that there shall not be included in Consolidated Net Income:

(i)	any net income (loss) of any Person if such Person is not a Subsidiary, except that

(A)	subject to the limitations contained in clause (iv) below, the Company’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount actually distributed by such Person during such period to the Company or a Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Subsidiary, to the limitations contained in clause (iii) below) and

(B)	the Company’s equity in the net loss of such Person shall be included to the extent of the aggregate Investment of the Company or any of its Subsidiaries in such Person,

(ii)	any net income (loss) of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition,

(iii)	any net income (loss) of any Subsidiary that is not a Guarantor if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of similar distributions by such Subsidiary, directly or indirectly, to the Company by operation of the terms of such Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Subsidiary or its stockholders (other than (x) restrictions that have been waived or otherwise released, (y) restrictions pursuant to the Notes or the Indenture and (z) restrictions in effect on the date of the Indenture with respect to a Subsidiary and other restrictions with respect to such Subsidiary that taken as a whole are not materially less favorable to the holders of the Notes than such restrictions in effect on the date of the Indenture), except that

(A)	subject to the limitations contained in clause (iv) below, the Company’s equity in the net income of any such Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of any dividend or distribution that was or that could have been made by such Subsidiary during such period to the Company or another Subsidiary (subject, in the case of a dividend that could have been made to another Subsidiary, to the limitation contained in this clause) and

(B)	the net loss of such Subsidiary shall be included to the extent of the aggregate Investment of the Company or any of its other Subsidiaries in such Subsidiary,

(iv)	any gain or loss realized upon the sale or other disposition of any asset of the Company or any Subsidiary (including pursuant to any sale/leaseback transaction) that is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by the Board of Directors),

(v)	any item classified as an extraordinary, unusual or nonrecurring gain, loss or charge (including without limitation

(a)	any charge or expense incurred for employee bonuses in connection with the Transaction, and

(b)	fees, expenses and charges associated with the Transaction or any acquisition, merger or consolidation after the date of the Indenture),

(vi)	the cumulative effect of a change in accounting principles,

(vii)	all deferred financing costs written off and premiums paid in connection with any early extinguishment of Indebtedness,

(viii)	any unrealized gains or losses in respect of Currency Hedging Arrangements,

(ix)	any unrealized foreign currency translation gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person, and

(x) (a)	any non-cash compensation charge arising from any grant of stock, stock options or other equity based awards, and

(b)

any compensation expense relating to or incurred in connection with dividends, distributions or other payments to holders of Capital Stock or other equity interests of the Company or Holding (or of warrants, options or rights to acquire, or deferred shares or other equity-linked interests, relating to any such Capital Stock or other equity interests).

In the case of any unusual or nonrecurring gain, loss or charge not included in Consolidated Net Income pursuant to clause (v) above in any determination thereof, the Company will deliver an officer’s certificate to the Trustee promptly after the date on which Consolidated Net Income is so determined, setting forth the nature and amount of such unusual or nonrecurring gain, loss or charge.

“Consulting Agreements” means, collectively,

(a)	the Amended and Restated Consulting Agreement, dated as of January 1, 2001, among Holding, the Company and CD&R, as amended, waived, supplemented or otherwise modified from time to time, and

(b)	the Consulting Agreement to be entered into among Holding, the Company and BRS pursuant to the BRS Investment Agreement, as amended, waived, supplemented or otherwise modified from time to time.

“Credit Facilities” means one or more facilities or arrangements, in each case with one or more banks or other institutions providing for revolving credit loans, term loans, receivables financings (including without limitation through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables), letters of credit or other Indebtedness, in each case, including all agreements, instruments and documents executed and delivered pursuant to or in connection with any of the foregoing, including but not limited to any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original banks or other institutions or other banks or other institutions or otherwise, and whether provided under any original Credit Facility or one or more other credit agreements, indentures, financing agreements or other Credit Facilities or otherwise). Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement

(i)	changing the maturity of any Indebtedness incurred thereunder or contemplated thereby,

(ii)	adding Subsidiaries as additional borrowers or guarantors thereunder,

(iii)	increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder or

(iv)	otherwise altering the terms and conditions thereof.

“Currency Hedging Arrangements” means one or more of the following agreements which shall be entered into by one or more financial institutions: foreign exchange contracts, currency swap agreements or other similar agreements or arrangements designed to protect against fluctuations in currency values from time to time.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Directors’ Qualifying Shares” means shares of Capital Stock of a Person held by nominees, directors or trustees pursuant to the requirements of the law of the jurisdiction in which such Person is organized.

“Disinterested Director” means, with respect to any transaction or series of related transactions, a member of the Board of Directors who does not have any material direct or indirect financial interest in or with respect to such transaction or series of related transactions.

“Equity Registration Rights Agreement” means the Registration and Participation Agreement, dated as of November 30, 1993, among Holding and one or more of its stockholders, providing among other things for certain registration rights in respect of Holding Common Stock, as amended, waived, supplemented or otherwise modified from time to time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Contribution” means Net Cash Proceeds, or the fair value, as determined in good faith by the Board of Directors, of property or assets, received by the Company as capital contributions to the Company after the date of the Indenture or from the issuance or sale (other than to a Subsidiary) of Qualified Capital Stock of the Company, in each case to the extent designated as an Excluded Contribution pursuant to an officers’ certificate of the Company and not previously included in the calculation set forth in subparagraph (a)(C)(ii) or (C)(iii) of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” for purposes of determining whether a Restricted Payment may be made.

“Fair Market Value” means, with respect to any asset or property, the sale value that would be obtained in an arm’s length transaction between an informed and willing seller and an informed and willing buyer.

“GAAP” means generally accepted accounting principles in the United States of America as in effect on the date of the Indenture (for purposes of the definitions of the terms “Consolidated Coverage Ratio,” “Consolidated EBITDA,” “Consolidated Interest Expense” and “Consolidated Net Income,” all defined terms in the Indenture to the extent used in or relating to any of the foregoing definitions, and all ratios and computations based on any of the foregoing definitions) and as in effect from time to time (for all other purposes of the Indenture), including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP.

“Guarantee” means the guarantee by any Guarantor of the Indenture Obligations.

“Guaranteed Debt” of any Person means, without duplication, all Indebtedness of any other Person guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement enforceable by or for the benefit of the holder of such Indebtedness.

(i)	to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness,

(ii)	to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss,

(iii)	to supply funds to, or in any other manner invest in, the debtor (including any agreement to pay for property or services without requiring that such property be received or such services be rendered),

(iv)	to maintain working capital or equity capital of the debtor, or otherwise to maintain the net worth, solvency or other financial condition of the debtor or

(v)	otherwise to assure a creditor against loss; provided that the term “guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

“Hedging Obligations” of any Person means obligations of such Person pursuant to any Interest Rate Agreement, Currency Hedging Arrangement or Commodities Agreement.

“Holding” means RACI Holding, Inc., a Delaware corporation, and any successor in interest thereto.

“Holding Common Stock” means the common stock or other equity interests of Holding.

“Indebtedness” means, with respect to any Person, without duplication,

(i)	all indebtedness of such Person for borrowed money or for the deferred purchase price of property, excluding any trade payables and other accrued current liabilities arising in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such Person in connection with any letters of credit issued under letter of credit facilities, acceptance facilities or other similar facilities,

(ii)	all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments,

(iii)	all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade payables and other accrued current liabilities relating to the payment of the purchase price for such property provided such payments are required to be made over a period of less than one year, in each case arising in the ordinary course of business,

(iv)	all obligations under Interest Rate Agreements of such Person,

(v)	all Capital Lease Obligations of such Person,

(vi)	all Indebtedness referred to in clauses (i) through (v) above of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien, upon or with respect to property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness,

(vii)	all Guaranteed Debt of such Person, and

(viii)	all Redeemable Capital Stock valued at its involuntary maximum fixed repurchase price (but excluding accrued and unpaid dividends).

For purposes hereof, the “maximum fixed repurchase price” of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Redeemable Capital Stock, such fair market value to be determined in good faith by the Board of Directors.

“Indemnification Agreements” means, collectively,

(a)	the Indemnification Agreement, dated as of November 30, 1993, among Holding, the Company, CD&R, and C&D Fund IV, pursuant to which among other things the Company and Holding agree to indemnify C&D Fund IV, CD&R, their respective Affiliates and certain other Persons in certain circumstances, as amended, waived, supplemented or otherwise modified from time to time, and

(b)	the Indemnification Agreement to be entered into among Holding, the Company, BRS and BRS Fund II pursuant to the BRS Investment Agreement, as amended, waived, supplemented or otherwise modified from time to time.

“Indenture Obligations” means the obligations of the Company and any other obligor under the Indenture or under the Notes, including any Guarantor, to pay principal of, and premium, if any, and interest on, the Notes when due and payable, and all other amounts due or to become due under or in connection with the Indenture, the Notes and the performance of all other monetary obligations to the Trustee and the holders under the Indenture and the Notes, according to the terms thereof.

“Interest Rate Agreements” means one or more of the following agreements which shall be entered into by one or more financial institutions: interest rate protection agreements (including, without limitation, interest rate swaps, caps, floors, collars and similar agreements) and/or other types of interest rate hedging agreements from time to time.

“Investments” means, with respect to any Person, directly or indirectly, any advance, loan (including guarantees of Indebtedness), or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase, acquisition or ownership by such Person of any Capital Stock, bonds, notes, debentures or other securities issued by any other Person. “Investments” shall exclude any advance, loan (including any guarantee of Indebtedness) or other extension of credit to any customer, supplier, director, officer or employee of any Person in the ordinary course of business.

For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “—Certain Covenants—Limitation on Restricted Payments” only,

(i)	“Investment” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary at the time that such Subsidiary is designated an Unrestricted Subsidiary and shall exclude the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Subsidiary of the Company; and

(ii)	any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined by the Board of Directors in good faith.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced (at the Company’s option) by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment; provided that to the extent that the amount of Restricted Payments outstanding at any time is so reduced by any portion of any such amount or value that would otherwise be included in the calculation of Consolidated Net Income, such portion of such amount or value shall not be so included for purposes of calculating the amount of Restricted Payments that may be made pursuant to paragraph (a) of the covenant described under “—Certain Covenants—Limitation on Restricted Payments.”

“Lien” means any mortgage, charge, pledge, lien (statutory or otherwise), security interest, hypothecation or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired.

“Management Investors” means the officers, directors, employees and other members of the management of the Company or a Subsidiary, or family members or relatives thereof or trusts for the benefit of any of the foregoing, who at any particular date shall beneficially own or have the right to acquire, directly or indirectly, Holding Common Stock.

“Management Stock” means Holding Common Stock, or options, warrants or rights to acquire Holding Common Stock, held by any of the Management Investors.

“Material Subsidiary” means any Subsidiary of the Company that would be a “significant subsidiary” of the Company as defined in Rule 1-02 of Regulation S-X under the Securities Act and the Exchange Act.

“Net Cash Proceeds” means

(a)	with respect to any Asset Sale by any Person, the proceeds thereof (without duplication in respect of any other Asset Sale) in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed for, cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Subsidiary) net of

(i)	brokerage commissions and other reasonable fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale,

(ii)	provisions for all taxes payable as a result of such Asset Sale,

(iii)	payments made, and installment payments required to be made, to retire indebtedness where payment of such indebtedness is secured by the assets or properties the subject of such Asset Sale, or that must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale, including payments made in respect of principal, interest and prepayment premiums and penalties,

(iv)	amounts required to be paid to any Person (other than the Company or any Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale and

(v)	any liabilities or obligations associated with the assets disposed of in such Asset Sale and retained by the Company or any Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, and

(b)	with respect to any capital contribution or any issuance or sale of Capital Stock or options, warrants or rights to acquire Capital Stock, or debt securities or Capital Stock that have been converted into or exchanged for Capital Stock, as referred to under “—Certain Covenants—Limitation on Restricted Payments,” the proceeds of such issuance or sale in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed for, cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Subsidiary), net of attorneys’ fees, accountants’ fees and brokerage, consultation, underwriting and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Non-U.S. Subsidiary” means any Subsidiary which is not a U.S. Subsidiary.

“Pari Passu Indebtedness” means

(a)	any Indebtedness of the Company that is pari passu in right of payment with the Notes and

(b)	any Indebtedness of any Subsidiary Guarantor that is pari passu in right of payment with the Guarantee of such Subsidiary Guarantor.

“Permitted Holder” means any of the following:

(i)	any of C&D Fund IV, the Management Investors, CDR and their respective Affiliates;

(ii)	any investment fund or vehicle managed, sponsored or advised by CDR;

(iii)	any limited or general partners of, or other investors in, any of C&D Fund IV and its Affiliates, or any such investment fund or vehicle; and

(iv)	any Person acting in the capacity of an underwriter in connection with a public or private offering of Capital Stock or other equity interests of Holding or the Company.

Upon, from and after the occurrence of the closing under the BRS Investment Agreement (as determined in good faith by the Company), the term “Permitted Holder” shall, effective as of the date of the Indenture, also include any of the following:

(i)	any of BRS Fund II, BRS and their respective Affiliates;

(ii)	any investment fund or vehicle managed, sponsored or advised by BRS; and

(iii)	any limited or general partners of, or other investors in, any of BRS Fund II and its Affiliates, or any such investment fund or vehicle.

“Permitted Indebtedness” means the following:

(1)	Indebtedness of the Company and the Subsidiary Guarantors under any Credit Facility, in an aggregate principal amount at any one time outstanding not to exceed the greater of

(a)	$125,000,000 and

(b)	the sum (determined as of the end of the most recently ended fiscal period for which consolidated financial statements of the Company are available) of

(i)	85% of the book value of accounts receivable of the Company and its Subsidiaries calculated in accordance with GAAP plus

(ii)	60% of the book value of inventory of the Company and its Subsidiaries calculated in accordance with GAAP;

(2)	Indebtedness of the Company pursuant to the Notes (other than any Additional Notes) and Indebtedness of any Subsidiary pursuant to a Guarantee of such Notes;

(3)	Indebtedness of the Company or any of its Subsidiaries outstanding on the date of the Indenture;

(4)	Indebtedness of the Company owing to a Subsidiary; provided that any disposition or transfer of any such Indebtedness to a Person (other than a Subsidiary) shall be deemed to be an incurrence of such Indebtedness by the obligor not permitted by this clause (4);

(5)	Indebtedness of a Subsidiary owing to the Company or another Subsidiary; provided that

(a)	any disposition or transfer of any such Indebtedness to a Person (other than the Company or a Subsidiary) shall be deemed to be an incurrence of such Indebtedness by the obligor not permitted by this clause (5); and

(b)	any transaction pursuant to which any Subsidiary, which has Indebtedness owing to the Company or any other Subsidiary, ceases to be a Subsidiary shall be deemed to be the incurrence of Indebtedness by such Subsidiary that is not permitted by this clause (5);

(6)	obligations of the Company or any Subsidiary entered into in the ordinary course of business

(a)	pursuant to Interest Rate Agreements designed to protect the Company or any Subsidiary against fluctuations in interest rates in respect of Indebtedness of the Company or any of its Subsidiaries,

(b)	pursuant to Currency Hedging Arrangements entered into by the Company or any of its Subsidiaries in respect of its (x) assets or (y) obligations, as the case may be, denominated in a foreign currency or

(c)	pursuant to Commodities Agreements;

(7)	Indebtedness of the Company or any Subsidiary consisting of guarantees, indemnities, or obligations in respect of earnouts or purchase price adjustments, in connection with the acquisition or disposition of assets permitted under the Indenture;

(8)	Indebtedness of the Company or any Subsidiary with respect to

(a)	letters of credit securing obligations under or relating to

(x)	insurance contracts entered into in the ordinary course of business,

(y)	expenses under leases pursuant to which the Company or any Subsidiary is lessee or

(z)	self-insurance in respect of worker compensation, or

(b)	other letters of credit issued, or relating to liabilities or obligations incurred, in the ordinary course of business;

(9)	Indebtedness of the Company or any Subsidiary consisting of Purchase Money Indebtedness or Capital Lease Obligations (and any renewals, extensions, substitutions, refundings, refinancings or replacements thereof) not to exceed $7,500,000 in aggregate principal amount outstanding at any given time;

(10)	Indebtedness of the Company or any Subsidiary consisting of guarantees of up to an aggregate principal amount of $5,000,000 of borrowings by Management Investors in connection with Management Stock, or guarantees in respect of Indebtedness incurred by officers or employees of the Company or any Subsidiary in the ordinary course of business, or guarantees referred to in clause (g) of the second proviso to the covenant described under “—Certain Covenants—Limitation on Transactions with Affiliates”;

(11)	obligations of the Company or any Subsidiary in respect of judgment, performance, surety and other bonds provided by the Company or any Subsidiary in the ordinary course of business;

(12)	Indebtedness of any Non-U.S. Subsidiary not to exceed $5,000,000 in aggregate principal amount outstanding at any given time;

(13)	Indebtedness of the Company or any Subsidiary arising from the honoring of a check, draft or similar instrument drawn against insufficient funds; provided that such Indebtedness is extinguished within two business days of its incurrence;

(14)	Indebtedness of the Company or any Subsidiary in addition to that described in clauses (1) through (13) of this definition of “Permitted Indebtedness” not to exceed $25,000,000 in aggregate principal amount outstanding at any given time;

(15)	(A) Guarantees by the Company or any Subsidiary of Indebtedness or any other obligation or liability of the Company or any Subsidiary (other than any Indebtedness incurred by the Company or such Subsidiary, as the case may be, in violation of the covenant described under “—Certain Covenants— Limitation on Indebtedness”), or

(B)	without limiting the covenant described under “—Certain Covenants—Limitation on Liens,” Indebtedness of the Company or any Subsidiary arising by reason of any Lien granted by or applicable to such Person securing Indebtedness of the Company or any Subsidiary (other than any Indebtedness incurred by the Company or such Subsidiary, as the case may be, in violation of the covenant described under “—Certain Covenants—Limitation on Indebtedness”); and

(16)	any renewals, extensions, substitutions, refundings, refinancings or replacements (collectively, a “refinancing”) of (x) any Indebtedness described in clause (2) or (3) of this definition of “Permitted Indebtedness,” or (y) any Indebtedness incurred pursuant to the proviso of the covenant described under “—Certain Covenants—Limitation on Indebtedness,” including any successive refinancings so long as the aggregate principal amount of Indebtedness represented thereby does not exceed

(a)	the principal amount so refinanced

plus

(b)	the amount of premium or other payment actually paid at such time to refinance the Indebtedness,

plus,

(c)	in either case, the amount of expenses of the Company incurred in connection with such refinancing and, in the case of Subordinated Indebtedness, such refinancing does not reduce the Stated Maturity of such Indebtedness to less than that of the Indebtedness thus refinanced (or, if shorter, that of the Notes).

“Permitted Investment” means

(1)	Investments in any Subsidiary (including any Person that thereby becomes a Subsidiary);

(2)	Investments in the Company (including in the Notes);

(3)	Indebtedness (or guarantee of Indebtedness) of the Company or any Subsidiary permitted under the covenant described under “—Certain Covenants—Limitation on Indebtedness”;

(4)	Cash Equivalents or Temporary Cash Investments;

(5)	Investments acquired by the Company or any Subsidiary in connection with

(x)	an Asset Sale permitted under the covenant described under “—Certain Covenants—Limitation on Sale of Assets” to the extent such Investments are non-cash consideration as permitted under such covenant or

(y)	a sale or other disposition of property or assets not constituting an Asset Sale;

(6)	Investments in existence or made pursuant to legally binding written commitments in existence on the date of the Indenture;

(7)	loans or advances provided by the Company in the ordinary course of its business to its officers and employees and loans, advances and guarantees referred to in clause (g) of the second proviso to the covenant described under “—Certain Covenants—Limitation on Transactions with Affiliates”;

(8)	receivables owing to the Company or any Subsidiary created in the ordinary course of business;

(9)	evidences of Indebtedness, securities or other property received from another Person by the Company or any Subsidiary in connection with any bankruptcy proceeding or other reorganization of such other Person or as a result of foreclosure, perfection or enforcement of any Lien, or otherwise in settlement for liabilities or obligations of such other Person to the Company or any Subsidiary;

(10)	(A) Interest Rate Agreements designed to protect the Company or any Subsidiary against fluctuations in interest rates in respect of Indebtedness of the Company or any of its Subsidiaries,

(B)	Currency Hedging Arrangements entered into by the Company or any of its Subsidiaries in respect of its (1) assets or (2) obligations, as the case may be, denominated in a foreign currency and

(C)	Commodities Agreements;

(11)	pledges or deposits

(x)	with respect to leases or utilities provided to third parties in the ordinary course of business or

(y)	otherwise described in the definition of “Permitted Lien” or made in connection with Liens permitted under the covenant described under “—Certain Covenants—Limitation on Liens”;

(12)	Investments in an aggregate amount outstanding at any time not to exceed the amount of Excluded Contributions;

(13)	any Investment to the extent made using Qualified Capital Stock of the Company, or Capital Stock of Holding, as consideration; and

(14)	Investments in any Person in addition to those described in clauses (1) through (13) of this definition of “Permitted Investment” not to exceed $15,000,000 in the aggregate at any time outstanding.

“Permitted Lien” means any of the following:

(1)	Liens for taxes, assessments or other governmental charges not yet delinquent or the nonpayment of which in the aggregate would not reasonably be expected to have a material adverse effect on the Company and its Subsidiaries, or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company or a Subsidiary thereof, as the case may be, in accordance with GAAP;

(2)	carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business in respect of obligations that are not overdue for a period of more than 60 days, or that are bonded or that are being contested in good faith and by appropriate proceedings;

(3)	pledges, deposits or Liens in connection with workers’ compensation, unemployment insurance and other social security and other similar legislation or other insurance-related obligations (including, without limitation, pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements);

(4)	pledges, deposits or Liens to secure the performance of bids, tenders, trade, government or other contracts (other than for borrowed money), obligations for utilities, leases, licenses, public or statutory obligations, completion guarantees, surety, judgment, appeal or performance bonds, other similar bonds, instruments or obligations, and other obligations of a like nature incurred in the ordinary course of business;

(5)	easements (including reciprocal easement agreements), rights-of-way, building, zoning and similar restrictions, utility agreements, covenants, reservations, restrictions, encroachments, changes, and other similar encumbrances or title defects incurred, or leases or subleases granted to others, in the ordinary course of business, which do not in the aggregate materially interfere with the ordinary conduct of the business of the Company and its Subsidiaries, taken as a whole;

(6)	Liens existing on, or provided for under written arrangements existing on, the date of the Indenture, or (in the case of any such Liens securing Indebtedness of the Company or any of its Subsidiaries existing or arising under written arrangements existing on the date of the Indenture) securing any Indebtedness incurred in connection with any refinancing in respect of such Indebtedness so long as the Lien securing such refinancing Indebtedness is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or under such written arrangements could secure) the original Indebtedness;

(7)	(a) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on property over which the Company or any Subsidiary has easement rights or on any leased property and subordination or similar agreements relating thereto and

(b)	any condemnation or eminent domain proceedings affecting any real property;

(8)	Liens securing Hedging Obligations, Purchase Money Indebtedness or Capital Lease Obligations incurred in compliance with the covenant described under “—Certain Covenants—Limitation on Indebtedness”;

(9)	Liens arising out of judgments, decrees, orders or awards in respect of which the Company or any Subsidiary shall in good faith be prosecuting an appeal or proceedings for review, which appeal or proceedings shall not have been finally terminated, or if the period within which such appeal or proceedings may be initiated shall not have expired;

(10)	leases, subleases, licenses or sublicenses to third parties;

(11)	Liens securing

(a)	Permitted Indebtedness (other than Indebtedness incurred pursuant to clause (4), (5) or (16)(y) of the definition thereof),

(b)	Bank Indebtedness,

(c)	Indebtedness of any Subsidiary that is not a Guarantor, which Indebtedness is permitted to be incurred under the Indenture, or

(d)	the Notes or any Guarantee thereof;

(12)	Liens existing on property or assets of a Person at the time such Person becomes a Subsidiary of the Company (or at the time the Company or a Subsidiary acquires such property or assets); provided, however, that such Liens are not created in connection with, or in contemplation of, such other Person becoming such a Subsidiary (or such acquisition of such property or assets), and that such Liens are limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which such Liens arose, could secure) the obligations to which such Liens relate;

(13)	Liens on Capital Stock or other securities of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(14)	any encumbrance or restriction (including, but not limited to, put and call agreements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(15)	Liens
(a)	arising by operation of law (or by agreement to the same effect) in the ordinary course of business,

(b)	on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets,

(c)	on receivables (including related rights),

(d)	on cash set aside at the time of the incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent that such cash or government securities prefund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose,

(e)	securing or arising by reason of any netting or set-off arrangement entered into in the ordinary course of banking or other trading activities,

(f)	in favor of the Company or any Subsidiary (other than Liens on property or assets of the Company in favor of any Subsidiary that is not a Guarantor) or

(g)	arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(16)	Liens securing any refinancing, refunding, extension, renewal or replacement (in whole or in part) of any Indebtedness or other obligation secured by any other Permitted Liens, provided that any such new Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the obligations to which such Liens relate;

(17)	Liens securing Acquired Indebtedness created prior to (and not created in connection with, or in contemplation of) the incurrence of such Indebtedness by the Company or any Subsidiary, in each case, which Indebtedness is permitted under the provisions of “—Certain Covenants—Limitation on Indebtedness” so long as any such Lien extends only to the assets that were subject to such Lien securing such Acquired Indebtedness prior to the related acquisition by the Company or any of its Subsidiaries; and

(18)	any Lien on any computer or management information systems equipment.

“Permitted Subsidiary Preferred Stock” means, with respect to any Subsidiary, any Preferred Stock of such Subsidiary that

(x)	is Redeemable Capital Stock or

(y)	is not Redeemable Capital Stock and no dividends or distributions thereon are paid (to any Person other than the Company or any Subsidiary) other than as permitted by the provisions described under “Certain Covenants—Limitation on Restricted Payments”;

provided that, in each case, such Subsidiary would be entitled to incur Permitted Indebtedness in an aggregate principal amount equal to the aggregate involuntary maximum fixed repurchase price of such Preferred Stock.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivisions thereof.

“Preferred Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person’s preferred stock whether now outstanding, or issued after the date of the Indenture, and including, without limitation, all classes and series of preferred or preference stock.

“Purchase Money Indebtedness” means any Indebtedness incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets, and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock or other equity interests of any Person owning such property or assets, or otherwise.

“Qualified Capital Stock” of any Person means any and all Capital Stock of such Person other than Redeemable Capital Stock.

“Redeemable Capital Stock” means any Capital Stock that, either by its terms or by the terms of any security into which it is convertible or exchangeable or otherwise, is or upon the happening of an event or passage of time (other than following the occurrence of a Change of Control or other similar event described under such terms as a “change of control,” or an Asset Sale) would be, required to be redeemed prior to any Stated Maturity of the principal of the Notes or is redeemable at the option of the holder thereof (other than following the occurrence of a Change of Control or other similar event described under such terms as a “change of control,” or an Asset Sale) at any time prior to any such Stated Maturity, or is convertible into or exchangeable for debt securities at any time prior to any such Stated Maturity at the option of the holder thereof (other than following the occurrence of a Change of Control or other similar event described under such terms as a “change of control,” or an Asset Sale), but excluding Management Stock.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Offering” means any Indebtedness consisting of bonds, debentures, notes or other similar debt securities issued in (x) a public offering or (y) a private placement to institutional investors that is underwritten for resale in accordance with Rule 144A under the Securities Act (or Rule 144A and Regulation S), whether or not it includes registration rights entitling the holders of such debt securities to registration thereof with the Commission for public resale. The term “Securities Offering”, for the avoidance of doubt, shall not be construed to include any Indebtedness issued to institutional investors in a direct placement of such Indebtedness that is not underwritten by an intermediary (it being understood that, without limiting the foregoing, a financing that is distributed to not more than ten Persons (provided that multiple managed accounts and affiliates of any such Persons shall be treated as one Person for the purposes of this definition) shall not be deemed underwritten), or any commercial bank or similar Indebtedness, receivables financing, Capital Lease Obligation or recourse transfer of any financial asset or any other type of Indebtedness incurred in a manner not customarily viewed as a “securities offering”.

“Sponsors” means (x) CD&R and (y) upon, from and after the occurrence of the closing under the BRS Investment Agreement (as determined in good faith by the Company), and effective as of the date of the Indenture, the collective reference to CD&R and BRS.

“Stated Maturity” when used with respect to any Indebtedness or any installment of interest thereon, means the dates specified in such Indebtedness as the fixed date on which the principal of such Indebtedness or such installment of interest is due and payable.

“Subordinated Indebtedness” means

(a)	Indebtedness of the Company that by its express terms is subordinated in right of payment to the Notes and

(b)	Indebtedness of a Guarantor that by its express terms is subordinated in right of payment to the Guarantee of such Guarantor.

“Subsidiary” means any Person a majority of the equity ownership or the Voting Stock of which is at the time owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries; provided that an Unrestricted Subsidiary shall not be deemed a Subsidiary for purposes of the Indenture.

“Subsidiary Guarantor” or “Guarantor” means any Subsidiary which has issued a Guarantee.

“Subsidiary Person” of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other equity interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person or (ii) one or more Subsidiaries of such Person.

“Temporary Cash Investments” means

(1)	any evidence of Indebtedness, maturing not more than one year after the date of acquisition, issued by the United States of America, or an instrumentality or agency thereof and guaranteed fully as to principal, premium, if any, and interest by the United States of America,

(2)	any certificate of deposit or bankers’ acceptance, maturing not more than one year after the date of acquisition, issued by, or time deposit of, a commercial banking institution that is a member of the Federal Reserve System and that has combined capital and surplus and undivided profits of not less than $500,000,000 (or the equivalent thereof); provided that the short-term debt of such commercial bank (other than the short-term debt of a lender under any Credit Facility) has a rating, at the time as of which any investment therein is made, of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P,

(3)	commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate or Subsidiary of the Company or Holding) organized and existing under the laws of the United States of America with a rating, at the time as of which any investment therein is made, of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P,

(4)	any money market deposit accounts issued or offered by a domestic commercial bank having capital and surplus in excess of $500,000,000 or the equivalent thereof; provided that the short-term debt of such commercial bank (other than the short-term debt of a lender under any Credit Facility) has a rating, at the time of investment, of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P, and

(5)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any financial institution.

“Transaction” means, collectively,

(1)	the redemption or other acquisition or retirement of the Company’s 9½% Senior Subordinated Notes due 2003,

(2)	the repayment of outstanding amounts under the Company’s existing Credit Facility, termination of commitments thereunder, and collateralization of letters of credit remaining outstanding (if any),

(3)	the declaration and payment of a dividend or distribution by the Company to Holding of up to $100.0 million,

(4)	the entry into a new Credit Facility by one or more of the Company and its Subsidiaries,

(5)	the performance of the BRS Investment Agreement and the consummation of the investment and other transactions contemplated thereby and

(6)	all other transactions relating to any of the foregoing.

“U.S. Subsidiary” means any Subsidiary organized under the laws of the United States of America, any state thereof or the District of Columbia.

“Unrestricted Subsidiary” means any subsidiary of the Company that would but for this definition of “Unrestricted Subsidiary” be a Subsidiary, as to which all of the following conditions apply:

(a)	neither the Company nor any of its other Subsidiaries (other than Unrestricted Subsidiaries) provides credit support for any Indebtedness of such subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness), except to the extent the Company would otherwise be permitted to make a Restricted Payment pursuant to, or an Investment in such subsidiary permitted by, the provisions described under “—Certain Covenants—Limitation on Restricted Payments”;

(b)	such subsidiary is not liable, directly or indirectly, with respect to any Indebtedness other than Unrestricted Subsidiary Indebtedness;

(c)	neither the Company nor any of its Subsidiaries (other than Unrestricted Subsidiaries) has made an Investment in such subsidiary unless such Investment was permitted by the provisions described under “—Certain Covenants—Limitation on Restricted Payments”; and

(d)	the Board of Directors, as provided below, shall have designated such subsidiary to be an Unrestricted Subsidiary.

Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a board resolution giving effect to such designation and an officers’ certificate certifying that such designation complies with the foregoing conditions. The Board of Directors may designate any Unrestricted Subsidiary as a Subsidiary; provided that

(i)	immediately after giving pro forma effect to such designation, the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the restrictions under “—Certain Covenants—Limitation on Indebtedness”; and

(ii)	all Indebtedness of such Unrestricted Subsidiary shall be deemed to be incurred on the date such Unrestricted Subsidiary becomes a Subsidiary. Any subsidiary of an Unrestricted Subsidiary shall be an Unrestricted Subsidiary for purposes of the Indenture.

“Unrestricted Subsidiary Indebtedness” of any Unrestricted Subsidiary means Indebtedness of such Unrestricted Subsidiary

(a)	as to which neither the Company nor any Subsidiary is directly or indirectly liable (by virtue of the Company or any such Subsidiary being the primary obligor on, guarantor of, or otherwise liable in any respect to, such Indebtedness), except to the extent the Company or any Subsidiary is permitted to incur Guaranteed Debt as to an Affiliate pursuant to the provisions under “—Certain Covenants—Limitation on Restricted Payments,” in which case the Company shall be deemed to have made a Restricted Payment or, if applicable, a Permitted Investment or Permitted Payment equal to the principal amount of any such Indebtedness to the extent guaranteed and

(b)	which, upon the occurrence of a default with respect thereto, does not result in, or permit any holder of any Indebtedness of the Company or any Subsidiary to declare, a default on such Indebtedness of the Company or any Subsidiary or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

“Voting Stock” means stock or other equity interests of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of a Person (irrespective of whether or not at the time stock or other equity interests of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

“Wholly Owned Subsidiary” means a Subsidiary all the outstanding Capital Stock (other than Directors’ Qualifying Shares, or shares required to be held by other Persons by reason of law) of which is owned by the Company or another Wholly Owned Subsidiary.

Book-Entry; Delivery and Form

The notes will be represented by one or more notes in registered, global form (“Global Notes”) deposited with the trustee as custodian for the Depository Trust Company (“DTC”) and registered in the name of Cede & Co. as nominee of DTC, in each case for credit to the accounts of DTC participants and indirect participants (each described below) including, without limitation, the Euroclear System and [Clearstream Banking]. All interests in a Global Note may be subject to the procedures and requirements of DTC.

Except in the limited circumstances set forth below, notes in certificated form will not be issued.

Depository Procedures

The following description of the operations and procedures of DTC are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them from time to time. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company that was created to hold securities for its participants and to facilitate the clearance and settlement of transactions in such securities between participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers (including the initial purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies, which we refer to as “indirect participants”, that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants.

We expect that pursuant to procedures established by DTC (i) upon deposit of the Global Notes, DTC will credit the accounts of participants designated by the initial purchasers with portions of the principal amount of the Global Notes and (ii) ownership of the Notes evidenced by the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of the participants), the participants and the indirect participants.

The laws of some states may require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons or entities that do not participate in the DTC systems, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interest in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the Indenture for any purpose.

Payments in respect of the principal, premium, if any, interest and Additional Interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Except as otherwise specified in the Indenture, we and the trustee will treat the persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the trustee nor any agent of us or the trustee has or will have any responsibility or liability for (1) any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the Global Notes, or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the Global Notes or (2) any other matter relating to the actions and practices of DTC or any of its participants or indirect participants. DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date, in amounts proportionate to their respective holdings in the principal amount of beneficial interest in the relevant security as shown on the records of DTC unless DTC has reason to believe it will not receive payment on such payment date. Payments by the participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Interests in the Global Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System and secondary market trading activity in such interests will, therefore, settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants. See “—Same-Day Settlement and Payment”.

Subject to the transfer restrictions set forth under “Transfer Restrictions”, transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same day funds.

DTC has advised us that it will take an action permitted to be taken by a holder of Notes only at the direction of one or more participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such Notes to its participants.

Although DTC, Euroclear and Clearstream Banking have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream Banking, they are under no obligations to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream Banking or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Securities

Under certain limited conditions, a person having a beneficial interest in a Global Note may receive notes in the form of certificated securities in exchange for such beneficial interests. Upon any such issuance, the trustee is required to register such certificated securities in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). All such certificated Notes would be subject to the legend requirements described herein under “Notice to Investors”. If:

(a)	we notify the trustee in writing that DTC is no longer willing or able to act as a depositary and we are unable to locate a qualified successor within 90 days, or

(b)	we, at our option, notify the trustee in writing that we elect to cause the issuance of Notes in the form of certificated securities under the Indenture, then, upon surrender by the global notes holder of its global notes, notes in such form will be issued to each person that the global notes holder and DTC identify as being the beneficial owner of the related Notes.

Neither we nor the trustee will be liable for any delay by the global notes holder or DTC in identifying the beneficial owners of notes and we and the trustee may conclusively rely on, and will be protected in relying on, instructions from the global notes holder or DTC for all purposes.

Same-Day Settlement and Payment

The Indenture will require that payments in respect of the notes represented by the global notes (including principal, premium, if any, interest and Additional Interest, if any) be made by wire transfer of immediately available funds to the accounts specified by the global notes holder. With respect to certificated securities, we will make all payments of principal, premium, if any, Additional Interest, if any, and interest by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is so specified, by mailing a check to each such holder’s registered address.

Registration Rights; Exchange Offer

The following summary of certain provisions of the registration rights agreement does not contain all of the information that may be important to an investor in the notes. It is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement. A copy of the registration rights agreement is available as set forth under the heading “Where You Can Find More Information”.

Pursuant to the registration rights agreement, Remington has agreed to use its reasonable best efforts to file a registration statement for this exchange offer and to use our reasonable best efforts to cause it to become effective. The registration statement of which this prospectus is a part constitutes the registration statement to be filed pursuant to the registration rights agreement.

In the event that applicable interpretations of the staff of the SEC do not permit us to effect the Registered Exchange Offer, or if for any other reason we do not consummate the Registered Exchange Offer within 180 days of the Issue Date, or if, under certain circumstances, the initial purchasers shall notify us following consummation of the Registered Exchange Offer that old notes held by any of them are not eligible to be exchanged for new notes in the Registered Exchange Offer, or if any holder (other than an initial purchaser) of Notes shall notify us that such holder is prohibited by law or SEC policy from participating in the Registered Exchange Offer or such holder may not resell the new notes acquired by it in the Registered Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not available for such resales by such holder, other than, in either such case, due solely to the status of such holder as an affiliate of ours or due to such holder’s inability to make the representations referred to above, then, in each case, we and the guarantors will, at our cost, use our reasonable best effects to,

(1)	as promptly as reasonably practicable, file a shelf registration statement (the “Shelf Registration Statement”) with the SEC covering resales of the old notes or the new notes, as the case may be;

(2)	cause the Shelf Registration Statement to be declared effective under the Securities Act; and

(3)	keep the Shelf Registration Statement continuously effective for a period of two years from the Closing Date or such shorter period that will terminate when all the securities covered by the Shelf Registration Statement (i) have been soon pursuant thereto or (ii) are no longer restricted securities as defined in Rule 144 under the Securities Act or any successor rule thereof.

We will, in the event a Shelf Registration Statement is filed, among other things, provide to each holder for whom such Shelf Registration Statement was filed, copies of the prospectus which is a part of the Shelf Registration Statement and each amendment thereof and each supplement, notify each holder who propose to sell securities pursuant to the Registration Statement and any participating broker-dealer from whom the Company has received prior written notice that it will be participating, when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the old notes or the new notes, as the case may be. A holder selling such old notes or new notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such holder (including certain indemnification obligations). In addition, each such holder will be required, among other things, to deliver information to be used in connection with the Shelf Registration Statement within certain time periods in order to benefit from the provisions regarding Additional Interest set forth below.

We will pay Additional Interest on the applicable old notes and new notes, subject to certain exceptions,

(1)	if the Company fails to file an Exchange Offer Registration Statement with the SEC on or prior to the 90th day after the Closing Date,

(2)	if the Exchange Offer Registration Statement is not declared effective by the SEC on or prior to the 150th day after the Closing Date,

(3)	if the Exchange Offer is not consummated on or before the 180th day after the Closing Date,

(4)	if any Shelf Registration Statement is required to be filed, and after the Shelf Registration Statement is declared effective and during the period the Company is required to use its reasonable best efforts to keep the Shelf Registration Statement effective, such Shelf Registration Statement ceases to be effective and such Shelf Registration Statement is not replaced within 30 days by an additional Shelf Registration Statement that is filed and declared effective,

(5)	if obligated to file the Shelf Registration Statement, the Company fails to file the Shelf Registration Statement with the SEC on or prior to the 60th day after such filing obligation arises, or

(6)	if obligated to file the Shelf Registration Statement, the Shelf Registration Statement is not declared effective by the Commission on or prior to the 120th day after the obligation to file the Shelf Registration Statement arises;

(each such event referred to in clauses (1) through (6) above, a “Registration Default”). Following the cure of all Registration Defaults, the accrual of such Additional Interest will cease. Without limiting the foregoing, Additional Interest with respect to failure to file, cause to become effective or maintain the effectiveness of a Shelf Registration Statement shall cease to accrue upon the consummation of the Registered Exchange offer in the case of a Shelf Registration Statement required to be filed due to a failure to consummate the Registered Exchange Offer within the required time period.

The rate of Additional Interest will be at the rate of 0.25% per annum for the first 90-day period immediately following the occurrence of such Registration Default (and such rate will increase by an additional 0.25% per annum with respect to each subsequent 90-day period), until all Registration Defaults have been cured, up to a maximum Additional Interest rate of 0.50% per annum. The Additional Interest may not accrue under more than one of the foregoing clauses (1) through (6) at any time. We will pay such Additional Interest on regular interest payment dates. Such Additional Interest will be in addition to any other interest payable from time to time with respect to the old notes and the new notes.

All references in the Indenture, in any context, to any payment of principal, purchase price in connection with a purchase of Notes, and interest or any other amount payable on or with respect to any of the notes shall be deemed to include payment of any Additional Interest pursuant to the Registration Rights Agreement.

CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS

United States Federal Tax Considerations

The following is a summary of the material United States federal income tax consequences of the acquisition, ownership and disposition of the new notes to the beneficial owners, and the principal U.S. estate tax consequences of the ownership of the notes to the beneficial owners who are non-U.S. holders (as defined below).

This summary is based on provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed U.S. Treasury regulations promulgated thereunder (the “Treasury Regulations”) and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis.

This summary addresses tax consequences only for holders that exchange old notes for new notes and who hold the notes as capital assets. This summary is for general information only, and does not address all of the tax consequences that may be relevant to particular holders in light of their personal circumstances or to certain types of holders (such as banks and other financial institutions, real estate investment trusts, regulated investment companies, insurance companies, tax-exempt organizations, dealers in securities, persons who hold the notes as part of a hedge or a straddle with other investments). In addition, this summary does not include any description of the tax laws of any state, local or non-U.S. government that may be applicable to a particular holder.

Holders of notes are urged to consult their own tax advisors with respect to the particular U.S. federal income and estate tax consequences to them of the exchange, ownership and disposition of the notes, as well as the tax consequences under state, local, non-U.S. and other U.S. federal tax laws and the possible effects of changes in tax laws.

Exchange Offer

The exchange of any old note for a new note will not constitute a taxable exchange of the old note. As a result, the new notes will have the same issue price as the old notes, and each holder will have the same adjusted tax basis and holding period in the new notes as it had in the old notes immediately before the exchange.

Taxation of U.S. Holders

As used in this prospectus, the term “U.S. holder” means a holder of a note that is, for U.S. federal income tax purposes,

(a) a citizen or resident of the United States,

(b) a corporation or partnership created or organized in the United States or under the laws of the United States or any state of the United States,

(c) an estate whose income is includable in gross income for U.S. federal income tax purposes regardless of its source, or

(d) a trust if

(1) a court within the United States is able to exercise primary supervision over the administration of the trust and

(2) at least one U.S. person has authority to control all substantial decisions of the trust.

Payment of Interest on the Notes Other than Payments upon Registration Default.    In general, interest paid on a note (other than payments upon a registration default discussed below) will be taxable to a U.S. holder as ordinary interest income, as received or accrued, in accordance with such holder’s method of accounting for federal income tax purposes.

Payments upon Registration Default.    Because the notes provide for the payment of additional interest under the circumstances described above under “Description of Notes—Registration Rights; Exchange Offer”, the notes could be subject to certain Treasury Regulations relating to debt instruments that provide for one or more contingent payments (the “Contingent Payment Regulations”). Under the Contingent Payment Regulations, however, a payment is not a contingent payment merely because of a contingency that, as of the issue date, is either “remote” or “incidental”. Remington intends to take the position that, for purposes of the Contingent Payment Regulations, the payment of such additional interest is a remote or incidental contingency as of the issue date.

If the IRS were to take the position that, as of the date of issuance, the payment of such additional interests were not “remote” or “incidental” contingency for purposes of the Contingent Payment Regulations, or if payments of additional interest are actually made and such payments are not “insignificant” under the Contingent Payment Regulations, then (1) all payments (including any projected payments of such additional interest) on a note in excess of its issue price would effectively be treated as original issue discount, and (2) in each taxable year, a holder would be required to include an allocable portion of such amounts in gross income on a constant yield basis whether or not the payment of such additional interest were fixed or determinable in the taxable year.

Remington’s position for purposes of the Contingent Payment Regulations that the payment of such additional interest is a remote contingency as of the issue date is binding on each holder for U.S. federal income tax purposes, unless such holder discloses in the proper manner to the IRS that it is taking a different position.

Holders should consult their tax advisors as to the tax considerations relating to debt instruments providing for payments such as the additional interest payable upon a registration default, particularly in connection with the possible application of the Contingent Payment Regulations.

Sale, Exchange or Retirement of the Notes.    Upon the sale, exchange, redemption, retirement at maturity or other disposition of a note, a U.S. holder will generally recognize taxable gain or loss equal to the difference between the sum of the cash and the fair market value of all other property received on such disposition (except to the extent such cash or property is attributable to accrued interest, which will be taxable as ordinary income) and such holder’s adjusted tax basis is in the note.

Gain or loss recognized on the disposition of a note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, the holder’s holding period for the note is more than one year. A reduced tax rate on capital gain will apply to an individual U.S. holder if such holder’s holding period for the note is more than one year at the time of disposition.

Market Discount.    A U.S. holder (other than a holder who makes the election described below) that acquired a note with market discount that is not de minimis, except in certain non-recognition transactions, generally will be required to treat any gain realized upon the disposition of the note as interest income to the extent of the market discount that accrued during the period such holder held such note. For this purpose, a person disposing of a market discount note in a transaction other than a sale, exchange or involuntary conversion generally is treated as realizing an amount equal to the fair market value of the note. A holder may also be required to recognize as ordinary income any principal payments with respect to a note to the extent such payments do not exceed the accrued market discount on the note. For these purposes, market discount generally equals the excess of the stated redemption price of the note over the tax basis of the note in the hands of the holder immediately after its acquisition. However, market discount is deemed not to exist if the market discount is less than a de minimis amount equal to 0.25% of the note’s redemption price at maturity multiplied by the number of complete years to the note’s maturity after the holder acquired the note (or, in the case of a holder that acquires a new note pursuant to the exchange offer, the old note exchanged for such new note).

The market discount rules also provide that any holder of notes that were acquired at a market discount may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to acquire or carry the notes, until the notes are disposed of.

A holder of a note acquired at a market discount may elect to include market discount in income as the discount accrues. In such a case, the foregoing rules with respect to the recognition of ordinary income on dispositions and with respect to the deferral of interest deductions on indebtedness related to such note would not apply. The current inclusion election applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the IRS.

Amortizable Bond Premium.    Generally, if the tax basis of an obligation held as a capital asset exceeds the amount payable at maturity of the obligation, such excess may constitute amortizable bond premium that the holder of such obligation may elect to amortize under the constant interest rate method and deduct over the period from the holder’s acquisition date to the obligation’s maturity date. A holder that elects to amortize bond premium must reduce its tax basis in the related obligation by the amount of the aggregate deductions allowable for the amortizable bond premium. Any election to amortize bond premium applies to all bonds (other than bonds the interest on which is excludible from gross income) held by the holder at the election of the first taxable year to which the election applies or thereafter acquired by the holder. The election may not be revoked without the consent of the IRS.

In the case of an obligation, such as a note, that may be called at a premium prior to maturity, an earlier call date is treated as its maturity date, and the amount of bond premium is determined by treating the amount payable on such call date as the amount payable at maturity if such a calculation produces a smaller amortizable bond premium than any other call date or the method described in the preceding paragraph. For purposes of amortizing bond premium, if a holder of a note is required to amortize and deduct bond premium by reference to a call date, the note will be treated as maturing on such date for the amount payable, and, if not redeemed on such date, the note will be treated as reissued on such date for the amount so payable. If a note purchased at a premium is redeemed pursuant to a call prior to such early call date or its maturity, a purchaser who has elected to deduct bond premium may deduct the excess of its adjusted tax basis in the note over the amount received on redemption (or, if greater, the amount payable on maturity) as an ordinary loss in the taxable year of redemption.

The amortizable bond premium deduction is treated as a reduction of interest on the bond instead of as a deduction. The offset of amortizable bond premium against interest income on the bond occurs when income is taxable to a holder as received or accrued, in accordance with such holder’s method of accounting for such income.

Backup Withholding and Information Reporting.    Remington will report to each U.S. holder and the IRS amounts paid on or with respect to the notes during each calendar year and the amount of tax, if any, withheld from such payments.

Certain non-corporate U.S. holders of the notes (including all individuals) may be subject to backup withholding. In general, backup withholding will apply to a non-corporate U.S. holder if the U.S. holder:

•	fails to furnish its Taxpayer Identification Number, or TIN (which for an individual is the holder’s Social Security number);

•	furnishes an incorrect TIN;

•	is notified by the IRS that it has failed to properly report payments of interest and dividends; or

•	under certain circumstances, fails to certify, under penalties of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding due to underreporting of interest or dividends, or otherwise fails to comply with applicable requirements of the backup withholding rules.

Backup withholding will not apply if the non-corporate U.S. holder provides a properly completed IRS Form W-9 to Remington or Remington’s paying agent.

The amount of any backup withholding from a payment to a U.S. holder will be allowed as a credit against such U.S. holder’s U.S. federal income tax liability and may entitle such U.S. holder to a refund.

Taxation of Non-U.S. Holders

The following is a general discussion of the U.S. federal income and estate tax considerations relating to the ownership and disposition of the notes by a holder that is not a U.S. holder (a “non-U.S. holder”). For purposes of the following discussion, interest and gain on the sale, exchange or other disposition of the notes will be considered “U.S. trade or business income” if such income or gain (a) is effectively connected with the conduct of a trade or business in the United States, and (b) in the case of a resident of a country having the benefit of one of certain income tax treaties or agreements between non-U.S. jurisdictions and the United States, is attributable to a permanent establishment in the United States, in each case of a particular non-U.S. holder.

Payment of Interest on Notes.    A non-U.S. holder will not be subject to U.S. federal income or withholding tax in respect of interest income on the notes if the interest qualifies for the so-called “portfolio interest exemption”. This will be the case if each of the following requirements is satisfied:

•	The interest is not U.S. trade or business income.

•	The non-U.S. holder provides to Remington or Remington’s paying agent the appropriate certification.

•	The non-U.S. holder does not actually or constructively own 10% or more of Remington’s voting stock.

•	The non-U.S. holder is not a controlled foreign corporation, within the meaning of the Code, that is actually or constructively related to Remington.

•	The non-U.S. holder is not a bank receiving interest described in Section 881(c)(3)(A) of the Code.

The certification requirement can be satisfied in one of the following ways:

•	If the non-U.S. holder provides to Remington or Remington’s paying agent a statement on IRS Form W-8BEN (or suitable substitute or successor form), together with all appropriate attachments, signed under penalties of perjury, identifying the non-U.S. holder and stating, among other things, that the non-U.S. holder is not a U.S. person.

•	If a note is held through a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business, (a) the non-U.S. holder provides such a form to the organization, bank or other institution and (b) the organization, bank or other institution, under penalties of perjury, certifies to Remington that it has received such statement from the beneficial owner or another intermediary and furnishes Remington or Remington’s paying agent with a copy.

Alternative documentation procedures may also be available for satisfying the certification requirement described above. For instance, under one such alternative, a withholding agent would be allowed to rely on an IRS Form W-8IMY (or suitable substitute or successor form), furnished by a financial institution or other intermediary on behalf of one or more beneficial owners or other intermediaries, without having to obtain from the beneficial owner the certificate described in the preceding paragraph, provided that the financial institution or intermediary has entered into a withholding agreement with the IRS and thus is a qualified intermediary. Under another alternative, an authorized non-U.S. agent of a U.S. withholding agent would be permitted to act on behalf of the U.S. withholding agent, provided specified conditions are met. With respect to the certification requirement for notes that are held by a non-U.S. partnership, the final regulations provide that unless the partnership has entered into a withholding agreement with the IRS, the partnership will be required, in addition to providing an intermediary Form W-8IMY, to attach an appropriate certification by each partner. Prospective holders, including non-U.S. partnerships and their partners, should consult their tax advisors regarding possible additional reporting requirements.

If the portfolio interest exemption is not satisfied with respect to a non-U.S. holder, a 30% withholding tax will apply to interest income on the notes paid to such non-U.S. holder, unless one of the following two exceptions is satisfied: The first exception is that an applicable income tax treaty or agreement reduces or eliminates such tax, and a non-U.S. holder claiming the benefit of such treaty or agreement provides to Remington or Remington’s paying agent a properly executed IRS Form W-8BEN (or suitable substitute or successor form). The second exception is that the interest is U.S. trade or business income and the non-U.S. holder provides an appropriate statement to that effect on an IRS Form W-8ECI (or suitable substitute or successor form). In the latter case, such non-U.S. holder generally will be subject to U.S. federal income tax with respect to all income from the notes in the same manner as U.S. holders, as described above. Additionally, in such event, non-U.S. holders that are corporations could be subject to a branch profits tax on such income at a rate of 30% (or at a reduced rate under an applicable income tax treaty or agreement).

Sale, Exchange or Retirement of the Notes.    A non-U.S. holder generally will not be subject to U.S. federal income tax (or withholding of U.S. federal withholding tax) in respect of gain realized upon the sale, exchange (other than an exchange pursuant to the exchange offer), redemption, retirement at maturity or other disposition of notes, unless (a) the gain is U.S. trade or business income or (b) the holder is an individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the disposition and certain other conditions are met.

Estate Tax.    Subject to applicable estate tax treaty regulations, notes held at the time of death (or theretofore transferred subject to certain retained rights or powers) by an individual who at the time of death is a non-U.S. holder will not be included in such holder’s gross estate for U.S. federal estate tax purposes, provided that (a) the individual does not actually or constructively own 10% of more of the total combined voting power of all classes of stock of Remington entitled to vote and (b) the income on the notes is not effectively connected with the conduct of a U.S. trade or business by the individual.

Recently enacted U.S. federal tax legislation provides for reductions in U.S. federal estate tax through 2009 and the elimination of such estate tax entirely in 2010. Under the legislation, such estate tax would be fully reinstated, as in effect prior to the reductions, in 2011.

Backup Withholding and Information Reporting.    Remington will report to each non-U.S. holder and the IRS amounts paid on or with respect to the notes during each calendar year and the amount of tax, if any, withheld from such payments. Copies of the information returns reporting such interest and withholding also may be made available to the tax authorities in the country in which a non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement.

Certain non-U.S. holders of notes may be subject to backup withholding as described above under “—Taxation of U.S. Holders—Backup Withholding and Information Reporting”.

Treasury regulations provide that backup withholding and information reporting will not apply to payments on the notes by Remington to a non-U.S. holder if the non-U.S. holder certifies as to its status as a non-U.S. holder under penalties of perjury or otherwise establishes an exemption, provided that neither Remington nor

Remington’s paying agent has actual knowledge that the holder is a U.S. person or that any other conditions of the exemption are not, in fact, satisfied.

Additional backup withholding and information reporting requirements with respect to the payment of the proceeds from the disposition of a note by a non-U.S. holder are as follows:

•	If the proceeds are paid to or through the U.S. office of a broker, they generally will be subject to backup withholding and information reporting. However, no such reporting and withholding is required if (a) the holder either certifies as to its status as a non-U.S. holder under penalties of perjury on an IRS Form W-8BEN (or a suitable substitute or successor form) or otherwise establishes an exemption; and (b) the broker does not have actual knowledge that the holder is a U.S. person or that any other conditions of the exemption are not, in fact, satisfied.

•	If the proceeds are paid to or through a non-U.S. office of a broker that is not a U.S. person or a “U.S. related person,” as defined below, they will not be subject to backup withholding or information reporting.

•	If the proceeds are paid to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, they generally will be subject to information reporting. However, no such reporting is required if (a) the holder certifies as to its status as a non-U.S. holder under penalties of perjury or the broker has certain documentary evidence in its files as to the non-U.S. holder’s foreign status, and (b) the broker has no actual knowledge to the contrary. Backup withholding will generally not apply to payments of the proceeds made through a non-U.S. office of a U.S. person or a U.S. related person.

For purposes of these provisions a “U.S. related person” is:

•	a controlled foreign corporation, within the meaning of the Code;

•	a non-U.S. person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment, or, if shorter, for such part of the period that it has been in existence, is U.S. trade or business income; or

•	a non-U.S. partnership if at any time during its taxable year one or more of its partners are U.S. persons who, in the aggregate, hold more than 50% of the income or capital interests of the partnership or if, at any time during its taxable year, the partnership is engaged in the conduct of a U.S. trade or business.

Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be allowed as a refund or a credit against such non-U.S. holder’s U.S. federal income tax liability, provided that the required procedures are followed.

PLAN OF DISTRIBUTION

Each broker-dealer that receives new notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. Remington has agreed that, for a period of 90 days after the Expiration Date, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until [                ], 2003, all dealers effecting transactions in the new notes may be required to deliver a prospectus.

Remington will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 90 days after the Expiration Date the Company will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. Remington has agreed to pay all expenses incident to the Exchange Offer other than commissions or concessions of any brokers or dealers and will indemnify certain Holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

Based on interpretations by the Staff of the Commission as set forth in no-action letters issued to third parties (including Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991), K-III Communications Corporation (available May 14, 1993) and Shearman & Sterling (available July 2, 1993)), we believe that the new notes issued pursuant to the exchange offer may be offered for resale, resold and otherwise transferred by any holder of such new notes, other than any such holder that is a broker-dealer or an “affiliate” of us within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	such new notes are acquired in the ordinary course of business,

•	at the time of the commencement of the exchange offer such holder has no arrangement or understanding with any person to participate in a distribution of such new notes, and

•	such holder is not engaged in, and does not intend to engage in, a distribution of such new notes.

We have not sought, and do not intend to seek, a no-action letter from the Commission with respect to the effects of the exchange offer, and there can be no assurance that the Staff would make a similar determination with respect to the new notes as it has in such no-action letters.

LEGAL MATTERS

The validity of the new notes offered hereby and the guarantees has been passed upon for us by Debevoise & Plimpton, New York, New York. Franci J. Blassberg, Esq., a member of Debevoise & Plimpton, is married to Joseph L. Rice, III, who is a principal of CD&R.

INDEPENDENT ACCOUNTANTS

The consolidated financial statements of Remington Arms Company, Inc. as of December 31, 2002, 2001 and 2000 and for each of the three years in the period ended December 31, 2002 included in this prospectus have been audited by PricewaterhouseCoopers LLP, independent accountants, as stated in their report appearing or incorporated by reference herein.

REMINGTON ARMS COMPANY, INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Consolidated Financial Statements (Unaudited)
Condensed Consolidated Balance Sheets as of March 31, 2003 and December 31, 2002 (unaudited)	F-2
Condensed Consolidated Statements of Operations for the three months ended March 31, 2003 and 2002 (unaudited)	F-3
Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2003 and 2002 (unaudited)	F-4
Condensed Consolidated Statement of Shareholders’ Equity and Comprehensive Income for the three months ended March 31, 2003 and the year ended December 31, 2002 (unaudited)	F-5
Notes to Condensed Consolidated Financial Statements (unaudited)	F-6

Audited Consolidated Financial Statements
Report of Independent Accountants	F-18
Consolidated Balance Sheets as of December 31, 2002 and December 31, 2001	F-19
Consolidated Statements of Operations for the years ended December 31, 2002, December 31, 2001 and December 31, 2000	F-20
Consolidated Statements of Cash Flows for the years ended December 31, 2002, December 31, 2001 and December 31, 2000	F-21
Consolidated Statements of Shareholder’s Equity and Comprehensive Income for the years ended December 31, 2002, December 31, 2001 and December 31, 2000	F-22
Notes to Consolidated Financial Statements	F-23

Schedule II
Valuation and Qualifying Accounting Years Ended December 31, 2002, 2001 and 2000	F-51

REMINGTON ARMS COMPANY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in Millions, Except Per Share Data)

Unaudited

	March 31, 2003	December 31, 2002
ASSETS
Current Assets
Cash and Cash Equivalents	$0.2	$0.4
Accounts Receivable Trade—net	104.6	58.6
Inventories	104.5	90.4
Supplies	6.1	6.3
Prepaid Expenses and Other Current Assets	8.9	2.4
Deferred Income Taxes	13.2	11.7

Total Current Assets	237.5	169.8

Property, Plant and Equipment—net	78.1	79.2
Intangibles (Goodwill, Trademarks and Debt Issuance Costs)—net	85.0	78.2
Other Noncurrent Assets	7.5	7.4

Total Assets	$408.1	$334.6

LIABILITIES AND SHAREHOLDER’S EQUITY
Current Liabilities
Accounts Payable	$29.5	$19.9
Book Overdraft	2.1	10.8
Short-Term Debt	4.1	—
Current Portion of Long-Term Debt	1.0	1.0
Current Portion of Product Liability	2.2	2.2
Income Taxes	—	2.2
Other Accrued Liabilities	35.8	38.1

Total Current Liabilities	74.7	74.2

Long-Term Debt, net of Current Portion	270.1	99.1
Retiree Benefits	44.2	43.1
Product Liability, net of Current Portion	4.3	4.2
Payable to Holding	1.0	1.0
Deferred Tax Liability	1.7	0.5
Other Long-Term Liabilities	0.2	0.3

Total Liabilities	396.2	222.4

Commitments and Contingencies

Shareholder’s Equity
Class A Common Stock, par value $.01; 1,000 shares authorized and outstanding at March 31, 2003 and December 31, 2002, respectively	—	—
Paid in Capital	86.5	82.6
Accumulated Other Comprehensive Loss	(4.1)	(4.1)
Retained Earnings	(70.5)	33.7

Total Shareholder’s Equity	11.9	112.2

Total Liabilities and Shareholder’s Equity	$408.1	$334.6

The accompanying notes are an integral part of these financial statements.

REMINGTON ARMS COMPANY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Millions)

Unaudited

	Year-to-Date March 31,
	2003	2002
Sales (1)	$85.8	$96.4
Cost of Goods Sold	61.6	66.8

Gross Profit	24.2	29.6
Selling, General and Administrative Expenses	17.3	16.2
Research and Development Expenses	1.5	1.4
Other Unusual Charges	6.7	—
Other Expense	0.2	0.2

Operating (Loss) Profit	(1.5)	11.8
Interest Expense	5.3	3.0

(Loss) Profit Before Income Taxes	(6.8)	8.8
(Benefit) Provision for Income Taxes	(2.6)	3.4

Net Income/(Loss) before effect of Change in Accounting Principle	(4.2)	5.4

Loss from cumulative effect of change in Accounting Principle, net of $1.0 tax benefit	—	(1.4)
Net Income/(Loss)	$(4.2)	$4.0

(1)	Sales are presented net of Federal Excise taxes of $6.9 and $7.7 for the year-to-date periods ended March 31, 2003 and 2002, respectively.

The accompanying notes are an integral part of these financial statements.

REMINGTON ARMS COMPANY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Millions)

Unaudited

	Year-To-Date March 31,
	2003	2002
Operating Activities
Net Income (Loss)	$(4.2)	$4.0
Adjustments to reconcile Net Income to Net Cash provided by Operating Activities:
Cumulative effect of Accounting Change	—	1.4
Depreciation	2.4	2.6
Amortization	1.9	0.4
Provision for Retiree Benefits	1.2	0.5
Provision for Deferred Income Taxes	(0.3)	0.6
Changes in Operating Assets and Liabilities:
Accounts Receivable Trade—Net	(46.0)	(58.3)
Inventories	(14.1)	(5.2)
Supplies	0.2	0.5
Prepaid Expenses and Other Current Assets	(6.5)	(5.1)
Other Noncurrent Assets	2.4	—
Accounts Payable	9.6	5.8
Product and Environmental Liabilities	0.1	(0.2)
Income Taxes Payable	(2.2)	1.4
Other Accrued and Long-Term Liabilities	1.4	—

Net Cash used in Operating Activities	(54.1)	(51.6)

Investing Activities
Purchase of Property, Plant and Equipment, Net Cash used in Investing Activities	(1.3)	(0.6)

Financing Activities
Net Borrowings from Revolving Credit Facility	58.1	40.1
Cash Dividends Paid	(100.0)	—
Principal Borrowings (Payments) on Long-Term Debt	112.9	(0.3)
Net Borrowings from Short-Term Debt	4.1	4.1
Decrease in Book Overdraft	(8.7)	(4.5)
Debt Issuance Costs	(11.2)	—

Net Cash provided by Financing Activities	55.2	39.4

Decrease in Cash and Cash Equivalents	(0.2)	(12.8)
Cash and Cash Equivalents at Beginning of Period	0.4	13.4

Cash and Cash Equivalents at End of Period	$0.2	$0.6

The accompanying notes are an integral part of these financial statements.

REMINGTON ARMS COMPANY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDER’S EQUITY AND

COMPREHENSIVE INCOME (LOSS)

(Dollars in Millions)

(Unaudited)

	Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Total Shareholder's Equity
Balance, December 31, 2002	$82.6	$(4.1)	$33.7	$112.2
Comprehensive Net Income (Loss):
Net Loss	—	—	(4.2)	(4.2)
Other comprehensive loss:
Net derivative losses, net of tax	—	(0.1)	—	(0.1)
Net derivative losses, reclassified as earnings	—	0.1	—	0.1

Total Comprehensive Net Loss	—	—	(4.2)	(4.2)

Contribution from Parent related to Re-capitalization transactions	3.6	—	—	3.6
Contribution from Parent of redeemable deferred shares (1,375 shares)	0.3			0.3
Cash Dividend Paid	—	—	(100.0)	(100.0)

Balance, March 31, 2003	$86.5	$(4.1)	$(70.5)	$11.9

The accompanying notes are an integral part of these financial statements.

REMINGTON ARMS COMPANY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in millions, except per share data)

(Unaudited)

Note 1—Basis of Presentation

The accompanying unaudited consolidated financial statements of Remington Arms Company, Inc. (“Remington”) include the accounts of its wholly owned subsidiaries, RBC Holding, Inc., RA Brands, L.L.C. and RA Factors, Inc. (together with Remington, the “Company”). The accounts of the Company’s parent, RACI Holding, Inc. (“Holding”), which owns 100% of the issued and outstanding common stock of Remington, are not presented herein. Transactions between the Company and Holding and the related intercompany balances are reflected in the financial statements.

The accompanying unaudited interim condensed consolidated financial statements of Remington have been prepared by the Company in accordance with the instructions to [Form S-4] and Rule 10-01 of Regulation S-X, and accordingly, they do not include all of the information and footnotes required by generally accepted accounting principals for complete financial statements. In the opinion of management, all adjustments (consisting of items of a normal recurring nature) considered necessary for a fair presentation have been included. Operating results for the three month period ended March 31, 2003 are not necessarily indicative of the results that may be expected for the year ended December 31, 2003.

Note 2—Inventories

Inventories consisted of the following at:

	March 31, 2003	December 31, 2002
	(Unaudited)
Raw Materials	$ 13.4	$12.7
Semi-Finished Products	22.7	24.0
Finished Products	68.4	53.7
Total	$104.5	$90.4

Note 3—Intangibles and Debt Issuance Costs

Intangibles and Debt Issuance Costs consisted of the following at:

	March 31, 2003	December 31, 2002
	(Unaudited)
Goodwill (Not subject to Amortization)	$26.8	$26.8
Trademarks (Not subject to Amortization)	47.4	47.4
Debt Issuance Costs, net	10.8	4.0
Total	$85.0	$78.2

REMINGTON ARMS COMPANY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in millions, except per share data)

(Unaudited)

Note 4—Long-Term Debt

Long-term Debt consisted of the following at:

	March 31, 2003	December 31, 2002
Old Credit Facility	$	$ 11.0
New Working Capital Facility	69.1
9.5% Senior Subordinated Notes due 2003	—	86.9
10.5% Senior Subordinated Notes due 2011	200.0	—
Capital Lease Obligations	2.0	2.2
Due to RACI	1.0	1.0
Subtotal	$272.1	$101.1
Less: Current Portion	1.0	1.0
Total	$271.1	$100.1

On January 24, 2003, Remington entered into a new five-year asset-backed senior secured revolving credit facility (the “Credit Facility”) providing for up to $125 million in revolving credit borrowings with a syndicate of financial institutions and Wachovia Bank, National Association as the administrative agent. Amounts available under the Credit Facility are subject to a borrowing base limitation based on certain percentages of eligible accounts receivable and eligible inventory and an amortizing sublimit related to eligible machinery and equipment, all as defined in the Credit Facility. The Credit Facility includes a letter of credit sub-facility of up to $15 million. All amounts outstanding under Remington’s previous credit facility (the “Old Credit Facility”) were repaid with borrowings under the company’s Credit Facility and all commitments under the Old Credit Facility were terminated in January 2003. Unamortized financing fees of $1.5 million under the Old Credit Facility were expensed and are included in unusual charges in the statement of operations. Financing costs of $11.2 million paid in connection with the New Credit Facility and the offering and sale in January 2003 of $200.0 million aggregate principal amount of Remington’s 10½% Senior Subordinated Notes due 2011 (the “Notes”) were capitalized and are being amortized over both the term of the Credit Agreement and the Notes.

Loans under the Credit Facility will mature on January 23, 2008. Loans generally bear interest, at Remington’s option, at a variable rate equal to either (i) the applicable margin, currently 1.25%, plus the alternative base rate in effect from time to time (“ABR Loans”), or (ii) the applicable margin, currently 2.5%, plus the relevant adjusted London Interbank Offered Rate for outstanding Eurodollar Loans. Each quarter the interest rate margin is subject to adjustment based upon maintenance of a certain consolidated leverage ratio, based on EBITDA and total indebtedness, for the four quarters most recently ended and will range from 0.25% to 1.5% per annum for ABR Loans and from 1.75% to 3.0% per annum for Eurodollar Loans. Commitment fees of 0.375% are payable if the average revolver facility balance is 50% or more of the aggregate revolving credit commitments in effect on the first day of such month or if the average Credit Facility balance for any month is less than 50% of the aggregate revolving credit commitments in effect on the first day of such month, commitment fees of 0.500% are payable. Effective as of the date of delivery of financial statements for the three months ended March 31, 2003 to the lenders under the Credit Facility, the interest rate margin for Eurodollar loans will be increased by 0.25%, as a result of the Company’s average consolidated leverage ratio as of March 31, 2003. The interest rate margin for ABR loans remains unchanged. The commitment fees for the Credit Facility are currently 0.375%. As of March 31, 2003, the Company was in compliance with the financial covenants under the credit agreement for the Credit Facility (the “New Credit Agreement”). The occurrence of certain changes in control is an event of default under the New Credit Agreement and mandatory prepayments of borrowings may be required.

REMINGTON ARMS COMPANY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in millions, except per share data)

(Unaudited)

The issuance and sale of the Notes was completed in a private offering on January 24, 2003. The Company pays interest on the notes semi-annually on June 1 and December 1 of each year, beginning on June 1, 2003. A portion of the proceeds from the Notes was used for the redemption of all of the Company’s 9 ½% Senior Subordinated Notes due 2003 (the “Refinanced Notes”), at a redemption price equal to 100% of the aggregate principal amount of Refinanced Notes then outstanding of $86.9 million, plus accrued and unpaid interest.

The Notes are redeemable at the option of the Company, in whole or in part, any time on or after February 1, 2007. The redemption price ranges from 105.3% of the principal amount in 2007 to 100% in 2009 and thereafter. The Notes may also be redeemed with proceeds of specified types of equity offerings prior to 2007, at a redemption price of 110.5% of the principal amount. In the event of a change in control, the Notes may be tendered at the option of the holders for the principal amount plus applicable interest and premium at that date. The Notes are unsecured senior obligations of the Company, ranking equal in right of payment with all existing and future senior indebtedness of the Company, including its indebtedness under the Credit Facility. The Company expects to file a registration statement with the Securities and Exchange Commission; when this registration statement is declared effective, the Company will exchange the Notes for substantially identical 10½% Senior Notes due 2001 of Remington registered under the Securities Act of 1933.

The indenture for the Notes and the New Credit Agreement contain various restrictions on the Company’s ability to incur debt, pay dividends to Holding, make certain cash payments to Holding and enter into certain other transactions. The New Credit Agreement permits repurchases of the Notes on the open market, subject to limitations contained in the New Credit Agreement.

Note 5—Issuance of Holding Redeemable Deferred Shares

During the first quarter of 2003, certain members of management elected to defer a portion of their 2002 bonus for 1,375 redeemable deferred shares of Holding at a purchase price of $220.31 per share, and options to purchase 844 shares of Common Stock of Holding were granted to management at an exercise price of $220.31 per share under the RACI Holding Stock Incentive Plan.

Note 6—RACI Holding Re-capitalization transactions

On February 12, 2003, Remington completed transactions related to the recapitalization of Holding including the issuance and sale by Holding, for consideration of $30.9 million, of 140,044 shares of common stock of Holding to Bruckmann, Rosser, Sherrill & Co. II, L.P. and others. As part of the re-capitalization of Holding, 15,970 deferred shares of Holding were distributed as 15,970 shares of common stock of Holding, 722,981 of the outstanding shares of common stock of Holding were repurchased and 64,144 options were accelerated and cancelled in respect of common stock of Holding, in an aggregate amount of approximately $163.7 million, consisting of $130.8 million in cash and $32.9 million aggregate principal amount of senior notes of Holding (the “Holding Notes”). The Clayton & Dubilier Private Equity Fund IV Limited Partnership holds all of the Holding Notes. See Note 4 above.

Note 7—Dividend and Other Non-Operating expenses

On January 24, 2003, the Company declared and paid a $100.0 million dividend to Holding in connection with the funding of the repurchase by Holding of Holding common stock completed on February 12, 2003. See Note 6 above. In connection with the recapitalization, 64,144 outstanding options to purchase common stock of Holding were accelerated and subsequently cancelled, resulting in $4.5 million of compensation expense based

REMINGTON ARMS COMPANY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in millions, except per share data)

(Unaudited)

on the difference in the price paid for the acceleration of the options and the exercise price of the then outstanding options. As a result of refinancing the Old Credit Facility with the Credit Facility on January 24, 2003, $1.5 million of unamortized financing fees were expensed. The Company also paid additional interest of $0.7 million for the early redemption of the Refinanced Notes. All of the above, other than the $100.0 million dividend to Holding, were recorded in other unusual charges in the statement of operations.

Note 8—Goodwill and Other Intangible Assets

The carrying amount of goodwill and trademarks attributable to each reporting segment is outlined in the following table:

Goodwill	March 31, 2003	December 31, 2002
	(Unaudited)
Hunting /Shooting Sports	$18.0	$18.0
All Other	8.8	8.8

Consolidated Goodwill	$26.8	$26.8

Trademarks	December 31, 2002	March 31, 2003
Hunting /Shooting Sports	$39.8	$39.8
All Other	7.6	7.6

Consolidated Trademarks	$47.4	$47.4

The Company continues to monitor one of the business units in the All Other segment which has a carrying value of goodwill and trademarks of $6.1 million. It is reasonably possible the Company could be required to recognize an impairment if the current trend of profitability were to continue.

Note 9—Warranty Accrual

The Company provides consumer warranties against manufacturing defects in all firearm products it sells in North America. Estimated future warranty costs are accrued at the time of sale, using the percentage of actual historical repairs to shipments for the same period. Product modifications or corrections are voluntary steps taken by the Company to assure proper usage or performance of a product by consumers. The cost associated with product modifications and or corrections are recognized in accordance with of Statement of Financial Accounting Standard No. 5, Accounting for Contingencies, and charged to operations.

	March 31, 2003	December 31, 2002
Beginning Warranty accrual	$0.9	$0.7
Current period accruals	0.8	3.4
Current period charges	(0.8)	(3.2)
Ending Warranty accrual	$0.9	$0.9

Note 10—Commitments and Contingencies

The Company has various purchase commitments for services incidental to the ordinary conduct of business, including services related to its E-Commerce and NASCAR sponsorship. Such commitments are not at

REMINGTON ARMS COMPANY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in millions, except per share data)

(Unaudited)

prices in excess of current market prices. The Company has purchase contracts with certain raw materials suppliers, for periods ranging from one to seven years, some of which contain firm commitments to purchase minimum specified quantities. However, such contracts had no significant impact on the financial condition or results of operations during the reported periods. In recognition of and support of certain legal and legislative initiatives, the firearms industry has established the Hunting and Shooting Sports Heritage Fund of which the Company is a member.

Since December 1, 1993, the Company has maintained insurance coverage for product liability claims subject to certain self-insured retentions both on a per-occurrence basis and in the aggregate for personal injury or property damage relating to occurrences arising after the Acquisition. The Company believes that its current product liability insurance coverage for personal injury and property damage is adequate for its needs. The Company’s current product liability insurance policy provides for a self-insured retention of $0.5 million per occurrence (plus pro-rata legal expenses). The current policy period runs from December 1, 2002 through November 30, 2003. The current policy has a batch clause endorsement, which in general provides that if a batch of the Company’s products were to be defective, the Company’s liability for expenses and damages related to the entire batch would be capped at the amount of self-insured retention for a single occurrence. The policy excludes from coverage any pollution-related liability. Based in part on the nature of the Company’s products, and the impact on the insurance market of the events of September 11, 2001, there can be no assurance that the Company will be able to obtain adequate product liability insurance coverage upon the expiration of the current policy. Certain of the Company’s current excess insurance coverage expressly does not apply to actions brought by municipalities.

The Company is subject to various lawsuits and claims with respect to product liabilities, governmental regulations and other matters arising in the normal course of business. Pursuant to an asset purchase agreement (the “Purchase Agreement”), on December 1, 1993, the Company acquired certain assets and assumed certain liabilities (the “Acquisition”) of the sporting goods business formerly operated by E. I. du Pont de Nemours and Company (“DuPont”) and one of DuPont’s subsidiaries (together with DuPont, the “Sellers”). Under the Purchase Agreement, the Company generally bears financial responsibility for all product liability cases and claims relating to occurrences after the closing of the Acquisition, except for certain costs relating to certain shotguns, for all cases and claims relating to discontinued products and for limited other costs. Because the Company’s assumption of financial responsibility for certain product liability cases and claims involving pre-Acquisition occurrences was limited to a fixed amount that has now been fully paid, with the Sellers retaining liability in excess of that amount and indemnifying the Company in respect of such liabilities, and because of the Company’s accruals with respect to such cases and claims, the Company believes that product liability cases and claims involving occurrences arising prior to the Acquisition are not likely to have a material adverse effect upon the financial conditions or results of operations of the Company. Moreover, although it is difficult to forecast the outcome of litigation, the Company does not believe, in light of relevant circumstances (including the current availability of insurance for personal injury and property damage with respect to cases and claims involving occurrences arising after the Acquisition, the Company’s accruals for the uninsured costs of such cases and claims and the Sellers’ agreement to be responsible for a portion of certain post-Acquisition shotgun-related product liability costs, as well as the type of firearms products made by the Company), that the outcome of all pending post-Acquisition product liability cases and claims will be likely to have a material adverse effect upon the financial condition or results of operations of the Company. Nonetheless, in part because of the nature and extent of manufacturer liability based on the manufacture and/or sale of allegedly defective products (particularly as to firearms and ammunition) is uncertain, there can be no assurance that the Company’s resources will be adequate to cover pending and future product liability occurrences, cases or claims, in the aggregate, or that such

REMINGTON ARMS COMPANY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in millions, except per share data)

(Unaudited)

a material adverse effect upon our financial condition or results of operations will not result therefrom. Because of the nature of its products, the Company anticipates that it will continue to be involved in product liability litigation in the future.

Based on the relevant circumstances (including the current availability of insurance for personal injury and property damage with respect to cases and claims involving occurrences arising after the Acquisition, the Company’s accruals for the uninsured costs of such cases and claims and the Sellers’ agreement to be responsible for a portion of certain post-Acquisition shotgun-related product liability costs, as well as the type of firearms products made by the Company), the Company believes that its accruals for losses relating to such cases and claims are adequate to cover all reasonably possible loss contingencies with respect to such cases and claims.

A recently resolved case for which Remington bore financial responsibility involved the accidental fatal shooting in October 2000 of a nine-year-old boy, Gus Barber, with a Remington Model 700 bolt-action rifle being unloaded by his mother after a hunting trip in Montana. This tragedy was the focus of repeated local and national media attention, and the subject of a lawsuit filed in December 2001, in federal district court in Montana naming Remington and the Sellers as defendants. The lawsuit was resolved at a May 2002 mediation and was thereafter formally dismissed. Like many Remington bolt-action centerfire firearms made before 1982, the Barber rifle was manufactured with a feature known as a ‘bolt-lock,’ which requires the manual safety to be moved to the ‘fire’ position to begin the process of unloading the rifle. Partly in response to this accident, in early March 2002, the Company initiated a nationwide product safety program under which the Company offered to clean, inspect and modify such centerfire firearms to remove the bolt-lock feature for $20. Participating customers received a transferable $20 rebate coupon on the purchase of specified Remington safety products. Although this offer was originally intended to expire on December 31, 2002, the Company has decided to continue this program at least until December 31, 2003. Approximately 2.5 million guns manufactured before 1982 were eligible for this offer. Although due to various uncertainties (including the number of participating customers and the condition of their guns), the Company cannot estimate the ultimate cost of the program, based in part on customer responses to date, and the length of time since these products were manufactured, the Company does not believe that the safety program will have a material adverse effect on its financial condition or liquidity, although there can be no assurances given in that regard. As of March 31, 2003, our accrual for the costs of the product safety program (consisting of product modification costs and rebate costs) was less than $0.1 million. The accrual for those costs was based on the number of firearms submitted for modification and the number of rebate coupons redeemed during the relevant period.

Note 11—Accounting for Derivatives and Hedging Activities

The Company purchases copper and lead futures and options contracts to hedge against price fluctuations of anticipated commodity purchases. The futures and options contracts limit the unfavorable effect that price increases will have on metal purchases, and the futures contracts likewise limit the favorable effect of price declines. At March 31, 2003, the fair value of the Company’s outstanding derivative contracts relating to firm commitments and anticipated purchases (aggregate notional amount 21.9 million pounds of copper and lead) up to one year from such date was $0.2 as determined by an independent third party, which is recorded in prepaid expenses and other current assets. Net losses of $0.1 and $0.1 on derivative instruments were reclassified to earnings and recorded in accumulated other comprehensive loss, at the year-to-date period ended March 31, 2003.

REMINGTON ARMS COMPANY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in millions, except per share data)

(Unaudited)

Note 12—Segment Information

Information on Segments:

	Three Months Ended March 31,
	2003	2002
	(Unaudited)
Net Sales:
Hunting/Shooting Sports	$75.5	$84.5
All Other	10.3	11.9

Consolidated Net Sales	$85.8	$96.4

Adjusted EBITDA:
Hunting/Shooting Sports	$6.6	$11.1
All Other	1.1	2.4
Other Reconciling Items	0.6	1.0

Adjusted EBITDA	$8.3	$14.5

	March 31, 2003	December 31, 2002
	(Unaudited)
Assets:
Hunting/Shooting Sports	$266.4	$212.4
All Other	23.3	18.9
Other Reconciling Items	118.4	103.3

Consolidated Assets	$408.1	$334.6

Other reconciling items include corporate and other assets not allocated to the individual segments.

The following table illustrates the calculation of Adjusted EBITDA, by reconciling Adjusted EBITDA to Consolidated Profit before Income Taxes and Change in Accounting Principle, which management believes is the most nearly equivalent GAAP measure:

	Three Months Ended March 31,
	2003	2002
	(Unaudited)
Adjusted EBITDA (A)	$8.3	$14.5
Depreciation	2.4	2.6
Interest Expense (B)	5.3	3.0
Other Unusual Charges (C)	6.7	—
Other noncash Charges	0.5	0.1
Non-recurring charges	0.2	—
Consolidated Profit Before Income Taxes and Change in Accounting Principle.	$(6.8)	$8.8

(A)

“Adjusted EBITDA” is the measure based on which the Company primarily evaluates the performance of its segments and allocates resources to them. Adjusted EBITDA differs from the term “EBITDA” as it is commonly used, and is substantially similar to the measure “Consolidated EBITDA” that is used in the indenture for the Notes. In addition to adjusting net income to exclude income taxes, interest expense, and depreciation and amortization, Adjusted EBITDA also adjusts net income by excluding items or expenses not typically excluded in the calculation of “EBITDA”, such as as noncash items, gain or loss on asset sales or write-offs, extraordinary, unusual or nonrecurring items, and certain “special payments” to

REMINGTON ARMS COMPANY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in millions, except per share data)

(Unaudited)

Remington employees who hold options and deferred shares in respect of Holding common stock, consisting of amounts that are treated as compensation expense by Remington and are paid in connection with payments of dividends to holders of Holding common stock.

(B)	Includes amortization expense of deferred financing costs of $0.4 million and $0.4 million, for the year-to-date periods ended March 31, 2003 and 2002, respectively.
(C)	Other unusual charges includes $4.5 million related to the acceleration and subsequent cancellation of options to purchase common stock of Holding, $0.7 million of additional interest for early redemption of the Refinanced Notes, and $1.5 million expensed for the unamortized debt acquisition costs related to the Old Credit Agreement.

Note 13—Financial Position and Results of Operations of Remington Arms Company, Inc.

The following condensed consolidating financial data provide information regarding the financial position and results of operations of Remington Arms Co, Inc., including Remington’s 100% owned subsidiaries RA Brands, L.L.C., RBC Holding, Inc. and RA Factors, Inc. Separate financial statements of Holding, Remington’s sole shareholder, are not presented because management has determined that they would not be material to holders of the Company’s public securities, the Notes. The Notes are fully and unconditionally guaranteed on a joint and several basis by all of Remington’s subsidiaries. Holding does not have any significant independent operations or assets other than its ownership interest in Remington.

REMINGTON ARMS COMPANY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in millions, except per share data)

(Unaudited)

REMINGTON ARMS COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

March 31, 2003

(Unaudited)

ASSETS	Remington	Combined Guarantor Subsidiaries	Eliminations	Remington Arms Co., Inc. and Subsidiaries
Current Assets	$146.3	$91.2	$—	$237.5
Receivable from Remington, Net	—	164.1	164.1	—
Equity method investment in susbsidiaries	206.6	—	206.6	—
Receivable from RA Factors, L.L.C., Net	92.3	—	92.3	—
Receivable from RA Brands, L.L.C., Net	0.9	—	0.9	—
Noncurrent Assets	121.0	49.6	—	170.6

Total Assets	$567.1	$304.9	$463.9	$408.1

LIABILITIES AND SHAREHOLDER’S EQUITY
Current Liabilities	$74.7	$—	$—	$74.7
Payable to Holding, Inc., Net	1.0	—	—	1.0
Payable to RA Brands, L.L.C., Net	55.2	—	55.2	—
Payable to RA Factors, L.L.C., Net	108.3	—	108.3	—
Payable to Remington Arms Co.	—	93.2	93.2	—
Noncurrent Liabilities	316.0	5.1	0.6	320.5
Shareholder’s Equity	11.9	206.6	206.6	11.9

Total Liabilities and Shareholder’s Equity	$567.1	$304.9	$463.9	$408.1

REMINGTON ARMS COMPANY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in millions, except per share data)

(Unaudited)

REMINGTON ARMS COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

March 31, 2003 and 2002

(Unaudited)

QUARTER ENDED March 31, 2003 (Unaudited)	Remington	Combined Guarantor Subsidiaries	Eliminations	Remington Arms Co., Inc. and Subsidiaries
Sales	$85.8	$—	$—	$85.8
Gross Profit	24.2	—	—	24.2
Royalty Income (Expense)	(5.1)	5.1	—	—
Factoring Income (Expense)	(2.9)	2.9	—	—
Income from Equity Investees	4.8	—	4.8	—
Net Income (loss)	(4.2)	4.8	4.8	(4.2)

QUARTER ENDED March 31, 2002 (Unaudited)	Remington	Combined Guarantor Subsidiaries	Eliminations	Remington Arms Co., Inc. and Subsidiaries
Sales	$96.4	$—	$—	$96.4
Gross Profit	29.6	—	—	29.6
Royalty Income (Expense)	(5.8)	5.8	—	—
Factoring Income (Expense)	(3.2)	3.2	—	—
Income from Equity Investees	5.8	—	5.8	—
Net Income	4.0	5.8	5.8	4.0

REMINGTON ARMS COMPANY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in millions, except per share data)

(Unaudited)

REMINGTON ARMS COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

March 31, 2003

(Unaudited)

	Remington	Combined Guarantor Subsidiaries	Eliminations	Remington Arms Co., Inc. and Subsidiaries
Operating Activities
Net Cash Used in Operating Activities	$(54.1)	$—	$—	$(54.1)

Investing Activities
Capital Expenditures	(1.3)	—	—	(1.3)

Net Cash Used in Investing Activities	(1.3)	—	—	(1.3)

Financing Activities
Net Borrowings from Revolving Credit Facility	58.1	—	—	58.1
Cash Dividends Paid	(100.0)	—	—	(100.0)
Principal Borrowings on Long-Term Debt	112.9	—	—	112.9
Net Borrowings on Short-Term Debt	4.1	—	—	4.1
Decrease Book Overdraft	(8.7)			(8.7)
Debt Issuance Costs	(11.2)	—	—	(11.2)

Net Cash Provided by Financing Activities	55.2	—	—	55.2

Increase (Decrease) in Cash and Cash Equivalents	(0.2)	—	—	(0.2)
Cash and Cash Equivalents at Beginning of Period	0.3	0.1	—	0.4

Cash and Cash Equivalents at End of Period	$0.1	$0.1	$—	$0.2

REMINGTON ARMS COMPANY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in millions, except per share data)

(Unaudited)

REMINGTON ARMS COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

March 31, 2002

(Unaudited)

	Remington	Combined Guarantor Subsidiaries	Eliminations	Remington Arms Co., Inc. and Subsidiaries
Operating Activities
Net Cash Used in Operating Activities	$(51.5)	$(0.1)	$—	$(51.6)

Investing Activities
Capital Expenditures	(0.6)	—	—	(0.6)

Net Cash (Used) in Investing Activities	(0.6)	—	—	(0.6)

Financing Activities
Net Borrowings from Revolving Credit Facility	40.1	—	—	40.1
Principal Payments on Long-Term Debt	(0.3)			(0.3)
Net Borrowings on Short-Term Debt	4.1			4.1
Decrease in Book Overdraft	(4.5)	—	—	(4.5)

Net Cash Provided in Financing Activities	39.4	—	—	39.4

(Decrease) in Cash and Cash Equivalents	(12.7)	(0.1)	—	(12.8)
Cash and Cash Equivalents at Beginning of Period	13.3	0.1	—	13.4
Cash and Cash Equivalents at End of Period	$0.6	$—	$—	$0.6

REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholder and Board of Directors of

Remington Arms Company, Inc. and Subsidiaries

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of shareholder’s equity and of cash flows present fairly, in all material respects, the financial position of Remington Arms Company, Inc. and Subsidiaries (“the Company”) at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 8 to the consolidated financial statements, the Company changed its accounting policy for goodwill amortization in 2002.

/S/ PRICEWATERHOUSECOOPERS LLP
Greensboro, North Carolina March 3, 2003

Remington Arms Company, Inc.

Consolidated Balance Sheets

(Dollars in Millions, Except Share Data)

	December 31, 2002	December 31, 2001
ASSETS
Current Assets
Cash and Cash Equivalents	$0.4	$13.4
Accounts Receivable Trade—net of allowances of $2.1 and $5.1, in 2002 and 2001, respectively	58.6	45.5
Inventories	90.4	84.0
Supplies	6.3	6.0
Prepaid Expenses and Other Current Assets	2.4	2.0
Deferred Income Taxes	11.7	11.8

Total Current Assets	169.8	162.7

Property, Plant and Equipment—net	79.2	81.0
Intangibles and Debt Issuance Costs—net	78.2	79.9
Deferred Income Taxes	—	1.0
Receivable from Holding	—	0.1
Other Noncurrent Assets	7.4	7.4

Total Assets	$334.6	$332.1

LIABILITIES AND SHAREHOLDER’S EQUITY
Current Liabilities
Accounts Payable	$19.9	$21.2
Book Overdraft	10.8	7.8
Current Portion of Long-Term Debt	1.0	1.1
Current Portion of Product Liability	2.2	2.2
Income Taxes	2.2	1.9
Other Accrued Liabilities	38.1	32.0

Total Current Liabilities	74.2	66.2

Long-Term Debt, net of Current Portion	99.1	113.2
Retiree Benefits	43.1	32.8
Product Liability, net of Current Portion	4.2	8.3
Payable to Holding	1.0	7.8
Deferred Tax Liability	0.5	—
Other Long-Term Liabilities	0.3	0.2

Total Liabilities	222.4	228.5

Commitments and Contingencies

Shareholder’s Equity
Class A Common Stock, par value $.01; 1,000 shares authorized and outstanding at December 31, 2002 and December 31, 2001	—	—
Paid in Capital	82.6	75.0
Accumulated Other Comprehensive Loss	(4.1)	(0.2)
Retained Earnings	33.7	28.8

Total Shareholder’s Equity	112.2	103.6

Total Liabilities and Shareholder’s Equity	$334.6	$332.1

The accompanying notes are an integral part of these consolidated financial statements.

REMINGTON ARMS COMPANY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(dollars in millions)

	Year Ended December 31,
	2002	2001	2000
Sales	$403.0	$383.1	$388.7
Cost of Goods Sold	280.6	273.3	255.9

Gross Profit	122.4	109.8	132.8
Selling, General and Administrative Expenses	65.9	63.3	68.3
Research & Development Expenses	6.1	5.9	6.4
Other Expenses, net	2.8	3.1	10.1

Operating Profit	47.6	37.5	48.0
Interest Expense	12.3	15.3	15.6

Net Income before effect of Change in Accounting Principle	35.3	22.2	32.4
Provision for Income Taxes	13.9	8.5	12.5

Net Income before effect of Change in Accounting Principle	21.4	13.7	19.9

Loss from cumulative effect of change in Accounting Principle, net of $1.0 tax benefit	(1.4)	—	—

Net Income	$20.0	$13.7	$19.9

The accompanying notes are an integral part of these consolidated financial statements.

REMINGTON ARMS COMPANY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in millions)

	Year Ended December 31,
	2002	2001	2000
Operating Activities
Net Income	$20.0	$13.7	$19.9
Adjustments to reconcile Net Income to Net Cash provided by Operating Activities:
Cumulative effect of Accounting Change, net of tax	1.4	—	—
Depreciation	10.0	14.5	14.0
Amortization	1.9	4.1	4.4
Loss on disposal of Property, Plant and Equipment	0.2	0.4	0.5
Provision for Retiree Benefits	1.8	(3.0)	4.5
Deferred Income Taxes	1.6	0.5	0.1
Changes in Operating Assets and Liabilities:
Accounts Receivable Trade—Net	(13.1)	4.7	4.7
Inventories	(6.4)	15.6	(28.8)
Supplies	(0.3)	0.1	(1.5)
Prepaid Expenses and Other Current Assets	(0.4)	5.5	0.1
Other Noncurrent Assets	(2.6)	(0.4)	—
Accounts Payable	(1.3)	(3.3)	1.2
Product and Environmental Liabilities	(4.1)	(1.0)	(1.0)
Income Taxes Payable	0.4	1.6	(0.1)
Other Accrued and Long-Term Liabilities	12.6	(2.1)	4.3

Net Cash provided by Operating Activities	21.7	50.9	22.3

Investing Activities
Purchase of Property, Plant and Equipment	(7.5)	(4.2)	(17.4)

Net Cash used in Investing Activities	(7.5)	(4.2)	(17.4)

Financing Activities
Proceeds from Revolving Credit Facility	183.6	168.2	380.4
Principal Payments on Revolving Credit Facility	(197.6)	(207.7)	(315.9)
Cash Dividends Paid	(15.1)	—	(55.3)
Book Overdraft	3.0	6.6	(5.2)
Principal Payments on Long-Term Debt	(1.1)	(1.4)	(29.2)
Repurchase of Senior Subordinated Notes	—	—	—
Proceeds from Short-Term Debt	4.9	—	1.9
Principal Payments on Short-Term Debt	(4.9)	(1.4)	(1.5)
Debt Issuance Costs	—	(0.2)	(3.7)

Net Cash used in Financing Activities	(27.2)	(35.9)	(28.5)

Increase (Decrease) in Cash and Cash Equivalents	(13.0)	10.8	(23.6)
Cash and Cash Equivalents at beginning of period	13.4	2.6	26.2

Cash and Cash Equivalents at end of period	$0.4	$13.4	$2.6

Supplemental Cash Flow Information:
Cash Paid During the Year for:
Interest	$11.6	$14.1	$13.2
Income Taxes	$8.5	$7.4	$13.7
Noncash Activities:
Capital Lease Obligations Incurred	$0.9	$1.9	$0.8
Conversion of Parent Company Note to equity	$7.6	—	—

The accompanying notes are an integral part of these consolidated financial statements.

REMINGTON ARMS COMPANY, INC.

CONSOLIDATED STATEMENT OF SHAREHOLDER’S EQUITY AND COMPREHENSIVE INCOME

(dollars in millions)

	Paid-in Capital	Accumulated Other Comprehensive Loss	Retained Earnings	Total Shareholder’s Equity
Balances, December 31, 1999	$75.0	$(0.4)	$50.5	$125.1

Comprehensive Income:
Net Income	—	—	19.9	19.9
Other comprehensive income:
Minimum Pension Liability Adjustment, net of tax	—	0.4	—	0.4

Total Comprehensive Income	—	0.4	19.9	20.3

Cash Dividends Paid	—	—	(55.3)	(55.3)

Balances, December 31, 2000	$75.0	$—	$15.1	$90.1

Comprehensive Income:
Net Income	—	—	13.7	13.7
Other comprehensive income:
Cumulative effect adjustment of SFAS 133 adoption, net of tax effect of $0.1	—	(0.2)	—	(0.2)
Net derivative losses, net of tax	—	(0.3)	—	(0.3)
Net derivative losses, reclassified to earnings	—	0.3	—	0.3

Total Comprehensive Income (Loss)	—	(0.2)	13.7	13.5

Balances, December 31, 2001	$75.0	$(0.2)	$28.8	$103.6

Comprehensive Net Income (Loss):
Net Income	—	—	20.0	20.0
Other comprehensive income:
Minimum Pension Liability Adjustment, net of tax	—	(3.8)	—	(3.8)
Net derivative losses, net of tax	—	(0.3)	—	(0.3)
Net derivative losses, reclassified to earnings	—	0.2	—	0.2
Net derivative gains reclassified as earnings	—	—	—	—

Total Comprehensive Income (Loss)	—	(3.9)	20.0	16.1

Cash Dividends Paid	—	—	(15.1)	(15.1)
Contribution from Parent	7.6	—	—	7.6

Balances, December 31, 2002	$82.6	$(4.1)	$33.7	$112.2

The accompanying notes are an integral part of these consolidated financial statements.

REMINGTON ARMS COMPANY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in millions, except per share data)

Note 1—Basis of Presentation

The accompanying consolidated financial statements of Remington Arms Company, Inc. (“Remington”) include the accounts of its wholly owned subsidiaries, Remington International, Ltd., RBC Holding, Inc., RA Brands, L.L.C. and RA Factors, Inc. (together with Remington, the “Company”). The accounts of the Company’s parent, RACI Holding, Inc. (“Holding”), which owns 100% of the issued and outstanding common stock of Remington, are not presented herein. Transactions between the Company and Holding and the related intercompany balances are reflected in the financial statements. In December 2002, Remington International, Ltd. was dissolved.

Note 2—Description of the Business

The Company is engaged in the design, manufacture and sale of sporting goods products for the hunting/shooting sports and related markets. The Company’s product lines consist of firearms, ammunition, and hunting/gun care accessories, sold under the Remington name and other labels, fishing products sold under the Stren and Remington names and other labels and clay targets.

Note 3—Summary of Significant Accounting Policies

Cash and Cash Equivalents:

Cash and cash equivalents include demand deposits with banks and highly liquid investments with remaining maturities, when purchased, of three months or less.

Inventories:

Inventories are stated at the lower of cost or market. The cost of inventories is determined by the first-in, first-out (“FIFO”) method.

Supplies:

The cost of supplies is determined by the average cost method adjusted to the lower of cost and market.

Service and Warranty:

The Company supports service and repair facilities for all of its firearm products in order to meet the service needs of its distributors, customers and consumers nationwide. The Company provides consumer warranties against manufacturing defects in all firearm products it sells in North America. Estimated future warranty costs are accrued at the time of sale. Product modifications or corrections are voluntary steps taken by the Company to assure proper usage or performance of a product by consumers. The cost associated with product modifications and/or corrections is recognized in accordance with Statement of Financial Accounting Standard No. 5, Accounting for Contingencies, and charged to operations.

Property, Plant and Equipment:

Property, plant and equipment are stated at cost. Depreciation is determined on a straight-line basis over the estimated lives of the assets. The estimated useful lives are principally 20 to 40 years for buildings and improvements, and 5 to 15 years for machinery and equipment. Management assesses property, plant and

REMINGTON ARMS COMPANY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in millions, except per share data)

equipment for impairment whenever facts and circumstances indicate that the carrying amount may not be fully recoverable. To analyze recoverability, management projects undiscounted future cash flows over the remaining life of the asset. If these projected cash flows are less than the carrying amount of the asset, an impairment loss is recognized, resulting in a write-down of property, plant and equipment with a corresponding charge to income. Any impairment loss is measured based upon the difference between the carrying amount of the asset and the present value of future cash flows. The Company uses a discount rate equal to its average cost of funds to discount the expected future cash flows.

Maintenance and repairs are charged to operations; replacements and betterments are capitalized. Computer hardware and software costs under capital leases are amortized over the term of the lease. The cost and related accumulated depreciation applicable to assets sold or retired are removed from the accounts and the gain or loss on disposition is recognized in income.

Interest is capitalized in connection with the construction of major facilities. The capitalized interest is recorded as part of the asset to which it relates and is amortized over the asset’s useful life. Approximately $0.1 million of interest was capitalized in both 2002 and 2001 and $0.5 million of interest was capitalized in 2000.

Intangibles and Debt Issuance Costs:

Prior to January 1, 2002, intangibles, consisting primarily of goodwill, trade names and trademarks were amortized on a straight-line basis over their estimated useful lives of 40 years. Management assesses goodwill for impairment whenever facts and circumstances indicate that the carrying amount may not be fully recoverable. To analyze recoverability, management projects undiscounted future cash flows over the remaining life of the goodwill. If these projected cash flows are less than the carrying amount of the goodwill, an impairment loss is recognized, resulting in a write-down of goodwill with a corresponding charge to income. The impairment loss is measured based upon the difference between the carrying amount of the goodwill and the present value of future cash flows. The Company uses a discount rate equal to its average cost of funds to discount the expected future cash flows. Debt issuance costs are amortized over the life of the related debt.

Financial Instruments:

The Company does not use financial instruments for trading purposes. Financial instruments, which are a type of financial derivative instrument, are used to manage well-defined commodity price and interest rate risks and are considered hedges when certain criteria are met.

Gains and losses on commodity futures contracts qualifying as hedges are recorded in comprehensive income and recognized in the income statement as a component of the cost of the related inventory when the inventory is sold. Market values of financial instruments were estimated based on quoted market prices, where available, or on current rates offered to the Company for debt with similar terms and maturities. Unless otherwise disclosed, the fair value of financial instruments approximates their recorded values.

Income Taxes:

Deferred tax assets and liabilities are based on the difference between the financial reporting and tax bases of assets and liabilities, applying tax rates applicable to the year in which the differences are expected to reverse. A valuation allowance is recorded when it is more likely than not that the deferred tax asset will not be realized.

REMINGTON ARMS COMPANY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in millions, except per share data)

Product Liability:

The Company provides for estimated defense and settlement costs related to product liabilities when it becomes probable that a liability has been incurred and reasonable estimates of such costs are available. The Company maintains insurance coverage for product liability claims, subject to certain policy limits and to certain self-insured retentions for personal injury or property damage relating to occurrences arising after December 1, 1993. The current insurance policy extends through November 30, 2003. Product liabilities are recorded at the Company’s expected exposure after consideration of the self insured retention insurance. For the year ended December 31, 2002, there were recoveries totaling $2.7 million which represented claims paid in excess of the self-insured retention amounts. For 2001 and 2000, no recoveries were recorded. The Company’s estimate of its liability for product liability cases and claims outstanding at December 31, 2002 and 2001 (as determined by independent advisors) is $6.4 million and $10.5 million, respectively, and the Company made total product liability payments in 2002 and 2001 of $4.4 million and $2.1 million, respectively (including pre-Acquisition occurrences for which the Company assumed responsibility). See Note 15.

Revenue Recognition:

Sales, net of an estimate for discounts, returns and allowances, and related cost of sales are recorded in income when goods are shipped at which time risk of loss and title transfers to the customer. Sales are presented net of Federal Excise Taxes of $34.3 million, $32.8 million and $33.2 million for the years ended December 31, 2002, 2001 and 2000, respectively.

The Company follows the industry practice of selling firearms pursuant to a “dating” plan allowing the customer to purchase these products commencing in December (the start of the Company’s dating plan year) and to pay for them on extended terms. Discounts are offered for early payment under this plan. The Company believes that allowing extended payment terms for early orders helps to level out the demand for these otherwise seasonal products throughout the year. Historically, use of the dating plan has had the effect of shifting some firearms sales from the second and third quarters to the first quarter. The Company believes that the dating plan helps facilitate a more efficient manufacturing schedule. As a competitive measure, the Company also offers extended terms on select ammunition purchases. Use of the dating plans, however, also results in significant deferral of collection of accounts receivable until the latter part of the year. Customers do not have the right to return unsold products.

Shipping and Handling Costs:

Shipping and handling costs included in Selling, General and Administrative expense are expensed as incurred. In 2002, 2001 and 2000 shipping and handling costs totaled $10.0 million, $11.7 million and $10.5 million, respectively.

Advertising and Promotions:

Advertising and promotional costs including print ads, commercials, catalogs, brochures and co-op are expensed as incurred. Advertising and promotional costs totaled $13.4 million in 2002, and in both 2001 and 2000 these expenses totaled $13.3 million. The Company licenses certain of its brands and trademarks. The income from such licensing was $2.9 million, $2.3 million and $2.7 million in 2002, 2001 and 2000, respectively, which is reflected in Selling, General and Administrative expense.

Self-Insurance:

The Company is self-insured for elements of its employee benefit plans including, among others, medical, workers’ compensation and elements of its property and liability insurance programs, but limits its liability

REMINGTON ARMS COMPANY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in millions, except per share data)

through stop-loss insurance and annual plan maximum coverage limits. Self-insurance liabilities are based on claims filed and estimates for claims incurred but not yet reported.

Pension and Postretirement:

Unrecognized prior service costs are amortized over the estimated remaining service lives of employees. The unrecognized net gain or loss resulting from changes in the amount of either the projected benefit obligation or plan assets from experience different from that assumed is amortized over five years.

Use of Estimates:

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Statement of Financial Accounting Standards Not Yet Adopted

The Financial Accounting Standards Board (FASB or the “Board”) issued SFAS No. 143, “Accounting for Asset Retirement Obligations”, effective for the Company’s years beginning January 1, 2003. SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. It applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and (or) the normal operation of a long-lived asset, except for certain obligations of lessees. The adoption of this pronouncement did not have a material impact on our results of operations or financial position.

In April 2002, the FASB issued SFAS No. 145 (FAS 145), “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections”, which eliminates the requirement that gains and losses from the extinguishment of debt be aggregated and, if material, classified as an extraordinary item, net of the related income tax effect. FAS 145 is effective for the Company’s year beginning January 1, 2003. The adoption of this statement in 2003 results in the classification of losses on an early extinguishment of debt as a component of operating profit.

The FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” which addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)” and realigns liability recognition in accordance with FASB Concepts Statement No. 6, “Elements of Financial Statements”. The provisions of this Statement are effective for exit or disposal activities that are initiated after December 31, 2002.

The FASB issued FIN 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” which elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and measurement provisions of this Interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The Company has adopted the disclosure provisions of this statement as of December 31, 2002 and is currently evaluating its effects on future guarantees, if any, as disclosed in Note 10.

REMINGTON ARMS COMPANY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in millions, except per share data)

The FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities (“FIN 46”) which clarifies the application of existing accounting pronouncements to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The provisions of FIN 46 will be immediately effective for all variable interests in variable interest entities created after January 31, 2003, and the Company will need to apply its provisions to any existing variable interests in variable interest entities by no later than December 31, 2004. The Company does not have any ownership in any variable interest entities.

Note 4—Concentrations of Credit Risk

Concentrations of credit risk with respect to trade accounts receivable are generally insignificant, except as noted below, due to the large number of customers comprising the Company’s customer base. The Company reviews a customer’s credit history before extending credit and establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information. Bad debt expense, net of recoveries, was $(0.3) million, $(0.5) million and $2.8 million for years 2002, 2001 and 2000, respectively.

Sales to the Company’s largest customer, Walmart, approximated 21% of sales in both 2002 and 2001 and 19% of sales in 2000. The accounts receivable balance for Walmart approximated 13% and 19% at December 31, 2002 and 2001, respectively; no other customer accounted for sales equal to or greater than 10% of sales for the years presented.

The Company’s cash and cash equivalents are invested in high-quality securities placed with institutions with high credit ratings. This investment policy limits the Company’s exposure to concentrations of credit risk.

Note 5—Inventories

At December 31, Inventories consist of the following:

	2002	2001
Raw Materials	$12.7	$14.6
Semi-Finished Products	24.0	21.8
Finished Products	53.7	47.6

Total	$90.4	$84.0

Note 6—Property, Plant and Equipment

At December 31, Property, Plant and Equipment consist of the following:

	2002	2001
Land	$1.5	$1.5
Building and Improvements	24.8	24.6
Leased Assets	7.6	6.7
Machinery and Equipment	136.2	134.7
Construction in Progress	5.4	2.4

Subtotal	175.5	169.9
Less: Accumulated Depreciation	(96.3)	(88.9)

Total	$79.2	$81.0

REMINGTON ARMS COMPANY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in millions, except per share data)

Depreciation expense for the years ended December 31, 2002, 2001 and 2000 was $10.0 million, $14.5 million, and $14.0 million, respectively.

Note 7—Dividends and Other Compensation

On July 31, 2002 the Company declared a special dividend of $15.1 million to all shareholders of record on that date. The Company also declared a special payment to holders of all stock options and deferred shares of Holding of $19.54 per share, in an aggregate amount $1.8 million on that date which was recorded as other expense. The special dividend and special payment were paid on August 2, 2002 with proceeds from borrowings under the Company’s old credit agreement (the “Old Credit Agreement”).

Note 8—Goodwill and Other Intangible Assets

Effective January 1, 2002 the Company adopted Statement of Financial Accounting Standard (“SFAS”) No. 142, Goodwill and Other Intangible Assets, which requires goodwill and other intangible assets with indefinite lives acquired in a business combination before July 1, 2001 not be amortized. The Statement further requires that the fair value of goodwill and other intangible assets with indefinite lives be tested for impairment upon adoption of the standard and annually thereafter or upon an occurrence of certain events.

Under the transitional provisions of SFAS No. 142, the Company established its reporting units and allocated all assets, liabilities, goodwill, and other intangibles to these reporting units. The Company performed impairment tests on the goodwill and intangible assets associated with each of the reporting units by comparing the fair value of each reporting unit with the carrying value. The fair value was determined by the use of a discounted cash flow methodology by an independent third party.

Based on the initial impairment tests, the Company recognized an impairment loss, net of tax, of $0.8 and $0.6 associated with the goodwill and trademarks in the Powder Metal Products and the Accessories reporting units, respectively. The adjustment made to Powder Metal Products was primarily due to lower than expected sales growth and the adjustment to Accessories was primarily due to a decline in sales volumes and margins, which reduced the estimated future performance for these reporting units. Under SFAS No. 142, the impairment adjustment recognized at adoption of the Statement was recorded as a cumulative effect of change in accounting principle in the first quarter income statement of 2002. Impairment adjustments recognized after the adoption, if any, are required to be recorded as operating expenses.

The Company continues to monitor one of the business units in the All Other segment which has a carrying value of goodwill and trademarks of $6.1 million. It is reasonably possible the Company could be required to recognize an impairment if the current trend of profitability were to continue.

The carrying amount of goodwill and trademarks attributable to each reporting segment and the adjustments are outlined in the following tables:

Goodwill	December 31, 2001	Impairment Adjustments	December 31, 2002
Hunting /Shooting Sports	$18.0	$—	$18.0
All Other	10.1	1.3	8.8

Consolidated Goodwill	$28.1	$1.3	$26.8

REMINGTON ARMS COMPANY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in millions, except per share data)

Trademarks	December 31, 2001	Impairment Adjustments	December 31, 2002
Hunting /Shooting Sports	$39.8	$—	$39.8
All Other	8.7	1.1	7.6

Consolidated Goodwill	$48.5	$1.1	$47.4

Actual results of operations for the periods ended December 31, 2002, 2001, and 2000 and the pro-forma results of operations had the Company applied the non-amortization provisions of SFAS No. 142 in the period, follow:

	2002	2001	2000
Net Income	$20.0	$13.7	$19.9
Amortization, Net of Tax	—	1.5	1.5

Adjusted Net Income	$20.0	$15.2	$21.4

At December 31, Intangibles and Debt Issuance Costs consist of the following:

	2002	2001
Goodwill and Trademarks	$74.2	$76.6
Debt Issuance Costs	16.0	13.4

Subtotal	90.2	90.0
Less: Accumulated Amortization	(12.0)	(10.1)

Total	$78.2	$79.9

Amortization expense for 2003 is expected to be approximately $3.2 million, and is expected to be approximately $1.7 million in 2004, 2005, 2006 and 2007.

Note 9—Other Accrued Liabilities

At December 31, Other Accrued Liabilities consist of the following:

	2002	2001
Marketing	$6.8	$5.9
Health Costs	7.2	7.7
Compensation	5.3	1.9
Retiree Benefits	4.5	5.9
Deferred Revenue	1.1	2.8
Workers Compensation	3.7	1.2
Other	9.5	6.6

Total	$38.1	$32.0

Note 10—Warranty Accrual

The Company provides consumer warranties against manufacturing defects in all firearm products it sells in North America. Estimated future warranty costs are accrued at the time of sale, using the percentage of actual historical repairs to shipments for the same period. Product modifications or corrections are voluntary steps taken

REMINGTON ARMS COMPANY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in millions, except per share data)

by the Company to assure proper usage or performance of a product by consumers. The cost associated with product modifications and or corrections are recognized in accordance with Statement of Financial Accounting Standard No. 5, Accounting for Contingencies, and charged to operations

	2002	2001
Warranty accrual at January 1	$0.7	$0.5
Current period accruals	3.4	3.1
Current period charges	3.2	2.9

Warranty accrual at December 31	$0.9	$0.7

Note 11—Retiree Benefits

Pension Plans:

The Company sponsors a defined benefit pension plan (the “Plan”) and a supplemental defined benefit pension plan (the “SERP”). Under the provisions of SFAS No. 132, the disclosure requirements for the Plan and the SERP have been combined.

Change in Benefit Obligation:

	2002	2001
Benefit Obligation at Beginning of Year	$111.5	$96.3
Service Cost	4.3	4.1
Interest Cost	8.0	7.4
Amendments	0.1	—
Actuarial Assumption Changes	6.3	0.7
Actuarial (Gain)/Loss	(6.6)	4.8
Benefits Paid	(2.4)	(1.8)

Benefit Obligation at End of Year	$121.2	$111.5

Change in Plan Assets:

	2002	2001
Fair Value of Plan Assets at Beginning of Year	$76.5	$69.1
Actual Return on Plan Assets	(1.5)	1.2
Employer Contributions	5.5	8.0
Benefits Paid	(2.4)	(1.8)

Fair Value of Plan Assets at End of Year	$78.1	$76.5

Net Amount Recognized:

	2002	2001
Funded Status	$(43.1)	$(35.0)
Unamortized Prior Service Cost	(1.8)	(2.1)
Unrecognized Net Actuarial Loss	26.5	20.1

Net amount recognized	$(18.4)	$(17.0)

REMINGTON ARMS COMPANY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in millions, except per share data)

Amounts recognized in the statement of financial position consist of:

	2002	2001
Accrued Benefit Liability	(24.9)	(17.6)
Intangible Asset	0.3	0.6
Accumulated other comprehensive income	6.2	—

Net Amount Recognized	$(18.4)	$(17.0)

Components of Net Periodic Pension Cost:

	2002	2001	2000
Service Cost	$4.3	$4.1	$3.9
Interest Cost	8.0	7.4	6.7
Expected Return on Assets	(7.4)	(6.6)	(6.2)
Amortization of Prior service cost	(0.2)	—	—
Recognized net actuarial loss	2.2	0.4	(0.1)

Net Periodic Pension Cost	$6.9	$5.3	$4.3

	2002	2001	2000
Actuarial Assumptions:
Discount Rate	6.75%	7.8%	7.8%
Long-Term Rate on Assets	8.5%	8.5%	8.5%
Rate of Compensation Increase	4.0%	5.5%	Age-Related

Savings Plans:

The Company sponsors a qualified defined contribution plan and matches 50% of a participant’s contributions up to a maximum of 6% of a participant’s compensation. All employees hired after May 31, 1996 are also eligible for a discretionary contribution. The Company’s expense and contribution to this plan was approximately $1.4 million in 2002, 2001, and 2000.

Effective January 1, 1998, the Company adopted a non-qualified defined contribution plan. The Company’s matching contribution was not material during 2002, 2001 and 2000.

Postretirement Benefit Plan:

The Company sponsors an unfunded postretirement defined benefit plan which provides certain employees and their covered dependents and beneficiaries with retiree health and welfare benefits.

Change in Benefit Obligation:

	2002	2001
Benefit Obligation at Beginning of Year	$12.9	$12.9
Service Cost	0.6	0.5
Interest Cost	1.3	0.9
Plan Participants’ Contributions	—	—
Amendments	—	—
Actuarial Loss/(Gain)	5.0	(1.1)
Benefits Paid	(0.6)	(0.3)

Benefit Obligation at End of Year	$19.2	$12.9

REMINGTON ARMS COMPANY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in millions, except per share data)

Accrued Benefit Cost:

	2002	2001
Funded Status	$(19.2)	$(12.9)
Unrecognized Net Actuarial (Gain)/loss	3.8	(0.4)
Unrecognized Prior Service Cost	(5.7)	(6.5)

Accrued Postretirement Benefit Obligation	$(21.1)	$(19.8)

Components of Net Periodic Benefit Cost:

	2002	2001	2000
Service Cost	$0.6	$0.5	$0.5
Interest Cost	1.3	0.9	0.9
Net Amortization and Deferral	(.1)	(1.7)	(1.2)

Net Periodic Benefit Income/(Expense)	$1.8	$(0.3)	$0.2

To determine the accumulated postretirement benefit obligation, (1) the assumed discount rate used was 6.8% and 7.3% at December 31, 2002 and 2001, respectively (2) the assumed health care trend rate was 9.5% for 2002, declining gradually to 4.0% in 2011 and remaining at that level thereafter and 10.0% for 2001, declining gradually to 4.5% in 2010 and remaining at that level thereafter and (3) the assumed dental benefit rate was 9.5% for 2002, declining gradually to 4.0% in 2011 and remaining at that level thereafter and 10.0% for 2001, declining gradually to 4.5% in 2010 and remaining at that level thereafter.

A one-percentage-point increase or decrease in the assumed health care cost trend rates would increase or decrease by approximately $1.2 million and $1.1 million, the accumulated postretirement benefit obligation as of December 31, 2002 and increase or decrease the total service and interest cost components by approximately $0.1.

Note 12—Debt

Short-term debt consists of unsecured, fixed interest rate agreements for financing insurance premiums.

Long-term Debt at December 31, consisted of the following:

	2002	2001
Revolving Credit Facility	$11.0	$25.0
9.5% Senior Subordinated Notes due 2003	86.9	86.9
Capital Lease Obligations (Note 13)	2.2	2.4
Due to RACI	1.0	1.0

Subtotal	$101.1	$115.3
Less: Current Portion	1.0	1.1

Total	$100.1	$114.2

The Company’s Old Credit Agreement provided for aggregate borrowings of $170.0 million under a revolving credit facility (the “Revolving Credit Facility”). All borrowings under the Old Credit Agreement were guaranteed by Holding, and were collateralized by substantially all of the assets of the Company. The Old Credit Agreement permitted the Company to borrow up to $170.0 million (including certain letters of credit) under the

REMINGTON ARMS COMPANY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in millions, except per share data)

Revolving Credit Facility through September 30, 2003. Financing costs paid in connection with the Old Credit Agreement of $3.7 million were capitalized and were amortized over the term of the Credit Agreement. The weighted average interest rate for borrowings under the Revolving Credit Facility was 3.7% in 2002 and 6.3% in 2001. The Company is not currently a party to any interest rate cap, hedging or other protection arrangements with respect to its variable rate indebtedness. At December 31, 2002, the Company had $5.3 million in letters of credit and borrowings of $11.0 million outstanding with the remaining $153.7 million of the Revolving Credit Facility available for borrowing.

Loans under the Credit Agreement generally bore interest, at the Company’s option, at a variable rate equal to either (i) the rate that is the highest of the administrative agent’s prime rate, or certain alternative rates, in each case plus a margin of up to 1.25% per annum (“ABR Loans”), or (ii) the rate at which certain Eurodollar deposits are offered in the interbank Eurodollar market plus a margin of up to 2.25% per annum (“Eurodollar Loans”). Each quarter the interest rate margin was subject to adjustment based upon maintenance of a certain consolidated leverage ratio, based on Consolidated EBITDA and total indebtedness, for the four quarters most recently ended and ranged from 0.5% to 1.25% per annum for ABR Loans and from 1.5% to 2.25% per annum for Eurodollar Loans. Commitment fees of 0.5% were payable on the average daily unused portion of the Revolving Credit Facility and could be reduced up to 0.125% based upon the same financial performance measures. The Company’s interest rate margin for the first six months of the term under the Old Credit Agreement was set at 1.0% and 2.0% for ABR Loans and Eurodollar Loans, respectively. As a result of the Company’s performance, on October 31, 2000, the interest rate margin and commitment fees were reduced 0.5% and 0.125%, respectively. Effective March 28, 2001, the interest rate margin and commitment fees were increased 0.25% and 0.125%, respectively, as a result of the consolidated leverage ratio at December 31, 2000. On July 27, 2001 and on November 14, 2001, the interest rate margin was increased 0.25%, as a result of the consolidated leverage ratio on June 30, 2001 and September 30, 2001, respectively. As a result of the Company’s performance, on May 15, 2002, the interest rate margin was reduced 0.25% and the commitment fees remained unchanged.

Effective on December 6, 2001, the Company and the requisite lenders under the Credit Agreement entered into an amendment (the “Amendment”) of the Old Credit Agreement. Under the terms of the Amendment, the consolidated leverage ratio that the Company is required to maintain was amended so that the required consolidated leverage ratio was changed to 3.35 to 1.00 from 2.75 to 1.00 for the period from December 31, 2001 through September 29, 2002, and changed to 3.25 to 1.00 from 2.75 to 1.00 for the period from September 30, 2002 through December 30, 2002. The Company paid financing costs of 0.10% of the aggregate borrowings or $0.2 million, which were capitalized and were amortized over the term of the Old Credit Agreement.

All amounts outstanding under the Old Credit Agreement were repaid with borrowings under the company’s new senior secured capital facility, all commitments under the Old Credit Agreement were terminated in January 2003 and the unamortized financing fees were expensed. See Note 14—Subsequent Events.

The Company 9 ½% Senior Subordinated Notes due 2003 (the “Refinanced Notes”), in an original aggregate $100.0 principal amount, were to mature on December 1, 2003. The Refinanced Notes were redeemable at the option of the Company, in whole or in part, any time on or after December 1, 1998. The redemption price ranged from 104.5% of the principal amount in 1998 to 100% in the year 2002. In the event of a change in control, the Refinanced Notes could have been redeemed at the option of the Company for the principal amount plus applicable interest and premium at that date. The Refinanced Notes, issued by Remington, were subordinate to borrowings under the Old Credit Agreement and were fully and unconditionally guaranteed on a subordinated basis by Holding. The Refinanced Notes were not collateralized by any of the Company’s assets. The original issue discounts on the Notes of $0.6 were being amortized at 9.6% per annum. As of

REMINGTON ARMS COMPANY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in millions, except per share data)

December 31, 2002, the total accumulated amortization was $0.6. The Refinanced Notes were redeemed in January 2003 with proceeds from a new issuance of senior notes. See Note 14—Subsequent Events.

The indenture for the Refinanced Notes and the Old Credit Agreement contained various restrictions on the Company’s ability to incur debt, pay dividends and enter into certain other transactions. The Old Credit Agreement permitted repurchases of the Notes on the open market, subject to limitations that were contained in the Old Credit Agreement and the indenture for the Refinanced Notes. Prior to 2000, the Company repurchased approximately $13.1 of the Notes on the open market with cash from operations. The Company repurchased the Notes at an average price of 99.4% of the face value on the open market, and the transactions had no material impact on its results of operations. No Notes were repurchased in 2000, 2001 or 2002.

The payments of capital lease obligations outstanding at December 31, 2002, for the next three years are $1.0 million, $0.9 million and $0.3 million, respectively. The Refinanced Notes, with a maturity value of $86.9 million as of December 31, 2002, would have been due December 1, 2003 and borrowings outstanding under the Revolving Credit Facility were payable September 30, 2003.

Note 13—Leases

Future minimum lease payments under capital leases and operating leases, together with the present value of the net minimum capital lease payments at December 31, 2002, are as follows:

	Capital Leases	Operating Leases
Minimum Lease Payments for Years Ending December 31:
2003	$1.1	$1.1
2004	1.0	1.1
2005	0.3	1.0
2006	—	0.9
2007	—	0.9
Thereafter	—	2.4

Total Minimum Lease Payments	2.4	$7.5

Less: Amount representing interest	0.2

Present Value of Net Minimum Lease Payments	$2.2

Actual rental expenses for 2002 and 2001 were $1.2 million, and $1.3 million for 2000.

Note 14—Subsequent Events

The following subsequent events occurred after December 31, 2002:

(1)

A private offering of $200.0 million principal amount of 10½% Senior Notes due 2011 of the Company (the “Notes”), completed in January 2003. The Company will pay interest on the notes semi-annually on June 1 and December 1 of each year, beginning on June 1, 2003. The Notes, in an original aggregate $200.0 million principal amount, mature on December 1, 2011. The Notes are redeemable at the option of the Company, in whole or in part, any time on or after February 1, 2007. The redemption price ranges from 105.3% of the principal amount in 2007 to 100% in the year 2009 and thereafter. The Notes may also be redeemed with proceeds of specified types of equity offerings prior to 2007, at a redemption price of 110.5% of the principal amount. In the event of a change in control, the Notes may be tendered at the option of the holders

REMINGTON ARMS COMPANY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in millions, except per share data)

for the principal amount plus applicable interest and premium at that date. The Notes are unsecured senior obligations of the Company, ranking equal in right of payment with all existing and future senior indebtedness of the Company, including its indebtedness under the new Credit Facility.

(2)	The issuance and sale by Holding, for $30.9 million, of 140,044 shares of common stock of Holding to Bruckmann, Rosser, Sherrill & Co. II, L.P. and others, in February 2003.

(3)	The distribution of 15,970 shares of common stock of Holding in respect of 15,970 deferred shares of Holding, the repurchase by Holding of 723,874 of the outstanding shares of common stock of Holding and the cancellation of 64,144 options in respect of common stock of Holding, in an aggregate amount of approximately $163.7 million, consisting of $130.8 million in cash and $32.9 million aggregate principal amount of senior notes of Holding, or the Holding Notes. The Clayton & Dubilier Private Equity Fund IV Limited Partnership holds all of the Holding Notes. Remington made a $100.0 million dividend to Holding in connection with the funding of the repurchase. The repurchase occurred in February 2003.

(4)	The refinancing by Remington of substantially all of its existing indebtedness through (i) the repayment of all amounts outstanding under the Old Credit Agreement concurrently with the termination of all commitments thereunder, and (ii) the redemption of all of the Refinanced Notes at a redemption price equal to 100% of the aggregate principal amount of Refinanced Notes then outstanding of $86.9 million, plus accrued and unpaid interest and (iii) the closing by Remington of a new Credit Facility, under which up to $125.0 million of revolving credit commitments are available, subject to borrowing base and other limitations. The refinancing occurred in January 2003.

Refinancing:

On January 24, 2003, Remington Arms Co. entered into a new five year $125.0 million asset-backed senior secured revolving credit facility (the “Credit Facility”) with a syndicate of financial institutions and Wachovia Bank, National Association as the administrative agent. Amounts available under this facility are subject to a borrowing base limitation based on certain percentages of eligible accounts receivable and eligible inventory and an amortizing sublimit related to eligible machinery and equipment. This facility includes a letter of credit sub-facility of up to $15.0 million.

Loans under the Credit Facility will mature on January 23, 2008. Loans generally bear interest, at the Company’s option, at a variable rate equal to either (i) the applicable margin, currently 1.25%, plus the alternative base rate in effect from time to time, or (ii) the applicable margin, currently 2.5%, plus the relevant adjusted London Interbank Offered Rate for outstanding Euro-Dollar Loans. The Alternate Base Rate is currently 4.25%. Each quarter the interest rate margin is subject to adjustment based upon maintenance of a certain consolidated leverage ratio, based on Consolidated EBITDA and total indebtedness, for the four quarters most recently ended and will range from 0.25% to 1.5% per annum for ABR Loans and from 1.75% to 3.0% per annum for Eurodollar Loans. (Commitment fees of 0.375% are payable if the average revolver facility balance is 50% or more of the aggregate Revolver Commitments in effect on the first day of such month or if the average Revolver Facility Balance for any month is less than 50% of the aggregate Revolver Commitments in effect on the first day of such month, commitment fees of 0.500% are payable. The occurrence of certain changes in control is an event of default under the credit agreement for the Credit Facility (the “New Credit Agreement”) and mandatory prepayments of borrowings may be required.)

The indenture for the Notes and the New Credit Agreement contain various restrictions on the Company’s ability to incur debt, pay dividends and enter into certain other transactions. The New Credit Agreement permits repurchases of the Notes on the open market, subject to limitations that may be contained in the New Credit Agreement and the Indenture.

REMINGTON ARMS COMPANY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in millions, except per share data)

Note 15—Commitments and Contingencies

The Company has various purchase commitments, approximating $13.5 million for 2003, $4.2 million for 2004, $1.1 million for 2005, and no commitments for 2006 and 2007, for services incidental to the ordinary conduct of business, including E-Commerce and NASCAR sponsorship. Such commitments are not at prices in excess of current market prices. The Company has purchase contracts with certain raw materials suppliers, for periods ranging from one to seven years with no commitment to purchase specified quantities. The Company does not have formal contracts with its other raw materials suppliers. The commitments and contracts had no significant impact on the financial condition or results of operations during the reportable periods. In recognition of and support of certain legal and legislative initiatives, the firearms industry has established the Hunting and Shooting Sports Heritage Fund of which the Company is a member.

Pursuant to the Purchase Agreement with Dupont for the Acquisition, the sellers in the Acquisition (the “Sellers”) retained liability for, and are required to indemnify the Company against, (1) all product liability cases and claims (whenever they may arise) involving discontinued products, (2) all product liability cases and claims involving products that had not been discontinued as of the Acquisition (“extant products”) and relating to occurrences that took place prior to the Acquisition and (3) certain environmental liabilities based on conditions existing at the time of the Acquisition. These indemnification obligations of the Sellers are not subject to any survival period limitation. The Company has no current information on the extent, if any, to which the Sellers have insured these indemnification obligations. Except for certain cases and claims relating to shotguns as described below and except for all cases and claims relating to products discontinued prior to the Acquisition, the Company generally bears financial responsibility for product liability cases and claims relating to occurrences after the Acquisition.

Since December 1, 1993, the Company has maintained insurance coverage for product liability claims subject to certain self-insured retentions both on a per-occurrence basis and in the aggregate for personal injury or property damage relating to occurrences arising after the Acquisition. The Company believes that its current product liability insurance coverage for personal injury and property damage is adequate for its needs. The Company’s current product liability insurance policy provides for a self-insured retention of $0.5 million per occurrence (plus pro-rata legal expenses). The current policy period runs from December 1, 2002 through November 30, 2003. The current policy has a batch clause endorsement, which in general provides that if a batch of the Company’s products were to be defective, the Company’s liability for expenses and damages related to the entire batch would be capped at the amount of self-insured retention for a single occurrence. The policy excludes from coverage any pollution-related liability. Based in part on the nature of the Company’s products, and the impact on the insurance market of the events of September 11, 2001, there can be no assurance that the Company will be able to obtain adequate product liability insurance coverage upon the expiration of the current policy. Certain of the Company’s current excess insurance coverage expressly does not apply to actions brought by municipalities as described below.

As a result of contractual arrangements, the Company manages the joint defense of product liability litigation involving Remington brand firearms and Company ammunition products for both Remington and the Sellers. As of December 31, 2002, approximately 17 individual bodily injury cases and claims were pending, primarily alleging defective product design or manufacture, or failure to provide adequate warnings; some of these cases seek punitive as well as compensatory damages. The Company has previously disposed of a number of other cases involving post-Acquisition occurrences by settlement. Of the individual cases pending as of December 31, 2002, approximately three involve matters for which the Sellers retained liability and are required to indemnify the Company. The remaining approximately 14 pending cases involve post-Acquisition occurrences

REMINGTON ARMS COMPANY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in millions, except per share data)

for which the Company bears responsibility under the Purchase Agreement; the Sellers have some responsibility for the costs of approximately one of these cases involving certain shotguns, as described below.

The number of cases listed above do not include Joe Luna, et al. v. Remington Arms Company, Inc. and E. I. du Pont de Nemours and Company et al., which was first filed in 1989 in Texas district court in Jim Wells County. The plaintiffs sought certification of a class consisting of all Texas owners of Model 700 bolt-action rifles seeking as damages the cost of repair. In June 1996, the district court certified for class treatment certain limited issues; this ruling was reversed on appeal in 1998. Remington was not named as a defendant until July 1996, and was not a party to the appeal, although the appellate courts’ decisions should govern class action claims against Remington as well. There has been no activity in this case since 1998. The three individual plaintiffs claimed repair costs of less than $100 per rifle, plus exemplary damages and attorney’s fees. The sellers’ obligations with respect to Luna include a requirement that they indemnify Remington against claims for economic loss involving Model 700 rifles shipped prior to the end of May 1997. Claims involving Model 700 rifles shipped thereafter would be our responsibility and, to the extent that they do not involve personal injury or property damage, would not be covered by Remington’s product liability insurance.

At December 31, 2002, the Company’s accrual for product liability cases and claims was $6.4 million. The amount of the Company’s accrual for product liability cases and claims is based upon estimates developed by outside advisors. With the assistance of counsel, we established reserves for anticipated defense and disposition costs to us of those pending cases and claims for which we are financially responsible. Based on those estimates and an actuarial analysis of actual defense and disposition costs incurred by the Company with respect to product liability cases and claims in recent years, the Company’s outside actuarial advisors provide the Company with estimated defense and disposition costs for unasserted product liability cases and claims. The Company combines the estimated defense and disposition costs for both pending and unasserted cases and claims to determine the amount of the Company’s accrual for product liability cases and claims. The Company believes that its accruals for such liability are adequate. Based on the relevant circumstances (including the current availability of insurance for personal injury and property damage with respect to cases and claims involving occurrences arising after the Acquisition, the Company’s accruals for the uninsured costs of such cases and claims and the Sellers’ agreement to be responsible for a portion of certain post-Acquisition shotgun-related product liability costs, as well as the type of firearms products made by the Company), the Company believes that its accruals for losses relating to such cases and claims are adequate to cover all reasonably possible loss contingencies with respect to such cases and claims.

A recently resolved case for which Remington bore financial responsibility involved the accidental fatal shooting in October 2000 of a nine-year-old boy, Gus Barber, with a Remington Model 700 bolt-action rifle being unloaded by his mother after a hunting trip in Montana. This tragedy was the focus of repeated local and national media attention, and the subject of a lawsuit filed in December 2001, in federal district court in Montana naming Remington and the Sellers as defendants. The lawsuit was resolved at a May 2002 mediation and was thereafter formally dismissed. Like many Remington bolt-action centerfire firearms made before 1982, the Barber rifle was manufactured with a feature known as a ‘bolt-lock,’ which requires the manual safety to be moved to the ‘fire’ position to begin the process of unloading the rifle. Partly in response to this accident, in early March 2002, the Company initiated a nationwide product safety program under which the Company offered to clean, inspect and modify such centerfire firearms to remove the bolt-lock feature for $20. Participating customers received a transferable $20 rebate coupon on the purchase of specified Remington safety products. Although this offer was originally intended to expire on December 31, 2002, we have decided to continue this program at least until December 31, 2003. Approximately 2.5 million guns manufactured before 1982 were

REMINGTON ARMS COMPANY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in millions, except per share data)

eligible for this offer. Although due to various uncertainties (including the number of participating customers and the condition of their guns), the Company cannot estimate the ultimate cost of the program, based in part on customer responses to date, and the length of time since these products were manufactured, the Company does not believe that the safety program will have a material adverse effect on its financial condition or liquidity, although there can be no assurances given in that regard. As of December 31, 2003, our accrual for the costs of the product safety program (consisting of product modification costs and rebate costs) was less than $0.1 million. The accrual for those costs was based on the number of firearms submitted for modification and the number of rebate coupons redeemed during the relevant period.

In addition to these individual cases, as a manufacturer of shotguns and rifles, Remington has been named in only three of the actions brought by approximately 30 municipalities, primarily against manufacturers, distributors and sellers of handguns: (i) City of Boston, et al. v. Smith & Wesson, et al., No. 99-2590 (Suffolk Super Ct.); (ii) City of St. Louis, Missouri v. Henry Cernicek, et al., No. 992-01209 (Cir. Ct. St. Louis) & 00 Civil 1895 (U.S. Dist. Ct. E.D. Missouri); and (iii) City of New York, et al. v. B.L. Jennings, Inc., et al., 00 Civil 3641 (JBW) (U.S. Dist. Ct. E.D.N.Y.). As a general matter, these lawsuits name several dozens of firearm industry participants as defendants and claim that the defendants’ distribution practices allegedly permitted their products to enter a secondary market, from which guns can be obtained by unauthorized users; that defendants fail to include adequate safety devices in their firearms to prevent unauthorized use and accidental misuse; and that defendants’ conduct has created a public nuisance. Plaintiffs generally seek injunctive relief and money damages (consisting of the cost of providing certain city services and lost tax and other revenues), and in some cases, punitive damages as well.

In City of Boston, first filed in 1999, an order granting plaintiff’s March 27, 2002 request to dismiss the case with prejudice as to all defendants was entered on April 1, 2002.

In City of New York, the New York City Health and Hospitals Corp., and certain city officials filed an Amended Complaint, dated September 1, 2000, in the U.S. District Court for the Eastern District of New York naming Remington and other entities and asserting claims similar to those in City of Boston. The Company answered on December 1, 2000. Plaintiffs’ and defendants’ initial discovery requests were served in June 2001. In August 2001, the City indicated its intention to file a second amended complaint. However, in part as a result of the events of September 11, the City has asked that the case be put on hold pending the appeal by the State of New York of the dismissal of its separate lawsuit against handgun manufacturers (in which the Company is not a defendant).

In City of St. Louis, a First Amended Complaint naming Remington and other entities was filed on August 15, 2000, in Circuit Court of the City of St. Louis. The case was removed on November 29, 2000, to the U.S. District Court for the Eastern District of Missouri by third-party defendant, Denel (Pty) Ltd., a firearms manufacturer majority-owned by the Republic of South Africa. Removal was made pursuant to Title 28, section 1330, of the United States Code, as an action involving a foreign state. On September 25, 2001, the federal court remanded the case to state court, (where motions to dismiss are pending). On March 1, 2002, the St. Louis City court granted the defendants’ motion to transfer venue to the Circuit Court for St. Louis County. Plaintiffs’ challenge to that ruling was rejected, and defendants’ motion to dismiss in this new venue was argued on February 28, 2003. To date, the court has not issued a ruling with respect to the defendants’ motion to dismiss. The City of St. Louis seeks an unspecified amount in compensatory damages, and also seeks punitive damages.

To date, nine municipal lawsuits (including City of Boston) have been dismissed and are not on appeal. Five more dismissals, including that involving local California governments, are on appeal, and another case is on partial appeal. The remaining lawsuits are in various stages of motion practice and discovery. A majority of

REMINGTON ARMS COMPANY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in millions, except per share data)

states have enacted some limitation on the ability of local governments to file such lawsuits against firearms manufacturers. Both houses of the Missouri legislature have approved a preemption bill, which if signed by the governor, would apply to the St. Louis lawsuit. In addition, similar legislation limiting such lawsuits on a federal level has been proposed in both houses of Congress. At the federal level, in April, the House of Representatives approved legislation that would limit lawsuits against firearms manufacturers based on the criminal or unlawful acts of third parties. Similar legislation is pending in the Senate, and if enacted, would prohibit litigation of the type filed by the municipalities.

In the spring of 2000, the Federal Trade Commission and the attorneys general of several states instituted investigations into allegations of anticompetitive retaliation against Smith & Wesson by other participants in the firearms industry. In 2000 and 2001, Remington received and replied to civil investigative demands and subpoenae duces tecum and other discovery requests from the State of Connecticut and the Federal Trade Commission. Remington, which makes only long guns, does not compete with Smith & Wesson, which makes handguns.

In recognition of and support of certain legal and legislative initiatives, the firearms industry has established the Hunting and Shooting Sports Heritage Fund of which we are a member. During 2003, we expect to contribute 0.5% of our domestic net revenue from sales of our firearms and select accessory products to this organization. A portion of the Fund’s revenues are used to pay costs associated with litigation brought against the industry. Contributions in 2002 and 2001 were $0.8 million and $1.7 million, respectively.

Because the Company’s assumption of financial responsibility for certain product liability cases and claims involving pre-Acquisition occurrences was limited to an amount that has now been fully paid, with the Sellers retaining liability in excess of that amount and indemnifying the Company in respect of such liabilities, and because of the Company’s accruals with respect to such cases and claims, the Company believes that product liability cases and claims involving occurrences arising prior to the Acquisition are not likely to have a material adverse effect upon the financial condition or results of operations of the Company. Moreover, although it is difficult to forecast the outcome of litigation, the Company does not believe, in light of relevant circumstances (including the current availability of insurance for personal injury and property damage with respect to cases and claims involving occurrences arising after the Acquisition, the Company’s accruals for the uninsured costs of such cases and claims and the Sellers’ agreement to be responsible for a portion of certain post-Acquisition shotgun-related product liability costs, as well as the type of firearms products made by the Company), that the outcome of all pending post-Acquisition product liability cases and claims will be likely to have a material adverse effect upon the financial condition or results of operations of the Company. Nonetheless, in part because the nature and extent of liability based on the manufacture and/or sale of allegedly defective products (particularly as to firearms and ammunition) is uncertain, there can be no assurance that the Company’s resources will be adequate to cover pending and future product liability occurrences, cases or claims, in the aggregate, or that a material adverse effect upon our financial condition or results of operations will not result therefrom. Because of the nature of its products, the Company anticipates that it will continue to be involved in product liability litigation in the future.

The Company does not expect current environmental regulations to have a material adverse effect on the financial condition or results of operations. However, the Company’s liability for future environmental remediation costs is subject to considerable uncertainty due to the complex, ongoing and evolving process of identifying the necessity for, and generating cost estimates for, remedial work. Furthermore, there can be no assurance that environmental regulations will not become more restrictive in the future. The Company has not identified any loss contingencies with respect to environmental remediation costs the realization of which the Company believes to be reasonably possible.

REMINGTON ARMS COMPANY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in millions, except per share data)

Note 16—Income Taxes

The provision (benefit) for income taxes consists of the following components:

	2002	2001	2000
Federal:
Current	$8.3	$7.1	$11.8
Deferred	3.9	0.4	—
State:
Current	0.5	0.8	0.7
Deferred	0.2	0.2	—

	$12.9	$8.5	$12.5

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below:

	2002	2001
Deferred tax assets:
Accrued employee and retiree benefits	$19.8	$18.2
Product, environmental and other liabilities	3.6	5.9
Receivables and inventory	3.5	5.6
Other comprehensive income	2.6	0.1
Tax credits	0.7	0.4

	30.2	30.2

Deferred tax liabilities:
Property, plant and equipment	(12.2)	(11.4)
Intangibles	(6.8)	(6.0)

	(19.0)	(17.4)

Net deferred tax assets	$11.2	$12.8

At December 31, 2002 the Company has state tax credit carry-forwards of $0.7 for tax purposes which expire between 2003 and 2013.

The following is a reconciliation of the statutory federal income tax rate to the Company’s effective income tax rates:

	2002	2001	2000
Federal statutory rate	35.0%	35.0%	35.0%
State income taxes, net of Federal benefits	1.4	2.1	2.1
Nondeductible expenses	0.4	0.9	1.4
Other	2.3	0.3	0.1
Effective income tax rate	39.0%	38.3%	38.6%

Note 17—Related Party Transactions

The Clayton & Dubilier Private Equity Fund IV Limited Partnership (“C&D Fund IV”), which owned 98.3% of the outstanding Common Stock of Holding at December 31, 2002, is a private investment fund managed by Clayton, Dubilier & Rice, Inc. (“CD&R”). CD&R receives an annual fee for management and

REMINGTON ARMS COMPANY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in millions, except per share data)

financial consulting services provided to the Company and reimbursement of related out-of-pocket expenses. Fees and out-of-pocket expenses paid to CD&R were $0.6 million in both 2002 and 2001 and $0.5 million in 2000.

Intercompany balances from the Company and Holding are primarily a result of the issuance of redeemable common shares and deferred shares of Holding to certain members of the Company’s management during 1999, 2000 and 2001 and the issuance of a note for state tax planning. The proceeds from the issuance of redeemable common and deferred shares were contributed to the Company for use in operations and has been reflected as an intercompany payable to Holding. In December 2002, Holding contributed to the Company all outstanding receivables owing as a result of the issuance of redeemable common and deferred shares. The contribution has been recognized as an additional capital contribution in the accompanying consolidated balance sheet.

Note 18—Financial Instruments

Both the estimated value and the carrying value of the Company’s debt at December 31, 2002 was $101.1 million. The estimated value of the Company’s debt at December 31, 2001 was $119.7 million compared to a carrying value of $122.1 million.

The Company purchases copper and lead futures and options contracts to hedge against price fluctuations of anticipated commodity purchases. The futures and options contracts limit the unfavorable effect that price increases will have on metal purchases, and the futures contracts likewise limit the favorable effect of price declines. At December 31, 2002, the fair value of the Company’s outstanding derivative contracts relating to firm commitments and anticipated purchases (aggregate notional amount 23.6 million pounds of copper and lead) up to one year from such date was $0.2 as determined by an independent third party, which is recorded in prepaid expenses and other current assets. Net losses of $0.2 and $0.3 on derivative instruments were reclassified to earnings and recorded in accumulated other comprehensive loss, during the year-to-date periods ended December 31, 2002 and 2001, respectively. There were no losses for derivative instruments in 2000.

Note 19—Segment Information

The Company’s business is classified into aggregated reportable segment, Hunting/Shooting Sports, which designs, manufactures and markets recreational shotguns and rifles, sporting ammunition and ammunition reloading components and All Other. These products are sold primarily to wholesalers and retailers, mainly through manufacturer’s sales representatives. (The classification All Other includes the manufacture and marketing of clay targets, and the marketing of hunting/gun care accessories, fishing products and powdered metal products. Other reconciling items include corporate and other assets not allocated to the individual segments.)

The Company primarily evaluates the performance of its segments and allocates resources to them based on Adjusted EBITDA. Adjusted EBITDA differs from the term “EBITDA” as it is commonly used, and is substantially similar to the measure “Consolidated EBITDA” that is used in the indenture for the Notes. In addition to adjusting net income to exclude income taxes, interest expense, and depreciation and amortization, Adjusted EBITDA also adjusts net income by excluding items or expenses not typically excluded in the calculation of “EBITDA”, such as as noncash items, gain or loss on asset sales or write-offs, extraordinary, unusual or nonrecurring items, and certain “special payments” to Remington employees who hold options and deferred shares in respect of Holding common stock, consisting of amounts that are treated as compensation expense by Remington and are paid in connection with payments of dividends to holders of Holding common stock.

The chief operating decision maker is the president and chief executive officer. Reportable segments were separately identified based on segment revenue, Adjusted EBITDA and assets. The firearms and ammunition

REMINGTON ARMS COMPANY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in millions, except per share data)

operations are aggregated because of similarity in nature of product, manufacturing process and the regulatory environment, in addition to the type of customer and distribution method. During 2002, 2001, and 2000 revenue for the Hunting/Shooting Sports segment accounted for 89% of consolidated revenue. The Company has no material intersegment revenue.

Information on Segments:

	2002	2001	2000
Net Sales:
Hunting/Shooting Sports	$357.9	$340.3	$345.1
All Other	45.1	42.8	43.6

Consolidated Net Sales	$403.0	$383.1	$388.7

Adjusted EBITDA:
Hunting/Shooting Sports	$50.9	$51.8	$68.4
All Other	7.3	5.0	4.6
Other Reconciling Items	2.9	—	—

Adjusted EBITDA	$61.1	$56.8	$73.0

Assets:
Hunting/Shooting Sports	$212.4	$194.5	$222.4
All Other	18.9	18.1	24.7
Other Reconciling Items	103.3	119.5	114.8

Consolidated Assets	$334.6	$332.1	$361.9

Capital Expenditures:
Hunting/Shooting Sports	$6.4	$3.4	$14.1
All Other	0.4	0.1	1.5
Other Reconciling Items	0.7	0.7	1.8

Consolidated Capital Expenditures	$7.5	$4.2	$17.4

Net Sales by Product Line:

	2002	2001	2000
Firearms	$194.0	$185.4	$184.1
Ammunition	163.9	154.9	161.0

Hunting/Shooting Sports	357.9	340.3	345.1
All Other	45.1	42.8	43.6

Net Sales	$403.0	$383.1	$388.7

REMINGTON ARMS COMPANY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in millions, except per share data)

Reconciliation of Income from Operations to Adjusted EBITDA

(Dollars in Millions)

	Year ended December 31,
	2002	2001	2000
	(dollars in millions)
Adjusted EBITDA	$61.1	$56.8	$7.30
Adjustments:
Depreciation & Amortization (A)	10.0	16.9	16.4
Interest Expense	12.3	15.3	15.6
Other noncash charges (B)	1.0	1.1	1.2
Non-recurring and Restructuring Items (C)	0.7	1.3	0.5
Special Payment (D)	1.8	—	6.9

Consolidated Profit before Income Taxes and Change in Accounting Principal	$35.3	$22.2	$32.4

(A)	Excludes amortization of deferred financing costs of $1.9 million, $1.7 million and $2.0 million, in 2002, 2001 and 2000, respectively, which is included in interest expense.
(B)	Non-cash charges consist of the following: (i) for the year ended December 31, 2000, a $0.5 million loss on disposal of assets, a $0.6 million accrual for executive pension and a $0.1 million expense for other postretirement benefits; (ii) for the year ended December 31, 2001, a $0.4 million loss on disposal of assets, a $0.5 million accrual for executive pension and a $0.2 million retiree benefit accrual; and (iii) for the year ended December 31, 2002, a $0.8 million accrual for retiree benefits and a $0.2 million loss on disposal of assets.
(C)	Nonrecurring and restructuring expenses consist of the following: (i) for the year ended December 31, 2000, nonrecurring professional fees of $0.5 million related to establishment of subsidiaries; (ii) for the year ended December 31, 2001, $0.6 million of nonrecurring legal and professional fees and $0.7 million of severance and relocation costs; (iii) for the year ended December 31, 2002, $0.3 million of nonrecurring legal fees and $0.4 million associated with marking redeemable deferred shares to market.
(D)	In April 2000, Holding distributed on behalf of Remington a special payment to holders of all stock options and deferred shares of approximately $63.93 per share, in an aggregate amount of $6.1 million. In October 2000, Holding distributed on behalf of Remington a special payment to holders of all stock options and deferred shares of approximately $8.00 per share, in an aggregate amount of $0.8 million. In August 2002, Holding distributed on behalf of Remington a special payment to holders of all stock options and deferred shares of approximately $19.54 per share, in an aggregate amount of $1.8 million. All of these special payments are treated as compensation expense by Remington.

Geographic Information:

	2002	2001	2000
Net Sales:
Domestic	$374.9	$356.5	$363.5
Foreign	28.1	26.6	25.2

Consolidated Net Sales	$403.0	$383.1	$388.7

REMINGTON ARMS COMPANY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in millions, except per share data)

Of the Company’s Hunting/Shooting Sports revenues approximately 19% in 2002 and 2001, and 18% in 2000 consisted of sales made to a single customer. The Company’s sales to this customer are not governed by a written contract between the parties. Although the Company believes its relationship with this customer is good, the loss of this customer or a substantial reduction in sales to this customer could adversely affect the Company’s financial condition or results of operations. No other single customer comprises greater than or equal to 10% of sales.

Note 20—Quarterly Financial Data (unaudited)

	Quarter
2002	First	Second	Third	Fourth	Total
Sales	$96.4	$95.3	$122.5	$88.1	$403.0
Gross Profit	29.6	29.4	36.3	27.1	122.4
Net Income	4.0	4.3	7.3	4.4	20.0

	Quarter
2001	First	Second	Third	Fourth	Total
Sales	$90.6	$86.7	$114.1	$91.7	$383.1
Gross Profit	29.7	23.8	30.6	25.7	109.8
Net Income	3.6	1.5	4.4	4.2	13.7

Note 21—Financial Position and Results of Operations of Remington Arms Company, Inc.

The following condensed consolidating financial data provides information regarding the financial position and results of operations of Remington Arms Co, Inc., including Remington’s 100% owned subsidiaries, RA Brands, L.L.C., RBC Holding, Inc. and RA Factors, Inc. Separate financial statements of Holding, Remington’s sole shareholder, are not presented because management has determined that they would not be material to holders of the Company’s public securities, the Notes. Holding is not a guarantor of the Notes. The Notes are fully and unconditionally guaranteed on a joint and several basis by all of Remington’s subsidiaries. Holding does not have any significant independent operations or assets other than its ownership interest in Remington.

REMINGTON ARMS COMPANY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in millions, except per share data)

REMINGTON ARMS COMPANY, INC.

CONDENSED CONSOLIDATING BALANCE SHEET

December 31, 2002

	Remington	Combined Guarantor Subsidiaries	Eliminations	Remington Arms Co. and Subsidiaries
ASSETS
Current Assets	$108.7	$61.1	$—	$169.8
Receivable from Remington, Net	—	110.0	110.0	—
Equity method investment in subsidiaries	201.9	—	201.9	—
Noncurrent Assets	115.2	49.6		164.8

Total Assets	$452.8	$220.7	$311.9	$334.6

LIABILITIES AND SHAREHOLDER’S EQUITY
Current Liabilities	$60.4	$13.8	$—	$74.2
Payable to Holding, Net	1.0	—	—	1.0
Payable to RA Brands, L.L.C., Net	49.4	—	49.4	—
Payable to RA Factors, Inc., Net	59.8	—	59.8	—
Noncurrent Liabilities	143.0	5.0	0.8	147.2
Shareholder’s Equity	112.2	201.9	201.9	112.2

Total Liabilities and Shareholder’s Equity	$425.8	$220.7	$311.9	$334.6

REMINGTON ARMS COMPANY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in millions, except per share data)

REMINGTON ARMS COMPANY, INC.

CONDENSED CONSOLIDATING BALANCE SHEETS

December 31, 2001

	Remington	Combined Guarantor Subsidiaries	Eliminations	Remington Arms Co., Inc. and Subsidiaries
ASSETS
Current Assets	$114.2	$48.5	$—	$162.7
Receivable from Remington, Net	—	107.4	107.4	—
Equity method investment in subsidiaries	179.6	—	179.6	—
Receivable from Holding	0.1	—	—	0.1
Noncurrent Assets	122.9	46.4	—	169.3

Total Assets	$416.8	$202.3	$287.0	$332.1

LIABILITIES AND SHAREHOLDER’S EQUITY
Current Liabilities	$43.5	$22.7	$—	$66.2
Payable to Holding, Net	7.8	—	—	7.8
Payable to RA Brands, L.L.C., Net	40.2	—	40.2	—
Payable to RA Factors, L.L.C., Net	67.2	—	67.2	—
Noncurrent Liabilities	154.5	—	—	154.5
Shareholder’s Equity	103.6	179.6	179.6	103.6

Total Liabilities and Shareholder’s Equity	$416.8	$202.3	$287.0	$332.1

REMINGTON ARMS COMPANY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in millions, except per share data)

REMINGTON ARMS COMPANY, INC.

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

Year Ended December 31, 2002	Remington	Combined Guarantor Subsidiaries	Eliminations	Remington Arms Co., Inc. and Subsidiaries
Sales	$403.0	$—	$—	$403.0
Gross Profit	122.4	—	—	122.4
Royalty Income (Expense)	(24.3)	24.3	—	—
Factoring Income (Expense)	(13.8)	13.8	—	—
Income from Equity Investees	22.3	—	22.3	—
Net Income	20.0	22.3	22.3	20.0

Year Ended December 31, 2001	Remington	Combined Guarantor Subsidiaries	Eliminations	Remington Arms Co., Inc. and Subsidiaries
Sales	$383.1	$—	$—	$383.1
Gross Profit	109.8	—	—	109.8
Royalty Income (Expense)	(23.0)	23.0	—	—
Factoring Income (Expense)	(13.2)	13.2	—	—
Income from Equity Investees	23.1	—	23.1	—
Net Income	13.7	23.1	23.1	13.7

Year Ended December 31, 2000	Remington	Combined Guarantor Subsidiaries	Elimination	Remington Arms Co., Inc. and Subsidiaries
Sales	$388.7	$—	$—	$388.7
Gross Profit	132.8	—	—	132.8
Royalty Income (Expense)	(14.5)	14.5	—	—
Factoring Income (Expense)	(6.6)	6.6	—	—
Income from Equity Investees	14.3	—	14.3	—
Net Income	19.9	14.3	14.3	19.9

REMINGTON ARMS COMPANY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in millions, except per share data)

REMINGTON ARMS COMPANY, INC.

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

December 31, 2002

	Remington	Combined Guarantor Subsidiaries	Eliminations	Remington Arms Co., Inc. and Subsidiaries
Operating Activities
Net Cash Provided (Used) in Operating Activities	$21.7	$—	$—	$21.7

Investing Activities
Capital Expenditures	(7.5)	—	—	(7.5)

Net Cash Used in Investing Activities	(7.5)	—	—	(7.5)

Financing Activities
Net Payments under Revolving Credit Facility	(14.0)	—	—	(14.0)
Book Overdraft	3.0	—	—	3.0
Principal Payments on Long-Term Debt	(1.1)	—	—	(1.1)
Cash dividends paid	(15.1)	—	—	(15.1)

Net Cash (Used) Provided in Financing Activities	(27.2)	—	—	(27.2)

Increase (Decrease) in Cash and Cash Equivalents	(13.0)	—	—	(13.0)
Cash and Cash Equivalents at Beginning of Period	13.3	0.1	—	13.4

Cash and Cash Equivalents at End of Period	$0.3	$0.1	$—	$0.4

REMINGTON ARMS COMPANY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in millions, except per share data)

REMINGTON ARMS COMPANY, INC.

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

December 31, 2001

	Remington	Combined Guarantor Subsidiaries	Eliminations	Remington Arms Co., Inc. and Subsidiaries
Operating Activities
Net Cash Provided (Used) in Operating Activities	$50.8	$0.1	$—	$50.9
Investing Activities
Capital Expenditures	(4.2)	—	—	(4.2)

Net Cash Used in Investing Activities	(4.2)	—	—	(4.2)

Financing Activities
Net Payments under Revolving Credit Facility	(39.5)	—	—	(39.5)
Book Overdraft	6.6	—	—	6.6
Principal Payments on Long-Term Debt	(1.4)	—	—	(1.4)
Net Payments on Short-Term Debt	(1.4)	—	—	(1.4)
Debt Issuance Costs	(0.2)	—	—	(0.2)
Proceeds from Issuance Common Stock	—	—	—	—

Net Cash (Used) Provided in Financing Activities	(35.9)	—	—	(35.9)

Increase (Decrease) in Cash and Cash Equivalents	10.7	0.1	—	10.8
Cash and Cash Equivalents at Beginning of Period	2.6	—	—	2.6

Cash and Cash Equivalents at End of Period	$13.3	$0.1	$—	$13.4

REMINGTON ARMS COMPANY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in millions, except per share data)

REMINGTON ARMS COMPANY, INC.

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

December 31, 2000

	Remington	Combined Guarantor Subsidiaries	Eliminations	Remington Arms Co., Inc. and Subsidiaries
Operating Activities
Net Cash (Used) Provided in Operating Activities	$115.9	$(93.6)	$—	$22.3

Investing Activities
Investment in Subsidiaries	(93.6)	—	(93.6)	—
Capital Expenditures	(17.4)	—	—	(17.4)

Net Cash (Used) Provided in Investing Activities	(111.0)	—	(93.6)	(17.4)

Financing Activities
Net Borrowings under Revolving Credit Facility	64.5	—	—	64.5
Cash Dividends Paid, Net of Shareholder Loan Repayments	(55.3)	—	—	(55.3)
Book Overdraft	(5.2)	—	—	(5.2)
Principal Payments on Long-Term Debt	(29.2)	—	—	(29.2)
Net Borrowings on Short-Term Debt	0.4	—	—	0.4
Debt Issuance Costs	(3.7)	—	—	(3.7)
Issuance of Common Stock	—	93.6	93.6	—

Net Cash Provided (Used) in Financing Activities	(28.5)	93.6	93.6	(28.5)

Increase (Decrease) in Cash and Cash Equivalents	(23.6)	—	—	(23.6)
Cash and Cash Equivalents at Beginning of Period	26.2	—	—	26.2

Cash and Cash Equivalents at End of Period	$2.6	$—	$—	$2.6

Schedule II

REMINGTON ARMS COMPANY, INC.

Valuation and Qualifying Accounts

Years Ended December 31, 2002, 2001, and 2000

(Dollars in Millions)

		Additions
	Balance at Beginning of Period	Charged to Costs and Expenses	Additions/ Deductions to Reserve	Balance at End of Period
Description:
Deducted from Asset Account:
Allowance for Doubtful Accounts

YEAR ENDED
December 31, 2002	(5.1)	0.3	2.7	(2.1)

YEAR ENDED
December 31, 2001	(5.6)	0.5	0.0	(5.1)

YEAR ENDED
December 31, 2000	(2.5)	(2.8)	(0.3)	(5.6)

Remington Arms Company, Inc.

Offer to Exchange

its 10½% Senior Notes Due 2011

PROSPECTUS

            , 2003

DEALER PROSPECTUS DELIVERY OBLIGATION

Until            , 2003, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.    INDEMNIFICATION OF OFFICERS AND DIRECTORS

Section 145 of the Delaware Corporation Law, as amended, provides in regards to indemnification of directors and officers as follows:

“145 INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS; INSURANCE.—(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such as director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.”

(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).

Article VI of the by-laws of Remington Arms Company Inc. authorizes indemnification of officers and directors in cases of liability if the director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding had no reasonable cause to believe his conduct was unlawful. In cases involving an action or suit by or in the right of Remington Arms Company Inc. to procure a judgment in its favor, Section 2.01 of the by-laws limits indemnification to expenses (including attorneys’ fees) actually and reasonably incurred by such officer or director in the defense or settlement of such action or suit and prohibits indemnification in respect of any claim issue or matter as to which such person has been adjudged liable to the Corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that such person is fairly and reasonably entitled to the indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

In addition, Article Sixth (e) of Remington Arms Company, Inc.’s Certificate of Incorporation, as amended, consistent with Section 102(b) of the Delaware Corporation Law, provides in regard to the limitation of liability of directors as follows:

“(e) No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, provided that nothing contained in this Certificate of Incorporation shall eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit.”

The indemnification provided for the Delaware Corporation Law is not exclusive of any other rights of indemnification, and a corporation may maintain insurance against liabilities for which indemnification is not expressly provided by the Delaware Corporation Law.

ITEM 21.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) List of Exhibits.

Exhibit Number	Description of Document

2.1

Asset Purchase Agreement, dated as of November 24, 1993, among Remington Arms Company, Inc., formerly named RACI Acquisition Corporation (“Remington”), E.I. du Pont de Nemours and Company (“DuPont”) and Sporting Goods Properties, Inc., formerly named Remington Arms Company, Inc. (“Sporting Goods”); previously filed as Exhibit 2.1 to Registration Statement No. 333-4520, 333-4520-01 under the Securities Act of 1933, as amended, filed May 3, 1996 by Remington and Holding, and herein incorporated by reference.

2.2

Understanding and Agreement Regarding Product Liability Litigation, dated as of June 1, 1996 between DuPont and Remington; previously filed as Exhibit 2.2 to Amendment No. 2 to Registration Statement No. 333-4520, 333-4520-01 under the Securities Act of 1933, as amended, filed April 23, 1997 by Remington and Holding, and herein incorporated by reference.

2.3

Non-Competition Agreement, dated as of December 1, 1993, among DuPont, Sporting Goods and Remington; previously filed as Exhibit 2.3 to Registration Statement No. 333-4520, 333-4520-01 under the Securities Act of 1933, as amended, filed May 3, 1996 by Remington and Holding, and herein incorporated by reference.

2.4

Product Liability Services and Defense Coordination Agreement, dated as of December 1, 1993, among DuPont, Sporting Goods and Remington; previously filed as Exhibit 2.4 to Registration Statement No. 333-4520, 333-4520-01 under the Securities Act of 1933, as amended, filed May 3, 1996 by Remington and Holding, and herein incorporated by reference.

2.5

Environmental Liability Services Agreement, dated as of December 1, 1993, between DuPont and Remington; previously filed as Exhibit 2.5 to Registration Statement No. 333-4520, 333-4520-01 under the Securities Act of 1933, as amended, filed May 3, 1996 by Remington and Holding, and herein incorporated by reference.

3.1

Certificate of Incorporation of Remington, dated October 21, 1993, as amended on November 23, 1993; previously filed as Exhibit 3.3 to Registration Statement No. 33-74194, under the Securities Act of 1933, as amended, filed January 14, 1994 by Remington and Holding, and herein incorporated by reference.

3.2	By-laws of Remington (contained in exhibit 10.12).

3.3	Certificate of Incorporation of RBC Holding, Inc, dated December 27, 2001.*

3.4	By-laws of RBC Holding, Inc.*

3.5	Certificate of Formation of RA Brands L.L.C., dated June 29, 2000.*

3.6	Limited Liability Company Agreement of RA Brands, L.L.C. dated June 30, 2000.*

3.7	Certificate of Incorporation of RA Factors, Inc. dated January 2, 2001.*

3.8	By-Laws of RA Factors, Inc.*

4.1	Specimen of Holding Class A Common Stock Certificate; previously filed as Exhibit 4.1 to Holding’s Annual Report on Form 10-K, filed March 30, 1998, and herein incorporated by reference.

4.2	Specimen of Holding Class B Common Stock Certificate; previously filed as Exhibit 4.2 to Holding’s Annual Report on Form 10-K, filed March 30, 1998, and herein incorporated by reference.

Exhibit Number	Description of Document

4.3

Sublease, dated as of March 1, 1987, between S&K Industries, Inc., as lessor, and Remington as assignee of DuPont, as lessee (agreement to furnish such sublease to the Securities and Exchange Commission upon its request); previously filed as Exhibit 4.17 to Holding’s Annual Report on Form 10-K, filed March 30, 1998, and herein incorporated by reference.

4.4	Specimen of 144A Global Note.**

4.5	Specimen of Regulation S Global Note.**

4.6	Specimen of Global Note for New Notes.**

4.7

Indenture, dated as of January 24, 2003 among Remington, RBC Holding, Inc., RA Brands, LLC, RA Factors, Inc. and U.S. Bank National Association with respect to Remington’s 10½% Senior Notes due 2011.**

4.8

Registration Rights Agreement, dated as of January 24, 2003, among Remington, RBC Holding, Inc., RA Brands L.L.C. , RA Factors Inc., Credit Suisse First Boston L.L.C., Goldman Sachs & Co. and Wachovia Securities Inc.**

5.1	Opinion of Debevoise & Plimpton.***

Items in this Section 10 constitute management contracts or compensatory plans or arrangements with the exception of Exhibits 10.1 through 10.29.

10.1	Filed as Exhibit 2.1.

10.2	Filed as Exhibit 2.2.

10.3	Filed as Exhibit 2.3.

10.4	Filed as Exhibit 2.4.

10.5	Filed as Exhibit 2.5.

10.6	Filed as Exhibit 4.3.

10.7	Filed as Exhibit 4.7.

10.8

Purchase Agreement, dated as of January 17, 2003, among Remington, RBC Holding, Inc., RA Brands, L.L.C., RA Factors, Inc., Credit Suisse First Boston LLC, Goldman Sachs & Co., and Wachovia Securities, Inc.**

10.9	Investment Agreement, dated as of December 19, 2002, by and among Holding, the C&D Fund and the BRS Fund.**

10.10

Amended and Restated Registration and Participation Agreement, dated as of February 12, 2003, by and among the BRS Fund, Holding, C&D Fund and Fund IV Distributees, and acknowledged and consented to by Remington.**

10.11

Stock Subscription Agreement, dated as of November 30, 1993, between Holding and the C&D Fund; previously filed as Exhibit 10.15 to Registration Statement No. 333-4520, 333-4520-01 under the Securities Act of 1933, as amended, filed May 3, 1996 by Remington and Holding, and herein incorporated by reference.

10.12	Shareholders Agreement, dated as of February 12, 2003, by and among Holding, C&D Fund, the BRS Fund and Fund IV Distributees.**

10.13

Indemnification Agreement, dated as of November 30, 1993, among Remington, Holding, Clayton, Dubilier & Rice, Inc. and the C&D Fund; previously filed as Exhibit 10.16 to Registration Statement No. 333-4520, 333-4520-01 under the Securities Act of 1933, as amended, filed May 3, 1996 by Remington and Holding, and herein incorporated by reference.

Exhibit Number	Description of Document

10.14	Indemnification Agreement, dated as of February 12, 2003, among Remington, Holding, Bruckmann, Rosser, Sherrill & Co L.L.C. and BRS Fund II.**

10.15	Second Amended and Restated Consulting Agreement, dated as of February 12, 2003, among Holding, Remington and Clayton, Dubilier & Rice, Inc. and Bruckmann, Rosser, Sherrill & Co., L.L.C.**

10.16	Consulting Agreement, dated as of February 12, 2003, among Holding, Remington and Bruckmann, Rosser, Sherrill & Co. L.L.C. and Clayton, Dubilier & Rice, Inc.**

10.17

Credit Agreement, dated January 24, 2003, among Remington and RA Factors, Inc., Wachovia Bank, National Association, as administrative and collateral agent, Fleet Capital Corporation, National City Commercial Finance, Inc., and the other Financial Institutions Parties thereto from time to time.**

10.18	Borrower Security Agreement, dated January 24, 2003, between Remington Arms Company, Inc. and Wachovia Bank, National Association, as administrative and collateral agent.**

10.19	Borrower Security Agreement, dated January 24, 2003, between RA Factors, Inc. and Wachovia Bank, National Association, as administrative and collateral agent.**

10.20	Subsidiary Security Agreement, dated as of January 24, 2003, between RA Brands, L.L.C. and Wachovia Bank, National Association, as administrative and collateral agent.**

10.21	Subsidiary Security Agreement, dated January 24, 2003, between RBC Holding, Inc. and Wachovia Bank, National Association, as administrative and collateral agent.**

10.22	Pledge Agreement, dated January 24, 2003, between RA Brands, L.L.C. and Wachovia Bank, National Association, as administrative and collateral agent.**

10.23	Pledge Agreement, dated January 24, 2003, between Remington Arms Company, Inc. and Wachovia Bank, National Association, as administrative and collateral agent.**

10.24	Pledge Agreement, dated January 24, 2003, between RBC Holding, Inc. and Wachovia Bank, National Association, as administrative and collateral agent.**

10.25	Pledge Agreement, dated January 24, 2003, between RACI Holding, Inc. and Wachovia Bank, National Association, as administrative and collateral agent.**

10.26	Patent and Trademark Security Agreement, dated January 24, 2003, between RA Brands, L.L.C. and Wachovia Bank, National Association, as administrative and collateral agent.**

10.27	Subsidiary Guaranty, dated January 24, 2003, between RA Brands, L.L.C. and Wachovia Bank, National Association, as administrative and collateral agent.**

10.28	Subsidiary Guaranty, dated January 24, 2003, between RBC Holding, Inc. and Wachovia Bank, National Association, as administrative and collateral agent.**

10.29

Contribution Agreement, dated January 24, 2003, by and among Remington Arms Company, Inc., RA Factors, Inc., RA Brands, L.L.C., and RBC Holding, Inc., and Wachovia Bank, National Association, as administrative and collateral agent.**

10.30

RACI Holding, Inc. 1994 Directors’ Stock Plan, adopted on June 2, 1994; previously filed as Exhibit 10.18 to Registration Statement No. 333-4520, 333-4520-01 under the Securities Act of 1933, as amended, filed May 3, 1996 by Remington and Holding, and herein incorporated by reference.

10.31

RACI Holding, Inc. Stock Purchase Plan, adopted on June 2, 1994; previously filed as Exhibit 10.19 to Registration Statement No. 333-4520, 333-4520-01 under the Securities Act of 1933, as amended, filed May 3, 1996 by Remington and Holding, and herein incorporated by reference.

Exhibit Number	Description of Document

10.32

Amended and Restated RACI Holding, Inc. Stock Option Plan, adopted as of July 17, 1995; previously filed as Exhibit 10.20 to Registration Statement No. 333-4520, 333-4520-01 under the Securities Act of 1933, as amended, filed May 3, 1996 by Holding, and herein incorporated by reference.

10.33

Amendment No. 1, effective as of July 22, 1996, to the Amended and Restated RACI Holding, Inc. Stock Option Plan referred to as Exhibit 10.25 above; previously filed as Exhibit 10.25 to Amendment No. 1 to Registration Statement No. 333-4520, 333-4520-01 under the Securities Act of 1933, as amended, filed January 10, 1997 by Remington and Holding, and herein incorporated by reference.

10.34

Form of Management Stock Option Agreement; previously filed as Exhibit 10.21 to Registration Statement No. 333-4520, 333-4520-01 under the Securities Act of 1933, as amended, filed May 3, 1996 by Remington and Holding, and herein incorporated by reference.

10.35

RACI Holding, Inc. Director Stock Purchase Plan, adopted on July 22, 1997; previously filed as Exhibit 10.1 by Holding in its Form 10-Q for the quarter ended September 30, 1997, and herein incorporated by reference.

10.36	Form of Director Stock Subscription Agreement; previously filed as Exhibit 10.2 by Holding in its Form 10-Q for the quarter ended September 30, 1997, and herein incorporated by reference.

10.37

RACI Holding, Inc. Director Stock Option Plan, adopted on July 22, 1996; previously filed as Exhibit 10.27 to Amendment No. 1 to Registration Statement No. 333-4520, 333-4520-01 under the Securities Act of 1933, as amended, filed January 10, 1997 by Remington and Holding, and herein incorporated by reference.

10.38	Form of Executive Employment Agreement; previously filed as Exhibit 10.34 to Holding’s Annual Report on Form 10-K, filed March 30, 1999, and herein incorporated by reference.

10.39	Director Stock Subscription Agreement; previously filed as Exhibit 10.1 to Holding’s Quarterly Report on Form 10-Q, for the quarter ended June 30, 1999, and herein incorporated by reference.

10.40

Director Matching Deferred Share Award Agreement; previously filed as Exhibit 10.2 to Holding’s Quarterly Report on Form 10-Q, for the quarter ended June 30, 1999, and herein incorporated by reference.

10.41

1999 RACI, Holding, Inc. Stock Incentive Plan; previously filed as Exhibit 10.3 to the Holding’s Quarterly Report on Form 10-Q, for the quarter ended June 30, 1999, and herein incorporated by reference.

10.42	Form of Management Stock Subscription Agreement; previously filed as Exhibit 10.4 to Holding’s Quarterly Report on Form 10-Q, for the quarter ended June 30, 1999, and herein incorporated by reference.

10.43

Form of Management Stock Subscription Agreement—Performance Option; previously filed as Exhibit 10.5 to Holding’s Quarterly Report on Form 10-Q, for the quarter ended June 30, 1999, and herein incorporated by reference.

10.44

Form of Management Stock Subscription Agreement—Service Option; previously filed as Exhibit 10.6 to Holding’s Quarterly Report on Form 10-Q, for the quarter ended June 30, 1999, and herein incorporated by reference.

10.45

Form of Stock Purchase Right Deferred Share Award Agreement; previously filed as Exhibit 10.7 to Holding’s Quarterly Report on Form 10-Q, for the quarter ended June 30, 1999, and herein incorporated by reference.

10.46	Form of Matching Deferred Share Award Agreement; previously filed as Exhibit 10.8 to Holding’s Quarterly Report on Form 10-Q, for the quarter ended June 30, 1999, and herein incorporated by reference.

Exhibit Number	Description of Document

10.47	Profit Based Bonus Plan; previously filed as Exhibit 10.11 to Holding’s Quarterly Report on Form 10-Q, for the quarter ended June 30, 1999, and herein incorporated by reference.

10.48	Form of Management Stock Subscription Agreement; previously filed as Exhibit 10.46 to Holding’s Annual Report on Form 10-K, filed March 8, 2002, and herein incorporated by reference.

10.49	Form of Management Stock Option Agreement; previously filed as Exhibit 10.47 to Holding’s Annual Report on Form 10-K, filed March 8, 2002, and herein incorporated by reference.

10.50	Form of Deferred Share Award Agreement; previously filed as Exhibit 10.48 to Holding’s Annual Report on Form 10-K, filed March 8, 2002, and herein incorporated by reference.

10.51	Retirement Agreement, dated as of March 31, 2003 by and among Remington, Holding and Robert L. Euritt.**

10.52	Share Repurchase Agreement, dated as of March 31, 2003 between Holding and Robert L, Euritt.**

12.1	Statement Re: Computation of Ratio of Earnings to Fixed Charges.**

21.1	List of Subsidiaries.**

23.1	Consent of PricewaterhouseCoopers LLP as Independent Accountants of the Registrant.*

23.2	Consent of Debevoise & Plimpton (contained in Exhibit 5.1).***

24.1	Powers of Attorney (contained on signature pages).**

25.1	Statement of Eligibility of U.S. Bank National Association on Form T-1.**

99.1	Form of Letter of Transmittal.**

99.2	Form of Notice of Guaranteed Delivery.**

99.3	Form of Instruction to Registered Holder and/or Book Entry Transfer Participant from Beneficial Owner for Tender of 10½% Senior Notes due 2011 for registered 10½% Senior Notes due 2011.**

*	Filed herewith
**	Previously filed
***	To be filed by amendment

ITEM 22.    UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(6) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 1 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Madison, State of North Carolina, on May 16, 2003.

REMINGTON ARMS COMPANY, INC.

By:	/S/ THOMAS L. MILLNER

	Name:	Thomas L. Millner
	Title:	Chief Executive Officer, President and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas L. Millner, Mark A. Little and Leon J. Hendrix, Jr., jointly and severally, as his true and lawful attorney-in-fact and agent, acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and reform each and every act and thing requisite or necessary to be done in and about the premises, as person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Thomas L. Millner	Chief Executive Officer, President and Director	May 16, 2003

* Mark A. Little	Executive Vice President, Chief Financial Officer, Chief Administrative Officer and Treasurer	May 16, 2003

* Leon J. Hendrix, Jr.	Chairman and Director	May 16, 2003

* B. Charles Ames	Director	May 16, 2003

* Michael G. Babiarz	Director	May 16, 2003

* Bobby R. Brown	Director	May 16, 2003

* Richard A. Gilleland	Director	May 16, 2003

Signature	Title	Date

* Richard E. Heckert	Director	May 16, 2003

Hubbard C. Howe	Director

* Thomas E. Ireland	Director	May 16, 2003

* Harold O. Rosser	Director	May 16, 2003

* H. Norman Schwarzkopf	Director	May 16, 2003

* Stephen C. Sherrill	Director	May 16, 2003

*By	/S/ THOMAS L. MILLNER
Thomas L. Millner Attorney-In-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 1 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Madison, State of North Carolina, on May 16, 2003.

RA BRANDS, L.L.C.

By:	/S/ THOMAS L. MILLNER
	Name:	Thomas L. Millner
	Title:	President and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas L. Millner, Mark A. Little and Leon J. Hendrix, Jr., jointly and severally, as his or her true and lawful attorney-in-fact and agent, acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and reform each and every act and thing requisite or necessary to be done in and about the premises, as person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Thomas L. Millner	President and Director	May 16, 2003

* Mark A. Little	Vice President and Director	May 16, 2003

* Kimberly A. Brown	Secretary, Treasurer and Director	May 16, 2003

*By	/S/ THOMAS L. MILLNER
Thomas L. Millner Attorney-In-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 1 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Madison, State of North Carolina, on May 16, 2003.

RA FACTORS, INC.

By:	/S/ MARK A. LITTLE
	Name:	Mark A. Little
	Title:	President and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas L. Millner, Mark A. Little and Leon J. Hendrix, Jr., jointly and severally, as his or her true and lawful attorney-in-fact and agent, acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and reform each and every act and thing requisite or necessary to be done in and about the premises, as person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Mark A. Little	President and Director	May 16, 2003

* Kimberly A. Brown	Vice President and Director	May 16, 2003

* Gary Chapman	Secretary, Treasurer and Director	May 16, 2003

*By	/S/ MARK A. LITTLE
Mark A. Little Attorney-In-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 1 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Madison, State of North Carolina, on May 16, 2003.

RBC HOLDING, INC.

By:	/S/ THOMAS L. MILLNER
	Name:	Thomas L. Millner
	Title:	President and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas L. Millner, Mark A. Little and Leon J. Hendrix, Jr., jointly and severally, as his or her true and lawful attorney-in-fact and agent, acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and reform each and every act and thing requisite or necessary to be done in and about the premises, as person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Thomas L. Millner	President and Director	May 16, 2003

* Mark A. Little	Vice President and Director	May 16, 2003

* Kimberly A. Brown	Secretary, Treasurer and Director	May 16, 2003

*By	/S/ THOMAS L. MILLNER
Thomas L. Millner Attorney-In-Fact